     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1997

                                            REGISTRATION STATEMENT NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                              OCI HOLDINGS CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
         DELAWARE                    7312                    38-3286430
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                                ---------------
                               512 TAYLOR STREET
                               CORINTH, MS 38834
                                (601) 286-3334
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                             STATE OF
                                           INCORPORATION     I.R.S. EMPLOYER
        NAME OF ADDITIONAL REGISTRANTS    OR ORGANIZATION   IDENTIFICATION NO.
        ------------------------------    ---------------   ------------------
        Mass Communications Corp.           Delaware            64-0704573
        OCI (N) Corp.                       Delaware            38-2885263
        Outdoor Communications, Inc.        Mississippi         64-0520092

                                ---------------
                                  COPIES TO:
         DAVID F. DIETZ, P.C.                JONATHAN A. SCHAFFZIN, ESQ.
      GOODWIN, PROCTER & HOAR LLP              CAHILL GORDON & REINDEL
            EXCHANGE PLACE                         80 PINE STREET
           BOSTON, MA 02109                      NEW YORK, NY 10005
            (617) 570-1000                         (212) 701-3000

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                           PROPOSED       PROPOSED
                             AMOUNT        MAXIMUM        MAXIMUM
  TITLE OF SECURITIES        TO BE         OFFERING      AGGREGATE       AMOUNT OF
   BEING REGISTERED        REGISTERED   PRICE PER NOTE OFFERING PRICE REGISTRATION FEE
--------------------------------------------------------------------------------------
% Senior Subordinated
 Notes due 2007           $125,000,000     100.00%      $125,000,000      $37,879
Guarantees of  % Senior
 Subordinated Notes due
 2007

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  THE REGISTRANT AND THE ADDITIONAL REGISTRANTS (COLLECTIVELY, THE "REGISTRANTS") HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED        , 1997

PROSPECTUS

$125,000,000

OCI HOLDINGS CORP.                                                        [LOGO]

   % SENIOR SUBORDINATED NOTES DUE 2007

The % Senior Subordinated Notes due 2007 (the "Notes") are being offered (the "Offering") by OCI Holdings Corp., a Delaware corporation (the "Company" or
"OCI"). Interest on the Notes will be payable semi-annually on     and     of
each year, commencing on      , 1998. The Notes will mature on      , 2007.
Except as described below, the Company may not redeem the Notes prior to      ,
2002. On or after such date, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time
and from time to time on or prior to      , 2000, the Company may redeem up to
33 1/3% of the original aggregate principal amount of the Notes with the Net Proceeds (as defined) of one or more Public Equity Offerings (as defined) (other than proceeds from the Common Stock Offering (as defined)), at a redemption price equal to % of the aggregate principal amount plus accrued and unpaid interest, if any, to the redemption date; provided that at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes."

The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and will rank pari passu in right of payment with all other senior subordinated indebtedness of the Company. The Notes will be unconditionally guaranteed (the "Guarantees"), on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by the Guarantors (as defined). The Indenture (as defined) permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. As of March 31, 1997, on a pro forma basis after giving effect to the Offering and the Common Stock Offering and the application of the proceeds therefrom, the Company would have had outstanding $5.9 million in aggregate amount of indebtedness ranking senior in right of payment to the Notes and the Guarantees. See "Description of Notes."

The Company has also filed a registration statement with respect to the
offering of      shares of common stock, par value $.01 per share (the "Common
Stock"), of the Company (the "Common Stock Offering"). The Offering is conditioned upon the consummation of the Common Stock Offering.

The Company does not intend to apply for listing of the Notes on any securities exchange or inclusion of the Notes in any automated quotation system.

                    ----------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES.

                    ----------------------------------------

THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                    ----------------------------------------

==========================================================================================
                                              PRICE TO    UNDERWRITING   PROCEEDS TO
                                              PUBLIC(/1/) DISCOUNTS(/2/) COMPANY(/1/)(/3/)
------------------------------------------------------------------------------------------
 PER NOTE                                        %           %              %
 TOTAL                                        $           $              $
------------------------------------------------------------------------------------------

(1) Plus accrued and unpaid interest, if any, from the date of issuance.
(2) The Company and the Guarantors have agreed, jointly and severally, to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3)Before deducting expenses payable by the Company estimated at $   .

                    ----------------------------------------

The Notes are being offered by Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Brothers Inc (together, the "Underwriters"), subject to prior sale, when, as and if issued by the Company and delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York in book-entry form
through the facilities of the Depository Trust Company on or about      , 1997.

CHASE SECURITIES INC.

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                                                            SALOMON BROTHERS INC
     , 1997

    [ARTWORK WILL CONSIST OF A MAP SETTING FORTH THE COMPANY'S LOCATIONS.]


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, references to "OCI" or the "Company" mean OCI Holdings Corp. together with all of its direct and indirect subsidiaries and businesses; "OCI North" refers to the Company's subsidiary, OCI (N) Corp; "OCI South" refers to the Company's subsidiary, Mass Communications Corp. ("MCC"), together with MCC's subsidiary, Outdoor Communications, Inc.; and "Predecessors" refers to each of OCI North and OCI South. Unless otherwise indicated, references to financial or operating results of the Company occurring in any fiscal year are to the twelve months ended on June 30 of such indicated fiscal year. The information in this Prospectus assumes (i) the completion of the Common Stock Offering, (ii) no exercise of the over-allotment option granted to the Underwriters in the Common Stock Offering, (iii) the reclassification of all outstanding shares of the Company's Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, prior to the date of the Offering into shares of Common Stock, and (iv)
the effectiveness of an    for 1 stock split effected on    , 1997. The pro
forma financial information in this Prospectus reflects only the acquisitions of Georgia Outdoor, Alabama Outdoor, Skoglund, Outdoor West and the Ragan Companies (each, as defined below, and collectively, the "Significant Acquisitions") and excludes other individually insignificant operations acquired by the Company since its formation.

                                  THE COMPANY

  OCI is a leading provider of outdoor advertising services, operating approximately 15,000 advertising displays in 13 midwestern and southeastern states. The Company focuses on small- to medium-sized markets with populations ranging from 15,000 to 150,000, and is the largest outdoor advertising company in most of the markets in which it operates. Management believes that operating in small- to medium-sized markets provides certain advantages over operating in large markets, including lower and more stable lease costs, greater new build opportunities and more attractive acquisition opportunities. For the twelve months ended March 31, 1997, on a pro forma basis, the Company had net revenues and EBITDA of $56.1 million and $22.5 million, respectively, excluding the results of certain individually insignificant operations prior to their acquisition by the Company. See "Summary Pro Forma Financial Information."

  Outdoor advertising offers repetitive impact and relatively low cost-per-thousand impressions compared to alternative media, including television, radio, newspapers, magazines and direct mail marketing. The outdoor advertising industry in the United States has experienced increased advertiser interest and revenue growth during the 1990s. According to recent estimates by the Outdoor Advertising Association of America (the "OAAA"), the trade association for the outdoor advertising industry, outdoor advertising generated total revenues of approximately $2.0 billion in 1996, or approximately 1.1% of total advertising expenditures in the United States. While the industry has experienced some consolidation within the past few years, the OAAA estimates that there are still approximately 600 companies in the outdoor advertising industry operating approximately 396,000 billboard displays. The Company expects the trend of consolidation in the outdoor advertising industry to continue.

  The Company's objective is to be a leading provider of outdoor advertising services in small- to medium-sized markets across the United States. To achieve this objective, the Company plans both to increase its penetration in its existing markets and expand into attractive new markets. The Company has historically implemented, and intends to continue to pursue, the following operating strategy:

     Pursue Strategic Acquisitions. The Company seeks to continue its growth by pursuing an aggressive acquisition strategy emphasizing both in-market and new market acquisitions. The Company believes it has attractive in-market acquisition opportunities which will serve to increase market penetration and enhance local market operating efficiencies. In most instances, in-market acquisitions involve the purchase of display faces only and require no incremental personnel. The Company also intends to pursue new market acquisitions that are either within its existing regions or in new regions where attractive growth and consolidation opportunities exist.

     Leverage Operational Structure. The Company's operational structure provides significant operating leverage to support increased penetration of existing markets and new market expansion. The Company's operations are comprised of 11 divisions, each with its own headquarters to service its display structures and customers. OCI has centralized management operations in Traverse City, Michigan and Corinth, Mississippi to provide administrative oversight of the divisions through centralized purchasing, a detailed budgeting process, management information systems and strict cost controls. With this infrastructure in place, the Company can generate revenues from newly acquired or constructed display faces at a very attractive incremental margin.

     Focus on Local Advertisers. The Company seeks to continue its local advertiser focus, which management believes provides the Company with a diverse and stable advertiser base, fewer sales subject to agency commissions and greater rate integrity. Local advertising constituted over 84% of the Company's gross revenues for the nine months ended March 31, 1997, which is higher than the industry average of 70% as estimated by the OAAA. The Company believes that the diversity of its local customer base insulates it from dependence on any one customer or industry. During the nine months ended March 31, 1997, no single customer represented more than 2.5% of the Company's gross revenues.

     Emphasize Twelve-Month Advertising Contracts. The Company seeks to maximize occupancy levels and sales force and production efficiency by focusing on twelve-month advertising contracts. The Company believes that these long-term contracts enhance occupancy levels at stable advertising rates, generate higher renewal rates, increase the predictability of revenues and allow its sales personnel time to devote greater attention to servicing their accounts.

     Capitalize on Experienced Management Team. The Company believes that one of the keys to continuing its growth is its experienced management team. The Company's three-person senior management team has over 70 years of combined experience in the outdoor advertising industry which provides the Company with the market knowledge and local relationships necessary to identify and evaluate acquisition candidates. Management's local relationships also provide OCI with the ability to identify and obtain municipal approval for new build opportunities.

RECENT ACQUISITIONS

  The Company was created in April 1996 to complete the acquisition and consolidation of two well-established outdoor advertising companies: OCI North and OCI South. Since its formation the Company has pursued an aggressive acquisition strategy, completing 16 acquisitions of outdoor advertising companies (collectively, the "Acquired Companies") over a 15-month period. The Company's acquisition integration approach is different for new market and in-market acquisitions. In new market acquisitions, the Company generally eliminates administrative and accounting positions, maintains a sales and production capability and institutes the Company's operating philosophy, systems and controls. In-market acquisitions typically involve the purchase of display faces only, resulting in the elimination of all personnel and related costs.

  The following summarizes the Significant Acquisitions, which are included in the summary pro forma financial information included herein:

  The Ragan Acquisition. In May 1997, the Company entered into agreements to acquire substantially all of the assets of The Ragan Outdoor Advertising Company of Rockford, L.L.C., The Ragan Outdoor Advertising Company and The Ragan Outdoor Advertising Company of Cedar Rapids (collectively, the "Ragan Companies") for an aggregate cash purchase price of $27.0 million. The properties represent approximately 1,470 display faces in Rockford, Illinois, Cedar Rapids, Iowa and the Quad Cities of Moline, Illinois, Rock Island, Illinois, Davenport, Iowa and Bettendorf, Iowa. The acquisition of the Ragan Companies is scheduled to close in June 1997.

  The Outdoor West Acquisition. On March 31, 1997, OCI acquired substantially all of the assets of Outdoor West, Inc. of Tennessee ("Outdoor West") for a cash purchase price of $11.8 million. As a result of this acquisition, the Company acquired approximately 960 display faces in Tennessee and a right of first refusal to purchase Outdoor West, Inc. of Georgia, an affiliate of Outdoor West.

  The Skoglund Acquisition. On October 31, 1996, OCI completed the acquisition of substantially all of the assets of Skoglund Communications, Inc. and Skoglund Communications of St. Cloud, Inc. (together, "Skoglund") for a cash purchase price of $21.0 million. As a result of the acquisition of Skoglund, the Company acquired approximately 1,500 display faces in Minnesota and Wisconsin.

  The Alabama Outdoor Acquisition. On April 30, 1996, OCI acquired approximately 2,900 display faces across North and Central Alabama through its purchase of substantially all of the assets of AOA Acquisition, L.L.C. ("Alabama Outdoor") for a cash purchase price of $34.2 million.

  The Georgia Outdoor Acquisition. On April 3, 1996, OCI completed the acquisition of substantially all of the assets of Georgia Outdoor Advertising Company ("Georgia Outdoor") for a cash purchase price of $11.6 million. As a result of this transaction, the Company acquired approximately 800 display faces in Georgia and South Carolina in the vicinity of Athens, Georgia.

  In addition to the Significant Acquisitions, since September 1996 the Company has completed 11 individually insignificant in-market acquisitions for an aggregate purchase price of approximately $17.5 million. The pro forma financial information in this Prospectus does not fully reflect the effect of these acquisitions, as the results of these operations are only included from the date of acquisition. If all such acquisitions were included in the pro forma financial information for a full twelve months, management estimates the Company's net revenues and EBITDA for the twelve months ended March 31, 1997 would have been approximately $60.2 million and $24.6 million, respectively, as compared to $56.1 million and $22.5 million as presented in the pro forma financial information included herein. See "Unaudited Pro Forma Consolidated Financial Statements."

                                 FINANCING PLAN

  The Company is entering into a financing plan to provide greater flexibility in pursuing its growth strategy. This financing plan will consist of (i) the Offering, (ii) the Common Stock Offering and (iii) the New Credit Facility (as defined below) (collectively, the "Financing Plan"). Simultaneously with the
Offering, the Company intends to offer    shares of its Common Stock by a
separate prospectus in the Common Stock Offering which is expected to generate net cash proceeds to the Company of approximately $46.5 million. The Offering is conditioned upon consummation of the Common Stock Offering. The Company also intends to enter into an amendment to and restatement of its senior credit
facility which will increase its loan commitment to $    million (the "New
Credit Facility"). The Company intends to use the net proceeds of the Offering and the Common Stock Offering (together, the "Offerings") to repay substantially all of its existing indebtedness. See "Use of Proceeds."

                                  THE OFFERING

Issuer .....................  OCI Holdings Corp.

Securities Offered .........  $125,000,000 aggregate principal amount of  %
                              Senior Subordinated Notes due 2007.

Maturity ...................       , 2007.

Interest Payment Dates .....        and     of each year, commencing on    ,
                              1998.

Mandatory Redemption .......  None.

Optional Redemption ........  Except as described below, the Company may not
                              redeem the Notes prior to    , 2002. On or after
                              such date, the Company may redeem the Notes, in whole or in part from time to time, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from
                              time to time on or prior to    , 2000, the
                              Company, at its option, may redeem up to 33 1/3% of the original aggregate principal amount of the Notes with the Net Proceeds of one or more Public Equity Offerings (other than the Common Stock Offering) by the Company, at a redemption price equal to % of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. See "Description of Notes--Optional Redemption."

Change of Control ..........  Upon the occurrence of a Change of Control, the
                              Company will be required to make an offer to purchase all of the Notes at 101% of principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes--Repurchase at the Option of Holders-- Change of Control."

Guarantees .................  The Company's obligations under the Notes will be unconditionally guaranteed, jointly and
                              severally, on a senior subordinated basis by all of the Company's subsidiaries (collectively, the "Guarantors"). The Guarantees will be subordinated to all Guarantor Senior Indebtedness (as defined) to the same extent and in the same manner as the Notes are subordinated to all Senior Indebtedness of the Company. See "Description of Notes--Guarantees."

Ranking ....................  The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company and will rank pari passu in right of payment with all other senior subordinated indebtedness of the Company. The Guarantees will be general, unsecured obligations of the Guarantors, subordinated in right of payment to all existing and future Guarantor Senior Indebtedness. As of March 31, 1997, on a pro forma basis after giving effect to the Offerings and the application of the proceeds therefrom, the Company would have had outstanding $5.9 million in aggregate amount of indebtedness ranking senior in right of payment to the Notes and the Guarantees. See "Description of Notes-- Ranking."

Certain Covenants ..........  The indenture governing the Notes (the
                              "Indenture") will contain covenants relating to, among other things, the following matters: (i) incurrence of additional Indebtedness (as defined) by the Company and its subsidiaries;
                              (ii) the payment of dividends on, and redemption of, capital stock of the Company and its subsidiaries and the redemption of certain subordinated obligations of the Company and its subsidiaries; (iii) certain sales of assets; (iv) mergers, consolidations and transfer of assets; and (v) transactions with affiliates. See "Description of Notes--Certain Covenants."

Use of Proceeds ............  The net proceeds of the Offering and the Common
                              Stock Offering (after deduction of underwriting discounts and estimated offering expenses) are expected to be approximately $121.3 million and $46.5 million, respectively. The net proceeds from the Offerings will be used to (i) repay all amounts outstanding under the existing senior credit facility (approximately $142.5 million); and (ii) redeem outstanding principal and accrued interest on the Series A Notes and Series B Notes (each, as defined) held by certain executive officers, directors and stockholders (approximately $24.3 million). The balance of the net proceeds will be used for working capital and general corporate purposes. See "Use of Proceeds."

                                  RISK FACTORS

  Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" for risks involved with an investment in the Notes.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

  The following sets forth summary pro forma financial information derived from the information contained under the caption "Unaudited Pro Forma Consolidated Financial Statements" elsewhere in this Prospectus. Because of the extent to which the Company has grown through acquisitions since April 1996, management believes that this summary pro forma financial information, which gives effect to the Significant Acquisitions for the periods presented, is the most meaningful information for use in evaluating an investment in the Company.

  The summary pro forma statement of operations data for the fiscal year ended June 30, 1996 and for the twelve months ended March 31, 1997 give effect to (i) the Formation Transactions (as defined); (ii) the Offerings and the application of the estimated net proceeds therefrom; (iii) the Significant Acquisitions as if each had occured at the beginning of the respective periods; and (iv) the elimination of duplicative administrative and other costs as if each acquisition had occurred at the beginning of the respective periods. The summary pro forma balance sheet data as of March 31, 1997 has been prepared as if the acquisition of the Ragan Companies (the only significant acquisition consummated subsequent to that date) and the Offerings had occurred on March 31, 1997. All pro forma financial information included herein excludes the pre-acquisition results of operations of 11 individually insignificant in-market acquisitions completed by the Company since September 1996. Consequently, the two pro forma periods are not comparable because the pro forma financial information for the twelve months ended March 31, 1997 includes partial period results of acquisitions completed after June 30, 1996.

  The summary pro forma financial information does not purport to present the actual financial position or results of operations of the Company had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The summary pro forma financial information is based on certain assumptions and adjustments described in the notes contained in "Unaudited Pro Forma Consolidated Financial Statements" and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)
                                   UNAUDITED

                                                       PRO FORMA
                                         -------------------------------------
                                         FISCAL YEAR ENDED TWELVE MONTHS ENDED
                                         JUNE 30, 1996(1)   MARCH 31, 1997(1)
STATEMENT OF OPERATIONS DATA:
Net revenues (2)........................      $51,308            $56,124
Direct operating expenses ..............       12,124             13,070
Selling, general and administrative
 expenses...............................       20,536             20,559
Depreciation and amortization...........        9,838             10,961
                                              -------            -------
  Operating income......................        8,810             11,534
Interest expense........................       13,000             13,000
Other expenses (income), net............          338                119
Income tax expense (benefit)............       (1,537)                95
                                              -------            -------
  Net loss..............................      $(2,991)           $(1,680)
                                              =======            =======
OTHER DATA:
EBITDA (3)..............................      $18,648            $22,495
EBITDA margin (4).......................         36.3%              40.1%
Ratio of EBITDA to interest expense.....          --                 1.7x(5)
Ratio of total debt to EBITDA...........          --                 5.8x(5)

                                                       AS OF MARCH 31, 1997
                                                       -----------------------
                                                        ACTUAL     PRO FORMA
BALANCE SHEET DATA:
Working capital(6)....................................    $12,071   $  21,520
Total assets..........................................    140,175     178,608
Long-term debt, including current installments........    136,002     130,877(5)
Stockholders' equity (deficit)........................     (5,314)     39,562

--------------------
(1) Excludes the pre-acquisition results of operations for 11 individually insignificant acquisitions completed since September 1996. Consequently, the two pro forma periods are not comparable because the pro forma financial information for the twelve months ended March 31, 1997 includes partial period results of acquisitions completed after June 30, 1996. If all Acquired Companies were included in the pro forma operating results for the full twelve months ended March 31, 1997, management estimates the Company's net revenues and EBITDA during such period would have been approximately $60.2 million and $24.6 million, respectively.
(2) Net revenues are gross revenues less agency commissions.
(3) "EBITDA" is operating income before depreciation and amortization. EBITDA is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes EBITDA is a measure commonly reported and widely used by analysts, investors and other interested parties in the outdoor advertising industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the outdoor advertising industry.
(4) EBITDA margin is EBITDA stated as a percentage of net revenues.
(5) Pro forma long-term debt and interest expense include all borrowings in conjunction with the Company's acquisitions, including those consummated subsequent to the periods shown. The 11 individually insignificant in-market acquisitions are not reflected in the pro forma statement of operations data for the full twelve months ended March 31, 1997. Had these acquisitions been fully reflected for such period, management estimates pro forma EBITDA to interest expense and total debt to EBITDA would have been 1.9x and 5.3x, respectively.
(6) Working capital is defined as current assets less current liabilities excluding current installments of long-term debt and obligations under non-compete agreement.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Notes offered by this Prospectus.

  Substantial Leverage; Ability to Service Indebtedness. The Company has substantial indebtedness. As of March 31, 1997, on a pro forma basis, after giving effect to the Financing Plan, the Company's total long-term debt was approximately $130.9 million. Also, for the twelve months ended March 31, 1997 the Company's pro forma operating income was insufficient by $1.5 million to cover interest expense. The Company's level of indebtedness could have important consequences to holders of the Notes, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions. The Company believes that cash provided by operating activities will be sufficient to meet payment requirements under the New Credit Facility and the Notes; however, there can be no assurance that the Company's cash flow from operations will exceed its fixed charges. A decline in cash flow from operations could impair the Company's ability to meet its obligations, including for debt service, and to make scheduled principal repayments. See "Selected Historical Consolidated Financial and Other Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of New Credit Facility."

  Subordination of the Notes and the Guarantees. The Notes and the Guarantees will be unsecured and subordinated to the prior payment of all existing and future Senior Indebtedness and Guarantor Senior Indebtedness, as the case may be, including obligations under the New Credit Facility. Subject to certain limitations, the Indenture will permit the Company and the Guarantors to incur additional indebtedness, including Senior Indebtedness and Guarantor Senior Indebtedness. See "Description of Notes--Covenants--Limitations on Additional Indebtedness." In addition, the indebtedness under the New Credit Facility will become due prior to the maturity of the Notes. As a result of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency, the assets of the Company and the Guarantors will be available to pay obligations on the Notes and the Guarantees only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Company may not pay principal or premium, if any, or interest on the Notes if any Senior Indebtedness is accelerated in accordance with its terms, unless in either case, such amount has been paid in full or the default has been cured or waived and such acceleration has been rescinded. In addition, if any non-payment default occurs with respect to certain Senior Indebtedness and certain other conditions are satisfied, the Company may not make any payments on the Notes for a designated period of time. See "Description of New Credit Facility" and "Description of Notes."

  Fraudulent Conveyance Concerns. While the Notes will be guaranteed on a senior subordinated basis by the Guarantors, the Guarantees may be subject to limitation under federal and state fraudulent conveyance law. To the extent that a court were to find that (i) a guarantee was incurred by a Guarantor with intent to hinder, delay, or defraud any present or future creditor, or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or (ii) such Guarantor did not receive fair consideration or reasonable equivalent value for issuing its guarantee and such Guarantor (w) was insolvent; (x) was rendered insolvent by reason of the issuance of such guarantee; (y) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business; or (z) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, a court could avoid or subordinate such guarantee in favor of the Guarantor's other creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by each Guarantor as a result of the issuance by the Company of the Notes. To the extent any Guarantee is avoided or subordinated as a fraudulent conveyance, limited as described above, or held unenforceable for any other reason, holders of the Notes would to such extent, cease to have a claim in respect of such Guarantee and, to such extent, would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided, subordinated, limited, or held unenforceable. Because the Company is a holding Company, if the Guarantees are deemed not to be enforceable, the Company's ability to repay the Notes would be dependent on cash flows from its subsidiaries. In such event, the claims of the holders of the Notes against the issuer of an avoided, subordinated, limited or unenforceable Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes. Based upon the financial and other information currently available to it, management believes that the Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each of the Guarantors is solvent and will, after issuing the Notes or its Guarantee, as the case may be, have sufficient capital for carrying on its business and be able to pay its debts as they mature.

  Restrictions Imposed by the Company's Indebtedness; Asset Encumbrances. The obligations under the New Credit Facility will be secured by a lien on substantially all of the assets of the Company, including the capital stock of its subsidiaries. The Company's debt instruments contain restrictions on the Company's ability to incur additional indebtedness, create liens, pay dividends, sell assets and make acquisitions. Furthermore, the New Credit Facility contains certain maintenance tests. There can be no assurance that the Company and its subsidiaries will be able to comply with the provisions of their respective debt instruments, including compliance by the Company with the financial ratios and tests contained in the New Credit Facility. Breach of any of these covenants or the failure to fulfill the obligations thereunder and the lapse of any applicable grace periods would result in an event of default under the applicable debt instruments, and the holders of such indebtedness could declare all amounts outstanding under the applicable instruments to be due and payable immediately. There can be no assurance that the assets or cash flow of the Company or the Company's subsidiaries, as the case may be, would be sufficient to repay in full borrowings under their outstanding debt instruments whether upon maturity or earlier or if such indebtedness were to be accelerated upon an event of default or certain repurchase events or that the Company would be able to refinance or restructure its payments on such indebtedness, or repurchase the Notes. If such indebtedness were not so repaid, refinanced or restructured, the lenders could proceed to realize on their collateral, following which there may not be sufficient proceeds for the Company and the Guarantors to meet their obligations under the Indenture. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of the Company's other debt instruments. See "--Substantial Leverage; Ability to Service Indebtedness" and "Description of New Credit Facility." Other indebtedness of the Company that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the Notes or the New Credit Facility. See "Description of New Credit Facility" and "Description of Notes."

  Acquisition Strategy; Challenges of Integration. The Company's growth has been facilitated by strategic acquisitions that have substantially increased the Company's inventory of advertising display faces. One facet of the Company's operating strategy is to make acquisitions in new and existing markets. While the Company believes that the outdoor advertising industry is highly fragmented and that significant acquisition opportunities are available there can be no assurance that suitable acquisition candidates can be found. The Company is likely to face competition from other outdoor advertising and media companies for acquisition opportunities. In addition, the prices sought by sellers of outdoor advertising display faces and companies have been rising and if they continue to rise, the Company may find fewer acceptable acquisition opportunities or be unsuccessful in its acquisitions. As part of its on-going evaluation of strategic acquisition opportunities, the Company may from time to time engage in discussions concerning possible acquisitions for which the Company may require additional debt or equity financing. There can be no assurance that the Company will have sufficient capital resources to complete acquisitions or that acquisitions can be completed on terms acceptable to the Company. While management has gained considerable experience in assimilating such acquisitions into the structure of the Company, future acquisitions may require substantial attention from the Company's management to integrate acquired company operations. There can be no assurance the Company will be able to integrate such operations successfully. Furthermore, diversion of management attention from the Company's existing business could have an adverse impact on the revenues and operating results of the Company.

  Tobacco Industry Regulation. Approximately 9.1% of the Company's gross revenues for the nine months ended March 31, 1997 were derived from tobacco advertising. In August 1996, the U.S. Food and Drug Administration issued final regulations governing certain marketing practices in the tobacco industry. Among other things, the regulations prohibit tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and require that tobacco product advertisements on billboards be in black and white and contain only text. Enforcement of such regulations has been stayed indefinitely by a federal court in North Carolina. There can be no assurance as to the effect of these regulations on the Company's business and on its net revenues, EBITDA and financial position. A reduction in billboard advertising by the tobacco industry could cause an immediate reduction in the Company's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This could in turn result in a lowering of rates throughout the industry or limit the ability of industry participants to increase rates for some period of time. Any such consequence could have the effect of reducing the Company's EBITDA, which could in turn reduce the Company's ability to meet its financial obligations under the New Credit Facility and the Notes. In early 1997, a majority of the major tobacco companies in the United States and certain state attorneys general entered into litigation settlement discussions. Terms of any such settlement could involve acceptance by the tobacco companies of limits on outdoor advertising of cigarettes. At this time, however, it is unclear whether any such settlement will be reached and what effect, if any, such a settlement would have on OCI's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Customers" and "Business--Government Regulation."

  Regulation of Outdoor Advertising. Outdoor advertising displays are subject to governmental regulation at the federal, state and local levels. These regulations, in some cases, limit the height, size, location and operation of billboards and, in limited circumstances, regulate the content of the advertising copy displayed on the billboards. Some governmental regulations prohibit the construction of new billboards or the replacement, relocation, enlargement or upgrading of existing structures. Some cities have adopted amortization ordinances under which, after the expiration of a specified period of time, billboards must be removed at the owner's expense and without the payment of compensation. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results. Amortization ordinances have not materially affected operations in the Company's markets. There can be no assurance that these limitations on new construction will not adversely affect the Company's results of operations. In addition, no assurance can be given as to the effect on the Company of existing laws and regulations or of new laws and regulations that may be adopted in the future. See "--Tobacco Industry Regulation," "Business-- Customers" and "Business--Government Regulation."

  Potential Losses from Natural Disasters. A significant portion of the Company's structures are located in the southeast and midwest regions of the United States. These areas are susceptible to flooding, tornadoes and hurricanes during certain periods of the year. The Company has determined that it is not economically feasible at this time to obtain insurance against losses from hurricanes or other weather-related casualties. OCI has not incurred material losses in the past due to weather-related incidents; however, there can be no assurance that the Company will not suffer such losses in the future or that, in pursuing its acquisition strategy, the Company will not acquire companies or properties that are particularly susceptible to weather-related incidents.

  Economic Conditions; Advertising Trends. The Company relies on sales of advertising space for its revenues, and its operating results therefore are affected by general economic conditions as well as trends in the advertising industry. A reduction in advertising expenditures available for the Company's displays could result from a general decline in economic conditions, a decline in economic conditions in particular markets where the Company conducts business or a reallocation of advertising expenditures to other available media by significant users of the Company's displays.

  Competition. The Company faces competition for advertising revenues from other outdoor advertising companies, as well as from other media such as radio, television, print and direct mail marketing. The Company also competes with a wide variety of other out-of-home advertising media, the range and diversity of which have increased substantially over the past several years, including highway logo signs, advertising displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains, buses and subways. Some of the Company's competitors are substantially larger, better capitalized and have access to greater resources than the Company. There can be no assurance that outdoor advertising media will be able to compete with other types of media, or that the Company will be able to compete either within the outdoor advertising industry or with other media. See "Business--Competition."

  History of Operating Losses. The Company has historically had net losses which have resulted in significant part from substantial depreciation and amortization expenses relating to assets purchased in the Company's acquisitions, interest expense associated with related indebtedness and deferred financing costs charged to extraordinary losses. Moreover, additional acquisitions will result in increased depreciation, amortization and interest expenses. There can be no assurance that the Company will generate net income in the future. See "Selected Historical Consolidated Financial and Other Information."

  Reliance on Key Executives. The Company's success depends to a significant extent upon the continued services of its executive officers and other key management and sales personnel, in particular its Chairman and Chief Executive Officer, John C Stanley IV, and its President and Chief Operating Officer, A.B. Isbell. Although the Company believes it has incentive and compensation programs designed to retain key employees, the Company has no employment contracts with its employees, and very few of its employees are bound by non-competition agreements. The unavailability of the continuing services of its executive officers and other key management and sales personnel could have a material adverse effect on the Company's business. The Company maintains key man insurance on Messrs. Stanley and Isbell. See "Management."

  Environmental Matters. As the owner, lessee or operator of various real properties and facilities, the Company is subject to various federal, state and local environmental laws and regulations. To date, compliance with such laws and regulations has not had a material adverse effect on the historical business of the Company. See "Business--Environmental."

  Absence of Public Market. There is currently no established trading market for the Notes and the Company does not intend to list the Notes on any securities exchange or to arrange for their inclusion in any automated quotation system. The Company has been advised by the Underwriters that the Underwriters presently intend to make a market in the Notes, although the Underwriters are under no obligation to make such market and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the prices or the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market does not develop, the market prices and liquidity of the Notes may be adversely affected.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering are estimated to be approximately $121.3 million, and the net proceeds to the Company from the Common Stock Offering are estimated to be approximately $46.5 million ($53.5 million if the underwriters' over-allotment option is exercised in full).

  The Company intends to use the net proceeds of the Offerings, together with borrowings under the New Credit Facility, to refinance indebtedness outstanding under the Company's amended and restated $140.0 million credit facility dated October 30, 1996 (the "Existing Credit Facility") and to redeem the Company's Series A 10% subordinated notes (the "Series A Notes") and Series B 10% subordinated notes (the "Series B Notes") at 100% of their principal amount, plus accrued and unpaid interest.

  The estimated sources and uses of funds in connection with the Financing Plan are set forth below as of an assumed closing date of June 30, 1997:

                                                          (DOLLARS IN THOUSANDS)
   Sources of Funds:
      % Senior Subordinated Notes due 2007...............        $125,000
     Common Stock Offering...............................          50,000
     New Credit Facility ................................             170
                                                                 --------
       Total Sources.....................................        $175,170
                                                                 ========
   Uses of Funds:
     Repay Existing Credit Facility (1)..................        $142,500(2)
     Redeem Series A Notes and Series B Notes (3)........          24,320
     Fees and expenses of the Offerings..................           8,350
                                                                 --------
       Total Uses........................................        $175,170
                                                                 ========

---------------------
(1) The Existing Credit Facility was used by the Company to (a) acquire OCI North and OCI South; (b) purchase the Acquired Companies; and (c) fund working capital and transaction costs. The Existing Credit Facility consists of (a) a $40.0 million A tranche term loan and a $40.0 million B tranche term loan (collectively, the "Term Loans"); and (b) a $60.0 million revolving credit facility (the "Revolving Credit Facility").
(2) This amount includes approximately $33.7 million in borrowings to fund acquisitions consummated after March 31, 1997 and $1.1 million in borrowings incurred after March 31, 1997 for working capital purposes. The Company expects to amend its Existing Credit Facility to permit borrowings in conjunction with such acquisitions prior to entering into the New Credit Facility.
(3) The proceeds of the Series A Notes and Series B Notes were used by the Company to finance, in part, the acquisitions of OCI North and OCI South. The Series A Notes and the Series B Notes mature on December 31, 2003 and were issued in April 1996, September 1996 and January 1997 in an aggregate principal amount of $22.4 million. The Series A Notes and the Series B Notes accrue interest at a rate of 10% per annum. The Series A Notes and Series B Notes are held by the principal stockholders and executive officers of the Company. See "Certain Relationships and Related Transactions."

                                CAPITALIZATION

  The following table sets forth (i) the historical capitalization of the Company as of March 31, 1997; (ii) as adjusted to give effect to those acquisitions of the Acquired Companies completed after March 31, 1997; and
(iii) further adjusted to give effect to the Offerings and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Statements," "Selected Historical Consolidated Financial and Other Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and the financial statements of the Company, including notes thereto, included elsewhere in this Prospectus.

                                                                              AS OF MARCH 31, 1997
                                                                     ----------------------------------------
                                                                                 AS ADJUSTED     AS ADJUSTED
                                                                      ACTUAL   FOR ACQUISITIONS FOR OFFERINGS
                                                                             (DOLLARS IN THOUSANDS)
Long-term debt, including current installments:
  Existing Credit Facility.......................................... $107,700      $141,350(1)    $    --
  New Credit Facility(2)............................................      --            --             --
   % Senior Subordinated Notes......................................      --            --         125,000
  Series A Notes and Series B Notes, including accrued interest(3)..   23,743        23,743            --
  Notes payable--stockholders(4)....................................    5,877         5,877          5,877
                                                                     --------      --------       --------
    Total long-term debt, including current installments............  137,320       170,970        130,877
Stockholders' equity (deficit):
  Preferred stock       shares authorized;
   none issued and outstanding......................................      --            --             --
  Common Stock, $0.01 par value.       shares authorized;
       shares issued and outstanding(5) ............................      --            --
  Additional paid-in capital .......................................    3,812         3,812
  Retained deficit .................................................   (9,126)       (9,126)
                                                                     --------      --------       --------
    Total stockholders' equity (deficit)............................   (5,314)       (5,314)        39,562
                                                                     --------      --------       --------
Total capitalization................................................ $132,006      $165,656       $170,439
                                                                     ========      ========       ========

---------------------
(1) Reflects borrowing of $33.7 million incurred after March 31, 1997 to reflect acquisitions consummated by the Company after such date.
(2) The Company will enter into the New Credit Facility, which will become effective upon consummation of the Offering and will provide for
    borrowings of up to $    million. See "Description of New Credit
    Facility."
(3) Includes long-term accrued interest of $1.3 million. The Series A Notes and Series B Notes are held by the principal stockholders and executive officers of the Company. See "Certain Relationships and Related Transactions."
(4) The notes payable--stockholders are held by John C Stanley IV, the Company's Chairman and Chief Executive Officer, a Director and one of its principal stockholders, and A.B. Isbell, the Company's President, a Director, and one of its principal stockholders. These notes are due in April 1998 and are secured by a letter of credit under the Existing Credit Facility which reduces the amount available to the Company under such facility.
(5) Adjusted to reflect (a) the recapitalization of the Company to change all outstanding shares of Class A Common Stock and Class B Common Stock into
    shares of Common Stock, and (b) the   for 1 stock split effected
    immediately prior to the Common Stock Offering.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following sets forth the unaudited pro forma consolidated financial statements of the Company. The unaudited pro forma consolidated statements of operations for the twelve months ended March 31, 1997, the nine months ended March 31, 1997, and the fiscal year ended June 30, 1996 give effect to the following transactions, as if such transactions had occurred on July 1, 1995:
(i) the Formation Transactions (as defined); (ii) the Significant Acquisitions; (iii) the elimination of duplicative administrative and other costs; and (iv) the Offerings and the application of the net proceeds therefrom. The unaudited pro forma consolidated balance sheet as of March 31, 1997 has been prepared as if the acquisition of the Ragan Companies (the only significant acquisition consummated subsequent to that date) and the Offerings had occurred on March 31, 1997.

  The unaudited pro forma consolidated statement of operations data for OCI for the twelve months ended March 31, 1997, the nine months ended March 31, 1997, and the fiscal year ended June 30, 1996 set forth in the unaudited pro forma consolidated statement of operations data under the column "Historical OCI" reflect the historical results of operations of OCI and its consolidated subsidiaries, including the Acquired Companies since the dates of such acquisitions. The unaudited pro forma consolidated statement of operations data under the column "Significant Acquisitions" reflect the historical statements of operations data of the Significant Acquisitions as if such acquisitions had occurred on July 1, 1995 and present their respective results from the beginning of the respective periods presented through the respective dates of their acquisition by the Company.

  The unaudited pro forma consolidated financial statements are based, in part, on the historical financial statements of OCI, its Predecessors and certain Acquired Companies, and should be read in conjunction with their respective financial statements and notes thereto appearing elsewhere in this Prospectus. The pro forma data are not necessarily indicative of the results of operations or financial condition of OCI had these acquisitions occurred on July 1, 1995, nor are they indicative of the results of future operations.

  The unaudited pro forma consolidated financial statements reflect purchase price allocations for the acquisitions of Georgia Outdoor, Alabama Outdoor and Skoglund using fair market values of the assets and liabilities of such companies, based on completed appraisals as of the dates of each of the acquisitions. The unaudited pro forma consolidated financial statements also reflect purchase price allocations for the acquisitions of Outdoor West and the Ragan Companies, using estimated fair market values of the assets and liabilities of such companies as of the assumed merger dates based on appraisals and other studies, which are not yet complete. Accordingly, the final allocations will likely be different than the amounts included in the accompanying pro forma consolidated financial statements. Although the final allocations may differ, the pro forma consolidated financial statements reflect management's best estimate based on currently available information as if the aforementioned transactions had occurred on the assumed merger dates. Management does not believe that any differences between estimated and final allocations will be material.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         ADJUSTMENTS
                         HISTORICAL SIGNIFICANT  ACQUISITION   SUBTOTAL    FOR THE      PRO FORMA
                            OCI     ACQUISITIONS ADJUSTMENTS     OCI      OFFERINGS        OCI
Net revenues............  $40,490     $15,609      $    25 (1) $56,124     $   --        $56,124
Direct operating
 expenses...............    8,562       4,596          (88)(2)  13,070         --         13,070
Selling, general and
 administrative
 expenses...............   16,072       6,049       (1,562)(3)  20,559         --         20,559
Depreciation and
 amortization...........    7,767       1,179        1,863 (4)  10,809         152 (5)    10,961
                          -------     -------      -------     -------     -------       -------
Operating income
 (loss).................    8,089       3,785         (188)     11,686        (152)       11,534
Other (income) expense:
  Interest expense......    9,445       1,288          --       10,733       2,267 (6)    13,000
  Loss (gain) on
   disposal of assets,
   net..................      --       (7,995)       8,072 (7)      77         --             77
  Other non-operating
   expenses.............     (309)        351          --           42         --             42
                          -------     -------      -------     -------     -------       -------
    Total other (income)
     expense, net.......    9,136      (6,356)       8,072      10,852       2,267        13,119
                          -------     -------      -------     -------     -------       -------
Income (loss) before
 income taxes...........   (1,047)     10,141       (8,260)        834      (2,419)       (1,585)
Income tax expense
 (benefit)..............      223       4,143       (3,304)(8)   1,062        (967)(9)        95
                          -------     -------      -------     -------     -------       -------
Net income (loss).......  $(1,270)    $ 5,998      $(4,956)    $  (228)    $(1,452)(10)  $(1,680)
                          =======     =======      =======     =======     =======       =======
Net income (loss) per
 common share...........
Weighted average common
 shares outstanding.....

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Operations

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE NINE MONTHS ENDED MARCH 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         ADJUSTMENTS
                         HISTORICAL SIGNIFICANT  ACQUISITION   SUBTOTAL    FOR THE      PRO FORMA
                            OCI     ACQUISITIONS ADJUSTMENTS     OCI      OFFERINGS        OCI
Net revenues............  $31,741     $10,059      $   --  (1) $41,800     $   --        $41,800
Direct operating
 expenses...............    6,715       3,137          (64)(2)   9,788         --          9,788
Selling, general and
 administrative
 expenses...............   12,119       3,891         (912)(3)  15,098         --         15,098
Depreciation and
 amortization...........    6,103         771        1,263 (4)   8,137         153 (5)     8,290
                          -------     -------      -------     -------     -------       -------
Operating income
 (loss).................    6,804       2,260         (287)      8,777        (153)        8,624
Other (income) expense:
  Interest expense......    7,597         861          --        8,458       1,292 (6)     9,750
  Loss (gain) on
   disposal of assets,
   net..................      --       (8,003)       8,072 (7)      69         --             69
  Other non-operating
   expenses.............      (53)        464          --          411         --            411
                          -------     -------      -------     -------     -------       -------
    Total other (income)
     expense, net.......    7,544      (6,678)       8,072       8,938       1,292        10,230
                          -------     -------      -------     -------     -------       -------
Income (loss) before
 income taxes...........     (740)      8,938       (8,359)       (161)     (1,445)       (1,606)
Income tax expense
 (benefit)..............       22       3,211       (3,344)(8)    (111)       (578)(9)      (689)
                          -------     -------      -------     -------     -------       -------
Net income (loss).......  $  (762)    $ 5,727      $(5,015)    $   (50)    $  (867)(10)  $  (917)
                          =======     =======      =======     =======     =======       =======
Net income (loss) per
 common share...........
Weighted average common
 shares outstanding.....

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Operations

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE FISCAL YEAR ENDED JUNE 30, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         ADJUSTMENTS
                         HISTORICAL SIGNIFICANT  ACQUISITION   SUBTOTAL    FOR THE      PRO FORMA
                            OCI     ACQUISITIONS ADJUSTMENTS     OCI      OFFERINGS        OCI
Net revenues............  $22,617     $28,602      $    89 (1) $51,308     $   --        $51,308
Direct operating
 expenses...............    5,043       7,091          (10)(2)  12,124         --         12,124
Selling, general and
 administrative
 expenses...............    9,378      12,049         (891)(3)  20,536         --         20,536
Depreciation and
 amortization...........    3,969       2,985        2,692 (4)   9,646         192 (5)     9,838
                          -------     -------      -------     -------     -------       -------
Operating income
 (loss).................    4,227       6,477       (1,702)      9,002        (192)        8,810
Other (income) expense:
  Interest expense......    4,308       2,637          --        6,945       6,055 (6)    13,000
  Loss (gain) on
   disposal of assets,
   net..................       (1)        (23)         --  (7)     (24)        --            (24)
  Other non-operating
   expenses.............     (173)        535          --          362         --            362
                          -------     -------      -------     -------     -------       -------
    Total other (income)
     expense, net.......    4,134       3,149          --        7,283       6,055        13,338
                          -------     -------      -------     -------     -------       -------
Income (loss) before
 income taxes...........       93       3,328       (1,702)      1,719      (6,247)       (4,528)
Income tax expense
 (benefit)..............      700         942         (681)(8)     961      (2,498)(9)    (1,537)
                          -------     -------      -------     -------     -------       -------
Net income (loss).......  $  (607)    $ 2,386      $(1,021)    $   758     $(3,749)(10)  $(2,991)
                          =======     =======      =======     =======     =======       =======
Net income (loss) per
 common share...........
Weighted average common
 shares outstanding.....

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Operations

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

  The following notes describe the adjustments to present the pro forma statements of operations of OCI for the twelve months ended March 31, 1997, for the nine months ended March 31, 1997 and for the fiscal year ended June 30, 1996, as if the Significant Acquisitions and the Offerings had occurred on July 1, 1995.

                                    TWELVE MONTHS   NINE MONTHS    FISCAL YEAR
                                        ENDED          ENDED          ENDED
                                    MARCH 31, 1997 MARCH 31, 1997 JUNE 30, 1996
 (1)  Entry records pro forma
      changes in revenues for
      company acquired by
      Skoglund prior to OCI's
      acquisition of Skoglund....      $    25         $  --         $   89
                                       =======         ======        ======
 (2)  Entry records a net
      decrease in operating
      expenses due to elimination
      of employee costs upon
      completion of acquisitions,
      capitalization of certain
      costs expensed by certain
      acquired companies and
      recognition of costs
      incurred by a company
      acquired by Skoglund prior
      to OCI's acquisition of
      Skoglund:
      Payroll and payroll related
      costs......................      $   (56)        $  (42)       $  --
      Other operating costs......          (32)           (22)          (10)
                                       -------         ------        ------
      Total operating costs......      $   (88)        $  (64)       $  (10)
                                       =======         ======        ======
 (3)  Entry records a net
      decrease in general and
      administrative expenses due
      to elimination of employee
      costs upon completion of
      acquisitions, addition of
      employees to operate
      acquired divisions,
      elimination of legal costs
      related to the acquisition
      transactions incurred by
      certain acquired companies,
      and elimination of
      duplicative administrative
      and other costs:
      Payroll and payroll related
      costs......................      $  (899)        $ (514)       $ (392)
      Legal costs................         (326)          (198)         (184)
                Other general and
      administrative costs.......         (337)          (200)         (315)
                                       -------         ------        ------
                Total general and
      administrative costs.......      $(1,562)        $ (912)       $ (891)
                                       =======         ======        ======
 (4)  Entry records the increase
      in depreciation and
      amortization expense
      arising from purchase
      accounting adjustments
      relating to the Significant
      Acquisitions to advertising
      structures, customer lists
      and goodwill over periods
      of 15, 22 and 25 years,
      respectively...............      $ 1,863         $1,263        $2,692
                                       =======         ======        ======
 (5)  Entry records the net
      effect on amortization of
      deferred financing costs
      related to extinguishment
      of existing debt and
      issuance of the Notes......      $   152         $  153        $  192
                                       =======         ======        ======
 (6)  Entry eliminates historical
      interest expense on the
      existing debt and records
      interest expense on the
      Notes at a rate of 10.00%
      (a difference of 0.125% in
      the rate of interest would
      have changed net income
      (loss) by $94 for the
      twelve months ended March
      31, 1997 and the fiscal
      year ended June 30, 1996
      and $70 for the nine months
      ended March 31, 1997)......      $ 2,267         $1,292        $6,055
                                       =======         ======        ======

                                                                     (Continued)

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (CONTINUED)

                                    TWELVE MONTHS   NINE MONTHS    FISCAL YEAR
                                        ENDED          ENDED          ENDED
                                    MARCH 31, 1997 MARCH 31, 1997 JUNE 30, 1996
  (7)   Entry eliminates the gain
        on sale of assets to
        OCI......................      $ 8,072        $ 8,072        $   --
                                       =======        =======        =======
  (8)   Entry records the income
        tax effect of pro forma
        adjustments using a
        blended rate of 40%......      $(3,304)       $(3,344)       $  (681)
                                       =======        =======        =======
  (9)   Entry records the income
        tax effect of pro forma
        adjustments using a
        blended rate of 40%......      $  (967)       $  (578)       $(2,498)
                                       =======        =======        =======
  (10)  The accompanying pro
        forma results of
        operations do not give
        effect to the
        extraordinary loss on the
        extinguishment of debt of
        $469, $524 and $524 for
        the twelve months ended
        March 31, 1997, nine
        months ended March 31,
        1997 and fiscal year
        ended June 30, 1996,
        respectively; however,
        such amounts have been
        reflected as adjustments
        to pro forma retained
        earnings (deficit).

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                     ADJUSTMENTS
                                         FOR
                                     ACQUISITION            ADJUSTMENTS    PRO
                          HISTORICAL   OF RAGAN   SUBTOTAL    FOR THE     FORMA
                             OCI     COMPANIES(1)   OCI     OFFERINGS(2)   OCI
ASSETS:
Cash and cash
 equivalents............   $  4,566    $   --     $  4,566    $  8,317   $ 12,883
Accounts receivable,
 net....................      6,318        751       7,069         --       7,069
Other current assets....      3,978        381       4,359         --       4,359
Property and equipment,
 net....................     63,185      9,830      73,015         --      73,015
Intangible assets, net..     57,309     16,238      73,547       2,916     76,463
Other assets............      4,819        --        4,819         --       4,819
                           --------    -------    --------    --------   --------
  Total assets..........   $140,175    $27,200    $167,375    $ 11,233   $178,608
                           ========    =======    ========    ========   ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Current liabilities,
 excluding current
 installments of long-
 term debt..............   $  2,791    $   --     $  2,791    $    --    $  2,791
Deferred federal income
 tax....................      5,331        --        5,331         --       5,331
Other long-term
 liabilities............      1,365        --        1,365      (1,318)        47
Long-term debt,
 including current
 installments:
 Existing Credit
  Facility..............    107,700     27,200     134,900    (134,900)       --
  % Senior Subordinated
  Notes.................        --         --          --      125,000    125,000
 Series A and Series B
  Notes.................     22,425        --       22,425     (22,425)       --
 Notes payable--
  stockholders..........      5,877        --        5,877         --       5,877
                           --------    -------    --------    --------   --------
  Total long-term debt..    136,002     27,200     163,202     (32,325)   130,877
                           --------    -------    --------    --------   --------
  Total liabilities.....    145,489     27,200     172,689     (33,643)   139,046
Stockholders' equity
 (deficit)..............     (5,314)       --       (5,314)     44,876     39,562
                           --------    -------    --------    --------   --------
  Total liabilities and
   stockholders' equity
   (deficit)............   $140,175    $27,200    $167,375    $ 11,233   $178,608
                           ========    =======    ========    ========   ========

See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            (DOLLARS IN THOUSANDS)

  The following notes describe the adjustments to present the pro forma balance sheet of OCI as of March 31, 1997, as if the acquisition of the Ragan Companies (the only significant acquisition consummated subsequent to that date) and the Financing Plan had occurred on March 31, 1997.

(1) Entries reflect the effects of purchase accounting for the acquisition of the Ragan Companies, to show the step-up in basis of property and equipment, establishment of goodwill, increased long-term debt and elimination of assets, liabilities and stockholders' deficit not acquired:

                                                                    ADJUSTMENTS
                                                                        FOR
                                             HISTORICAL  PURCHASE   ACQUISITION
                                               RAGAN    ACCOUNTING   OF RAGAN
                                             COMPANIES  ADJUSTMENTS  COMPANIES
    Cash and cash equivalents...............  $   377     $  (377)    $   --
    Accounts receivable, net................      751         --          751
    Other current assets....................      381         --          381
    Property and equipment, net.............    4,903       4,927       9,830
    Intangible assets, net..................      385      15,853      16,238
    Current liabilities.....................      247        (247)        --
    Long-term debt, including current
     installments...........................    8,068      19,132      27,200
    Stockholders' equity (deficit)..........   (1,518)      1,518         --

(2) Entry records the effects of the proceeds from the issuance of the Notes, capitalized debt issuance costs, repayment of existing debt and related long-term accrued interest, and loss on early extinguishment of debt:

    Cash and cash equivalents......................................... $  8,317
    Intangible assets, net............................................    2,916
    Other long-term liabilities.......................................   (1,318)
    Existing Credit Facility.......................................... (134,900)
     % Senior Subordinated Notes......................................  125,000
    Series A and Series B Notes.......................................  (22,425)
    Stockholders' equity (deficit)....................................   44,876

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER INFORMATION

  The selected data presented on the following page under the captions "Statement of Operations Data," "Balance Sheet Data" and "Other Data," excluding "Number of display faces--period end" for, and as of the end of, the period April 4, 1996 to June 30, 1996, are derived from the consolidated financial statements of OCI, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of June 30, 1996, and for the period April 4, 1996 to June 30, 1996, and the report thereon, are included elsewhere in this Prospectus.

  On April 3, 1996, the Company's current structure emerged with its acquisition and consolidation of OCI North and OCI South. See "Certain Relationships and Related Transactions-The Formation Transactions."

  The selected data presented on the following page under the captions "Statement of Operations Data," "Balance Sheet Data" and "Other Data," excluding "Number of display faces--period end" for, and as of the end of, the period August 1, 1995 to April 3, 1996 and each of the years in the four-year period ended July 31, 1995, are derived from the consolidated financial statements of OCI North, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of April 3, 1996 and July 31, 1995, and for the period August 1, 1995 to April 3, 1996 and each of the years in the two-year period ended July 31, 1995, and the report thereon, are included elsewhere in this Prospectus.

  The selected data presented on the following page under the captions "Statement of Operations Data," "Balance Sheet Data" and "Other Data," excluding "Number of display faces--period end" for, and as of the end of, the period September 1, 1995 to April 3, 1996, are derived from the consolidated financial statements of OCI South, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected data presented on the following page under the captions "Statement of Operations Data" and "Balance Sheet Data," "Other Data," excluding "Number of display faces--period end" for, and as the end of, each of the years in the four-year period ended August 31, 1995, are derived from the consolidated financial statements of OCI South, which financial statements have been audited by Moore & Gray, independent certified public accountants. The consolidated financial statements as of April 3, 1996 and August 31, 1995, and for the period September 1, 1995 to April 3, 1996 and each of the years in the two-year period ended August 31, 1995, and the reports thereon, are included elsewhere in this Prospectus.

  The selected data presented on the following page as of and for the nine months ended March 31, 1997 are derived from the consolidated financial statements of OCI. The consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for this period. The results of operations for any such period are not necessarily indicative of the results of operations for a full year.

  The selected historical consolidated financial and other information set forth on the following page should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements of the Company and its Predecessors, including the notes thereto, and other financial information included elsewhere in this Prospectus.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER INFORMATION
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                PREDECESSORS (1)
                   -----------------------------------------------------------------------------------------------------------
                                                    FISCAL YEAR ENDED
                   -------------------------------------------------------------------------------------------------

                                                                                                                     AUGUST 1,
                                                                                                                      1995 TO
                   JULY 31,     AUGUST 31,   JULY 31,     AUGUST 31, JULY 31,     AUGUST 31, JULY 31,     AUGUST 31, APRIL 3,
                     1992          1992        1993          1993      1994          1994      1995          1995      1996
                   OCI NORTH    OCI SOUTH    OCI NORTH    OCI SOUTH  OCI NORTH    OCI SOUTH  OCI NORTH    OCI SOUTH  OCI NORTH
STATEMENT OF
OPERATIONS DATA:
Net revenues
(4)..............   $ 9,199       $6,891      $ 9,155       $7,105    $ 9,500       $7,127    $10,369       $8,153    $ 6,683
Operating
expenses:
 Direct
 operating.......     2,376        2,778        2,497        2,754      2,468        1,616      2,436        1,880      1,651
 Selling, general
 and
 administrative..     3,828        2,011        4,048        2,059      3,897        2,913      3,953        2,908      3,019
 Depreciation and
 amortization....     2,154        1,252        2,540        1,200      2,276          930      2,111        1,064      1,430
                    -------       ------      -------       ------    -------       ------    -------       ------    -------
 Total operating
 expenses........     8,358        6,041        9,085        6,013      8,641        5,459      8,500        5,852      6,100
Operating
income...........       841          850           70        1,092        859        1,668      1,869        2,301        583
Interest
expense..........     2,120        1,040        2,030          845      2,042          853      2,127        1,173      1,461
Other expense
(income), net....       291          --           327          --         656          (65)       (21)        (180)        17
Income tax
expense
(benefit)........       --            14         (723)         170       (473)         340       (133)         524        156
                    -------       ------      -------       ------    -------       ------    -------       ------    -------
 Net income
 (loss)..........   $(1,570)      $ (204)     $(1,564)      $   77    $(1,366)      $  540    $  (104)      $  784    $(1,051)
                    =======       ======      =======       ======    =======       ======    =======       ======    =======
Net income (loss)
per share (5)....       --           --           --           --         --           --         --           --         --
Weighted average
common and
equivalent shares
outstanding (5)..       --           --           --           --         --           --         --           --         --
OTHER DATA:
EBITDA (6).......   $ 2,995       $2,102      $ 2,610       $2,292    $ 3,135       $2,598    $ 3,980       $3,365    $ 2,013
EBITDA margin
(7)..............      32.6%        30.5%        28.5%        32.3%      33.0%        36.5%      38.4%        41.3%      30.1%
Capital
expenditures.....   $   614       $  426      $   622       $  546    $   610       $  642    $   522       $1,313    $   588
Ratio of earnings
to fixed
charges..........       0.4x(8)      0.9x(8)      0.1x(8)      1.2x       0.2x(8)      1.8x       0.9x(8)      1.9x       0.5x(8)
Number of display
faces--
period end.......     3,469        2,660        3,350        2,598      2,851        2,542      2,859        2,609      2,858

                                                                     AS OF
                   ----------------------------------------------------------------------------------------------------------------

                   JULY 31,     AUGUST 31,   JULY 31,     AUGUST 31, JULY 31,     AUGUST 31, JULY 31,     AUGUST 31,
                     1992          1992        1993          1993      1994          1994      1995          1995
                   OCI NORTH    OCI SOUTH    OCI NORTH    OCI SOUTH  OCI NORTH    OCI SOUTH  OCI NORTH    OCI SOUTH
BALANCE SHEET
DATA:
Working capital
(9)..............   $   896       $  590      $ 1,389       $  889    $   930       $1,494    $ 1,299       $1,092
Total assets.....    18,180        8,005       19,948        9,069     15,992        8,701     14,715        8,590
Long-term
obligations
(10).............    19,148       11,148       18,948       10,290     15,200       11,750     12,900       10,750
Stockholders'
equity
(deficit)........    (4,023)      (4,302)      (4,758)      (2,622)    (6,112)      (3,681)    (6,217)      (2,997)






                    PREDECESSORS (1)            OCI
                   --------------------------------------------------------------------

                   --------------------------------------------------------------------
                                                       UNADJUSTED
                 SEPTEMBER 1,           UNADJUSTED     COMBINED    NINE
                   1995 TO    APRIL 4,   COMBINED       PERIOD    MONTHS
                   APRIL 3,   1996 TO  PERIOD ENDED     ENDED      ENDED
                     1996     JUNE 30,   JUNE 30,     MARCH 31,  MARCH 31,
                  OCI SOUTH     1996     1996 (2)      1996 (3)    1997
STATEMENT OF
OPERATIONS DATA:
Net revenues
(4)..............   $4,957     $8,549    $20,189       $11,640    $31,741
Operating
expenses:
 Direct
 operating.......    1,167      1,758      4,576         2,818      6,715
 Selling, general
 and
 administrative..    2,039      3,304      8,362         5,058     12,119
 Depreciation and
 amortization....      647      1,639      3,716         2,077      6,103
                    ------     ------    -------       -------    -------
 Total operating
 expenses........    3,853      6,701     16,654         9,953     24,937
Operating
income...........    1,104      1,848      3,535         1,687      6,804
Interest
expense..........      645      1,826      3,932         2,106      7,597
Other expense
(income), net....      (11)       --           6             6        (53)
Income tax
expense
(benefit)........      201        106        463           357         22
                    ------     ------    -------       -------    -------
 Net income
 (loss)..........   $  269     $  (84)   $  (866)      $  (782)   $  (762)
                    ======     ======    =======       =======    =======
Net income (loss)
per share (5)....      --                    --            --
Weighted average
common and
equivalent shares
outstanding (5)..      --                    --            --
OTHER DATA:
EBITDA (6).......   $1,751     $3,487    $ 7,251       $ 3,764    $12,907
EBITDA margin
(7)..............     35.3%      40.8%      35.9%         32.3%      40.7%
Capital
expenditures.....   $  746     $  589    $ 1,923       $ 1,334    $ 1,612
Ratio of earnings
to fixed
charges..........      1.6x       1.0x       0.9x(8)       1.2x       0.9x(8)
Number of display
faces--
period end.......    2,644      9,346      9,346         5,502     13,774

                     AS OF                      AS OF
                   --------------------------------------------------------------------
                         APRIL 3,
                  -----------------------
                    1996           1996     JUNE 30,  MARCH 31,
                  OCI NORTH     OCI SOUTH     1996       1997
BALANCE SHEET
DATA:
Working capital
(9)..............  $ 1,326        $1,134     $5,001    $12,071
Total assets.....   14,496         8,854     95,120    140,175
Long-term
obligations
(10).............   12,400        10,750     90,577    136,002
Stockholders'
equity
(deficit)........   (7,041)       (2,728)    (4,726)    (5,314)

See Notes to Selected Historical Consolidated Financial and Other Information.

   NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER INFORMATION

(1) The historical information set forth under the caption "Predecessors" represents the separate financial information of OCI North and OCI South.

(2) The historical statement of operations data for OCI for the period April 4, 1996 through June 30, 1996 has been added to the historical statement of operations data of OCI North and OCI South for the period August 1, 1995 through April 3, 1996 and September 1, 1995 through April 3, 1996, respectively, to arrive at the unadjusted combined information for the period ended June 30, 1996.

(3) The historical statement of operations data of OCI North and OCI South for the period August 1, 1995 through April 3, 1996 and September 1, 1995 through April 3, 1996, respectively, have been combined to arrive at the unadjusted combined information for the period ended March 31, 1996.

(4) Net revenues are gross revenues less agency commissions.

(5) Net income (loss) per share for OCI North and OCI South have not been presented because the companies are closely held and owned by private investor groups and accordingly, an earnings per share calculation is not required or meaningful.

(6) EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes EBITDA is a measure commonly reported and widely used by analysts, investors and other interested parties in the outdoor advertising industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the outdoor advertising industry.

(7) EBITDA margin is EBITDA stated as a percentage of net revenues.

(8) Earnings were insufficient to cover fixed charges. See Exhibit 12.1 "Computation of Ratio of Earnings to Fixed Charges."

(9) Working capital is defined as current assets less current liabilities excluding current installments of long-term debt and obligation under non-compete agreement.

(10) Long-term obligations are long-term debt and obligation under non-compete agreement.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with "Selected Historical Consolidated Financial and Other Information" and the financial statements of OCI, its Predecessors and certain acquired companies, including notes thereto, appearing elsewhere in this Prospectus. The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Business" and elsewhere in this Prospectus, including, without limitation, risks and uncertainties relating to leverage, the need for additional funds, consummation and integration of future acquisitions, the ability of the Company to achieve certain cost savings, the management of growth and the popularity of outdoor advertising as an advertising medium.

BACKGROUND

  The Company was formed in April 1996 to acquire the Predecessors. OCI South was formed in 1972 to acquire outdoor advertising assets in the region around Memphis, Tennessee. OCI North was formed in 1989 for the purpose of acquiring Dingeman Advertising, Inc., an outdoor advertising company based in Traverse City, Michigan, whose operations had been in existence since 1922.

  The historical information set forth in the table below is based upon the separate financial performance of OCI North and OCI South prior to the formation of OCI. The following table sets forth the unadjusted combined statement of operations and other data for OCI North and OCI South for the periods indicated, representing the sum of the corresponding amounts appearing in their respective historical statements of operations appearing herein, without pro forma and other adjustments, including adjustments to match the fiscal year ends of the Predecessors. Because the Predecessors had different accounting policies, cost bases, capital structures and fiscal year ends, the unadjusted combined statements are not in all material respects comparable, with respect to matters such as depreciation, amortization, interest expense and other items, to the consolidated financial statements of the Company; nor are the Predecessors' financial statements in all material respects comparable to each other. Such unadjusted combined statements do not represent the results which would have been achieved or reported had the Predecessors been acquired by OCI or otherwise combined at the beginning of the periods presented.

                                                  PREDECESSORS
                                         ----------------------------------
                                               UNADJUSTED COMBINED
                                                 FISCAL YEAR (1)
                                         ----------------------------------
                                          1992     1993     1994     1995
                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues (2)........................ $16,090  $16,260  $16,627  $18,522
Operating expenses:
 Direct operating.......................   5,154    5,251    4,084    4,316
 Selling, general and administrative....   5,839    6,107    6,810    6,861
 Depreciation and amortization..........   3,406    3,740    3,206    3,175
                                         -------  -------  -------  -------
  Total operating expenses..............  14,399   15,098   14,100   14,352
Operating income........................   1,691    1,162    2,527    4,170
Interest expense........................   3,160    2,875    2,895    3,300
Other income (expense), net.............    (291)    (327)    (591)     201
Income tax expense (benefit)............      14     (553)    (133)     391
                                         -------  -------  -------  -------
  Net income (loss)..................... $(1,774) $(1,487) $  (826) $   680
                                         =======  =======  =======  =======
OTHER DATA:
EBITDA (3).............................. $ 5,097  $ 4,902  $ 5,733  $ 7,345
EBITDA margin (4).......................    31.7%    30.1%    34.5%    39.7%
Capital expenditures.................... $ 1,040  $ 1,168  $ 1,252  $ 1,835
Number of display faces.................   6,129    5,948    5,393    5,468

-------------------
(1) The historical statement of operations data for OCI North for fiscal years ending July 31 and OCI South for fiscal years ending August 31 have been added together to arrive at the unadjusted combined information for the fiscal years indicated above.
(2) Net revenues are gross revenues less agency commissions.
(3) "EBITDA" is operating income before depreciation and amortization. EBITDA is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes EBITDA is a measure commonly reported and widely used by analysts, investors and other interested parties in the outdoor advertising industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the outdoor advertising industry.
(4) "EBITDA margin" is EBITDA stated as a percentage of net revenues.

  Since its formation, the Company has completed 16 acquisitions of outdoor advertising companies.

                                                                        APPROXIMATE
                                                                         NUMBER OF
                          DATE OF                                        DISPLAYS   ACQUISITION
NAME OF ACQUIRED COMPANY  ACQUISITION    DISPLAY LOCATIONS               ACQUIRED   TYPE
Summey Outdoor .........  June 1997      North Carolina/ South Carolina      900    In-market
Ragan Companies.........  June 1997      Iowa/Illinois/Wisconsin           1,470    New market
Ellis Outdoor...........  April 1997     Alabama                              80    In-market
Quality Outdoor.........  April 1997     Kentucky                            180    In-market
Outdoor West............  March 1997     Tennessee                           960    New market
Raven Outdoor...........  February 1997  Michigan                             12    In-market
Scout Outdoor...........  February 1997  Tennessee                           100    In-market
Amor Sign Studios.......  February 1997  Michigan                            120    In-market
Pabian Outdoor..........  December 1996  Georgia                              40    In-market
D&S Outdoor.............  December 1996  Georgia                              16    In-market
Crowder Outdoor.........  November 1996  Georgia                             110    In-market
Skoglund................  October 1996   Minnesota/Wisconsin               1,500    New market
Hawthorne of
 Birmingham.............  October 1996   Alabama                              23    In-market
Hawthorne of Georgia....  September 1996 Georgia                             110    In-market
Alabama Outdoor.........  April 1996     Alabama                           2,900    New market
Georgia Outdoor.........  April 1996     South Carolina/Georgia              800    New market
                                                                           -----
 Total..................                                                   9,321
                                                                           =====

  The Company has completed 11 in-market acquisitions since September 1996. The pro forma financial information contained herein does not include the results of operations for these businesses prior to their respective dates of acquisition as these acquisitions were individually insignificant. Although these in-market acquisitions did not have audited financial statements, management has estimated the pro forma impact of these acquisitions for the most recent twelve-month period in order to provide a potential investor with the most meaningful information possible. In order to estimate revenues and EBITDA for these acquisitions, management reviewed the advertising contracts and site leases of such acquired companies to determine revenues and rental expense, respectively. Management then estimated, by expense category, the amount of incremental costs which would have been incurred by the Company if the acquired operations had been operated by the Company for the full period. Because the majority of these acquisitions involved the purchase of display faces only and the assumption of no incremental personnel, management believes that its EBITDA margin estimate on the incremental revenues of approximately 50% is conservative.

OVERVIEW OF REVENUES AND EXPENSES

  Revenues are a function of the number of display faces operated by the Company, as well as the occupancy levels of the Company's display faces and the rates that the Company charges for their use. The Company focuses its sales efforts on twelve-month contracts to maximize both the occupancy of its display inventory and its sales force efficiency. The Company believes that it has opportunities to improve the occupancy levels and rate structure of its display faces. The Company utilizes substantial creative resources and aggressive sales and marketing techniques to generate demand for outdoor advertising, including targeting customers currently using other forms of media. The Company relies on sales of advertising space for its revenues, and its operating results are therefore affected by general economic conditions, as well as trends in the advertising industry.

  Net revenues are gross revenues less commissions paid to advertising agencies that contract for the use of advertising displays on behalf of advertisers. Agency commissions on revenues that have been contracted through advertising agencies are approximately 15% of gross revenues. Agency commissions amounted to approximately 8.5% of gross revenues for the nine months ended March 31, 1997. Because of the Company's reliance on local advertisers, many of which do not employ agencies, the Company depends less on placement of advertising through agencies than most other major outdoor advertising companies; therefore, its aggregate agency commission payments are relatively lower. The Company does not consider agency commissions as "operating expenses" and measures its operating performance based upon percentages of net revenues rather than gross revenues.

  Direct operating expenses consist of the following categories: maintenance, production and illumination. The maintenance category includes minor repairs and miscellaneous maintenance of display structures as well as labor for installation of display faces. The production category includes labor related to paint and poster production and purchases of supplies. The illumination category consists of electricity costs to light the display faces. The majority of these direct expenses are variable costs that tend to fluctuate with revenues. For the nine months ended March 31, 1997, these expenses amounted to the following approximate percentages of net revenues: maintenance 7.5%, production 10.8% and illumination 2.9%.

  Selling, general and administrative expenses occur at both the division and corporate levels. At the division level, these costs include lease expense, which consists mainly of rental payments to owners of the land underlying the display structures, and related administrative overhead. At the corporate level, these costs represent staff and facility expenses for the Company's executive offices, insurance and the Company's accounting function. Selling expenses consist mainly of salaries and commissions for the Company's sales force, travel and entertainment relating to sales, sales administration and other related costs. The Company's bonus expense is primarily accounted for at the division level. For the nine months ended March 31, 1997, selling, general and administrative expenses amounted to the following approximate percentages of net revenues: selling 10.1%, division general and administrative 22.2% and corporate general and administrative 5.9%.

THE COMPANY'S NINE MONTHS ENDED MARCH 31, 1997 COMPARED TO PREDECESSORS' UNADJUSTED COMBINED PERIOD ENDED MARCH 31, 1996

  References to the unadjusted combined period ended March 31, 1996 reflect the combined operations of OCI North for the period August 1, 1995 through March 31, 1996 and OCI South for the period September 1, 1995 through March 31, 1996.

  Net revenues increased $20.1 million to $31.7 million for the nine months ended March 31, 1997 compared to $11.6 million for the unadjusted combined period ended March 31, 1996. This increase was primarily due to the purchase of certain of the Acquired Companies and the accompanying increase in the number of displays generating revenues for the Company.

  Operating expenses, exclusive of depreciation and amortization, increased $11.0 million to $18.8 million for the nine months ended March 31, 1997 compared to $7.9 million for the unadjusted combined period ended March 31, 1996, while operating expenses, exclusive of depreciation and amortization, as a percentage of net revenues decreased from 67.7% for the period ended March 31, 1996 to 59.3% for the nine months ended March 31, 1997. The decrease in operating expenses as a percentage of net revenues reflected the increased operating efficiencies resulting from the Company's revenue growth.

  Depreciation and amortization expense increased $4.0 million to $6.1 million for the nine months ended March 31, 1997 compared to $2.1 million for the unadjusted combined period ended March 31, 1996. Such increase was primarily related to the inclusion of depreciation and amortization generated by certain of the Acquired Companies.

  Due to the above factors, operating income increased $5.1 million to $6.8 million for the nine months ended March 31, 1997 compared to $1.7 million for the unadjusted combined period ended March 31, 1996, while operating income as a percentage of net revenues increased to 21.4% from 14.5% over such periods.

  Interest expense increased $5.5 million to $7.6 million for the nine months ended March 31, 1997 from $2.1 million for the unadjusted combined period ended March 31, 1996. Such increase primarily reflects the higher level of indebtedness resulting from the acquisition of certain of the Acquired Companies.

  As a result of the foregoing factors, the net loss for the nine months ended March 31, 1997 was $0.8 million, which was comparable to the Company's net loss for the unadjusted combined period ended March 31, 1996.

THE COMPANY'S UNADJUSTED COMBINED PERIOD ENDED JUNE 30, 1996 COMPARED TO THE PREDECESSORS' UNADJUSTED COMBINED FISCAL YEAR 1995

  References to the Company's operations for the unadjusted combined period ended June 30, 1996 refer to the combined operations of OCI North for the period August 1, 1995 through April 3, 1996, OCI South for the period September 1, 1995 through April 3, 1996 and the Company for the period April 4, 1996 through June 30, 1996. Accordingly, the period ended June 30, 1996 does not include a full fiscal year's results for the Company due to the Predecessors' differing fiscal year ends. References to the Company's operations for the unadjusted combined fiscal year 1995 refer to the combined operations of OCI North for the fiscal year ended July 31, 1995 and OCI South for the fiscal year ended August 31, 1995.

  The Company's net revenues increased $1.7 million or 9.0% to $20.2 million for the unadjusted combined period ended June 30, 1996 compared to $18.5 million for the unadjusted combined fiscal year 1995. This increase was primarily due to increases in the number of display faces, through new construction and the acquisitions of Georgia Outdoor and Alabama Outdoor, as well as an increase in revenues received per display face, offset by the inclusion of less than a full year's results in the 1996 period.

  The Company's operating expenses, exclusive of depreciation and amortization, increased $1.7 million or 15.8% to $12.9 million for the unadjusted combined period ended June 30, 1996 compared to $11.2 million for the same period in 1995, while operating expenses, exclusive of depreciation and amortization, as a percentage of net revenues increased to 64.1% for the unadjusted combined period ended June 30, 1996 from 60.3% for the unadjusted combined fiscal year 1995. This increase was primarily the result of the inclusion of expenses associated with operating Georgia Outdoor and Alabama Outdoor and one-time costs associated with, and charges taken to reflect redundancies created by, the Formation Transactions.

  Depreciation and amortization expense of the Company increased $0.5 million or 17% to $3.7 million for the unadjusted combined period ended June 30, 1996 from $3.2 million for the unadjusted combined fiscal year 1995. A significant portion of this increase was due to a step-up in basis resulting from purchase accounting adjustments in connection with the acquisitions of Georgia Outdoor and Alabama Outdoor.

  Due to the above factors, the Company's operating income decreased $0.6 million or 15.2% to $3.5 million for the unadjusted combined period ended June 30, 1996 compared to $4.2 million for the same period in 1995 and operating income as a percentage of net revenues decreased from 22.5% to 17.5% over such period.

  The Company's interest expense increased $0.6 million or 19.2% to $3.9 million for the unadjusted combined period ended June 30, 1996 from $3.3 million for the unadjusted combined fiscal year 1995. Such increase primarily reflects the higher level of indebtedness resulting from the acquisitions of Georgia Outdoor and Alabama Outdoor.

  As a result of the foregoing factors, the Company's net loss for the unadjusted combined period ended June 30, 1996 was $0.9 million as compared to net income of $0.7 million for the unadjusted fiscal year 1995.

PREDECESSORS' UNADJUSTED COMBINED FISCAL YEAR 1995 COMPARED TO PREDECESSORS' UNADJUSTED COMBINED FISCAL YEAR 1994

  References to the Predecessors' operations for the unadjusted combined fiscal years 1995 and 1994 reflect the combined operations of OCI South for the years ended August 31 and OCI North for the years ended July 31 and shall hereinafter be referred to as the applicable "fiscal year."

  The Predecessors' net revenues increased $1.9 million or 11.4% to $18.5 million for the fiscal year ended 1995 compared to $16.6 million for the same period in 1994. This increase was primarily due to a combination of rate and occupancy increases at both OCI North and OCI South. OCI North's net revenues increased $0.9 million or 9.1% to $10.4 million for the fiscal year 1995 as compared to $9.5 million for the same period in 1994. OCI South's net revenues increased $1.0 million or 14.4% to $8.2 million for the fiscal year ended 1995 as compared to $7.1 million for the same period in 1994.

  The Predecessors' operating expenses, exclusive of depreciation and amortization, increased $0.3 million or 2.6% to $11.2 million for the fiscal year 1995 compared to $10.9 million for the same period in 1994, while operating expenses, exclusive of depreciation and amortization, as a percentage of net revenues decreased as a percentage of net revenues to 60.3% for the fiscal year 1995 from 65.5% for the fiscal year 1994. The decrease in operating expenses as a percentage of revenues was primarily due to a large revenue increase with limited associated incremental cost. OCI North's operating expenses, exclusive of depreciation and amortization, did not increase materially for the fiscal year 1995 as compared to the same period in 1994. OCI South's operating expenses increased $0.3 million or 5.7% to $4.8 million for the fiscal year 1995 as compared to $4.5 million for the same period in 1994.

  Depreciation and amortization expense of the Predecessors decreased 0.9% to $3.2 million for the fiscal year 1995. OCI North's depreciation and amortization expense decreased $0.2 million or 7.2% to $2.1 million for the fiscal year 1995 as compared to $2.3 million for the same period in 1994. OCI South's depreciation and amortization expense increased $0.1 million or 14.4% to $1.1 million for the fiscal year 1995 as compared to $0.9 million for the same period in 1994.

  Due to the above factors, the Predecessors' operating income increased $1.6 million or 65.0% to $4.2 million for the fiscal year 1995 compared to $2.5 million for the same period in 1994. The Predecessors' operating income as a percentage of net revenues increased to 22.5% from 15.2% between such periods. OCI North's operating income increased $1.0 million or 118% to $1.9 million for the fiscal year 1995 as compared to $0.9 million for the same period in 1994. OCI South's operating income increased $0.6 million or 37.9% to $2.3 million for the fiscal year 1995 as compared to $1.7 for the same period in 1994.

  The Predecessors' interest expense increased $0.4 million or 14% to $3.3 million for the fiscal year 1995 from $2.9 million for the same period in 1994. OCI North's interest expense did not materially change in fiscal year 1995 as compared to the same period in 1994. OCI South's interest expense increased $0.3 million or 37.5% to $1.2 million for the fiscal year 1995 as compared to $0.9 million for the same period in 1994.

  As a result of the foregoing factors, net income for the fiscal year 1995 was $0.7 million as compared to a net loss of $0.8 million for the same period in 1994. OCI North's net loss for the fiscal year 1995 was $0.1 million as compared to a loss of $1.4 million for the same period in 1994. OCI South's net income increased $0.2 million or 45.2% to $0.8 million for the fiscal year 1995 as compared to net income of $0.5 million for the same period in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The Company financed the consolidation of OCI North and OCI South and the acquisitions of Georgia Outdoor and Alabama Outdoor through the combination of a $90 million credit facility (the "Old Credit Facility") and an equity and subordinated debt investment of approximately $34 million from certain individual investors, funds managed by Media/Communications Partners and Chase Venture Capital Associates, L.P. See "Certain Relationships and Related Transactions." Since that time, the Company has satisfied its working capital requirements with cash from operations and to a lesser extent borrowings under its credit facilities. Its acquisitions have been financed primarily with borrowings under its credit facilities.


  In October 1996, the Old Credit Facility was amended and restated as the Existing Credit Facility in order to increase the available credit to $140 million. The Company financed its acquisitions of Skoglund, Outdoor West and several smaller outdoor advertising operations through borrowings under the Existing Credit Facility. The Company intends to use the proceeds of the Offerings to repay substantially all amounts owed under the Existing Credit Facility and the Series A Notes and Series B Notes.

  Upon consummation of the Offerings, the Company intends to enter into the New Credit Facility. The New Credit Facility will provide for a total
commitment of approximately $    million. Approximately $    million of the
New Credit Facility will mature on      , 1997, with the remaining amount
maturing on    . The revolving credit loans and term loans under the New
Credit Facility will bear interest at various rates tied to base rates. The Company is entering into the New Credit Facility for the purpose of financing acquisitions and capital expenditures relating to the development and improvement of advertising structures. The Company believes that its cash from operations, together with available borrowings under the New Credit Facility, will be sufficient to satisfy its cash requirements, including anticipated capital expenditures, for the foreseeable future. However, in the event that cash from operations, together with available funds under the New Credit Facility are insufficient to satisfy cash requirements, the Company may require additional indebtedness to finance its operations including, without limitation, additional acquisitions. There can be no assurance that such additional debt will be available or that the Company will be able to incur such additional debt. See "Description of New Credit Facility" and "Description of Notes--Certain Covenants--Limitation on Additional Indebtedness."

  The Company has low maintenance capital expenditure requirements. Such capital expenditures are required to maintain and upgrade the Company's existing display faces. Management estimates that maintenance capital expenditures will total approximately $1.5 million in fiscal 1998. In addition to maintenance capital expenditures, the Company incurs discretionary capital expenditures for the construction of new display faces. Management estimates that discretionary capital expenditures will total an additional $2.5 million in fiscal 1998.

  Net cash provided by operating activities was $2.3 million for the nine months ended March 31, 1997. Net cash used in investing activities was $42.9 million for the nine months ended March 31, 1997, resulting primarily from acquisitions and capital expenditures. Net cash provided by financing activities was $43.9 million for the nine months ended March 31, 1997, resulting primarily from net borrowings under the Existing Credit Facility.

INFLATION

  In the last three years, inflation has not had a significant impact on the Company or its Predecessors.

NEW ACCOUNTING PRONOUNCEMENTS

  The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on April 4, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

  In October, 1995, SFAS No. 123 Accounting for Stock-Based Compensation was issued by the Financial Accounting Standards Board. This statement encourages, but does not require, companies to measure stock-based compensation cost using a fair value method, rather than the intrinsic value method prescribed by the Accounting Principles Board (APB) Opinion No. 25. Companies choosing to continue to measure stock-based compensation using the intrinsic value method must disclose on a pro forma basis net income (loss) and net income (loss) per share as if the fair value method were used. Management has determined that upon formation of the 1997 Stock Option Plan, they will adopt the disclosure-only provisions of SFAS No. 123. As such, the adoption of this Statement is not expected to have an impact on the Company's results of operations.

  In February, 1997, SFAS No. 128 Earnings per Share was issued by the Financial Accounting Standards Board. This statement is effective for both interim and annual periods ending after December 15, 1997, earlier adoption is not permitted. This standard replaces the presentation of primary earnings per share with a presentation of basic earnings per share and also requires dual presentation of basic and diluted earnings per share for all entities with complex capital structures. Because early adoption of SFAS No. 128 is not permitted, there is no impact on the Company's earnings per share amounts for the interim periods presented herein. However, upon adoption in the third quarter of 1998, all prior interim and annual period earnings per share data presented will be restated to conform with the provisions of SFAS No. 128. The Company does not expect the impact of the adoption of SFAS No. 128 to be material to previously reported earnings per share amounts.

TAXES

  As of June 30, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $943,000. As a result of the Formation Transactions in April 1996, future utilization of such net operating loss carryforwards is limited to approximately $580,000 annually. The Company expects that the net operating loss carryforwards will be exhausted during fiscal 1998 and the Company's effective tax rate will rise in fiscal 1999 and thereafter.

                                   BUSINESS

THE COMPANY

  OCI is a leading provider of outdoor advertising services, operating approximately 15,000 advertising displays in 13 midwestern and southeastern states. The Midwest and Southeast are attractive markets for outdoor advertising with stable, growing economies and a significant number of advertisers in diverse industries such as retail sales, health care, agriculture and manufacturing. The Company focuses on small- to medium-sized markets with populations ranging from 15,000 to 150,000 and is the largest outdoor advertising company in most of the markets in which it operates. Management believes that operating in small- to medium-sized markets provides certain advantages over operating in large markets, including lower and more stable lease costs, greater new build opportunities and more attractive acquisition opportunities. For the twelve months ended March 31, 1997, on a pro forma basis, the Company had net revenues and EBITDA of $56.1 million and $22.5 million, respectively, excluding the results of certain individually insignificant operations prior to their acquisition by the Company. See "Summary Pro Forma Financial Information."

  On April 3, 1996, the Company's current structure emerged with its acquisition and consolidation of OCI North and OCI South. See "Certain Relationships and Related Transactions--The Formation Transactions." OCI South was founded in 1972 by John C Stanley IV and A.B. Isbell upon their acquisition of certain outdoor advertising assets in the region around Memphis, Tennessee. Over the next 25 years, Messrs. Stanley and Isbell and the other employees steadily increased the sales and geographic reach of OCI South. Through dedication to customer service and product quality and the consummation of numerous acquisitions, OCI South grew its operations to more than 2,600 display faces in six states by April 1996. In 1989, OCI North was formed by Messrs. Stanley and Isbell to complete the acquisition of Dingeman Advertising, Inc., an outdoor advertising company based in Traverse City, Michigan whose operations had been in existence since 1922. Through additional acquisitions and new construction, OCI North grew substantially after 1989 so that by April 1996, OCI North had more than 2,800 display faces in three states. The Company believes that the success of its management team in developing and expanding its operations has made OCI a significant competitor in the outdoor advertising industry.

INDUSTRY OVERVIEW

  Outdoor advertising offers repetitive impact and relatively low cost-per-thousand impressions compared to alternative media, including television, radio, newspapers, magazines and direct mail marketing. The outdoor advertising industry in the United States has experienced increased advertiser interest and revenue growth during the 1990's. According to recent estimates by the Outdoor Advertising Association of America (the "OAAA"), the trade association for the outdoor advertising industry, outdoor advertising generated total revenues of approximately $2.0 billion in 1996, or approximately 1.1% of the total advertising expenditures in the United States.

  Although the outdoor advertising industry has gained increased prominence in recent years, the industry itself dates back to the late nineteenth century when companies began renting spaces on wooden boards or fences for advertising "bills" which were pasted or posted to the rented spaces. The industry grew dramatically from the 1920s to the 1960s, with the significant increase in automobile travel and highway and freeway construction and improvement. As roadside advertising became more popular with advertisers, the displays used by the industry evolved from posters to more permanent billboards in standard sizes located in highly visible, high-traffic locations.

  In more recent times, the outdoor advertising industry has experienced significant changes due to a number of factors. First, the outdoor advertising industry has increased its visibility with and attractiveness to a diversified set of local advertisers as well as national retail and consumer product-oriented companies to offset the decline in the use of tobacco advertising in recent years. Second, the industry has benefitted significantly from improvements in production technology, including the use of computer printing, vinyl advertising copy and improved lighting techniques, which have facilitated a more dynamic, colorful and creative use of the medium. These technological advances have permitted the outdoor advertising industry to respond more promptly and cost effectively to the changing needs of its advertising customers and make greater use of advertising copy used in other media. Third, the outdoor advertising industry has benefitted from the growth in automobile travel time for business and leisure due to increased highway congestion and continued demographic shifts of residences and businesses from the cities to outlying suburbs. The study most recently published by the Office of Highway Information Management of the Federal Highway Administration indicated that, during the period from 1983 to 1990, licensed drivers in the United States increased by 11%, vehicles owned increased by 15%, the number of vehicle trips increased by 25% and vehicle miles increased by 40%. The Company believes that these trends demonstrate that consumer exposure to existing billboard structures also increased during this period.

  Advertisers purchase outdoor advertising for a number of reasons. Outdoor advertising offers repetitive impact and a relatively low cost per-thousand impressions, a commonly used media measurement, as compared to television, radio, newspapers, magazines and direct mail marketing. This cost-effectiveness makes outdoor advertising a good vehicle to build mass market support. In addition, outdoor advertising can be used to target a defined audience in a specific location and, therefore, can be relied upon by local businesses concentrating on a particular geographic area where customers have specific demographic characteristics. For instance, restaurants, motels, service stations and similar roadside businesses use outdoor advertising to reach potential customers close to the point of sale and provide directional information. Other local businesses such as television and radio stations and consumer products companies may wish to appeal more broadly to customers and consumers in the local market. National brand name advertisers may use the medium to attract customers generally and build brand awareness. In all cases, outdoor advertising can be combined with other media such as radio and television to reinforce messages being provided to consumers.

  The outdoor advertising industry is comprised of several large outdoor advertising and media companies with operations in multiple markets, as well as many smaller and local companies operating a limited number of structures in a single or few local markets. While the industry has experienced some consolidation within the past few years, the OAAA estimates that there are still approximately 600 companies in the outdoor advertising industry operating approximately 396,000 billboard displays. The Company expects the trend of consolidation in the outdoor advertising industry to continue.

OPERATING STRATEGY

  The Company's objective is to be a leading provider of outdoor advertising services in small- to medium-sized markets across the United States. To achieve this objective, the Company plans to both increase its penetration in its existing markets and expand into attractive new markets. The Company has historically implemented, and intends to continue to pursue, the following operating strategy:

  Pursue Strategic Acquisitions. The Company seeks to continue its growth by pursuing an aggressive acquisition strategy emphasizing both in-market and new market acquisitions. The Company believes it has attractive in-market acquisition opportunities which will serve to increase market penetration and enhance local market operating efficiencies. In most instances, in-market acquisitions involved the purchase of display faces only and require no incremental personnel. The Company also intends to pursue new market acquisitions that are either within its existing regions or in new regions where attractive growth and consolidation opportunities exist.

  Leverage Operational Structure. The Company's operational structure provides significant operating leverage to support increased penetration of existing markets and new market expansion. The Company's operations are comprised of 11 divisions, each with its own division headquarters to service its display structures and customers. OCI has centralized management operations in Traverse City, Michigan and Corinth, Mississippi to provide administrative oversight of the divisions through centralized purchasing, a detailed budgeting process, management information systems and strict cost controls. With this infrastructure in place, the Company can generate revenues from newly acquired or constructed display faces at a very attractive incremental margin.

  Focus on Local Advertisers. The Company seeks to continue its local advertiser focus, which management believes provides the Company with a diverse and stable advertiser base, fewer sales subject to agency commissions and greater rate integrity. Local advertising constituted over 84% of the Company's gross revenues for the nine months ended March 31, 1997, which is higher than the industry average of 70% as estimated by the OAAA. The Company believes that the diversity of its local customer base insulates it from dependence on any one customer or industry. During the nine months ended March 31, 1997, no single customer represented more than 2.5% of the Company's gross revenues.

  Emphasize Twelve-Month Advertising Contracts. The Company seeks to maximize occupancy levels and sales force and production efficiency by focusing on twelve-month advertising contracts. The Company believes that these long-term contracts enhance occupancy levels at stable advertising rates, generate higher renewal rates, increase the predictability of revenues and allow its sales personnel time to provide greater attention to servicing their accounts.

  Capitalize on Experienced Management Team. The Company believes that one of the keys to continuing its growth is its experienced management team. The Company's three-person senior management team has over 70 years of combined experience in the outdoor advertising industry which provides the Company with the market knowledge and relationships necessary to identify and evaluate acquisition candidates. Management's local relationships also provide OCI with the ability to identify and obtain municipal approval for new build opportunities.

RECENT ACQUISITIONS

  The Company has historically relied on an acquisition-based growth strategy that has provided its management with considerable experience in analyzing and negotiating potential acquisitions. In addition, the Company's management has consistently demonstrated its ability to assimilate its acquisitions into the existing structure of the Company. The Company has acquired the assets of 16 outdoor advertising companies over a 15-month period, totaling in excess of 9,000 display faces. The Company believes that these completed acquisitions have significantly strengthened its market presence in the Midwest and Southeast and have allowed the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in contiguous markets. The following summarizes the Significant Acquisitions, which are included in the pro forma financial information in this Prospectus:

  The Ragan Acquisition. In May 1997, OCI entered into agreements to acquire substantially all of the assets of the Ragan Companies for an aggregate cash purchase price of $27.0 million. Upon consummation of this acquisition, the Company will acquire approximately 1,470 display faces in Rockford, Illinois; Cedar Rapids, Iowa and the Quad Cities of Moline, Illinois, Rock Island, Illinois, Davenport, Iowa and Bettendorf, Iowa. The Ragan Companies are attractive to OCI for several reasons, including the price, locations and size of the companies' markets. The acquisition of the Ragan Companies is scheduled to close in June 1997.

  The Outdoor West Acquisition. On March 31, 1997, OCI acquired substantially all of the assets of Outdoor West for a cash purchase price of $11.8 million. As a result of this acquisition, the Company acquired approximately 960 display faces in Tennessee and a right of first refusal to purchase Outdoor West, Inc. of Georgia, an affiliate of Outdoor West. The acquisition of Outdoor West has strengthened the Company's presence in eastern and central Tennessee.

  The Skoglund Acquisition. On October 31, 1996, OCI completed the acquisition of substantially all of the assets of Skoglund for a cash purchase price of $21.0 million. As a result of the acquisition of Skoglund, the Company acquired approximately 1,500 display faces in Minnesota and Wisconsin. These new market areas strengthen OCI's presence in the Midwest.

  The Alabama Outdoor Acquisition. On April 30, 1996, OCI acquired approximately 2,900 display faces across North and Central Alabama through its purchase of substantially all of the assets of Alabama Outdoor for a cash purchase price of $34.2 million. By purchasing display faces in the regions around and between Birmingham and Gadsden, Alabama, the Company has been able to strengthen its presence in a growing market.

  The Georgia Outdoor Acquisition. On April 3, 1996, OCI completed the acquisition of substantially all of the assets of Georgia Outdoor for a cash purchase price of $11.6 million. As a result of this transaction, the Company acquired approximately 800 display faces in Georgia and South Carolina in the vicinity of Athens, Georgia. This complemented the Company's existing operations in the region around Rome, Georgia.

  In addition to the Significant Acquisitions, since September 1996 the Company has consummated 11 in-market acquisitions, acquiring 1,691 display faces in Alabama, Georgia, Kentucky, North Carolina, South Carolina, Michigan and Tennessee for aggregate cash payments totaling approximately $17.5 million.

                                                                       APPROXIMATE
                                                                        NUMBER OF
                          DATE OF                                       DISPLAYS   ACQUISITION
NAME OF ACQUIRED COMPANY  ACQUISITION    DISPLAY LOCATIONS              ACQUIRED   TYPE
Summey Outdoor..........  June 1997      North Carolina/South Carolina        900  In-market
Ragan Companies.........  June 1997      Illinois/Iowa/Wisconsin            1,470  New market
Ellis Outdoor...........  April 1997     Alabama                               80  In-market
Quality Outdoor.........  April 1997     Kentucky                             180  In-market
Outdoor West............  March 1997     Tennessee                            960  New market
Raven Outdoor...........  February 1997  Michigan                              12  In-market
Scout Outdoor...........  February 1997  Tennessee                            100  In-market
Amor Sign Studios.......  February 1997  Michigan                             120  In-market
Pabian Outdoor..........  December 1996  Georgia                               40  In-market
D&S Outdoor.............  December 1996  Georgia                               16  In-market
Crowder Outdoor.........  November 1996  Georgia                              110  In-market
Skoglund................  October 1996   Minnesota/Wisconsin                1,500  New market
Hawthorne of
 Birmingham.............  October 1996   Alabama                               23  In-market
Hawthorne of Georgia....  September 1996 Georgia                              110  In-market
Alabama Outdoor.........  April 1996     Alabama                            2,900  New market
Georgia Outdoor.........  April 1996     South Carolina/Georgia               800  New market
                                                                         ------
 Total..................                                                    9,321
                                                                         ======

  The Company's acquisition integration approach is different for in-market and new market acquisitions. In-market acquisitions typically involve the purchase of display faces only, resulting in the elimination of all personnel and related costs. The functions relating to sales, production, leasing and administration are assumed by existing operations. In new markets, the Company generally eliminates administrative and accounting positions, maintains a sales and production capability, and institutes the Company's operating philosophy, systems and controls. In addition, the Company immediately implements its sales strategy which involves converting the compensation program of the sales force from salary plus incentive to straight commission and redirects the sales effort toward twelve-month advertising contracts.

MARKETS

  The Company operates primarily in small- to medium-sized markets in the midwest and southeast regions of the country. Each market has local industries, businesses and special events that are frequent users of outdoor advertising. The Company has 11 administrative and sales divisions headquartered in the locations listed in the table below.

  The following sets forth certain information (on a pro forma basis as set forth in the Unaudited Pro Forma Consolidated Financial Statements of OCI) for each of the Company's markets as of and for the twelve months ended March 31, 1997, excluding the pre-acquisition operating results from the 11 individually insignificant acquisitions by the Company since September 1996.

                                                                            NUMBER OF DISPLAYS
                                                              -----------------------------------------------
                         PRO FORMA NET REVENUES
                            12 MONTHS ENDED
                             MARCH 31, 1997     PERCENTAGE OF            JUNIOR    30-SHEET   8-SHEET
MARKET                       (IN THOUSANDS)     NET REVENUES  BULLETINS BULLETINS   POSTERS   POSTERS  TOTAL
Birmingham, AL..........        $10,533              18.8%        420       101      1,120      308     1,949
Quad Cities, IA/IL......          6,717              12.0         940        --(1)     192      359     1,491
Duluth, MN..............          6,150              11.0         318       390        864       12     1,584
Athens, GA..............          6,037              10.8         301       415        822       98     1,636
Traverse City, MI.......          4,830               8.6         161       520        746       --     1,427
Saginaw, MI.............          4,466               8.0         155       217        630        8     1,010
Corinth, MS.............          3,946               7.0         191       111        719        1     1,022
Johnson City, TN........          3,878               6.9         160       136        651       --       947
Paducah, KY.............          3,305               5.9          70       281        617        2       970
Huntsville, AL..........          3,241               5.8         223       126        591       --       940
Tuscaloosa, AL..........          3,022               5.4         276       138        384       --       798
                                -------             -----       -----     -----      -----      ---    ------
  Total.................        $56,125             100.0%      3,215     2,435      7,336      788    13,774(2)
                                =======             =====       =====     =====      =====      ===    ======

---------------------
(1) Separate information on the number of junior bulletins included among bulletins is unavailable.
(2) Excludes approximately 1,180 displays acquired after March 31, 1997.

  The following is an overview of the economies and significant features of the Company's 11 markets:

  Birmingham, Alabama. The Company's Birmingham market includes the region in and around Birmingham, Alabama, the largest city and the leading trade center in the State of Alabama. This market area is one of the Southeast's major centers of finance, health care, manufacturing, research and engineering, transportation and education. Unlike the other markets in which OCI operates, Birmingham is one of the sixty largest metropolitan areas in the country.

  Quad Cities, Iowa/Illinois. The Company's Quad Cities market consists of Rockford, Illinois; Cedar Rapids, Iowa; and the Quad Cities of Moline, Illinois, Rock Island, Illinois, Davenport, Iowa and Bettendorf, Iowa. The Quad Cities region features several major construction and farming machinery manufacturers as well as the University of Iowa. The Rockford, Illinois region, which is located approximately 90 miles from Chicago, is an important center for tool and die manufacturing for the automobile industry. Cedar Rapids, Iowa has over 278 manufacturing plants and approximately 20 Fortune 500 companies.

  Duluth, Minnesota. The Company's Duluth market includes the areas in and around Duluth, Minnesota; St. Cloud, Minnesota; and Eau Claire, Wisconsin. Important components of the Duluth area's economy include tourism, shipping, medical services, manufacturing, mining and education. St. Cloud is located approximately 65 miles from Minneapolis/St. Paul and is one of the state's leading agricultural areas. It is also the home of a variety of medical and light manufacturing companies. Eau Claire is located between Chicago and Milwaukee and is one of Wisconsin's most rapidly growing cities. Its industrial base includes computer manufacturing, insurance, environmental cleaning products and meat and dairy products.

  Athens, Georgia. The Company's Athens market encompasses 31 counties throughout northwest Georgia, a region with a healthy economy well positioned for growth. Much of this growth will emanate from the expansion of nearby Atlanta. In addition to the large number of commuters to greater Atlanta who live in this market area, there are a significant number of tourists who frequent the region including visitors to the University of Georgia.

  Traverse City, Michigan. The Company's Traverse City market includes the areas of Traverse City, Muskegon and Michigan's Upper Peninsula, some of that state's most popular tourist destinations. The greater Traverse City area attracts more than 2 million visitors annually to its numerous recreational offerings and events. The area's 20 championship golf courses as well as plentiful fishing and camping opportunities draw thousands of tourists during the summer, while premier ski resorts and hundreds of groomed snowmobile trails are popular in the winter. The tourism and retail sectors of the Traverse City Division's economy are balanced by stable manufacturing and natural resource-related sectors.

  Saginaw, Michigan. The Company's Saginaw market encompasses the "Tri-Cities" of Saginaw, Midland and Bay City, Michigan as well as the region in and around Port Huron, Michigan. The region's solid retail sectors are complemented by a robust tourism industry. For example, in Mount Pleasant, Michigan, the Soaring Eagle Casino attracts many people from across the state and nearby Canada. Other significant industry sectors in this region include automotive manufacturing, chemical production, agriculture processing and electric power and gas production.

  Corinth, Mississippi. The Company's Corinth market covers north and central Mississippi, northwest Alabama and west Tennessee. While this region's economy has traditionally been rooted in the timber, pulp and paper and railroad industries, other industries such as furniture and electronics manufacturing have emerged in recent years. In addition, the growing presence of casino gambling is boosting the region's economy dramatically. This market's Alabama region features a strong mix of industries, including apparel mills, metal casting houses and food processing plants. In addition, the lakes in this region have made tourism an increasingly important attraction for potential consumers in the region.

  Johnson City, Tennessee. The Company's Johnson City market is centered on the "Tri-Cities" area of Tennessee: Johnson City, Kingsport and Bristol. Local industries include electronics, pharmaceuticals, mining, machinery, apparel, textiles and aluminum products. The region also features many recreational areas with boating, skiing, white water rafting and fishing which make it a tourist destination.

  Paducah, Kentucky. The Company's Paducah market encompasses parts of Kentucky, Missouri and Illinois. The local economies within this division are driven by a diverse collection of industries including retail, health care and transportation. This market also includes the area in and around Decatur, Illinois, which is centrally located among Chicago, St. Louis and Indianapolis.

  Huntsville, Alabama. The Company's Huntsville market is centered in a region where defense and aerospace technology, research and manufacturing play an important role in the local economy. In addition, the area's economic base includes numerous electronics and other industrial firms. The Company's Huntsville market also includes the Murfreesboro, Tennessee region. Murfreesboro's proximity to Nashville generates substantial commuter and tourist traffic in this market. This region is also the location of companies involved in heavy manufacturing, health care and education.

  Tuscaloosa, Alabama. The Company's Tuscaloosa market covers the region in and around Tuscaloosa, Alabama, home of the main campus of the University of Alabama which serves as the focal point for much of the activity in and around this market area. Tuscaloosa is located fifty miles southwest of Birmingham, and large cities such as Atlanta, Memphis and Nashville are within a two-hundred mile radius of the city.

LOCAL MARKET OPERATIONS

  In addition to the sales operations in each of its divisions, the Company maintains a complete outdoor advertising operation including a general manager, a production, construction and maintenance facility, a creative department equipped with advanced technology, a real estate unit and support staff. The Company conducts its outdoor advertising operations through these local offices, consistent with senior management's belief that an organization with decentralized sales and operations is more responsive to local market demand and provides greater incentives to employees. The decentralized sales operations are balanced by administrative oversight through OCI's centralized accounting and financial controls based in the Company's primary administrative offices in Corinth, Mississippi and Traverse City, Michigan. These controls allow OCI to closely monitor the operating and financial performance of its operations in each market. Mr. Isbell is the President of the Company and its Chief Operating Officer, and four regional Vice Presidents report directly to him. The 11 division general managers in turn report directly to one of the four regional Vice Presidents. Such division general managers are responsible for the day-to-day operations of their respective markets and are compensated according to the financial performance of such markets. In general, these local managers oversee market development, production and local sales.

  Although site leases (for land underlying an advertising structure) are administered from the Company's primary administrative offices in Mississippi and Michigan, each local division office is solely responsible for locating and ultimately procuring leases for appropriate sites in its market. Site lease contracts vary in term but typically run from five to twenty years with various termination and renewal provisions. Each division office maintains a leasing department, which maintains records containing information on local property ownership, lease contract terms, zoning ordinances and permit requirements. The Company believes that by relying on personnel in its local offices to study market conditions and procure new site leases it is better able to respond to increases in customer demand.

  The Company has also established fully staffed and equipped creative departments in each of its divisions. Using technologically advanced computer hardware and software, the creative departments are able to develop original design copy for local advertisers and exchange work and concepts with each other or directly with clients or their agencies. This capability has encouraged some advertising agencies to rely on the Company for the creation of their clients' outdoor campaigns. The Company believes that its creative departments' implementation of continuing technological advances provides a significant competitive advantage in its sales and service area.

SALES AND SERVICE

  The Company has long focused on providing a low cost, high-quality advertising vehicle to local businesses. During the nine months ended March 31, 1997, local advertising revenues accounted for 84% of gross revenues. The Company believes that outdoor advertising will typically be the most efficient means for local advertisers to reach consumers. Management believes that its local advertiser focus provides the Company with a diverse and stable advertiser base, fewer agency commission sales and greater rate integrity. The Company also believes that the diversity of its customer base insulates the Company from dependence on any one customer or industry. For the nine months ended March 31, 1997, no single customer represented more than 2.5% of the Company's gross revenues.

  The Company believes that the development of partner-like relationships with local business owners is a key component to successful operation in smaller markets. Management therefore encourages its sales personnel to become acquainted with these local business persons to learn about the needs of its small business customers and spend time discussing the benefits of outdoor advertising with them. Few of the local advertisers in small markets have relationships with advertising agencies; therefore, the Company obtains many of its contracts with such advertisers through direct sales. As a result, a lower percentage of the Company's revenues are subject to advertising agency commissions than those of major market outdoor advertising companies. Elimination of the payment of agency commissions on some local sales, typically 15% of gross revenues, increases the profitability of contracts with local businesses or, under some circumstances, enhances the Company's ability to offer incentive programs to its customers.

  The Company emphasizes the use of advertising contracts with a term of twelve months. The Company believes that such contracts provide the Company with considerable stability with respect to both occupancy and advertising rates. Long-term contracts also increase the predictability of revenues and allow sales personnel time to devote greater attention to servicing their accounts. The Company believes that once its customers enter into twelve-month contracts they tend to view their outdoor advertising expenses as a routine cost of doing business. As a result, such customers are more likely to renew their contracts. The Company has experienced renewal rates of approximately 75% of advertising contracts, with average annual rate increases at or above the annual rate of inflation.

  To encourage customers to sign twelve-month poster contracts, the Company has consistently used two promotions: an incentive program and a rotation program. Under the incentive program, customers who enter into a twelve-month poster contract are eligible for certain incentives which may be applied to a twelve-month renewal of such contract. Under the rotation program, customers of the Company who have entered into twelve-month contracts can change the location of their poster advertising display from one of the Company's structures to another Company-owned structure every 30 to 60 days. This affords such customers with more varied exposure and access to some of the Company's most attractive locations which might otherwise be unavailable.

  In each of its 11 divisions, the Company maintains teams of sales representatives with defined territories who report to a general manager in each of its markets. The Company's sales teams are experienced, with individual sales persons averaging six years of service with the Company or operations acquired by the Company. Each sales representative is compensated exclusively on a commission basis, and the local general manager's compensation is tied to the performance of his or her sales team. The Company believes that this incentive structure, together with the experience of its personnel, is a significant factor in its ability to maintain a solid base of local advertisers in the communities where it operates. In addition, the Company's national sales manager works with advertising agencies across the country to solicit national advertising with the Company.

CUSTOMERS

  Approximately 84% of the Company's gross revenues in the first nine months of fiscal 1997 were generated from local advertisers. The Company believes that focusing on local advertising offers several advantages over national advertising. In local sales, the Company often deals directly with the customer without an agency acting as an intermediary. The Company expends considerable sales efforts on educating local customers regarding the benefits of outdoor media and helping potential customers develop an outdoor advertising strategy. Hence, the Company has an opportunity to develop a long-term working relationship with local advertisers and influence their purchasing decisions. The direct relationship also gives the Company an advantage in obtaining renewals, as is evidenced by its advertising contract renewal rate of 75%. In addition, the Company's experience has been that local advertisers are more likely to enter into twelve-month contracts. See "--Sales and Service". Local advertisers tend to have smaller advertising budgets and are more dependent on the Company's production and creative personnel to design and produce advertising copy. While price and availability are important competitive factors, service and customer relationships are also critical components of local sales. The Company's reliance on local advertisers is particularly beneficial from a diversification standpoint. No one customer accounted for more than 2.5% of the Company's gross revenues during the nine months ended March 31, 1997.

  The close proximity of the Company's displays to several large metropolitan areas allows it to attract national advertisers. One strategy employed by the Company to attract national advertisers has been the establishment of "rings" around several major metropolitan areas including Atlanta, Detroit, Memphis, Minneapolis and Nashville. Rather than locate signs within such metropolitan areas, the Company operates display faces in smaller communities surrounding these markets. National advertisers who want access to commuters who work in metropolitan areas but live outside them are therefore attracted to OCI. The Company competes for national advertisers primarily as compared to the outdoor advertising industry as a whole on the basis of price, location of displays, availability and service.

  Tobacco revenues have historically accounted for a significantly lower portion of the Company's outdoor advertising revenues than the outdoor advertising industry as a whole. For the nine months ended March 31, 1997, tobacco advertisers accounted for less than 10% of the Company's gross revenues, well below the estimated 13.6% for the outdoor advertising industry as a whole in 1996, as reported by Competitive Media Reporting and Publishers Information Bureau Inc. Thus, the reduction by the leading tobacco companies in their expenditures for outdoor advertising due to a declining population of smokers, societal pressures, consolidation in the tobacco industry and price competition from generic brands has had a less dramatic effect on the Company's inventories than on the outdoor advertising industry as a whole. See "--Government Regulation."

  The following table illustrates the diversity of the Company's advertising base for the nine months ended March 31, 1997:

                     GROSS REVENUES BY ADVERTISER CATEGORY

                                                                  PERCENTAGE OF
                                                                  GROSS REVENUES
   Retail/Consumer Products......................................      12.8%
   Hospitality...................................................      12.4
   Automotive and Related........................................      11.8
   Tobacco.......................................................       9.1
   Media/Communications..........................................       7.8
   Restaurants...................................................       7.4
   Gaming and other Recreation...................................       5.9
   Financial Services/Insurance..................................       5.5
   Health Care...................................................       4.8
   Beverages (alcoholic and non-alcoholic).......................       4.3
   Real Estate...................................................       2.3
   Other.........................................................      15.9
                                                                      -----
     Total.......................................................     100.0%
                                                                      =====

INVENTORY

  The Company operates four standard types of outdoor advertising display faces:

  Bulletins generally are 36 feet long by 10 1/2 feet high or 48 feet long by 14 feet high and consist of panels on which advertising copy is displayed. The advertising copy is either hand painted onto the panels at the facilities of the Company in accordance with design specifications supplied by the advertiser and attached to the outdoor advertising structure, or is hand-painted or printed with the computer-generated graphics on a single sheet of vinyl that is wrapped around the structure. On occasion, to attract more attention, some of the panels may extend beyond the linear edges of the display face and may include three-dimensional embellishments. Because of their greater impact and higher cost, bulletins are usually located on major highways.

  Junior Bulletins are smaller bulletins, measuring 25 feet long by 12 feet high or smaller, with panels on which advertising copy is displayed. As with standard bulletins, the advertising copy is either hand painted onto the panels at the facilities of the Company in accordance with design specifications supplied by the advertiser and attached to the outdoor advertising structure, or is hand-painted or printed with the computer-generated graphics on a single sheet of vinyl that is wrapped around the structure. Junior bulletins may also feature panels extending beyond the linear edges of the display face or other three-dimensional embellishments. Junior bulletins are generally located on secondary roads and highways.

  30-Sheet Posters generally are 25 feet long by 12 feet high and are the most common type of billboard. Advertising copy for 30-sheet posters consists of lithographed or silk-screened paper sheets supplied by the advertiser that are pasted and applied like wallpaper to the face of the display. Thirty-sheet posters are primarily located on major traffic arteries.

  Junior (8-Sheet) Posters usually are 12 feet long by 6 feet high. Displays are prepared and mounted in the same manner as 30-sheet posters. Most junior posters, because of their smaller size, are primarily located on city streets.

  Billboards generally are mounted on structures owned by the Company and located on sites that are either owned or leased by it or on which it has acquired a permanent easement. Billboard structures are durable, have long useful lives and do not require substantial maintenance. When disassembled, they typically can be moved and relocated at new sites. The Company's outdoor advertising structures are made of steel and other durable materials built to withstand variable climates, including the rigors of the midwestern climate. The Company expects its structures to last 15 years or more without significant refurbishment.

PRODUCTION

  The Company has internal production facilities and staff in each of its 11 divisions to perform the full range of activities required to develop, create and install outdoor advertising in all of its markets. Production work includes creating the advertising copy design and layout, painting the design or coordinating its printing and installing the designs on its displays. The Company usually provides its full range of production services to local advertisers and to advertisers that are not represented by advertising agencies, since national advertisers and advertisers represented by advertising agencies often use preprinted designs that require only installation. However, the Company's creative and production personnel frequently are involved in production activities even when advertisers are represented by agencies due to the development of new designs or adaptation of copy from other media for use on billboards. The Company's artists also assist in the development of marketing presentations, demonstrations and strategies to attract new advertisers.

  With the increased use of vinyl and pre-printed advertising copy furnished to the outdoor advertising company by the advertiser or its agency, outdoor advertising companies are becoming less responsible for labor-intensive production work since vinyl and pre-printed copy can be installed quickly. The vinyl sheets are reusable, thereby reducing the Company's production costs, and are easily transportable. Due to the geographic proximity of the Company's principal markets and the transportability of vinyl sheets, the Company can shift materials among markets to promote efficiency. The Company believes that this trend over time will reduce operating expenses associated with production activities.

COMPETITION

  The Company is the leading outdoor advertising provider in most of its markets. In each of its markets, the Company faces competition from other media, including broadcast and cable television, radio, print media and direct mail marketers. In addition, the Company also competes with a wide variety of "out-of-home" media, including highway logo signs, advertising in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses and subways. Advertisers compare relative costs of available media and cost-per-thousand impressions, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, outdoor advertising relies on its low cost-per-thousand-impressions and its ability to reach repetitively a broad segment of the population in a specific market or to target a particular geographic area or population with a particular set of demographic characteristics within that market.

  The outdoor advertising industry is highly fragmented, consisting of several large outdoor advertising and media companies with operations in multiple markets as well as smaller and local companies operating a limited number of structures in single or a few local markets. Although some consolidation has occurred over the past few years, according to the OAAA there are approximately 600 companies in the outdoor advertising industry operating approximately 396,000 billboard displays. In several of its markets, the Company encounters direct competition from other major outdoor media companies, including 3M Media, which has agreed to be acquired by Outdoor Systems, Inc., Whiteco, Inc., and Lamar Advertising Company, each of which has a larger national network and greater total resources than the Company. The Company believes that its emphasis on local advertisers and its position as a major provider of advertising services in each of its markets enable it to compete effectively with the other outdoor media operators, as well as other media, both within those markets and in the midwest region. The Company also competes with other outdoor advertising companies for sites on which to build new structures. See "Risk Factors--Competition."

GOVERNMENT REGULATION

  The outdoor advertising industry is subject to governmental regulation at the federal, state and local levels. Federal law, principally the Highway Beautification Act, encouraged states, by the threat of withholding federal appropriations for the construction and improvement of highways within such states, to implement legislation to restrict billboards located within 660 feet of, or visible from, interstate and primary highways except in commercial or industrial areas. All of the states have implemented regulations at least as restrictive as the Highway Beautification Act, including prohibitions on the construction of new billboards adjacent to federally-aided highways and the removal at the owner's expense and without any compensation of any illegal signs on such highways. The Highway Beautification Act, and the various state statutes implementing it, require the payment of just compensation whenever government authorities require legally erected and maintained billboards to be removed from federally-aided highways.

  The states and local jurisdictions have, in some cases, passed additional and more restrictive regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on outdoor advertising structures adjacent to federally-aided highways and other thoroughfares. Such regulations, often in the form of municipal building, sign or zoning ordinances, specify minimum standards for the height, size and location of billboards. In some cases, the construction of new billboards or relocation of existing billboards is prohibited. Some jurisdictions also have restricted the ability to enlarge or upgrade existing billboards, such as converting from wood to steel or from non-illuminated to illuminated structures. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain. Thus far, the Company has been able to obtain satisfactory compensation for any of its structures removed at the direction of governmental authorities, although there is no assurance that it will be able to continue to do so in the future.

  In recent years, there have been movements to restrict billboard advertising of certain products, including tobacco and alcohol. It is uncertain whether additional legislation of this type will be enacted on the national level or in any of the Company's markets. The Company derives significant revenues from advertisers in the gaming industry. The Company is not aware of any concerted efforts to enact legislation limiting the advertisement of casino gaming, but there can be no assurance that there will not be such efforts in the future.

  In August 1996, the U.S. Food and Drug Administration issued final regulations governing certain marketing practices in the tobacco industry. Among other things, the regulations prohibit tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and require that tobacco product advertisements on billboards be in black and white and contain only text. Enforcement of such regulations has been stayed indefinitely by a federal court in North Carolina. A reduction in billboard advertising by the tobacco industry could cause an immediate reduction in the Company's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. In early 1997, the major tobacco manufacturers in the United States and certain state attorneys general entered into litigation settlement discussions. At this time, it is unclear whether any such settlement will be reached and what effect, if any, such a settlement would have on OCI's operations. See "--Customers" and "Risk Factors--Tobacco Industry Regulations."

  Amortization of billboards has also been adopted in varying forms in certain jurisdictions. Amortization permits the billboard owner to operate its billboard as a non-conforming use for a specified period of time until it has recouped its investment, after which it must remove or otherwise conform its billboard to the applicable regulations at its own cost without any compensation. Amortization and other regulations requiring the removal of billboards without compensation have been subject to vigorous litigation in state and federal courts and cases have reached differing conclusions as to the constitutionality of these regulations. To date, regulations in the Company's markets have not materially adversely affected its operations.

  The outdoor advertising industry is heavily regulated and, at various times and in various markets, the Company can expect to be subject to varying degrees of regulatory pressure affecting the operation of advertising displays. Accordingly, although the Company's experience to date is that the regulatory environment has not adversely impacted the Company's business, no assurance can be given that existing or future laws or regulations will not materially adversely affect the Company at some time in the future.

OUTDOOR ADVERTISING PROPERTIES

  Outdoor Advertising Sites. The Company owns or has permanent easements on approximately 158 parcels of real property that serve as the sites for its outdoor displays. The Company's remaining approximately 5,273 advertising display sites are leased or licensed. The Company's site leases are for varying terms ranging from month-to-month or year-to-year to terms of 10 years or longer, and many provide for renewal options. With the exception of approximately 150 leases between the Company and John H. Dingeman in Michigan, there is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. The Company believes that an important part of its management activity is to manage its lease portfolio and negotiate suitable lease renewals and extensions. Through the use of double-side structures and the erection of multiple structures on individual sites, the Company averages approximately three display faces for every occupied site it owns or leases.

  Office and Production Facilities. The Company's principal executive and administrative offices are located in Corinth, Mississippi and Traverse City, Michigan. In Corinth, Mississippi, OCI leases approximately 5,000 square feet of office space to house its administrative operations. In its Traverse City, Michigan office, the Company leases approximately 4,500 square feet of office space. The Company owns office and production facilities in Rome, Georgia, Duluth, Minnesota and Corinth, Mississippi. The Company is exploring the benefits of selling such real estate. In addition to these properties, the Company owns or leases other office space and production and maintenance facilities in each of its 11 divisions. The Company considers its facilities to be well maintained and adequate for its current and reasonably anticipated future needs.

EMPLOYEES

  At March 31, 1997, the Company employed approximately 316 people, of whom approximately 67 were primarily engaged in sales and marketing, 162 were engaged in painting, bill posting and construction and maintenance of displays and the balance were employed in financial, administrative and similar capacities. The Duluth Division has 13 employees who belong to a union. The Company considers its relations with the union and with its employees to be good.

LEGAL PROCEEDINGS

  From time to time, the Company may be involved in various legal proceedings that are incidental to the conduct of its business. The Company is not involved in any pending or, to its knowledge, threatened legal proceedings which the Company believes could reasonably be expected to have a material adverse effect on the Company's financial condition or results of operations.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

NAME                        AGE POSITION
John C Stanley IV.......... 49  Chairman of the Board of Directors,
                                Chief Executive Officer and Director
A.B. Isbell................ 61  President, Chief Operating Officer and Director
Richard W. Ebersole........ 44  Treasurer and Chief Financial Officer
Steven B. Dodge............ 51  Director
Douglas W. Ferris, Jr.*.... 53  Director
Stephen F. Gormley*+....... 47  Director
John G. Hayes*+............ 34  Director
Brian J. Richmand+......... 43  Director
John G. Andrews............ 43  Regional Vice President
G. Robert Joiner........... 52  Regional Vice President
Gerald P. Scott............ 46  Regional Vice President
Mark K. Sherwood........... 36  Regional Vice President
David F. Dietz............. 47  Secretary

---------------------
*  Member of Audit Committee
+  Member of Compensation Committee

  John C Stanley IV has served as Chairman of the Board of Directors and Chief Executive Officer of the Company and its direct and indirect subsidiaries since April 1996. From 1972 through 1994, Mr. Stanley was Vice President and Secretary of OCI South. Since 1994, Mr. Stanley has served as Chairman of OCI South.

  A.B. Isbell has served as a Director and President and Chief Operating Officer of the Company and its direct and indirect subsidiaries since April 1996. Mr. Isbell has also served as President of OCI South since 1972.

  Richard W. Ebersole has served as a Director and Treasurer and Chief Financial Officer of the Company and its direct and indirect subsidiaries since April 1996. Mr. Ebersole was President of OCI North from 1991 until the consummation of the Formation Transactions in April 1996.

  Steven B. Dodge has served as a Director of the Company since May 1997. Mr. Dodge has been the Chairman of the Board, President and Chief Executive Officer of American Radio Systems Corporation, a national radio broadcasting company, since November 1993. Mr. Dodge also serves as a Director of American Radio Systems Corporation and American Media, Inc.

  Douglas W. Ferris, Jr. has been a Director of the Company since May 1997. Mr. Ferris has been Chairman of the Board of National Commerce Bank Services, Inc., a financial institution based in Memphis, Tennessee, since 1987. National Commerce Bank Services, Inc. is an affiliate of National Commerce Bank Corporation.

  Stephen F. Gormley has served as a Director of the Company and its direct and indirect subsidiaries since April 1996. Mr. Gormley has been a partner of Media/Communications Partners, a venture capital firm, since 1985.

  John G. Hayes has served as a Director of the Company and its direct and indirect subsidiaries since April 1996. Mr. Hayes has been associated with Media/Communications Partners since 1989 and has served as a partner since 1993.

  Brian J. Richmand has served as a Director of the Company and its direct and indirect subsidiaries since April 1996. Mr. Richmand has been a general partner of Chase Capital Partners, the general partner of Chase Venture Capital Associates, L.P., a venture capital firm, since August 1993. From January 1986 to August 1993, Mr. Richmand was a partner at the law firm of Kirkland & Ellis. Mr. Richmand is also a director of Riverwood Holding, Inc.

  John G. Andrews has been a Regional Vice President of the Company since April 1996. Mr. Andrews was President of Alabama Outdoor from March 1994 until Alabama Outdoor was acquired by OCI in April 1996. From March 1993 through November 1993, Mr. Andrews served as a Vice President and Regional Manager of Gateway Outdoor Advertising's Carolina Division, an outdoor advertising company.

  G. Robert Joiner has been a Regional Vice President of the Company since April 1996, having previously served as a division General Manager since March 1996. Prior to joining OCI, Mr. Joiner was employed by Waste Management, Inc., a waste disposal company, serving as such company's State President of its Mississippi operations from February 1993 to March 1996 and as general manager of its Winston-Salem, North Carolina division from January 1991 to February 1993.

  Gerald P. Scott has been a Regional Vice President of the Company since March 1996, having previously served as a division General Manager since 1992.

  Mark Sherwood has been a Regional Vice President of the Company since September 1996, having previously served as a division manager of the Company since September 1992. Prior to joining OCI, Mr. Sherwood was employed as a sales manager at Coca Cola Bottling Co. of Michigan, a soft drink bottler.

  David F. Dietz has served as the Secretary of the Company since April 1996. Mr. Dietz has been a partner in the law firm of Goodwin, Procter & Hoar LLP since 1984.

  The number of directors of the Company is currently fixed at seven. Following the Offering, the Company's Board of Directors will consist of three Class I Directors (Messrs. Dodge, Ferris and Richmand), two Class II Directors (Messrs. Hayes and Isbell) and two Class III Directors (Messrs. Gormley and Stanley) whose initial terms will expire upon the election and qualification of directors at the annual meetings of stockholders to be held in 1998, 1999 and 2000, respectively. Messrs. Stanley, Isbell, Gormley, Hayes and Richmand were initially elected to serve as Directors of the Company pursuant to a voting agreement among all shareholders of the Company at the time of the Formation Transactions. Such voting agreement will terminate upon the closing of this Offering. See "Certain Relationships and Related Transactions-- Formation Transactions".

  The Board of Directors has established an audit committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee recommends the firm to be appointed as independent auditors of the Company's financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent auditors, reviews with management and the independent auditors the Company's annual operating results, considers the adequacy of the internal accounting procedures, considers the effect of such procedures on the auditors' independence and establishes policies for business values, ethics and employee relations. Messrs. Ferris, Gormley and Hayes constitute the members of the Audit Committee. The Compensation Committee, which consists of Messrs. Gormley, Hayes and Richmand, reviews and recommends the compensation arrangements for all directors and officers and approves such arrangements for other senior level employees. The Compensation Committee also administers and takes such other action as may be required in connection with the incentive plans of the Company, including the 1997 Stock Option Plan (as defined below).

DIRECTOR COMPENSATION

  Directors who are employees of the Company serve without compensation (other than reimbursement of expenses) in connection with rendering services as a Director. Non-employee directors receive $2,500 per board or committee meeting, plus reimbursement of expenses.

EXECUTIVE COMPENSATION

  Prior to the establishment of the Compensation Committee, the compensation of executive officers of the Company was determined by the Board of Directors of the Company. The Compensation Committee is currently responsible for reviewing and recommending the compensation of senior executives of the Company. The following table sets forth certain information concerning compensation received by the Chief Executive Officer and the other four most highly-compensated executive officers of the Company for services rendered to the Company in all capacities (including service as an officer or director) in fiscal 1996. No stock options or similar awards had been granted as of the end of fiscal 1996.

  Summary Compensation. The following table shows compensation paid to the executive officers of the Company listed below for services rendered to the Company and its predecessors in all capacities during the fiscal year ended June 30, 1996 (collectively, the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION
                                 --------------------     ALL OTHER
   NAME AND PRINCIPAL POSITION   SALARY(1)    BONUS      COMPENSATION
   John C Stanley IV             $ 137,500  $     --       $75,386(2)
    Chairman and Chief
    Executive Officer

   A.B. Isbell                     116,666        --        75,386(2)
    President and Chief
    Operating Officer

   Richard W. Ebersole             108,425    108,742(3)    79,106(2)(4)
    Treasurer and Chief
    Financial Officer

---------------------
(1) The current annual salaries of Messrs. Stanley, Isbell and Ebersole are $225,000, $175,000 and $125,000, respectively.
(2) Pursuant to an agreement dated August 9, 1994 among OCI North and Messrs. Stanley, Isbell and Ebersole in connection with the acquisition of OCI North by the Company on April 3, 1996 OCI North issued one share of its common stock to each of Messrs. Stanley, Isbell and Ebersole as compensation. The market value of such share of common stock was calculated to be $75,386.
(3) Consists of a cash bonus paid to Mr. Ebersole by OCI North upon the acquisition of OCI North by the Company.
(4) Includes $3,720 contributed by OCI North to Mr. Ebersole's account under a 401(k) plan maintained by OCI North.

  No other executive officers of the Company earned in excess of $100,000 during the fiscal year ended June 30, 1996.

STOCK OPTION PLAN

  On    , 1997, the Board of Directors adopted, and the stockholders of the
Company approved, the Company's 1997 Stock Option and Incentive Plan (the
"1997 Stock Option Plan"), which authorizes the issuance of up to     shares
of Common Stock. The 1997 Stock Option Plan permits the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code"), (ii) options that do not so qualify, (iii) stock appreciation rights and (iv) restricted and unrestricted stock awards.

  The 1997 Stock Option Plan is designed and intended as a performance incentive for officers, directors, employees, consultants and other key persons performing services for the Company to encourage such persons to acquire or increase a proprietary interest in the success of the Company. The 1997 Stock Option Plan provides that it shall be administered by the Compensation Committee, which shall be comprised of non-employee directors who are to be appointed by the Board of Directors from time to time. The Compensation Committee determines the terms of each individual stock option and stock award, subject to the terms of the 1997 Stock Option Plan, including the exercise price or purchase price of such awards. The exercise price for incentive stock options must be equal to the fair market value of the Common Stock on the date of grant. The exercise price for non-qualified stock options and the purchase price for Common Stock awards is determined at the discretion of the
Compensation Committee. On    , 1997, there were options to purchase an
aggregate of     shares of Common Stock outstanding, of which shares had been granted to executive officers of the Company. The exercise price of such
options is    .

EMPLOYEE STOCK PURCHASE PLAN

  On    , 1997, the Board of Directors adopted and the stockholders of the
Company approved, the Company's Employee Stock Purchase Plan (the "Employee
Stock Purchase Plan"). The Company has reserved a total     of shares of
Common Stock for issuance under the Employee Stock Purchase Plan. The Compensation Committee of the Board of Directors shall administer the Employee Stock Purchase Plan. The Employee Stock Purchase Plan which is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Code, as amended, permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 10% of their compensation. The price of the Common Stock purchased under the Employee Stock Purchase Plan will be 85% of the lower of the fair market value of the Common Stock on the first or last day of each six month purchase period. Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and for more than six months.

401(K) PLAN

  The Company has adopted a 401(k) Employee Savings Plan (the "401(k) Plan"). All full-time employees of the Company are eligible to participate in the 401(k) Plan once they have accumulated 12 months of qualified service with the Company. The Company currently matches employee contributions to the 401(k) Plan at a rate of 50% of each employee's contribution up to a total of 3% of the employee's total compensation.

KEY MAN INSURANCE

  The Company maintains key man life insurance policies on Messrs. Stanley and Isbell.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company formed its Compensation Committee in May 1997. Previously, compensation decisions were made by the entire Board of Directors. Messrs. Gormley, Hayes and Richmand comprise the Company's Compensation Committee. No director of the Company serves on the compensation committee of the board of directors of any other Company.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 31, 1997, and as adjusted to reflect the sale by the Company of the shares offered in the Common Stock Offering, (i) by each person who is known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock,
(ii) by each of the Company's directors, (iii) by each of the Named Executives, and (iv) by all current directors and executive officers of the Company as a group.

                               SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                OWNED PRIOR TO THE        OWNED AFTER THE
                              COMMON STOCK OFFERING    COMMON STOCK OFFERING
NAME AND ADDRESS              -----------------------  ----------------------
                                NUMBER    PERCENT(1)    NUMBER      PERCENT(1)
Entities affiliated with
Media/Communications
 Partners(2)................     5,463.50      45.25%
 75 State Street
 Boston, MA 02109

  Media/Communications
  Partners II Limited
   Partnership(2)...........     5,244.96      43.44
  Media/Communications
  Investors Limited
   Partnership(2)...........       218.54       1.81                       *

Chase Venture Capital
Associates, L.P.(3).........     3,636.51      30.12
 c/o Chase Capital Partners
 380 Madison Avenue
 12th Floor
 New York, NY 10017

John C Stanley IV(4)........     1,400.54      11.60
 512 Taylor Street
 Corinth, MS 38834

A.B. Isbell.................     1,050.00       8.70
 512 Taylor Street
 Corinth, MS 38834

Richard W. Ebersole.........        35.00          *                       *

Steven B. Dodge.............          --         --           --         --

Douglas W. Ferris...........        87.50          *                        *

Stephen F. Gormley(5).......     5,463.50      45.24

John G. Hayes(6)............     5,463.50      45.24

Brian J. Richmand(7)........     3,636.51   3,636.51

All directors and executive
 officers
as a group (13 persons)(8)..    11,848.05      98.12%

---------------------
*Represents less than 1% of the outstanding shares

(1) Total capital stock prior to this Offering and the Common Stock Offering consists of 12,075 shares of Common Stock. Total capital stock after the
    Common Stock Offering includes     shares of Common Stock and 5,000,000
    shares of authorized but unissued preferred stock.
(2) Includes (i) 5,244.96 shares of Common Stock held by Media/Communications Partners II Limited Partnership ("M/C II") and (ii) 218.54 shares of Common Stock held by Media/Communications

    Investors Limited Partnership ("M/C Investors"). Messrs. Gormley and Hayes are general partners of Media/Communications Partners.
(3) Includes 3,636.51 shares of Common Stock held by Chase Venture Capital Associates, L.P. ("CVCA"). Mr. Richmand is a partner of the general partner of CVCA.
(4) Includes (i) 1,204.16 shares of Common Stock held by Mr. Stanley, (ii)
    98.19 shares held by the JCS Trust of which Mr. Stanley serves as trustee and (iii) 98.19 shares held by the LWS Trust of which Mr. Stanley serves as trustee.
(5) Consists of shares held by M/C II and the M/C Investors. As a general partner of Media/Communications Partners, Mr. Gormley may be deemed to be the beneficial owner of such shares. Mr. Gormley disclaims beneficial ownership of such shares.
(6) Consists of shares held by M/C II and the M/C Investors. As a general partner of Media/Communications Partners, Mr. Hayes may be deemed to be the beneficial owner of such shares. Mr. Hayes disclaims beneficial ownership of such shares.
(7) Consists of shares held by CVCA. As a general partner of CVCA, Mr. Richmand may be deemed to be the beneficial owner of such shares. Mr. Richmand disclaims beneficial ownership of such shares.
(8) Includes (i) 5,463.50 shares of Common Stock held by entities affiliated with Media/Communications Partners, (ii) 3,636.51 shares of Common Stock held by CVCA and (iii) 98.19 shares of Common Stock held by each of the JCS Trust and the LWS Trust of which Mr. Stanley serves as trustee.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE FORMATION TRANSACTIONS

  On April 3, 1996, the Company's current structure emerged through an equity financing and the simultaneous acquisition and consolidation of OCI North and OCI South (collectively, the "Formation Transactions").

  Acquisition of OCI North. Pursuant to an Asset Purchase Agreement dated as of April 3, 1996 (the "OCI North Purchase Agreement"), the Company acquired from all of the shareholders of OCI North, including Media/Communications Partners Limited Partnership, Chestnut Street Partners, Inc., Milk Street Partners, Inc. and TA Investors (collectively, the "Original MCP Investors"), John C Stanley IV, A.B. Isbell and Richard W. Ebersole, all of the outstanding capital stock of OCI North. Under the terms of the OCI North Purchase Agreement, the shares of OCI North common stock and preferred stock held by Messrs. Stanley, Isbell and Ebersole were initially purchased for cash by M/C II and M/C Investors (together, the "MCP Investors"). The MCP Investors subsequently assigned all shares of OCI North common stock and preferred stock to OCI in exchange for shares of Common Stock of the Company. At the time of the Formation Transactions, OCI North also paid 100% of the principal and accrued interest on subordinated notes issued in August 1989 to each of the Original MCP Investors. Messrs. Gormley and Hayes are partners of entities affiliated with each of the MCP Investors and the Original MCP Investors.

  Acquisition of OCI South. On April 3, 1996, under the terms of a Stock and Warrant Purchase Agreement, the Company, in conjunction with New South Holdings Corp., a wholly-owned subsidiary of the Company ("New South Holdings"), acquired all of the outstanding capital stock of OCI South, including shares held by Mr. Stanley, A.B. Isbell, Norman Isbell, Priscilla S. Denton, the JCS Trust and the LWS Trust, in exchange for (i) the issuance by New South Holdings of $5.9 million aggregate principal amount of notes payable to Messrs. Stanley and A.B. Isbell and (ii) the issuance of shares of Common Stock and Series A Notes of OCI to Messrs. Stanley, A.B. Isbell, Norman Isbell, the JCS Trust and the LWS Trust. Norman Isbell is the son of A.B. Isbell. Ms. Denton is the sister of Mr. Stanley. Mr. Stanley is the trustee of the JCS Trust and the LWS Trust. The New South Notes will remain outstanding and payable by New South Holdings after this Offering.

  Equity Financing of OCI. On April 3, 1996, under the terms of a Securities Purchase Agreement (the "OCI Agreement"), the MCP Investors and CVCA purchased for cash shares of Common Stock and Series B Notes of the Company. Mr. Richmand is a partner of the general partner of CVCA. In addition, Mr. Ebersole purchased for cash shares of Common Stock and Series A Notes. On April 30, 1996, pursuant to the terms of the OCI Agreement and in connection with the acquisition of Alabama Outdoor, the MCP Investors and CVCA purchased for cash additional shares of Common Stock and additional Series B Notes in exchange for certain cash payments. On September 10, 1996, Gerald P. Scott and
G. Robert Joiner, under the same terms as the April 3, 1996 transactions, purchased for cash shares of Common Stock and Series A Notes of the Company. On January 27, 1997, John Andrews and Mark Sherwood, under the same terms as the April 3, 1996 transactions, purchased for cash shares of Common Stock and Series A Notes.

REGISTRATION RIGHTS AGREEMENT

  In connection with the initial capitalization of the Company, OCI entered into a Registration Rights Agreement with the holders (the "Holders") of 12,075 shares of its Common Stock ("Registrable Shares") which provides that, subject to certain limitations, upon a written request by the Holders of at least fifty-one percent (51%) of the Registrable Shares at any time after the earlier of six months after the first public offering of securities of the Company or April 3, 1999, the Company shall use its best efforts to effect the registration of all or a portion of the shares of Common Stock of such requesting Holders. If the Company becomes eligible to use a shelf registration statement, the Holders of at least ten percent (10%) of the Registrable Shares shall have the right to request, and the Company shall use its best efforts to have declared effective, not more than two (2) shelf registration statements per year for a public offering of Registrable Securities having an aggregate proposed offering price of not less than $250,000.

                      DESCRIPTION OF NEW CREDIT FACILITY

  The Company and all of its Subsidiaries have entered into the New Credit Facility which will become effective upon consummation of the Offering. The terms and conditions of the New Credit Facility are as set forth below:

REVOLVING CREDIT FACILITY

  Commitment; Interest. The Revolving Credit Facility is a revolving line of
credit facility providing for borrowings of up to $    million that may be
used for general corporate purposes including working capital requirements. Borrowings under the Revolving Credit Facility may be in the form of Eurodollar loans or announced base rate loans as determined by the Company. The Company may prepay borrowings under the Revolving Credit Facility, and may re-borrow (up to the amount of the commitment then in effect) any amounts that are repaid or prepaid.

  Termination of Commitment. The initial commitment of $    million terminates
on    , 2004, unless extended, or upon the occurrence of a "change of control"
(as defined in the New Credit Facility). On each of these dates, the Company is required to repay borrowings (together with fees and interest accrued thereon and any additional amounts owing under the Revolving Credit Facility) in excess of the commitment as reduced.

  Covenants. The Revolving Credit Facility restricts the Company and its subsidiaries from, among other things: (i) changes in business; (ii) with certain exceptions, consolidation, mergers, sales or purchases of assets;
(iii) with certain exceptions, incurring, creating, assuming or suffering to exist any liens or encumbrances upon property of the Company or assigning any right to receive income; (iv) with certain exceptions, creating, incurring, assuming or suffering to exist any indebtedness; (v) making investments or loans in any other person or entity or acquiring or establishing any subsidiaries except for investments and subsidiaries permitted under the Revolving Credit Facility; (vi) selling, assigning or otherwise encumbering or disposing of the capital stock or other securities of any subsidiary; (vii) making any optional or voluntary prepayments on indebtedness; (viii) with certain exceptions, redeeming, retiring or purchasing capital stock of the Company or declaring or paying dividends on the capital stock of the Company; and (ix) except as to certain transactions that comply with the terms of the Revolving Credit Agreement, entering into transactions with affiliates.

  Change of Control. A change of control of the Company constitutes an event of default permitting the lenders to accelerate indebtedness under and terminate the Revolving Credit Facility.

ACQUISITION CREDIT FACILITY

  Commitment; Interest. The Acquisition Credit Facility (as defined in the New Credit Facility) consists of an acquisition credit line in the amount of $
million pursuant to which $   million is available under a term loan facility
available on the closing date and $    million which is available under a
revolving/term loan facility. The revolving/term loan facility may be re-
borrowed from time to time; the $    million term loan may not be re-borrowed.
Borrowings under the Acquisition Credit Facility may be in the form of Eurodollar loans or announced base rate loans as determined by the Company. See "Use of Proceeds."

  Covenants. The Acquisition Credit Facility restricts the Company and its subsidiaries from, among other things: (i) changes in business; (ii) with certain exceptions, consolidation, mergers, sales or purchases of assets;
(iii) with certain exceptions, incurring, creating, assuming or suffering to exist any liens or encumbrances upon property of the Company or assigning any right to receive income; (iv) with certain exceptions, creating, incurring, assuming or suffering to exist any indebtedness; (v) making investments or loans in any other person or entity or acquiring or establishing any subsidiaries except for investments and subsidiaries permitted under the Acquisition Credit Facility; (vi) selling, assigning or otherwise encumbering or disposing of the capital stock or other securities of any subsidiary; (vii) making any optional or voluntary prepayments on indebtedness; (viii) with certain exceptions, redeeming, retiring or purchasing capital stock of the Company or declaring or paying dividends on the capital stock of the Company; and (ix) except as to certain transactions that comply with the terms of the Acquisition Credit Agreement, entering into transactions with affiliates. With respect to additional acquisitions, such additional acquisitions require the consent of
the lenders unless such acquisitions do not exceed $    in the aggregate or
the Holdings Leverage Ratio (as defined in the Credit Agreements) is less
than   to 1.0. In addition, the Acquisition Credit Facility also requires the
Company to maintain certain levels of Operating Cash Flow and interest expense
coverage, and limits the Company's capital expenditures to $    million in
each fiscal year (in addition to additional permitted expenditures not in excess of the "basket" amount set forth therein), which amount is increased to 105% of the maximum amount for the immediately preceding twelve-month period.

  Change of Control. A "change of control" of the Company constitutes an event of default permitting the lenders to accelerate indebtedness under and terminate the Acquisition Credit Facility.

                             DESCRIPTION OF NOTES

GENERAL

  The Notes will be issued pursuant to an Indenture, dated as of     , 1997
(the "Indenture"), among the Company, the Guarantors and     , as trustee (the
"Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. The following is a summary of the material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference. For purposes of this section, references to the "Company" include only the Company and not its Subsidiaries.

  The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to Senior Indebtedness of the Company and will rank pari passu in right of payment with all other senior subordinated Indebtedness of the Company. The Notes will be unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by the Guarantors.

PRINCIPAL, MATURITY AND INTEREST

  The Notes will be limited in aggregate principal amount to $125,000,000 and
will mature on     , 2007. The Notes will bear interest at a rate of  % per
annum from the date of original issuance until maturity. Interest will be
payable semi-annually in arrears on      and     , commencing     , 1998, to
holders of record of the Notes at the close of business on the immediately
preceding      and     , respectively.

OPTIONAL REDEMPTION

  The Notes will be redeemable at the option of the Company, in whole or in
part, at any time on or after     , 2002 at the following redemption prices
(expressed as a percentage of principal amount), together, in each case, with accrued and unpaid interest, if any, to the redemption date, if redeemed
during the twelve-month period beginning on     , of each year listed below:

        YEAR                                                          PERCENTAGE
        2002.........................................................         %
        2003.........................................................         %
        2004.........................................................         %
        2005 and thereafter..........................................  100.000%

  Notwithstanding the foregoing, the Company may redeem in the aggregate up to one-third of the original principal amount of Notes at any time and from time
to time prior to     , 2000 at a redemption price equal to  % of the aggregate
principal amount so redeemed, plus accrued interest to the redemption date out of the Net Proceeds of one or more Public Equity Offerings (other than the Common Stock Offering); provided that at least two-thirds of the principal amount of Notes originally issued remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 60 days following the closing of any such Public Equity Offering.

  In the event of a redemption of fewer than all of the Notes, the Trustee shall select by lot or in such other manner as it shall deem fair and equitable the Notes to be redeemed; provided, however, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes for redemption shall be made by the Trustee only on a pro rata basis, unless such method is otherwise prohibited. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Note.

MANDATORY REDEMPTION

  The Notes will not be subject to the benefit of any mandatory sinking fund. Upon the occurrence of certain Asset Sales or a Change of Control, holders of the Notes will have the right to require the Company to purchase some or all of their Notes, as more fully described under "--Repurchase at the Option of Holders--Change of Control" and "--Asset Sales."

GUARANTEES

  The Company's obligations under the Notes will be jointly, severally and unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by the Guarantors. All payments pursuant to the Guarantees by the Guarantors will be subordinated in right of payment to the prior payment in full of all Guarantor Senior Indebtedness of the Guarantor, to the same extent and in the same manner that all payments pursuant to the Notes are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company.

  The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees of Senior Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor.

  Subject to the provisions of "--Merger, Consolidation or Sale of Assets," a Guarantor will be released from all of its obligations under its Guarantee if all or substantially all of its assets are sold or all of its Capital Stock is sold (whether by way of merger, consolidation or otherwise), in each case in a transaction in compliance with the covenant described under "Repurchase at the Option of Holders--Asset Sales" and the other provisions of the Indenture.

SUBORDINATION OF NOTES AND GUARANTEES

  The indebtedness represented by the Notes will, to the extent and in the manner provided for in the Indenture, be subordinated in right of payment to the prior payment and satisfaction in full in cash of all existing and future Senior Indebtedness of the Company. As of March 31, 1997, after giving pro forma effect to the application of the net proceeds of the Offering, the aggregate principal amount of outstanding Senior Indebtedness and Guarantor Senior Indebtedness would have been approximately $5.9 million and the Company and the Guarantors would have had the ability to borrow an additional $ million.

  In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, arrangement, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, whether voluntary or involuntary, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any general assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company (except in connection with the merger or consolidation of the Company or its liquidation or dissolution following the transfer of substantially all of its assets, upon the terms and conditions permitted under the circumstances described under "--Merger, Consolidation or Sale of Assets"), the holders of Senior Indebtedness of the Company will be entitled to receive payment and satisfaction in full in cash of all obligations due on or in respect of all Senior Indebtedness of the Company before the holders of the Notes are entitled to receive or retain any payment or distribution of any kind (other than a payment or distribution in the form of Permitted Junior Securities) on account of the Notes. In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Obligations in respect of Senior Indebtedness of the Company are paid and satisfied in full in cash, then such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) will be held by the recipient in trust for the benefit of holders of Senior Indebtedness and will be immediately paid over or delivered to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Obligations with respect to Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness (except that holders of Notes may receive payments made from the trust described under "--Defeasance and Covenant Defeasance" if the deposit into such trust was permitted to be made under the terms of the Indenture). By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company, and creditors of the Company who are not holders of Senior Indebtedness or of the Notes may recover more, ratably, than the holders of the Notes.

  No payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) of any assets or securities of the Company or any of its Subsidiaries of any kind or character may be made by or on behalf of the Company or any Subsidiary, including, without limitation, by way of set-off or otherwise, for or on account of the Notes, or for or on account of the purchase, redemption or other acquisition of the Notes, and neither the Trustee nor any holder or owner of any Notes shall take or receive from the Company or any Subsidiary of the Company, directly or indirectly in any manner, payment in respect of all or any portion of Notes following the delivery by the representative of the holders of Designated Senior Indebtedness (the "Representative") to the Trustee of written notice of the occurrence of a Payment Default, and in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or ceases to exist. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph, the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

  Upon the occurrence of a Non-Payment Event of Default in respect of Designated Senior Indebtedness, no payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) of any assets of the Company of any kind or character may be made by the Company, including, without limitation, by way of set-off or otherwise, for or on account of the Notes, or for or on account of the purchase, redemption or other acquisition of Notes, and neither the Trustee nor any holder or owner of any Notes shall take or receive from the Company, directly or indirectly in any manner, payment in respect of all or any portion of the Notes, for a period (a "Payment Blockage Period") commencing on the date of receipt by the Trustee of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph) the earliest of (x) more than 179 days shall have elapsed since receipt of such written notice by the Trustee,
(y) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been paid in full or (z) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from such Representative, after which, in the case of clause (x), (y) or (z), the Company shall resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice initiating such Payment Blockage Period. Only one Payment Blockage Period with respect to the Notes may be commenced within any 365-day period. No Non-Payment Event of Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event shall a Payment Blockage Period extend beyond 179 days from the date of the receipt of the notice referred to above and there must be a 186-consecutive-day period in any 365-consecutive-day period during which no Payment Blockage Period is in effect. In the event that, notwithstanding the foregoing, the Company makes any payment or distribution to the Trustee or any holder of any Note prohibited by the subordination provision of the Indenture, then such payment or distribution will be required to be paid over and delivered to the holders (or their representative) of Designated Senior Indebtedness.

  Each Guarantee will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Obligations in respect of Guarantor Senior Indebtedness of the applicable Guarantor, including obligations of such Guarantor with respect to its guarantee of the Company's obligations under the Credit Agreement, and will be subject to the rights of holders of Designated Senior Indebtedness of such Guarantor to initiate blockage periods, upon terms substantially comparable to the subordination of the Notes to all Senior Indebtedness of the Company.

  If the Company or any Guarantor fails to make any payment on the Notes or any Guarantee, as the case may be, when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

  A holder of Notes by his acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee as his attorney-in-fact for such purpose.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  The Indenture will provide that upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to purchase all or any part of such holder's Notes pursuant to an offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment").

  Within 30 days of the occurrence of a Change of Control, the Company shall send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register maintained by the Registrar of the Notes, a notice stating: (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be a business day no earlier than 30 business days nor later than 60 business days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new
Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof; (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and (9) the name and address of the Paying Agent.

  On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Company shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof. The Company will send to the Trustee and the holders of Notes on or as soon as practicable after the Change of Control Payment Date a notice setting forth the results of the Change of Control Offer.

  The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes or portions thereof validly tendered and not withdrawn under such Change of Control Offer.

  The New Credit Facility will prohibit the Company from repurchasing any Notes pursuant to a Change of Control Offer prior to the repayment in full of the Senior Indebtedness under the New Credit Facility. Moreover, the occurrence of certain change of control events identified in the New Credit Facility will constitute a default under the New Credit Facility. Any future credit facilities or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control were to occur, the Company may not have sufficient available funds to pay the Change of Control Payment for all Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer after first satisfying its obligations under the New Credit Facility or other agreements relating to Senior Indebtedness, if accelerated. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Payment when due will give the Trustee and the holders of the Notes the rights described under "--Events of Default."

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company's board of directors, and evidenced by a board resolution); (ii) not less than 85% of the consideration received by the Company or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the Company or such Subsidiary will not be required to comply with this clause (ii) with respect to a Permitted Asset Swap; and (iii) the Asset Sale Proceeds received by the Company or such Subsidiary are applied (a) first, to the extent the Company elects, or is required, to prepay, repay or purchase debt under any then existing Senior Indebtedness of the Company or any Guarantor Senior Indebtedness of any Subsidiary Guarantor within 180 days following the receipt of the Asset Sale Proceeds from any Asset Sale; provided that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid;
(b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent the Company elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) used or useful in businesses similar or ancillary to the business of the Company and its Subsidiaries as conducted at the time of such Asset Sale, provided that such investment occurs and such Asset Sale Proceeds are so applied within 180 days following the receipt of such Asset Sale Proceeds (the "Reinvestment Date"); and (c) third, (1) to the repayment of an amount of Other Pari Passu Debt not exceeding the Other Pari Passu Debt Pro Rata Share (provided that any such repayment shall result in a permanent reduction of the commitment thereunder in an amount equal to the principal amount so repaid) and (2) if on the Reinvestment Date with respect to any Asset Sale the Excess Proceeds exceed $10.0 million, the Company shall apply an amount equal to such Excess Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer"). If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Excess Proceeds not required to repurchase Notes.

  If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the Reinvestment Date, a notice to the holders stating, among other things: (1) that such holders have the right to require the Company to apply the Excess Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Company, that each Holder must follow in order to have such Notes repurchased; and (4) the calculations used in determining the amount of Excess Proceeds to be applied to the repurchase of such Notes.

  The New Credit Facility may prohibit the Company from purchasing any Notes from Asset Sale Proceeds. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions. In the event an Excess Proceeds Offer occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase or could attempt to refinance the Senior Indebtedness, that contains such prohibition. If the Company does not obtain such a consent or repay such Senior Indebtedness, the Company may remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default.

CERTAIN COVENANTS

 Limitation on Additional Indebtedness

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; provided, that (i) the Company will be permitted to incur Indebtedness (including Acquired Indebtedness) and (ii) a Subsidiary of the Company will be permitted to incur Acquired Indebtedness, if, in either case, after giving pro forma effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Leverage Ratio is less than (x) 6.50 to 1.00 if such Indebtedness is incurred on or prior to
    , 2000, (y) 6.25 to 1.00 if such Indebtedness is incurred after     , 2000
and on or prior to     , 2002 and (z) 6.00 to 1.00 if such Indebtedness is
incurred thereafter. A Guarantor will be permitted to guarantee Indebtedness of the Company incurred pursuant to clause (i) of the proviso of the immediately preceding sentence.

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

 Limitation on Restricted Payments

  The Indenture will provide that the Company will not make, and will not permit any of its Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

    (a) no Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

    (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness;" and

    (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) the difference between (x) the Cumulative EBITDA and (y) 1.5 times the Cumulative Consolidated Interest Expense, plus
  (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions in the form of common equity to the Company after the Issue Date or (y) from the issuance or sale of Capital Stock (excluding proceeds from Disqualified Capital Stock and excluding the proceeds to the Company from the Common Stock Offering, but including Capital Stock issued upon the conversion of convertible Indebtedness, in exchange for outstanding Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Capital Stock)) of the Company to any person (other than to a Subsidiary of the Company) after the Issue Date, plus (3) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment. For purposes of the preceding subclause (2)(y), upon the issuance of Capital Stock either from the conversion of convertible Indebtedness or exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights, the amount counted as net cash proceeds received will be the cash amount received by the Company at the original issuance of the Indebtedness that is so converted or exchanged or from the issuance of options, warrants or rights, as the case may be, plus the incremental amount of cash received by the Company, if any, upon the conversion, exchange or exercise thereof. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

  The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii) the retirement of any shares of Capital Stock of the Company or Subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of, the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock), (iii) the redemption or retirement of Subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the net cash proceeds of, a substantially concurrent sale or incurrence of Subordinated Indebtedness (other than any Indebtedness owed to a Subsidiary of the Company) of the Company that is contractually subordinated in right of payment to the Notes to at least the same extent as the subordinated Indebtedness being redeemed or retired, (iv) the purchase, redemption or other acquisition for value of shares of Capital Stock of the Company (other than Disqualified Capital Stock) or options on such shares held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of Capital Stock or options were issued or pursuant to a severance, buy-sell or right of first refusal agreement with such current or former officer or employee; provided that the aggregate cash consideration paid, or distributions made, pursuant to this clause (iv) do not in any one fiscal year exceed $500,000, or (v) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the covenant described under "--Repurchase at the Option of Holders--Asset Sales."

  Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default exists and is continuing and no Default will occur immediately after giving effect to any Restricted Payments.

 Limitation on Other Senior Subordinated Debt

  The Indenture will provide that the Company will not, and will not permit any of the Guarantors to, directly or indirectly, incur, contingently or otherwise, any Indebtedness (other than the Notes and the Guarantees, as the case may be) that is both (i) subordinate in right of payment to any Indebtedness of the Company or any Guarantor, as the case may be, and (ii) senior in right of payment to the Notes or any of the Guarantees, as the case may be. In addition, the Company will not permit any of the Guarantors to, directly or indirectly, incur, contingently or otherwise, any guarantee on a senior basis any Indebtedness of the Company that is subordinate in right of payment to any other Indebtedness of the Company.

 Limitations on Liens

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, upon any of its property or assets, whether now owned or acquired after the Issue Date, or any proceeds therefrom, that secure either (i) Subordinated Indebtedness unless the Notes and the Guarantees, as applicable, are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (ii) Indebtedness that is pari passu with the Notes unless the Notes and the Guarantees, as applicable, are equally and ratably secured with the Liens securing such Indebtedness.

 Limitation on Transactions with Affiliates

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate or holder of 10% or more of the Common Stock of the Company or any Affiliate (each of the foregoing, an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless (i) such Affiliate Transaction is between or among the Company and/or Wholly-Owned Subsidiaries or (ii) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms that could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1.0 million that is not permitted under clause (i) above, the Company must obtain a resolution of the board of directors approved by a majority of the members of the board of directors (and a majority of the independent directors) of the Company certifying that such Affiliate Transaction complies with clause (ii) above. In transactions with a value in excess of $5.0 million that are not permitted under clause (i) above, the Company must obtain a written opinion as to the fairness of such a transaction to the Company or its Subsidiary from an independent investment banking firm of nationally recognized standing.

  The foregoing provisions will not apply to (i) any dividend that is not prohibited by the provisions described under "Limitations on Restricted Payments" contained herein, (ii) any transaction, approved by the board of directors of the Company, with an officer or director of the Company or of any Subsidiary of the Company in his or her capacity as officer or director entered into in the ordinary course of business, including compensation and employee benefit arrangements with any officer or director of the Company or of any of its Subsidiaries that are customary for public companies in the outdoor advertising industry or (iii) transactions with The Chase Manhattan Bank or any of its Affiliates in the ordinary course of providing banking, financial advisory, securities or other financial services.

 Guarantees of Certain Indebtedness

  The Indenture will provide that the Company will not permit any of its Subsidiaries (other than the Guarantors) to (a) guarantee any Indebtedness of the Company (other than Indebtedness incurred under clause (vii) of Permitted Indebtedness) or (b) pledge any intercompany notes representing obligations of any of its Subsidiaries (other than the Guarantors) to secure the payment of any Indebtedness of the Company (other than Indebtedness incurred under clause
(vii) of Permitted Indebtedness), in each case unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Guarantee under the Indenture. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of its Subsidiaries to (a) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock, (b) pay any Indebtedness owed to the Company or any of its Subsidiaries, (c) make loans or advances to the Company or any Subsidiary, (d) transfer any of its properties or assets to the Company or any Subsidiary, (e) grant liens or security interests on the assets of the Company or any of its Subsidiaries in favor of the holders of the Notes or (f) guarantee the Notes or any renewals or refinancings thereof, except for (i) such encumbrances or restrictions arising by reason of Acquired Indebtedness of any of the Company's Subsidiaries existing at the time such Person became a Subsidiary of the Company; provided that such encumbrances or restrictions were not created in anticipation of such Person becoming a Subsidiary and are not applicable to the Company or any of its other Subsidiaries, (b) such encumbrances or restrictions arising under Refinancing Indebtedness; provided that the terms and conditions of any such restrictions are no less favorable to the holders of Notes than those under the Indebtedness being refinanced and
(c) customary provisions restricting the assignment of any contract or interest of the Company or any of its Subsidiaries.

 Limitation on Issuance and Sales of Preferred Stock by Subsidiaries

  The Indenture will provide that the Company (i) will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or a Wholly-Owned Subsidiary) and (ii) will not permit any person (other than the Company or a Wholly-Owned Subsidiary) to own any Preferred Stock of any Subsidiary.

 Line of Business

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, engage in any business other than the business of outdoor advertising or a substantially similar or related business.

COMMISSION REPORTS

  Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission and provide, within 15 days after such filing, the Trustee and holders of Notes and prospective holders of Notes (upon request) with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. In the event that the Company is not permitted to file such reports, documents and information with the Commission, the Company will provide substantially similar information to the Trustee, the holders of Notes and the prospective holders of Notes upon request) as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Company also will comply with the other provisions of
Section 314(a) of the Trust Indenture Act.

MERGER, CONSOLIDATION OR SALE OF ASSETS

  The Indenture will provide that the Company will not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person or Persons, and that the Company will not permit any of its Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or of the Company and its Subsidiaries, taken as whole, to any other Person or Persons, unless (i) either (a)(1) if the transaction or transactions is a merger or consolidation involving the Company, the Company shall be the surviving Person of such merger or consolidation or (2) if the transaction or transactions is a merger or consolidation involving a Subsidiary of the Company, such Subsidiary shall be the surviving Person of such merger or consolidation and such surviving Person shall be a Subsidiary of the Company, or (b)(1) the Person formed by such consolidation or into which the Company or such Subsidiary is merged or to which the properties and assets of the Company or such Subsidiary, as the case may be, are transferred (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (2)(A) in the case of a transaction involving the Company, the Surviving Entity shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture, and in each case, the Indenture shall remain in full force and effect, or (B) in the case of a transaction involving a Subsidiary that is a Guarantor, the Surviving Entity shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary under its Guarantee and related supplemental indenture, and in each case, such Guarantee and supplemental indenture shall remain in full force and effect; and (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing and the Company, or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis, could incur $1.00 of additional Indebtedness under the first paragraph of "--Limitation on Additional Indebtedness."

  In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. In addition, each Guarantor, unless it is the other party to the transaction or unless its Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Guarantee will continue to apply to the obligations of the Company or the Surviving Entity under the Indenture.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or any Subsidiary of the Company, as the case may be, is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company or such Subsidiary is merged or to which such transfer is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Subsidiary, as the case may be, under the Indenture with the same effect as if such successor corporation had been named as the Company or such Subsidiary therein; and thereafter, except in the case of (i) a lease or (ii) any sale, assignment, conveyance, transfer, lease or other disposition to a Subsidiary of the Company, the Company or such Guarantor, as the case may be, shall be discharged from all obligations and covenants under the Indenture and the Notes.

  The Indenture will provide that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described under "--Limitation on Additional Indebtedness," "--Limitation on Restricted Payments" and "--Limitation on Liens"), Subsidiaries of any Surviving Entity will, upon such transaction or series of related transactions, become Subsidiaries of the Company and all Indebtedness, and all Liens on property or assets, of the Company and its Subsidiaries in existence immediately prior to such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

  The following are "Events of Default" under the Indenture:

    (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes; or

    (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, for 30 days; or

    (iii) the Company or any Guarantor fails to comply with any of its obligations described under "--Merger, Consolidation or Sale of Assets" or "Redemption at the Option of Holders--Change of Control" or "--Asset Sales"; or

    (iv) the Company or any Guarantor fails to perform or observe any other term, covenant or agreement contained in the Notes, the Guarantees or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (a) to the Company by the Trustee or (b) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

    (v) default or defaults under any agreement, indenture or instrument under which the Company or any Subsidiary of the Company then has outstanding Indebtedness in excess of $5,000,000 in the aggregate and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults results in the acceleration of the maturity of such Indebtedness; or

    (vi) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with "--Certain Covenants--Guarantees of Certain Indebtedness"); or

    (vii) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $5,000,000 either individually or in the aggregate, shall have been entered against the Company or any of its Subsidiaries or any of their respective properties and shall not have been discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, will not be in effect; or

    (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Subsidiary of the Company shall have occurred; or

    (ix) either (a) the collateral agent under the New Credit Facility or (b) if the New Credit Facility shall no longer be in force and effect, any holder of at least $5,000,000 in aggregate principal amount of Indebtedness of the Company or any Guarantor shall commence judicial proceedings to foreclose upon assets of the Company or any of its Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $5,000,000 or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure.

  The Indenture will provide that if an Event of Default (other than as specified in clause (viii) with respect to the Company) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture. In case an Event of Default specified in clause (viii) above with respect to the Company occurs and is continuing, the principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

  After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (a) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (b) all overdue interest on all Notes, (c) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (c) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (ii) all Defaults, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

  The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

  No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, terminate its obligations with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness presented by the then outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for receipt of payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity, (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws),
(iii) no Default shall have occurred and be continuing on the date of such deposit or at any time during the 90-day period following such date, (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company, (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company is a party or by which the Company is bound and (vi) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel that, taken together, state that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

  The Indenture shall upon request of the Company cease to be of further effect (except as to certain provisions governing registration of transfer and exchange of the Notes and payments thereon) when (A) either (1) all Notes theretofore authenticated and delivered (other than (i) Notes that have been destroyed, lost or stolen and that have been replaced or paid and (ii) Notes for whose payment (x) cash in United States dollars or (y) U.S. Government Obligations maturing as to principal, premium, if any, and interest in such amounts of money and at such times as are sufficient without consideration of any reinvestment of such interest, to pay principal of and interest on the outstanding Notes not later than one day before the due date of any payment, have theretofore been deposited in trust with the Trustee or any Paying Agent) have been delivered to the Trustee for the cancellation, or (2) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their stated maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company in the case of (2)(i), (2)(ii) or (2)(iii) above, has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Notes which have become due and payable) or the stated maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (B) the Company has paid or caused to be paid all other sums then due and payable hereunder by the Company; and (C) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel that, taken together, state that all conditions precedent herein relating to the satisfaction and discharge of this Indenture have been complied with.

TRANSFER AND EXCHANGE

  Holders of the Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar under such Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indentures. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

  The registered holder of a Note may be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  From time to time, the Company, the Guarantors and the Trustee may, without the consent of holders of the Notes, amend the Indenture or the Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder. The Indenture contains provisions permitting the Company, the Guarantors and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the Indenture or the Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of or premium on or change the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York, (v) change the amount or time of any payment required by the Notes or reduce the premium payable upon any redemption of

Notes, or change the time before which no such redemption may be made, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note, (vii) following the occurrence of a Change of Control or Asset Sale, amend, alter, change or modify the obligation of the Company to make and consummate a Change of Control Offer or make and consummate an Excess Proceeds Offer or waive any Default in the performance of any such offers to the extent relating to such Change of Control or Asset Sale or modify any of the provisions or definitions with respect to any such offers or (viii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

CONCERNING THE TRUSTEE

  The Trustee under the Indenture will be the Registrar and Paying Agent with regard to the Notes. The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person become a Subsidiary or assumed in connection with an Asset Acquisition by such Person and not incurred in connection with, or in anticipation of, such Person becoming a Subsidiary or such Asset Acquisition.

  "Advertising Displays" mean all posters, signs, billboards and other outdoor advertising displays and related sites therefor owned or leased (as lessee) by the Company and its Subsidiaries.

  "Affiliate" of any specified Person means any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, none of The Chase Manhattan Bank or any of its Affiliates shall be deemed an Affiliate of the Company.

  "Asset Acquisition" means (i) an Investment by the Company or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person or which is otherwise outside of the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, conveyance, transfer or lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than the Company or a Subsidiary of the Company, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of the Company, (ii) any assets of the Company or any Subsidiary of the Company which constitute substantially all of an operating unit or line of business of the Company and its Subsidiaries or (iii) any other property or asset of the Company or any Subsidiary of the Company outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of property or assets of the Company that is governed under "-- Consolidation, Merger or Sale of Assets" above, (ii) sales of property and equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Subsidiary of the Company, as the case may be, and (iii) for purposes of the covenant "Disposition of Proceeds of Asset Sales," any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions occurring within one year, either (x) involving assets with a Fair Market Value not in excess of $250,000 or (y) which constitutes an incurrence of a Capitalized Lease Obligation.

  "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by the Company or any of its Subsidiaries from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Subsidiary of the Company as a result of such Asset Sale and (d) deduction of appropriate amounts to be provided by the Company or such Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or such Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other noncash consideration received by the Company or any Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

  "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sales that have not been applied in accordance with clauses (iii)(a) or (iii)(b), and that has not yet been the basis for application in accordance with clause (iii)(c) of the first paragraph of "Redemption at the Option of Holders--Asset Sales."

  "Board Resolution" means a copy of a resolution certified by a Secretary or an Assistant Secretary of the Company to have been duly adopted by the board of directors of the Company to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

  "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and for purposes of this definition, the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having a rating of at least P1 from Moody's or a rating of at least A1 from S&P and (vi) money market mutual or similar funds having assets in excess of $100 million.

  "Change of Control" means the occurrence of one or more of the following:
(i) any sale, lease, transfer, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the Company and its Subsidiaries taken as a whole to any Person or group of Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof; (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (iii) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of Voting Stock representing 35% or so long as Permitted Holders do not own a greater percentage of the total voting power of all Voting Stock of the Company than such Person or Group more of the total voting power of all Voting Stock of the Company; or (iv) the replacement of a majority of the board of directors of the Company over a two-year period from the directors who constituted the board of directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least two-thirds of the board of directors of the Company then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.

  "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

  "Common Stock Offering" means the offering of     shares of the Company's
Common Stock to occur concurrently with the offering of the Notes.

  "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest that, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis (including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company).

  "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (i) the Net Income (but not loss) of any Person that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof, (ii) the Net Income of any Subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.


  "Cumulative Consolidated Interest Expense" means, as of any date of determination, Consolidated Interest Expense of the Company from the Issue Date to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

  "Cumulative EBITDA" means, as of any date of determination, EBITDA of the Company from the Issue Date to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

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

  "Default" means any event that is, or after notice of passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) all Senior Indebtedness under or in respect of the Credit Agreement and (ii) any other Senior Indebtedness that, at the time of the Incurrence of such Indebtedness, is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

  "Disqualified Capital Stock" means any Capital Stock of the Company or any of its Subsidiaries that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness, provided, however, that (i) such Capital Stock shall only constitute Disqualified Capital Stock to the extent it so matures or is redeemable or exchangeable at the option of the holder thereof on or prior to the final maturity date of the Notes and (ii) Preferred Stock that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Company, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

  "EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of, without duplication, Consolidated Net Income for such period, plus, to the extent reducing Consolidated Net Income, (i) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (ii) Consolidated Interest Expense for such period, plus (iii) depreciation for such period on a consolidated basis, plus (iv) amortization of intangibles for such period on a consolidated basis, plus (v) any other non-cash items reducing Consolidated Net Income for such period, minus (b) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP, except that with respect to the Company each of the foregoing items shall be determined on a consolidated basis with respect to the Company and the Subsidiaries only; and provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment of such Person (other than a consolidated Subsidiary of the Company) shall be included only (x) if cash income has been received by such Person with respect to such Investment during each of the previous four fiscal quarters, or (y) if the cash income derived from such Investment is attributable to Cash Equivalents.

  "Excess Proceeds" means, with respect to any Asset Sale, the then Available Asset Sale Proceeds less any such Available Asset Sale Proceeds that are required to be applied and are applied in accordance with clause (iii)(c)(1) of the first paragraph of "Redemption at the Option of Holders--Asset Sales."

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

  "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States on the Issue Date.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part of all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

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

  "Guarantor Senior Indebtedness" means, with respect to the Indebtedness of any Guarantor, any such Indebtedness represented by a guarantee by such Guarantor of any Senior Indebtedness.

  "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such person (and "incurrence," "incurred," "incurable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

  "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, that is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (v) Disqualified Capital Stock of such Person or any of its Subsidiaries and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount, including the Notes, is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of the Company or any of its Subsidiaries for purposes of this definition.

  "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

  "Investments" means, directly or indirectly, any advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. In addition to the foregoing, any foreign exchange contract, currency swap, Interest Rate Agreement or similar agreement shall constitute an Investment.

  "Issue Date" means the date the Notes are first issued by the Company and authenticated by the Trustee under the Indenture.


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

  "Leverage Ratio" means the ratio of (i) the sum of the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the Company's EBITDA for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination for which financial statements are available. For purposes of this definition, the Company's "EBITDA" shall be calculated on a pro forma basis after giving effect to any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Subsidiaries (including any Person who becomes a Subsidiary of the Company as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including any EBITDA associated with such Asset Acquisition relating to such Asset Acquisition) occurred on the first day of the Four Quarter Period.

  "Lien" means with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

  "New Credit Facility" means that certain New Credit Facility, dated as of
    , 1997 by and among the Company, Chase Manhattan Bank, as agent and as a lender, and certain banks, financial institutions and other entities, as
lenders, providing for up to $   million of Indebtedness, including any
related notes, letters of credit issued thereunder, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, increased, replaced or refinanced, in whole or in part, from time to time, whether or not with the same lenders or agents.

  "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

  "Non-Payment Event of Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chairman, Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture.

  "Other Pari Passu Debt" means Indebtedness of the Company or any Subsidiary Guarantor that neither constitutes Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, or Subordinated Indebtedness.

  "Other Pari Passu Debt Pro Rata Share" means the amount of the applicable Available Asset Sale Proceeds obtained by multiplying the amount of such Available Asset Sale Proceeds by a fraction, (i) the numerator of which is the aggregate accreted value and/or principal amount, as the case may be, of all Other Pari Passu Debt outstanding at the time of the applicable Asset Sale with respect to which the Company is required to use Available Asset Sale Proceeds to repay or make an offer to purchase or repay and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all Notes outstanding at the time of the applicable Asset Sale and (b) the aggregate principal amount or the aggregate accreted value, as the case may be, of all Other Pari Passu Debt outstanding at the time of the applicable Asset Sale Offer with respect to which the Company is required to use the applicable Available Asset Sale Proceeds to offer to repay or make an offer to purchase or repay.

  "Payment Default" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Indebtedness.

  "Permitted Asset Swap" means the exchange, in the ordinary course of the outdoor advertising business, of any interest of the Company or any of its Subsidiaries in any Advertising Display or Displays for a similar interest in an Advertising Display or Displays of a Person other than the Company or such Subsidiary; provided that (i) the aggregate Fair Market Value of the Advertising Display or Displays being transferred by the Company or such Subsidiary is not greater than the aggregate Fair Market Value of the Advertising Display or Displays received by the Company or such Subsidiary in such exchange and (ii) the aggregate Fair Market Value of all Advertising Displays transferred by the Company and its Subsidiaries in connection with exchanges in any period of twelve consecutive months shall not exceed $ .

  "Permitted Indebtedness" means each of the following:

    (i) Indebtedness of the Company, as borrower, or any Guarantor, as guarantor, under the New Credit Facility in an amount not to exceed $ , less the aggregate amount of all principal repayments thereunder (to the extent, in the case of payments of revolving credit Indebtedness, that the corresponding commitments have been permanently reduced) or scheduled payments actually made thereunder;

    (ii) Indebtedness under the Notes and the Guarantees;

    (iii) (i) Indebtedness of any Subsidiary of the Company owned to and held by the Company or a Subsidiary of the Company and (ii) Indebtedness of the Company owed to and held by any Subsidiary of the Company; provided that an incurrence of Indebtedness shall be deemed to have occurred upon (x) any sale or other disposition (excluding assignments as security to financial institutions) of any Indebtedness of the Company or a Subsidiary of the Company referred to in this clause (iii) to a person (other than the Company or a Subsidiary of the Company) or (y) any sole or other disposition of Capital Stock of a Subsidiary of the Company, which holds Indebtedness of the Company or another Subsidiary of the Company such that such Subsidiary, in any such case, ceases to be a Subsidiary of the Company;

    (iv) Interest Rate Agreements of the Company and/or any Subsidiary of the Company relating to (i) Indebtedness of the Company and/or such Subsidiary, as the case may be (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant), and/or (ii) Indebtedness (which Indebtedness would bear interest at fluctuating interest rates) for which a lender has provided a commitment (subject to customary conditions) in an amount reasonably anticipated to be incurred by the Company and/or a Subsidiary of the Company in the following 12 months after such Interest Rate Agreement has been incurred, but only to the extent, in the case of either subclause (i) or (ii), that the notional principal amount of such Interest Rate Agreements does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Agreements relate;

    (v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business, which Purchase Money Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the Company's consolidated total assets;

    (vi) Indebtedness ("Refinancing Indebtedness") of the Company and/or any Subsidiary of the Company to the extent it represents a replacement, renewal, refinancing or extension (a "Refinancing") of outstanding Indebtedness of the Company and/or of any Subsidiary of the Company incurred or outstanding pursuant to clause (ii) or (vii) of this definition or the proviso to the covenant "Limitation on Additional Indebtedness", provided that (1) Indebtedness of the Company may not be Refinanced to such extent under this clause (vi) with Indebtedness of any Subsidiary of the Company and (2) any such Refinancing shall only be permitted under this clause (vi) to the extent that (x) it does not result in a lower Average Life to Stated Maturity (as defined) of such Indebtedness as compared with the Indebtedness being Refinanced and (y) it does not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being Refinanced plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such Refinancing and such reasonable fees and expenses incurred in connection therewith; and

    (vii) in addition to the items referred to above, Indebtedness of the Company and any Subsidiary of the Company having an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

  "Permitted Investments" means (i) Investments in any of the Notes; (ii) Investments in Cash Equivalents; (iii) Investments by the Company or any of its Subsidiaries in a Subsidiary of the Company or another person, if as a result of such Investment (a) such other person becomes a Subsidiary of the Company or (b) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Subsidiary of the Company; (iv) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business; (v) Investments in Interest Rate Agreements permitted by the covenant described under "-- Limitation on Additional Indebtedness"; and (vi) loans or advances to officers or employees of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes of the Company and its Subsidiaries (including travel and moving expenses) not in excess of $1,000,000 in the aggregate at any one time outstanding.

  "Permitted Junior Securities" means equity securities or subordinated securities of an issuer as reorganized or readjusted or securities of the Company or any other Company, trust, corporation or partnership provided for by a plan of reorganization or readjustment, that, in the case of any such subordinated securities as junior or the payment of which is otherwise subordinated, at least to the extent provided in the Indenture with respect to the Notes, to the payment and satisfaction in full in cash of all Senior Indebtedness of the Company at the time outstanding, and to the payment of all securities issued in exchange therefor, to the holders of the Senior Indebtedness at the time outstanding.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

  "Preferred Stock" means any Capital Stock of a Person, however designated, that entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

  "Public Equity Offering" means a public offering by the Company of shares of its common stock on a primary basis pursuant to a registration statement filed and declared effective pursuant to the Securities Act for gross proceeds of not less than $20,000,000 in cash.

  "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

  "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any of its Subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any of its Subsidiaries (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified

Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), and (y) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries (other than Capital Stock owned by the Company or a Subsidiary of the Company), (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Indebtedness other than Subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) and (iv) the making of any Investment in any Person other than a Permitted Investment.

  "Senior Indebtedness" means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, charges, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all obligations of the Company owed to lenders under the New Credit Facility, (b) all obligations of the Company with respect to any Interest Rate Agreement, (c) all obligations of the Company to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (d) all other Indebtedness of the Company that does not provide that it is to rank pari passu with or subordinate to the Notes and (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) Indebtedness of the Company to any of its Subsidiaries, (ii) Indebtedness represented by the Notes, (iii) any Subordinated Indebtedness, (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or (v) that portion of any Indebtedness (other than Indebtedness under the New Credit Facility which relates to reimbursement obligations (whether in the form of loans or otherwise) under letters of credit with respect to drawings made thereunder and not yet reimbursed incurred on the basis of a representation from the Company that such Indebtedness is permitted to be incurred) which is incurred in violation of the Indenture.

  "Subordinated Indebtedness" means with respect to the Company, Indebtedness of the Company that is expressly subordinated in right of payment to the Notes or, with respect to any Guarantor, Indebtedness of such Guarantor that is expressly subordinated in right of payment to the Guarantee of such Guarantor.

  "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof to vote under ordinary circumstances in the election of members of the board of directors or other governing body of such Person.

  "Wholly-Owned Subsidiary" means any Subsidiary of the Company, all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement
(the "Underwriting Agreement") dated       1997, among the Company, the
Guarantors and the Underwriters, the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Company, the following respective amounts of the Notes:

                                                            PRINCIPAL AMOUNT OF
                         UNDERWRITER                               NOTES
   Chase Securities Inc....................................        $
   Donaldson, Lufkin and Jenrette Securities Corporation...
   Salomon Brothers Inc....................................
                                                                   ----
     Total.................................................        $
                                                                   ====

  In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any of the Notes are purchased. The Company has been advised by the Underwriters that the Underwriters propose to offer the Notes to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers initially at such price less a discount not in excess of % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of % of the principal amount of the Notes. After the initial offering of the Notes to the public, the Underwriters may change the public offering price, the discount and the concession.

  The Notes comprise new issues of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, as permitted by applicable laws and regulations. No assurance can be given, however, that the Underwriters will make a market in the Notes, or as to the liquidity of, or the trading market for the Notes.

  Chase Securities Inc. ("CSI") is an affiliate of The Chase Manhattan Bank, which is the agent bank and a lender under the Existing Credit Facility and will be the agent bank and a lender under the New Credit Facility. The Chase Manhattan Bank will receive its proportionate share of any repayment by the Company of amounts outstanding under the Existing Credit Facility from the proceeds of the Offerings. Chase Venture Capital Associates, L.P. ("CVCA"), an affiliate of CSI, owns approximately 30.1% of the Company's outstanding Common
Stock (or approximately   % after completion of the Common Stock Offering). In
addition, CVCA owns approximately $6.8 million principal amount of the Company's Series B Notes. The Company intends to use a portion of the proceeds of the Offerings to redeem the Series B Notes. Brian J. Richmand, a director of the Company, is a general partner of Chase Capital Partners, which is the general partner of CVCA. See "Principal Stockholders."

  Under Rule 2720 of the Conduct Rules of the NASD ("Rule 2720"), the Company is considered an affiliate of CSI. This offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's debt securities, the yield to maturity can be no lower than recommended by a "qualified independent underwriter" meeting certain standards ("QIU"). In accordance with this requirement, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has assumed the responsibilities of acting as QIU and will recommend a minumum yield to maturity in compliance with the requirements of Rule 2720. In connection with the offering, DLJ is performing due diligence investigations and reviewing and participating in the preparation of the Prospectus and the Registration Statement of which this Prospectus forms a part. As compensation for services of DLJ as QIU, the Company has agreed to pay DLJ $5,000, which fee will be waived.

  The Underwriters have informed the Company that they will not confirm sales to any accounts over which they exercise discretionary authority without prior written approval of such transactions by the customer.

  In connection with the offering of the Notes, CSI, on behalf of the Underwriters, may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for purposes of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

  The Company and the Guarantors have agreed to indemnify the Underwriters, jointly and severally, against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments which the Underwriters might be required to make in respect thereof.

  Concurrently with the Offering, the Company is offering     shares of Common
Stock. The representatives of the underwriters for the Common Stock Offering are DLJ, Alex. Brown & Sons Incorporated and Salomon Brothers Inc.

                             CERTAIN LEGAL MATTERS

  Certain legal matters with respect to the legality of the Notes offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York will pass upon certain legal matters relating to the Offering for the Underwriters. In rendering their opinions on the validity of the Notes, counsel for the Company and the Underwriters will express no opinion as to federal or state laws relating to fraudulent transfers.

                                    EXPERTS

  The consolidated financial statements of (i) OCI as of June 30, 1996, and for the period April 4, 1996 to June 30, 1996, (ii) OCI North as of April 3, 1996 and for the period August 1, 1995 to April 3, 1996 and as of July 31, 1995, and for each of the years in the two-year period ended July 31, 1995 and
(iii) OCI South as of April 3, 1996 and for the period September 1, 1995 to April 3, 1996 and the financial statements of Georgia Outdoor as of December 31, 1995 and 1994, and for each of the years in the two-year period ended December 31, 1995 have been included herein and in the Registration Statement in reliance upon the applicable reports, of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of OCI South as of August 31, 1995 and for each of the years in the two-year period ended August 31, 1995, included in this Prospectus and the Registration Statement of which it is a part have been audited by Moore & Gray, independent certified public accountants, and have been included herein and in the Registration Statement in reliance upon the report, appearing elsewhere herein, of Moore & Gray and upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of Alabama Outdoor at December 31, 1995 and the related consolidated statements of income, changes in members' equity and cash flows for the year then ended and for the two months ended December 31, 1994, appearing in this Prospectus and the Registration Statement of which it is a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Skoglund as of December 31, 1995 and for the year ended December 31, 1995 and the financial statements of (i) The Ragan Outdoor Advertising Company of Rockford, L.L.C. as of December 31, 1996 and 1995 and for each of the years in the two-year period ended December 31, 1996 and (ii) The Ragan Outdoor Advertising Company as of December 31, 1996 and 1995 and for each of the years in the two-year period ended December 31, 1996, included in this Prospectus and the Registration Statement of which it is a part have been included herein and in the Registration Statement in reliance upon the applicable reports, appearing elsewhere herein, of McGladrey & Pullen, LLP, independent certified public accountants, and upon the authority of said firm as experts in giving said reports.

  The combined financial statements of Skoglund as of December 31, 1994 and for the year then ended included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report.

  The financial statements of Outdoor West as of December 31, 1996 and 1995 and for each of the years in the two-year period ended December 31, 1996, included in this Prospectus and the Registration Statement of which it is a part have been audited by Morrison and Smith, independent public accountants, and have been included herein and in the Registration Statement in reliance upon the report, appearing elsewhere herein, of Morrison and Smith and upon the authority of said firm as experts in giving said report.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Notes offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), this Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not necessarily complete. With respect to each such agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in all respects by such reference.

  The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the prescribed fees. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system, and such electronic versions are available to the public at the Commission's World-Wide Web Site, http://www.sec.gov.

  The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                  THE COMPANY
                                  -----------

CONSOLIDATED FINANCIAL STATEMENTS OF OCI HOLDINGS CORP. AND SUBSIDIARIES
 . Independent Auditors' Report for the period April 4, 1996 to June 30,
  1996...................................................................  F-3
 . Consolidated Balance Sheets as of March 31, 1997 and June 30, 1996.....  F-4
 . Consolidated Statements of Operations for the nine months ended March
  31, 1997 and the period April 4, 1996 to June 30, 1996.................  F-6
 . Consolidated Statements of Stockholders' Deficit for the nine months ended March 31, 1997 and the period April 4, 1996 to June 30, 1996.....  F-7
 . Consolidated Statement of Cash Flows for the period April 4, 1996 to
  June 30, 1996..........................................................  F-8
 . Condensed Consolidated Statement of Cash Flows for the nine months ended March 31, 1997...................................................  F-9
 . Notes to Consolidated Financial Statements............................. F-10

                                THE PREDECESSORS
                                ----------------

                                   OCI NORTH

CONSOLIDATED FINANCIAL STATEMENTS OF OCI CORP. OF MICHIGAN (NOW KNOWN AS
 OCI (N) CORP.) AND SUBSIDIARIES
 . Independent Auditors' Report for the period August 1, 1995 to April 3,
  1996 and for the years ended July 31, 1995 and 1994.................... F-22
 . Consolidated Balance Sheets as of April 3, 1996 and July 31, 1995...... F-24
 . Consolidated Statements of Operations for the period August 1, 1995 to
  April 3, 1996 and for the years ended July 31, 1995 and 1994........... F-26
 . Consolidated Statements of Stockholders' Deficit for the period August
  1, 1995 to April 3, 1996 and for the years ended July 31, 1995 and
  1994................................................................... F-27
 . Consolidated Statements of Cash Flows for the period August 1, 1995 to
  April 3, 1996 and for the years ended July 31, 1995 and 1994........... F-28
 . Notes to Consolidated Financial Statements............................. F-29

                                   OCI SOUTH

CONSOLIDATED FINANCIAL STATEMENTS OF MASS COMMUNICATIONS CORP. AND
 SUBSIDIARY
 . Independent Auditors' Report for the period September 1, 1995 to April
  3, 1996................................................................ F-38
 . Independent Auditors' Report for the years ended August 31, 1995 and
  1994................................................................... F-39
 . Consolidated Balance Sheets as of April 3, 1996 and August 31, 1995.... F-40
 . Consolidated Statements of Income for the period September 1, 1995 to
  April 3, 1996 and for the years ended August 31, 1995 and 1994......... F-42
 . Consolidated Statements of Stockholders' Deficit for the period
  September 1, 1995 to April 3, 1996 and for the years ended August 31,
  1995 and 1994.......................................................... F-43
 . Consolidated Statements of Cash Flows for the period September 1, 1995 to April 3, 1996 and for the years ended August 31, 1995 and 1994...... F-44
 . Notes to Consolidated Financial Statements............................. F-45

                               ACQUIRED COMPANIES
                               ------------------

                                GEORGIA OUTDOOR

FINANCIAL STATEMENTS OF GEORGIA OUTDOOR ADVERTISING COMPANY INC.
 . Independent Auditors' Report for the years ended December 31, 1995 and
  1994................................................................... F-53
 . Balance Sheets as of December 31, 1995 and 1994........................ F-54
 . Statements of Operations for the years ended December 31, 1995 and
  1994................................................................... F-55
 . Statements of Stockholders' Deficit for the years ended December 31,
  1995 and 1994.......................................................... F-56
 . Statements of Cash Flows for the years ended December 31, 1995 and
  1994................................................................... F-57
 . Notes to Financial Statements.......................................... F-58

                                                                          PAGE
                                ALABAMA OUTDOOR

CONSOLIDATED FINANCIAL STATEMENTS OF AOA HOLDING L.L.C.
 . Report of Independent Auditors for the year ended December 31, 1995
  and for the two months ended December 31, 1994........................   F-61
 . Consolidated Balance Sheet as of December 31, 1995....................   F-62
 . Consolidated Statements of Income for the year ended December 31, 1995
  and the two months ended December 31, 1994............................   F-63
 . Consolidated Statements of Changes in Members' Equity for the year
  ended December 31, 1995 and the two months ended December 31, 1994....   F-64
 . Consolidated Statements of Cash Flows for the year ended December 31,
  1995 and the two months ended December 31, 1994.......................   F-65
 . Notes to Consolidated Financial Statements............................   F-66

                                    SKOGLUND

COMBINED FINANCIAL STATEMENTS OF SKOGLUND COMMUNICATIONS, INC. AND
 SKOGLUND COMMUNICATIONS OF ST. CLOUD, INC.
 . Independent Auditor's Report for the year ended December 31, 1995.....   F-72
 . Independent Auditor's Report for the year ended December 31, 1994.....   F-73
 . Combined Balance Sheets as of December 31, 1995 and 1994..............   F-74
 . Combined Statements of Operations and Retained Earnings (Deficit) for
  the years ended
  December 31, 1995 and 1994............................................   F-75
 . Combined Statements of Cash Flows for the years ended December 31,
  1995 and 1994.........................................................   F-76
 . Notes to Combined Financial Statements................................   F-77

                                  OUTDOOR WEST

FINANCIAL STATEMENTS OF OUTDOOR WEST, INC. OF TENNESSEE
 . Report of Independent Public Accountants for the years ended June 30,
  1996 and 1995.........................................................   F-82
 . Balance Sheets as of March 31, 1997 and 1996 and June 30, 1996 and
  1995..................................................................   F-83
 . Statements of Operations and Retained Earnings (Deficit) for the nine months ended March 31, 1997 and 1996 and for the years ended June 30,
  1996 and 1995.........................................................   F-84
 . Statements of Cash Flows for the nine months ended March 31, 1997 and
  1996 and for the years ended June 30, 1996 and 1995...................   F-85
 . Notes to Financial Statements.........................................   F-86

                                     RAGAN

FINANCIAL STATEMENTS OF THE RAGAN OUTDOOR ADVERTISING COMPANY
 .Independent Auditor's Report for the years ended December 31, 1996 and
 1995...................................................................   F-93
 .Balance Sheets as of December 31, 1996 and 1995........................   F-94
 .Statements of Income for the years ended December 31, 1996 and 1995....   F-96
 .Statements of Stockholders' Equity for the years ended December 31,
 1996 and 1995..........................................................   F-97
 .Statements of Cash Flows for the years ended December 31, 1996 and
 1995...................................................................   F-98
 .Notes to Financial Statements..........................................   F-99
FINANCIAL STATEMENTS OF THE RAGAN OUTDOOR ADVERTISING COMPANY OF
 ROCKFORD, L.L.C.
 .Independent Auditor's Report for the years ended December 31, 1996 and
 1995...................................................................  F-103
 .Balance Sheets as of December 31, 1996 and 1995........................  F-104
 .Statements of Income for the years ended December 31, 1996 and 1995....  F-105
 .Statements of Members' (Deficit) for the years ended December 31, 1996 and 1995...............................................................  F-106
 .Statements of Cash Flows for the years ended December 31, 1996 and
 1995...................................................................  F-107
 .Notes to Financial Statements..........................................  F-108

  When the transactions referred to in Notes 16 and 17 of the Notes to Consolidated Financial Statements have been consummated, we will be in a position to render the following report.

                                          /s/  KPMG Peat Marwick LLP

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

OCI Holdings Corp.:

  We have audited the accompanying consolidated balance sheet of OCI Holdings Corp. and subsidiaries (the Company) as of June 30, 1996, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period April 4, 1996 to June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1996, and the results of its operations and its cash flows for the period April 4, 1996 to June 30, 1996, in conformity with generally accepted accounting principles.



  East Lansing, Michigan
  September 5, 1996, except as to notes 16 and 17
  which are as of May 27, 1997

                               OCI HOLDINGS CORP.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                       AS OF          AS OF
                                                   MARCH 31, 1997 JUNE 30, 1996
                                                    (UNAUDITED)
                      ASSETS
Current assets:
  Cash and cash equivalents.......................  $  4,566,387   $ 1,259,441
  Trade accounts receivable, less allowance for
   doubtful accounts of $536,763 and $273,110 in
   1997 and 1996, respectively....................     6,318,149     5,050,490
  Refundable income taxes.........................           --        185,893
  Inventories.....................................     1,075,228       389,458
  Prepaid rent expense............................     1,786,469     1,077,830
  Other assets....................................       644,205       382,521
  Deferred income taxes (note 9)..................       471,818       276,703
                                                    ------------   -----------
      Total current assets........................    14,862,256     8,622,336
                                                    ------------   -----------
Property and equipment, net (note 3)..............    63,185,184    37,765,591
Intangible assets, less accumulated amortization
 (note 4).........................................    57,309,152    45,446,523
Deferred financing costs..........................     4,704,888     3,169,224
Other assets......................................       114,250       116,638
                                                    ------------   -----------
      Total assets................................  $140,175,730   $95,120,312
                                                    ============   ===========

                                                                     (Continued)

                               OCI HOLDINGS CORP.
                                AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS--(CONTINUED)

                                                        AS OF
                                                      MARCH 31,        AS OF
                                                         1997      JUNE 30, 1996
                                                     (UNAUDITED)
       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current installments of long-term debt (note 5)..  $  4,500,000   $ 4,750,000
  Obligation under non-compete agreement...........           --        100,000
  Trade accounts payable...........................       313,858       770,147
  Income taxes payable.............................       190,217       179,822
  Accrued salaries, wages and benefits.............       566,529       708,252
  Accrued interest.................................       870,344     1,038,833
  Other accrued expenses...........................       520,591       620,318
  Deferred advertising revenues and non-compete in-
   come............................................       329,385       303,512
                                                     ------------   -----------
      Total current liabilities....................     7,290,924     8,470,884
                                                     ------------   -----------
Long-term debt:
  Credit facility, excluding current installments
   (note 5)........................................   103,200,000    57,750,000
  Subordinated debt (note 6).......................    22,425,000    22,100,000
  Notes payable--stockholders (note 7).............     5,876,875     5,876,875
                                                     ------------   -----------
      Total long-term debt.........................   131,501,875    85,726,875
Accrued interest (note 6)..........................     1,318,171       262,488
Deferred non-compete income, less current portion..        46,667       106,667
Deferred income taxes (note 9).....................     5,331,567     5,280,079
                                                     ------------   -----------
      Total liabilities............................   145,489,204    99,846,993
                                                     ------------   -----------
Stockholders' deficit (note 10):
  Class A common stock, $.01 par value. Authorized
   10,000 shares; issued and outstanding 8,410.72
   and 8,210.72 shares, respectively...............            84            82
  Class B common stock, $.01 par value. Authorized
   10,000 shares; issued and outstanding 3,689.28
   shares..........................................            37            37
  Additional paid-in capital.......................     3,811,475     3,636,477
  Accumulated deficit..............................    (9,125,070)   (8,363,277)
                                                     ------------   -----------
      Total stockholders' deficit..................    (5,313,474)   (4,726,681)
                                                     ------------   -----------
Commitments and contingencies (notes 10, 11, and
 12)
      Total liabilities and stockholders' deficit..  $140,175,730   $95,120,312
                                                     ============   ===========

          See accompanying notes to consolidated financial statements.

                               OCI HOLDINGS CORP.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 FOR THE NINE   FOR THE PERIOD
                                                 MONTHS ENDED  APRIL 4, 1996 TO
                                                MARCH 31, 1997  JUNE 30, 1996
                                                 (UNAUDITED)
Gross revenues.................................  $35,105,189      $9,535,542
Less agency commissions........................    3,363,915         987,032
                                                 -----------      ----------
    Net revenues...............................   31,741,274       8,548,510
                                                 -----------      ----------
Operating expenses:
  Direct operating expenses....................    6,714,666       1,758,070
  Selling, general, and administrative (notes
   11 and 12)..................................   12,118,720       3,304,213
  Depreciation and amortization................    6,103,479       1,638,417
                                                 -----------      ----------
    Total operating expenses...................   24,936,865       6,700,700
                                                 -----------      ----------
    Operating income...........................    6,804,409       1,847,810
  Interest expense.............................   (7,597,020)     (1,826,137)
  Loss on disposal of equipment................      (94,816)        (67,328)
  Other income, net............................      147,365          67,347
                                                 -----------      ----------
    Income (loss) before income tax expense....     (740,062)         21,692
Income tax expense (note 9)....................       21,731         105,718
                                                 -----------      ----------
    Net loss...................................  $  (761,793)     $  (84,026)
                                                 ===========      ==========
Net loss per common share......................  $                $
                                                 ===========      ==========
Weighted average number of shares..............
                                                 ===========      ==========


          See accompanying notes to consolidated financial statements.

                               OCI HOLDINGS CORP.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                    FOR THE NINE MONTHS ENDED MARCH 31, 1997
                 AND THE PERIOD APRIL 4, 1996 TO JUNE 30, 1996

                          CLASS A CLASS B ADDITIONAL                  TOTAL
                          COMMON  COMMON   PAID-IN   ACCUMULATED  STOCKHOLDERS'
                           STOCK   STOCK   CAPITAL     DEFICIT       DEFICIT
Balances at April 3,
 1996...................   $ 82       2     136,512  (8,279,251)   (8,142,655)
Issuance of common
 stock..................    --       35   3,499,965         --      3,500,000
Net loss................    --      --          --      (84,026)      (84,026)
                           ----     ---   ---------  ----------    ----------
Balances at June 30,
 1996...................     82      37   3,636,477  (8,363,277)   (4,726,681)
Issuance of common stock
 (unaudited)............      2     --      174,998         --        175,000
Net loss (unaudited)....    --      --          --     (761,793)     (761,793)
                           ----     ---   ---------  ----------    ----------
Balances at March 31,
 1997 (unaudited).......   $ 84      37   3,811,475  (9,125,070)   (5,313,474)
                           ====     ===   =========  ==========    ==========



          See accompanying notes to consolidated financial statements.

                               OCI HOLDINGS CORP.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                FOR THE PERIOD
                                                                APRIL 4, 1996
                                                               TO JUNE 30, 1996
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss......................................................   $   (84,026)
Adjustments to reconcile net loss to net cash used in operat-
 ing activities:
  Allowance for doubtful accounts.............................       163,265
  Depreciation of equipment...................................       903,191
  Amortization of intangible assets...........................       735,226
  Loss on disposal of equipment...............................        67,328
  Deferred income taxes.......................................         3,756
  Changes in assets and liabilities, net of effects from pur-
   chase of company, which increase (decrease) cash flows:
    Trade accounts receivable.................................    (2,976,742)
    Refundable income taxes...................................       (81,182)
    Inventories...............................................      (143,526)
    Prepaid rent expense......................................      (430,821)
    Other assets..............................................        64,329
    Trade accounts payable....................................       294,939
    Income taxes payable......................................       179,822
    Accrued expenses..........................................       944,233
    Deferred advertising revenues and non-compete income......      (142,665)
                                                                 -----------
      Net cash used in operating activities...................      (502,873)
                                                                 -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of companies.........................................   (32,000,000)
Capital expenditures..........................................      (562,232)
Proceeds from sale of property and equipment..................         2,625
Other.........................................................      (541,283)
                                                                 -----------
      Net cash used in investing activities...................   (33,100,890)
                                                                 -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt......................    31,700,000
Repayment of long-term debt...................................    (1,000,000)
Deferred financing costs......................................      (250,000)
Proceeds from issuance of common stock........................     3,500,000
Payments on obligation under non-compete agreement............      (100,000)
                                                                 -----------
      Net cash provided by financing activities...............    33,850,000
                                                                 -----------
Net increase in cash and cash equivalents.....................       246,237
Cash and cash equivalents at beginning of the period..........     1,013,204
                                                                 -----------
Cash and cash equivalents at end of the period................   $ 1,259,441
                                                                 ===========

          See accompanying notes to consolidated financial statements.

                               OCI HOLDINGS CORP.
                                AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)

                                                                      FOR THE
                                                                    NINE MONTHS
                                                                       ENDED
                                                                   MARCH 31, 1997
Net cash provided by operating activities.......................... $ 2,306,133
                                                                    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of companies.............................................. (39,781,187)
Deferred acquisition costs.........................................  (1,478,222)
Capital expenditures...............................................  (1,611,510)
                                                                    -----------
  Net cash used in investing activities............................ (42,870,919)
                                                                    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on long-term debt...................................  45,100,000
Deferred acquisition costs.........................................  (1,728,268)
Issuance of subordinated notes.....................................     325,000
Issuance of common stock...........................................     175,000
                                                                    -----------
  Net cash provided by financing activities........................  43,871,732
                                                                    -----------
Net increase in cash and equivalents...............................   3,306,946
Cash and cash equivalents at beginning of the period...............   1,259,441
                                                                    -----------
Cash and cash equivalents at end of the period..................... $ 4,566,387
                                                                    ===========


          See accompanying notes to consolidated financial statements.

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       MARCH 31, 1997 AND JUNE 30, 1996
              (THE NINE MONTHS ENDED MARCH 31, 1997 IS UNAUDITED)

(1) ORGANIZATION AND ACQUISITION OF ASSETS

  At the close of business on April 3, 1996, the stockholders of OCI Corp. of Michigan ("OCIM") and Mass Communications Corp. ("MCC") (collectively the "companies") entered into a plan of reorganization (the "Reorganization Plan") to restructure and merge the companies. Pursuant to the Reorganization Plan, the stockholders agreed to sell their entire interests in the common and preferred stock of the companies. In conjunction with the Reorganization Plan, OCI Holding Corp. ("Holdings") was incorporated for the purpose of effecting the reorganization and merger.

  Certain outside investors of OCIM (the "Investors") purchased 24.67 shares and 60 shares of OCIM's common and preferred stock, respectively, from the minority stockholders of OCIM for $1,990,463. These same shares were subsequently assigned by the Investors to Holdings in exchange for 5,410.73 and 3,689.28 shares of Holding's Class A and B common stock, respectively. The remaining 75.33 shares and 840 shares of OCIM's common and preferred stock, respectively, were purchased by Holdings for $7,508,367, which resulted in Holdings being the sole stockholder of OCIM's common and preferred stock.

  The stockholders of MCC exchanged 7,371.01 shares of common stock with a value of $7,562,656 and 308.78 shares of preferred stock with a value of $337,344 for 2,764.99 shares of Class A common stock and $5,135,000 in Series A subordinated notes of Holdings. The stockholders of MCC also sold 657.895 warrants, 5,128.99 shares of common stock, and 691.22 shares of preferred stock for cash and new subordinated notes totaling $6,692,500. This transaction resulted in Holdings ultimately owning all of the stock of MCC. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair value at the date of acquisition as follows:

   Adjusted working capital........................................ $ 1,133,774
   Goodwill........................................................   8,309,952
   Property and equipment..........................................  11,529,274
   Customer list...................................................   4,027,000
                                                                    -----------
                                                                    $25,000,000
                                                                    ===========

  The business operations of OCI Holdings Corp. and subsidiaries (the "Company") consist of outdoor billboard advertising in the states of Alabama, Georgia, Illinois, Kentucky, Michigan, Mississippi, Tennessee, and Wisconsin.
 Georgia Acquisition


  At the close of business on April 3, 1996, Outdoor Communications, Inc., a subsidiary of MCC, completed the purchase of certain assets of Georgia Outdoor Advertising ("GOA"), pursuant to an Asset Purchase Agreement dated March 8, 1996, for cash of $11,650,000. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets based upon their fair values at the date of acquisition as follows:

   Adjusted working capital........................................ $   415,864
   Goodwill........................................................   2,968,896
   Property and equipment..........................................   2,282,240
   Non-compete agreement...........................................     700,000
   Customer list...................................................   5,283,000
                                                                    -----------
   Purchase price.................................................. $11,650,000
                                                                    ===========

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Alabama Acquisition

  On April 30, 1996, Outdoor Communications, Inc. completed the purchase of certain assets and assumed certain liabilities of AOA Acquisition, L.L.C. ("AOA"), pursuant to an Asset Sale Agreement dated March 19, 1996, for cash of $34,132,908. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair value at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $9,911,190 and has been recorded as goodwill. The net purchase price was allocated as follows:

   Adjusted working capital........................................ $ 2,132,908
   Goodwill........................................................   9,911,190
   Property and equipment..........................................  15,012,810
   Customer list...................................................   7,076,000
                                                                    -----------
   Purchase price.................................................. $34,132,908
                                                                    ===========

  The consolidated financial statements include the operating results of each business from the date of acquisition.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting policies of the Company, as summarized below, conform with generally accepted accounting principles and reflect practices appropriate to the business in which it operates.

 (a) PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the financial statements of OCI Holdings Corp. and its wholly owned subsidiaries, OCI Corp. of Michigan, New South Holdings Corp., and Mass Communications Corp. and its subsidiary Outdoor Communications, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

 (b) CASH EQUIVALENTS

  Cash equivalents consist of repurchase agreements and money market funds. For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments with maturities of three months or less at the time of purchase to be cash equivalents.

 (c) INVENTORIES

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 (d) PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation on plant and equipment is computed using the straight-line method over the estimated useful lives of the assets.

 (e) INTANGIBLE ASSETS

  Intangible assets include goodwill, non-compete agreements and customer lists. Goodwill, which represents the excess of purchase price over fair value of net assets acquired on their dates of acquisition, is amortized on a

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

straight-line basis over the expected periods to be benefited, ranging from 20 to 25 years. The non-compete agreements are amortized over the terms of the respective agreements, which range from 4 to 10 years. Customer lists resulting from acquisitions are amortized on the straight-line method ranging from 21 to 27 years.

  The Company assesses the recoverability of all long-lived intangible assets by determining whether the amortization of the intangible assets over their remaining lives can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

 (f) DEFERRED FINANCING COSTS

  Financing costs incurred as a result of obtaining long-term debt are recorded as deferred financing costs and are amortized on a straight-line basis over the term of the related debt (see note 5).

 (g) EMPLOYEE BENEFITS

  The Company is self-insured for its employee health care plan. The liability for self-insurance reflects the estimated cost for the uninsured portion of claims not paid prior to year end. The liability is based on estimates for losses reported prior to year end and estimates for incurred but unreported losses.

 (h) RETIREMENT PROGRAM

  OCIM provides a defined contribution 401(k) plan, which covers all of its full-time employees with one or more years of service. Eligible employees can contribute up to 12% of their compensation through payroll deductions. OCIM will contribute an amount equal to 50% of each employee's contribution up to 3% of the employee's total compensation.

 (i) REVENUE RECOGNITION

  The Company recognizes revenue from advertising contracts on an accrual basis ratably over the term of the contracts, as advertising services are provided.

 (j) INCOME TAXES

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (k) OTHER ASSETS

  Other assets consist principally of the cash surrender value of officer life insurance.

 (l) USE OF ESTIMATES

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 (m) FINANCIAL INSTRUMENTS

  The Company utilizes a hedged interest rate swap agreement. The interest rate swap agreement involves the exchange of fixed- and floating-rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received, on a quarterly basis, is accrued as interest rates change and is recognized as an adjustment to interest expense.

 (n) NET LOSS PER SHARE

  Net loss per share is computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding during each period presented. Such amounts have been adjusted to reflect the approximately
  -for-1 stock split and the concurrent exchanges of shares in a recapitalization that occurred in connection with the Offering referred to in
Note 16.

(3) PROPERTY AND EQUIPMENT

  Major categories of property, plant and equipment at April 3, 1996 were as follows:

                                                       ESTIMATED
                                                      LIFE (YEARS)
   Land..............................................      --      $  1,204,494
   Building and improvements.........................    10-25          564,274
   Advertising structures............................     8-15       38,309,049
   Leasehold improvements............................     2-20          832,203
   Equipment.........................................     3-10        2,737,091
   Construction in progress..........................      --            41,256
                                                                   ------------
                                                                     43,688,367
   Less accumulated depreciation.....................                 5,922,776
                                                                   ------------
     Net property and equipment......................              $ 37,765,591
                                                                   ============

(4) INTANGIBLE ASSETS

  Intangible assets at June 30, 1996 consist of the following:

   Covenants not to compete........................................ $ 3,935,667
   Goodwill........................................................  29,756,723
   Customer lists..................................................  16,386,000
                                                                    -----------
                                                                     50,078,390
   Less accumulated amortization...................................   4,631,867
                                                                    -----------
                                                                    $45,446,523
                                                                    ===========

(5) CREDIT FACILITY

  The Company entered into a credit agreement (the "Credit Facility") with Chase Manhattan Bank, N.A. and a syndicate consisting of various other financial institutions (collectively called the "Bank") on the close of business on April 3, 1996. The Credit Facility consists of a Term Loan A Commitment for $40,000,000, Term Loan B Commitment for $20,000,000, (the "Term Loans") and a Revolving Loan Commitment (the "Revolver") of $30,000,000 (collectively the "Borrowings"). The Term Loans are due June 30, 2003. Collateral includes a first lien on all tangible and intangible property of the Company, assignment of all leases, and a guaranty by Holdings, OCIM, and MCC.

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Credit Facility enables the Company to borrow funds at a rate equal to 3% plus the London Interbank Offered Rate (LIBOR) or 1.75% over the Bank's prime lending rate. The Credit Facility also enables the Company to realize a lower interest rate if its leverage ratio meets certain levels as stipulated in the Credit Facility. At June 30, 1996, the interest rate was 8.5%. Accrued interest is payable in quarterly installments on March 31, June 30, September 30, and December 31. The Credit Facility also requires payment of a commitment fee of 1/2 of 1% per annum on the daily average aggregate unutilized commitment from the Bank. Accrued commitment fees are due quarterly on March 31, June 30, September 30, and December 31.

  Available borrowings under the Revolver are permanently reduced on the last day of each fiscal quarter beginning September 30, 1997 by $1,250,000, thereby reducing the availability to zero on June 30, 2003. At June 30, 1996, the Company had borrowed $2,500,000, and $27,500,000 of the Revolver was available for additional borrowings by the Company.

  The Credit Facility contains certain warranties and affirmative covenants that must be complied with on a continuing basis. In addition, the Credit Facility contains certain restrictive covenants which, among other things, restrict the Company from incurring additional debt and liens on assets, limits the amount of capital expenditures during any fiscal year, and prohibits the consolidation, merger or sale of assets, or issuance of common stock except as permitted by the Credit Facility. The Credit Facility also requires the Company to maintain certain financial ratios.

  The Company has the right to prepay the Borrowings in whole or in part, without premium or penalty, as stipulated in the Credit Facility. Annual maturities of the long-term borrowings under the term loans at June 30, 1996, are as follows: 1997: $4,750,000; 1998: $6,000,000; 1999: $6,750,000; 2000:
$7,750,000; 2001: $8,750,000; and $28,250,000 thereafter.

(6) SUBORDINATED DEBT

  The Company entered into a Securities Purchase Agreement (the "Agreement") at the close of business on April 3, 1996 with certain management investors and outside investors. In connection with the reorganization discussed in note 1, the Company issued its 10% subordinated notes ("notes") due December 31, 2003 in the aggregate principal amount of $22,100,000. The subordinated notes at June 30, 1996, were comprised of two series; Series A 10% subordinated notes in the amount of $5,200,000, and Series B 10% subordinated notes in the amount of $16,900,000.

  Accrued interest on the outstanding principal balance of the notes is payable at a rate of 10% per annum, computed on the basis of a 365 day year, and is payable annually on March 31, commencing in 1997. The Agreement allows the Company to only pay 46% of the accrued and unpaid interest on an annual basis. The remaining 54% is deferred and bears interest at a rate of 10% per annum and is due in accordance with the terms of the Agreement, but in any event no later than December 31, 2003. Accrued interest at June 30, 1996 amounted to $489,370.

  The Agreement contains certain warranties and affirmative covenants that must be complied with on a continuing basis. The Agreement also contains certain restrictive covenants which, among other things, restricts the Company from entering into transactions with affiliates outside the ordinary course of business, consummating a sale of the Company, or engaging in any new lines of business.

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(7) NOTES PAYABLE--STOCKHOLDERS

  On the close of business on April 3, 1996, New South Holdings Corp. (a wholly owned subsidiary of Holdings) entered into written agreements with the Company's chairman and president, borrowing in total $5,876,875. The entire principal balance is due in full on April 3, 1998. The notes bear interest at a rate which fluctuates quarterly based on the interest rate per the Credit Agreement less the sum of the applicable eurodollar margin (as defined in the Credit Agreement) and 1/8 of 1%. The interest rate at June 30, 1996 was 5.41%. Accrued interest on the outstanding principal balance of the notes is payable quarterly, commencing June 30, 1996. The notes are secured by a Letter of Credit issued by The Chase Manhattan Bank, N.A.

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of the Company's financial instruments is made in accordance with the requirements of FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments" ("Statement 107"). Statement 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

  The carrying values of cash and cash equivalents, trade accounts receivable, due from affiliated entity, trade accounts payable, accrued expenses, and obligations under non-compete agreements approximate fair values due to the short-term maturities of these instruments. Long-term debt instruments and notes payable stockholders are estimated to approximate fair values as rates are tied to short-term indices. The subordinated debt bears interest at a rate which approximates market for unsecured debt.

(9) INCOME TAXES

  Income tax expense (benefit) attributable to loss before income tax expense for the period ended June 30, 1996 consists of:

                                                      CURRENT  DEFERRED   TOTAL
   Federal........................................... $ 81,962  26,164   108,126
   State and local...................................   20,000 (22,408)   (2,408)
                                                      -------- -------   -------
     Total........................................... $101,962   3,756   105,718
                                                      ======== =======   =======

  Income tax expense differed from the amounts computed by applying the federal income tax rate of 34% for the period ended June 30, 1996 to income before income tax expense as a result of the following:

   Computed "expected" tax expense...................................  $  7,375
   Increase (reduction) in income taxes resulting from:
     State and local income taxes, net of federal income tax ex-
      pense..........................................................     1,589
     Non-deductible expenses.........................................     6,599
     Nondeductible goodwill..........................................    44,242
     Adjustment of prior period accrual..............................    74,292
     Other, net......................................................    11,621
     Change in the beginning-of-the-year balance of the valuation al-
      lowance for deferred tax assets allocated to income tax ex-
      pense..........................................................   (40,000)
                                                                       --------
                                                                       $105,718
                                                                       ========

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1996 is presented below:

   Deferred tax assets:
     Net operating loss carryforwards.............................  $   320,576
     Alternative minimum tax credit carryforwards.................       60,606
     Investment tax credit carryforwards..........................       12,949
     Deferred revenue, principally related to advertising leases..       72,944
     Accrued expenses, principally related to compensated
      absences, health care claims and sales discounts............      158,346
     Deferred noncompete income...................................       63,466
     Other........................................................       45,413
                                                                    -----------
       Total gross deferred tax assets............................      734,300
       Less valuation allowance...................................     (160,000)
                                                                    -----------
       Net deferred tax assets....................................      574,300
                                                                    -----------
   Deferred tax liabilities:
     Property and equipment, principally due to differences in
      financial statement carrying amounts and tax basis..........   (3,952,655)
     Intangible assets, principally due to differences in length
      of amortization period......................................   (1,625,021)
                                                                    -----------
       Total gross deferred tax liabilities.......................   (5,577,676)
                                                                    -----------
       Net deferred tax liabilities...............................  $(5,003,376)
                                                                    ===========

  The net change in the total valuation allowance for the period ended June 30, 1996 was a decrease of $40,000.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred taxes, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets, the Company will need to generate future taxable income of approximately $833,000 and $110,000 for OCIM and MCC, respectively, prior to the expiration of the net operating loss carryforwards in 2010. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at June 30, 1996. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

  The Company also has an alternative minimum tax credit carryforward of $60,606, which is available to reduce future regular income taxes, if any, over an indefinite period. In addition, the Company has an investment tax credit carryforward of $12,949, which is available to reduce future regular income taxes, if any, through 2001.

  At June 30, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $943,000, of which approximately $833,000 and $110,000 were incurred prior to the restructuring of the ownership of OCIM and MCC, respectively, with Holdings becoming the common parent. As a result of

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

the restructuring, future utilization of the net operating loss carryforwards is limited under Internal Revenue Code Section 382 to approximately $487,000 and $110,000 annually for OCIM and MCC, respectively. Additionally, these net operating loss carryforwards can only be utilized to offset future taxable income of OCIM and MCC, respectively, if any, through the year 2010.

(10) STOCKHOLDERS' EQUITY

  All general voting power is vested in the holders of Class A common stock. The holders of Class B common stock are not entitled to vote at any stockholders' meetings. Any share of Class B common stock can be converted, at the option of the holder, into Class A common stock at the rate of one share of Class A common stock for each share of Class B common stock, subject to certain approvals.

  Also, any share of Class A common stock can be converted, at the option of the holder, into Class B common stock at the rate of one share of Class B common stock for each share of Class A common stock, subject to and upon compliance with the provisions of the Certificate of Incorporation of OCI Holdings Corp.

  Dividends or distributions of common stock shall be payable on shares of Class A and B common stock, share and share alike.

  In the event of liquidation, the holders of Class A and B common stock shall be entitled to share ratably in the net assets of the Company after payment of debts and other liabilities.

  The Corporation shall not take any action (e.g., redeem, purchase, or acquire) affecting outstanding shares of common stock if after giving effect to such action any one, as defined, stockholder would own more than 24.95% of Class A common stock.

(11) LEASES

  The Company leases substantially all of the land presently used as sites for poster panels under various terms. The leases are classified as operating leases. These leases generally contain renewal options ranging from 1 to 15 years and require the Company to pay all executory costs, such as maintenance and insurance. Rental expense for operating leases amounted to approximately $931,000 for the period April 4, 1996 to June 30, 1996.

  Future minimum lease payments under noncancellable operating leases with non-related parties (with initial or remaining lease terms in excess of one year) as of June 30, 1996 are:

   YEAR ENDING JUNE 30:
     1997........................................................... $ 3,467,502
     1998...........................................................   2,843,614
     1999...........................................................   2,322,841
     2000...........................................................   1,957,953
     2001...........................................................   1,295,727
                                                                     -----------
                                                                     $11,887,637
                                                                     ===========

(12) RELATED PARTY TRANSACTIONS

  MCC leases real property from a trust for which Holdings' chairman, who is a stockholder of the Company, serves as trustee. Rental expense to the trust amounted to approximately $6,800 for the period April 4, 1996 to June 30, 1996. The Company also leases a sign location from the chairman and president of Holdings. The rental payment for the sign location amounted to approximately $250 for the period April 4, 1996 to June 30, 1996.

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Future minimum lease payments under noncancellable operating leases with related party (with initial or remaining lease terms in excess of one year) as of June 30, 1996 are:

   YEAR ENDING JUNE 30:
     1997............................................................... $27,320
     1998...............................................................  27,320
     1999...............................................................  27,320
     2000...............................................................  13,660
     2001...............................................................     --
                                                                         -------
                                                                         $95,620
                                                                         =======

(13) RETIREMENT PROGRAM

  Retirement program expense with respect to OCIM's defined contribution 401(k) plan approximated $11,000 for the period April 4, 1996 to June 30, 1996.

(14) SUPPLEMENTAL CASH FLOW INFORMATION

  The Company paid $3,322 for income taxes during the period April 4, 1996 to June 30, 1996. Cash payments for interest approximated $6,981,000 for the period April 4, 1996 to June 30, 1996, of which $6,531,384 pertained to the interest paid on the junior and senior subordinated debt and senior debt existing prior to the close of business on April 3, 1996.

  Net proceeds for the acquisition of AOA were as follows:

   Fair value of assets acquired................................... $32,000,000
   Working capital acquired........................................   2,132,908
                                                                    -----------
   Net proceeds.................................................... $34,132,908
                                                                    ===========

(15) FINANCIAL INSTRUMENTS

  On May 30, 1996, the Company entered into a three-year interest swap agreement, expiring on June 30, 1999, with First Union National Bank of North Carolina to manage its interest rate exposure. Interest rate exchange transactions generally involve the exchange of fixed and floating-rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate exchange agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts. Notional principal amounts are used to express the volume of these transactions. The floating interest rate on the interest swap agreement is based on three month U.S. dollar LIBOR. The fixed-for-floating interest rate swap agreement as of June 30, 1996 is summarized as follows:

   Notional principal amount....................................... $15,000,000
   Fixed rate paid.................................................        6.34%
   Floating rate...................................................     5.49219%

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(16) SUBSEQUENT EVENTS

 Acquisitions

  On September 3, 1996, the Company completed the purchase of advertising structures located in Georgia previously owned by Hawthorne Outdoor Advertising, Inc. pursuant to an Asset Purchase Agreement for cash of $3,800,000. The acquisition was accounted for by the purchase method.

  On October 1, 1996, the Company completed the purchase of advertising structures located in Alabama previously owned by Hawthorne Outdoor Advertising, Inc. pursuant to an Asset Purchase Agreement for cash of $500,000. The acquisition was accounted for by the purchase method.

  The Company entered into an asset purchase agreement with Skoglund Communications, Inc. and Skoglund Communications of St. Cloud, Inc. ("Skoglund"), in the amount of $21,246,850. The Company expects this transaction, which includes business operations in Minnesota and Wisconsin, to be consummated by October 31, 1996. This acquisition will be accounted for by the purchase method.

 Stock Split

  On June  , 1997, the Board of Directors is expected to authorize a    for
stock split on June , 1997 to holders of record on June , 1997. All share and per share data in these financial statements have been adjusted to reflect the split.

(17) UNAUDITED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

 Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the nine months ended March 31, 1997, are not necessarily indicative of the results that may be expected for the year ending June 30, 1997.

 Acquisitions

  The Company entered into an asset purchase agreement with Skoglund in the amount of $21,246,850. The transaction, which includes business operations in Minnesota and Wisconsin, was consummated on October 31, 1996. This acquisition was accounted for by the purchase method and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair value at the date of acquisition as follows:

   Adjusted working capital........................................ $ 1,336,989
   Goodwill........................................................   7,953,899
   Property and equipment..........................................   7,537,470
   Customer list...................................................   4,418,492
                                                                    -----------
   Purchase price.................................................. $21,246,850
                                                                    ===========

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Acquisitions, Continued

  On March 31, 1997, the Company acquired substantially all of the assets of Outdoor West for $11.8 million. As a result of this acquisition, the Company acquired display faces in Tennessee and a right of first refusal to purchase Outdoor West, Inc. of Georgia, an affiliate of Outdoor West. This purchase will be accounted for by the purchase method.

  In May 1997, the Company entered into agreements to acquire, in June 1997, substantially all of the assets of The Ragan Outdoor Advertising Company of Rockford, L.LC., The Ragan Outdoor Advertising Company, d/b/a Robinswood Outdoor Advertising, and The Ragan Outdoor Advertising Company of Cedar Rapids for an aggregate purchase price of $27 million. Upon consummation of this acquisition, the Company will acquire display faces in Rockford, Illinois, Cedar Rapids, Iowa and the Quad Cities of Moline, Illinois, Rock Island, Illinois, Davenport, Iowa and Bettendorf, Iowa. This purchase will be accounted for by the purchase method.

  In addition to the acquisition described above, the Company has recently consummated numerous smaller acquisitions for aggregate cash payments totaling more than $8.5 million.

 Stock Option Plan

  On    , 1997, the Board of Directors adopted, and the stockholders of the
Company approved, the Company's 1997 Stock Option and Incentive Plan (the
"1997 Stock Option Plan"), which authorizes the issuance of up to     shares
of common stock. The 1997 Stock Option Plan permits the grant of (i) options to purchase shares of common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code"), (ii) options that do not so qualify, (iii) stock appreciation rights and (iv) restricted and unrestricted stock awards.

  The 1997 Stock Option Plan is designed and intended as a performance incentive for officers, directors, employees, consultants and other key persons performing services for the Company to encourage such persons to acquire or increase a proprietary interest in the success of the Company.

 Employee Stock Purchase Plan

  On    , 1997, the Board of Directors adopted and the stockholders of the
Company approved, the Company's Employee Stock Purchase Plan (the "Plan"). The
Company has reserved a total of     shares of common stock for issuance under
the Plan. The Plan permits eligible employees of the Company to purchase common stock through payroll deductions of up to 10% of their compensation. The price of the common stock purchased under the Plan will be 85% of the lower of the fair market value of the common stock on the first or last day of each six month purchase period. Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and for more than six months.

 New Accounting Pronouncements

  In October, 1995, SFAS No. 123 Accounting for Stock-Based Compensation was issued by the Financial Accounting Standards Board. This Statement encourages, but does not require, companies to measure stock-based compensation cost using a fair value method, rather than intrinsic value method prescribed by the Accounting Principle Board (APB) Opinion No. 25. Companies choosing to continue to measure stock-based compensation using the intrinsic value method must disclose on a pro forma basis net earnings per share as if the fair value were used. Management has determined that upon formation of the 1997 Stock Option Plan, they will adopt the disclosure-only provisions of SFAS No. 123. As such, the adoption of this Statement is not expected to have an impact on the Company's results of operations.

                              OCI HOLDINGS CORP.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In February, 1997, SFAS No. 128 Earnings per Share was issued by the Financial Accounting Standards Board. This Statement is effective for both interim and annual periods ending after December 15, 1997, earlier adoption is not permitted.

 Offerings

  On     , 1997, the Board of Directors of the Company authorized a Note
Offering of $125 million aggregate principal amount of subordinated notes. The Board of Directors also authorized the offering of up to $50 million of Class A $0.01 par value common stock. The filings will be registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
OCI Corp. of Michigan:

  We have audited the accompanying consolidated balance sheets of OCI Corp. of Michigan and subsidiaries (the Company) as of April 3, 1996 and July 31, 1995, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period August 1, 1995 through April 3, 1996 and for the years ended July 31, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 3, 1996 and July 31, 1995, and the results of their operations and their cash flows for the period August 1, 1995 through April 3, 1996 and for the years ended July 31, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

East Lansing, Michigan
June 4, 1996

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                             OCI CORP. OF MICHIGAN
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          APRIL 3,    JULY 31,
                                                            1996        1995
                         ASSETS
Current assets:
  Cash and cash equivalents............................. $   259,200    396,061
  Trade accounts receivable, less allowance for doubtful
   accounts of $48,900 in 1996 and $18,000 in 1995......   1,268,800  1,293,742
  Due from affiliated entity (note 12)..................      98,374    144,651
  Income taxes receivable...............................       7,159        --
                                                         ----------- ----------
Inventories:
  Construction material.................................     113,741     76,572
  Electrical supplies...................................      39,634     29,810
                                                         ----------- ----------
    Total inventories...................................     153,375    106,382
  Prepaid rent expense..................................     441,990    370,296
  Other prepaid expenses................................      85,005     30,977
  Deferred tax assets...................................     229,929    162,647
                                                         ----------- ----------
    Total current assets................................   2,543,832  2,504,756
                                                         ----------- ----------
    Property, plant, and equipment, net (note 3)........   9,316,562  9,763,900
    Intangible assets, less accumulated amortization
     (note 4)...........................................   1,999,607  2,346,039
    Other deferred costs (note 17)......................     635,551    100,028
                                                         ----------- ----------
    Total assets........................................ $14,495,552 14,714,723
                                                         =========== ==========

                                                                     (Continued)

                             OCI CORP. OF MICHIGAN
                                AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS--(CONTINUED)

                                                        APRIL 3,     JULY 31,
                                                          1996         1995
        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current installments of long-term debt (notes 5 and
   17)................................................ $ 1,045,000   4,900,000
  Obligations under noncompete agreements.............     200,000     400,000
  Trade accounts payable..............................     175,183     115,880
  Income taxes payable (note 9).......................         --        1,309
  Due to stockholder (note 12)........................         --       50,000
  Accrued expenses:
    Salaries and wages................................     211,780     401,421
    Payroll and other taxes...........................      82,013      21,194
    Employee benefits.................................     114,420     104,820
    Interest..........................................     104,139     214,826
    Other.............................................     103,856      70,310
                                                       -----------  ----------
      Total accrued expenses..........................     616,208     812,571
  Deferred advertising revenues.......................     346,177     145,671
  Deferred noncompete income..........................      80,000      80,000
                                                       -----------  ----------
      Total current liabilities.......................   2,462,568   6,505,431
Long-term debt, excluding current installments (notes
 5 and 17)............................................   3,555,000         --
Senior subordinated debt (notes 6 and 17).............   4,000,000   4,000,000
Junior subordinated debt, stockholders (notes 7 and
 17)..................................................   3,600,000   3,600,000
Accrued interest (notes 5, 6, 7 and 17)...............   6,332,869   5,409,848
Deferred noncompete income, less current portion......     126,667     180,000
Deferred income taxes (note 9)........................   1,459,420   1,236,064
                                                       -----------  ----------
      Total liabilities...............................  21,536,524  20,931,343
                                                       -----------  ----------
Stockholders' deficit (notes 10 and 17):
  12.5% cumulative preferred stock, $.10 par value.
   Authorized 1,000 shares; issued and outstanding 900
   shares.............................................          90          90
  Class A common stock, $.10 par value. Authorized
   2,000 shares; issued and outstanding 100 and 97
   shares at April 3, 1996 and July 31, 1995,
   respectively.......................................          10          10
  Class B common stock, $.10 par value. Authorized
   2,000 shares; issued and outstanding -0- shares....         --          --
  Additional paid-in capital..........................   1,235,326   1,009,168
  Accumulated deficit.................................  (8,276,398) (7,225,888)
                                                       -----------  ----------
      Total stockholders' deficit.....................  (7,040,972) (6,216,620)
                                                       -----------  ----------
Commitments and contingencies (notes 10, 11 and 12)
      Total liabilities and stockholders' deficit..... $14,495,552  14,714,723
                                                       ===========  ==========

          See accompanying notes to consolidated financial statements.

                             OCI CORP. OF MICHIGAN
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 FOR THE PERIOD
                                 AUGUST 1, 1995 FOR THE YEARS ENDED JULY 31,
                                    THROUGH     ------------------------------
                                 APRIL 3, 1996       1995            1994
Revenues:
  Poster........................  $ 3,581,596        6,076,107       5,219,208
  Painted.......................    3,406,560        4,833,174       4,566,124
  Other.........................      447,319          653,456         708,093
                                  -----------   --------------  --------------
    Gross revenues..............    7,435,475       11,562,737      10,493,425
  Less commissions and dis-
   counts.......................      752,093        1,193,283         992,995
                                  -----------   --------------  --------------
    Net operating revenues......    6,683,382       10,369,454       9,500,430
                                  -----------   --------------  --------------
Operating expenses:
  Operations (note 12)..........    1,651,583        2,435,839       2,467,755
  Selling, general, and adminis-
   trative (note 12)............    3,019,373        3,952,785       3,897,229
  Depreciation..................    1,021,901        1,472,053       1,550,296
  Amortization of intangible as-
   sets.........................      346,432          535,408         620,455
  Amortization of other deferred
   costs........................       61,248          105,182         105,418
                                  -----------   --------------  --------------
    Total operating expenses....    6,100,537        8,501,267       8,641,153
                                  -----------   --------------  --------------
    Operating income............      582,845        1,868,187         859,277
Other income (deductions):
  Gain (loss) on disposal of
   property, plant, and equip-
   ment.........................       (9,973)          87,274         (55,160)
  Loss on sale of Mansfield Di-
   vision (note 16).............          --               --         (446,299)
  Interest expense..............   (1,460,671)      (2,126,614)     (2,041,862)
  Interest income...............        8,142           44,951          16,371
  Management fees (note 12).....      (68,649)        (195,998)       (248,815)
  Miscellaneous, net............          319            4,849          17,992
  Noncompete income.............       53,333           80,000          60,000
                                  -----------   --------------  --------------
    Loss before income tax (ben-
     efit) expense..............     (894,654)        (237,351)     (1,838,496)
Income tax expense (benefit)
 (note 9).......................      155,856         (132,666)       (472,748)
                                  -----------   --------------  --------------
    Net loss....................  $(1,050,510)        (104,685)     (1,365,748)
                                  ===========   ==============  ==============

          See accompanying notes to consolidated financial statements.

                             OCI CORP. OF MICHIGAN
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

              FOR THE PERIOD AUGUST 1, 1995 THROUGH APRIL 3, 1996
                 AND FOR THE YEARS ENDED JULY 31, 1995 AND 1994

                           12.5%                                      UNEARNED
                         CUMULATIVE CLASS A ADDITIONAL               RESTRICTED      TOTAL
                         PREFERRED  COMMON   PAID-IN   ACCUMULATED     STOCK     STOCKHOLDERS'
                           STOCK     STOCK   CAPITAL     DEFICIT    COMPENSATION    DEFICIT
Balances at July 31,
 1993...................    $ 90       10   1,009,168  (5,755,455)    (12,081)    (4,758,268)
Restricted stock
 compensation
 (note 15)..............     --       --          --          --       12,081         12,081
Net loss................     --       --          --   (1,365,748)        --      (1,365,748)
                            ----      ---   ---------  ----------     -------     ----------
Balances at July 31,
 1994...................      90       10   1,009,168  (7,121,203)        --      (6,111,935)
Net loss................     --       --          --     (104,685)        --        (104,685)
                            ----      ---   ---------  ----------     -------     ----------
Balances at July 31,
 1995...................      90       10   1,009,168  (7,225,888)        --      (6,216,620)
Issuance of 3 shares of
 Class A common stock
 (note 15)..............     --       --      226,158         --          --         226,158
Net loss................     --       --          --   (1,050,510)        --      (1,050,510)
                            ----      ---   ---------  ----------     -------     ----------
Balances at April 3,
 1996...................    $ 90       10   1,235,326  (8,276,398)        --      (7,040,972)
                            ====      ===   =========  ==========     =======     ==========


          See accompanying notes to consolidated financial statements.

                             OCI CORP. OF MICHIGAN
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            FOR THE YEARS
                                      FOR THE PERIOD       ENDED JULY 31,
                                   ENDED AUGUST 1, 1995 ----------------------
                                     TO APRIL 3, 1996      1995        1994
CASH FLOWS FROM OPERATING ACTIVI-
 TIES:
Net loss.........................      $(1,050,510)       (104,685) (1,365,748)
Adjustments to reconcile net loss
 to net cash provided by
 operating activities:
  Stock compensation expense.....          226,158             --       12,081
  Depreciation of plant and
   equipment.....................        1,021,901       1,472,053   1,550,296
  Amortization of intangible as-
   sets..........................          346,432         535,408     620,455
  Amortization of other deferred
   costs.........................           61,248         105,182     105,418
  Noncurrent accrued interest....        1,027,160       1,213,927   1,083,604
  Loss (gain) on disposal of
   property, plant, and equip-
   ment..........................            9,973         (87,274)     55,160
  Loss on sale of Mansfield Divi-
   sion..........................              --              --      446,299
  Changes in assets and
   liabilities which increase
   (decrease) cash flows:
    Trade accounts receivable....           24,942         (13,860)    (83,341)
    Due from affiliated entity...           46,277          48,599    (117,465)
    Refundable income taxes......           (7,159)            --          --
    Inventories..................          (46,993)        (10,266)     (6,671)
    Prepaid rent expense.........          (71,694)        (29,861)     24,843
    Other prepaid expenses.......          (54,028)          1,738      (2,752)
    Other deferred costs.........         (596,771)            --          --
    Trade accounts payable.......           59,303          66,196     (36,111)
    Income taxes payable.........           (1,309)        (88,691)     90,000
    Due to stockholder...........          (50,000)            --       48,050
    Accrued expenses.............         (300,502)         (5,286)    188,617
    Deferred advertising reve-
     nues........................          200,506         (17,956)      6,067
    Deferred noncompete income...          (53,333)        (80,000)    340,000
    Deferred income taxes........          156,074        (123,685)   (574,352)
                                       -----------      ----------  ----------
      Net cash provided by oper-
       ating activities..........          947,675       2,881,539   2,384,450
                                       -----------      ----------  ----------
CASH FLOWS FROM INVESTING ACTIVI-
 TIES:
Capital expenditures.............         (587,537)       (521,964)   (609,745)
Proceeds from sale of property,
 plant, and equipment............            3,001         177,222      26,710
Proceeds from sale of Mansfield
 Division........................              --              --    1,600,000
                                       -----------      ----------  ----------
      Net cash (used in) provided
       by investing activities...         (584,536)       (344,742)  1,016,965
                                       -----------      ----------  ----------
CASH FLOWS FROM FINANCING ACTIVI-
 TIES:
Principal payments on long-term
 debt............................         (300,000)     (2,200,000) (3,648,207)
Payments on obligations under
 noncompete agreements...........         (200,000)       (100,000)   (100,000)
                                       -----------      ----------  ----------
      Net cash used in financing
       activities................         (500,000)     (2,300,000) (3,748,207)
                                       -----------      ----------  ----------
Net increase (decrease) in cash
 and cash equivalents............         (136,861)        236,797    (346,792)
Cash and cash equivalents at be-
 ginning of the period...........          396,061         159,264     506,056
                                       -----------      ----------  ----------
Cash and cash equivalents at end
 of the period...................      $   259,200         396,061     159,264
                                       ===========      ==========  ==========

          See accompanying notes to consolidated financial statements.

                             OCI CORP. OF MICHIGAN
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 APRIL 3, 1996, JULY 31, 1995 AND JULY 31, 1994

(1) BUSINESS OPERATIONS

  The business operations of OCI Corp. of Michigan and subsidiaries (the "Company") consist of outdoor billboard advertising in the states of Michigan, Illinois, and Wisconsin.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting policies of the Company, as summarized below, conform with generally accepted accounting principles and reflect practices appropriate to the business in which it operates.

 (a) PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the financial statements of OCI Corp. of Michigan and its two wholly owned subsidiaries, OCI Corp. of Port Huron and OCI Management Corp. All significant intercompany balances and transactions have been eliminated in consolidation.

 (b) CASH EQUIVALENTS

  Cash equivalents of $183,718 and $148,916 at April 3, 1996 and July 31, 1995, respectively, consist of overnight repurchase agreements. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with maturities of three months or less at the time of purchase to be cash equivalents.

 (c) INVENTORIES

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 (d) PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment are stated at cost. Depreciation on plant and equipment is computed using straight-line and accelerated methods over the estimated useful lives of the assets.

 (e) INTANGIBLE ASSETS

  Intangible assets include noncompete agreements and goodwill. Goodwill, which represents the excess of purchase price over fair value of net assets acquired on their dates of acquisition, is amortized on a straight-line basis over the expected periods to be benefited, generally 20 years. The noncompete agreements are amortized over the terms of the respective agreements, which range from 4 to 10 years.

  The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

 (f) OTHER DEFERRED COSTS

  Other deferred costs consist principally of organizational costs and debt acquisition costs related to the reorganization plan discussed in note 17.

                             OCI CORP. OF MICHIGAN
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 (g) EMPLOYEE BENEFITS

  The Company participates in a self-insured employee health care plan as provided for in an agreement with an affiliated entity. The liability for self-insurance reflects the estimated cost for the uninsured portion of claims not paid prior to year end. The liability is based on estimates for losses reported prior to year end and estimates for incurred but not reported losses.

 (h) RETIREMENT PROGRAM

  The Company provides a defined contribution 401(k) plan, which covers all full-time employees of the Company with one or more years of service. Eligible employees can contribute up to 12% of their compensation through payroll deductions. The Company contributes an amount equal to 50% of each employee's contribution up to 3% of the employee's total compensation.

 (i) REVENUE RECOGNITION

  The Company recognizes revenue from advertising contracts on an accrual basis ratably over the term of the contracts, as advertising services are provided.

 (j) INCOME TAXES

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (k) USE OF ESTIMATES

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (l) EARNINGS PER SHARE

  An earnings per share calculation had not been presented because the Company is closely held and owned by a private investor group and accordingly, earnings per share is not required or meaningful.

(3) PROPERTY, PLANT, AND EQUIPMENT

  Major categories of property, plant, and equipment at April 3, 1996 and July 31, 1995 were as follows:

                                             ESTIMATED
                                            LIFE (YEARS)    1996        1995
   Land....................................      --      $   256,300    212,800
   Advertising structures..................    12-15      15,925,151 15,486,536
   Leasehold improvements..................    10-20         743,938    731,238
   Equipment...............................     5-10       1,215,309  1,196,342
                                                         ----------- ----------
                                                          18,140,698 17,626,916
   Less accumulated depreciation...........                8,824,136  7,863,016
                                                         ----------- ----------
     Net property, plant, and equipment....              $ 9,316,562  9,763,900
                                                         =========== ==========

                             OCI CORP. OF MICHIGAN
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(4) INTANGIBLE ASSETS

  Intangible assets at April 3, 1996 and July 31, 1995 consist of the following:

                                                               1996      1995
   Covenants not to compete................................ $3,235,667 3,235,667
   Goodwill................................................  2,829,688 2,829,688
                                                            ---------- ---------
                                                             6,065,355 6,065,355
   Less accumulated amortization...........................  4,065,748 3,719,316
                                                            ---------- ---------
                                                            $1,999,607 2,346,039
                                                            ========== =========

(5) LONG-TERM DEBT

  The Company has a loan agreement with a bank which provides for a revolving credit commitment (the "Revolving Commitment") of up to $12,000,000, which decreases through the expiration of the loan in July 1996, and a special purpose revolving credit commitment (the "Acquisition Commitment") not to exceed $1,500,000, to be used solely to finance the cost of an acquisition and permitted future acquisitions (collectively called the "Commitment"). However, the Acquisition Commitment will be temporarily reduced by the principal amount of any additional seller debt incurred by the Company. The Commitment is available through July 1996. At April 3, 1996, the Company had borrowings of $875,000 under the Acquisition Commitment and $3,725,000 under the Revolving Commitment due July 31, 1996. At April 3, 1996, $625,000 of the Acquisition Commitment was available for additional borrowings to finance permitted future acquisitions. The remaining $1,475,000 of the Revolving Commitment was available to support additional borrowings by the Company at April 3, 1996.

  The loan agreement, in general, enables the Company to borrow funds at a rate equal to either the London Interbank Offered Rate (LIBOR) plus 2.9% or the bank's base rate plus 1.5%. The loan agreement also enables the Company to realize a lower interest rate if certain financial results, as stipulated in the loan agreement, are achieved. At April 3, 1996, the interest rate for the individual loans underlying the loan agreement amounted to 9.25%. Generally, accrued interest is payable in quarterly installments on each October 31, January 31, April 30, and July 31, with a final payment due July 31, 1996.

  The Company is obligated to pay a commitment fee to the bank for the loan agreement. This fee is payable quarterly, and is equal to 1/2 of 1% of the average daily unused portion of the Commitment. Collateral includes a first lien on all tangible and intangible property of the Company, assignment of substantially all leases, a pledge of all common stock, and a guaranty by the subsidiaries.

  The loan agreement contains certain warranties and affirmative covenants that must be complied with on a continuing basis. In addition, the loan agreement contains certain restrictive covenants which, among other things, restricts the Company from incurring additional debt and liens on assets, prohibits it from paying dividends, and limits the amount of capital expenditures. The loan agreement also contains certain restrictions on working capital and subordinated debt, and requires the maintenance of certain financial ratios.

  At the close of business on April 3, 1996, the Company, along with related affiliates, entered into a Credit Agreement with Chase Manhattan Bank N.A. (see note 17). Funds from the Credit Agreement were used to pay off the long-term and subordinated debt as of the close of business on April 3, 1996. The current portion of long-term debt as of April 3, 1996 reflects the current portion due as noted in the new Credit Agreement. Interest on the debt is payable at a rate equal to LIBOR plus 3.0% or the bank's base rate. Maturities of long-term debt under the Credit Agreement during the next five years are:
1997, $1,045,000; 1998, $2,022,500; 1999, $2,170,625; 2000, $2,475,000; and
2001, $2,805,000.

                             OCI CORP. OF MICHIGAN
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(6) SENIOR SUBORDINATED DEBT

  The Company entered into a Note Purchase Agreement in 1989 and issued $4,000,000 of its 14.825% senior subordinated notes due August 31, 1996. Accrued interest on the senior subordinated notes is payable at a rate of 10% on February 28 and August 31 of each year commencing in 1990. Interest on the notes at a rate of 4.825% will accrue and payment of such interest is deferred until the due date of the senior subordinated notes. The deferred interest portion of such notes bears interest at 14.825% and is payable upon maturity of the senior subordinated notes. At April 3, 1996 and July 31, 1995, interest deferred on the senior subordinated notes amounted to $2,092,396 and $1,776,908, respectively.

  The Note Purchase Agreement contains certain warranties and affirmative covenants that must be complied with on a continuing basis. The Note Purchase Agreement also contains certain restrictive covenants which, among other things, restricts the Company from incurring additional debt and liens on assets, limits stock payments and purchases, and prohibits the Company from amending its charter or by-laws.

  The Note Purchase Agreement includes cross-default provisions which specify that if the Company is in default under the terms of the loan agreement (see note 5) or Securities Purchase Agreement (see note 7), the senior subordinated debt holders have the right, under the provisions of an intercreditor agreement, to demand immediate payment of the senior subordinated debt if the long-term debt is accelerated by the bank.

(7) JUNIOR SUBORDINATED DEBT, STOCKHOLDERS

  The Company entered into a Securities Purchase Agreement (the "Agreement") in 1989 and issued $3,600,000 of its 12.5% junior subordinated notes due August 31, 1996 to holders of its preferred stock. Accrued interest on the junior subordinated notes is payable at a rate of 12.5%. However, such interest is deferred and added to the outstanding principal amount on each anniversary date of the junior subordinated notes. At April 3, 1996 and July 31, 1995, interest deferred on the junior subordinated notes amounted to $4,240,473 and $3,632,940, respectively.

  The Agreement contains certain warranties and affirmative covenants that must be complied with on a continuing basis. The Agreement also contains certain restrictive covenants which, among other things, restricts the Company from incurring additional debt and liens on assets, limits stock payments and purchases, and prohibits the Company from amending its charter or by-laws.

  The Agreement includes cross-default provisions which specify that if the Company is in default under the terms of the loan agreement (see note 5) and Note Purchase Agreement (see note 6), the junior subordinated debt holders have the right, under the provisions of an intercreditor agreement, to demand immediate payment of the junior subordinated debt if the long-term debt is accelerated by the bank.

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of the Company's financial instruments is made in accordance with the requirements of FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments" ("Statement 107"). Statement 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

  The carrying values of cash and cash equivalents, trade accounts receivable, due from affiliated entity, trade accounts payable, accrued expenses, and obligations under noncompete agreements approximate fair values due to the short-term maturities of these instruments. Long-term debt instruments are estimated to approximate fair

                             OCI CORP. OF MICHIGAN
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

values as rates are tied to short-term indices. Senior subordinated debt and junior subordinated debt instruments are estimated to approximate fair values due to their current maturity dates.

(9) INCOME TAXES

  Income tax expense (benefit) attributable to loss before income tax expense (benefit) for the period ended April 3, 1996 and the year ended July 31, 1995 and 1994 consists of:

                                                     1996      1995      1994
   Federal--current............................... $ (1,718)   12,220    16,089
   Federal--deferred..............................  156,074  (123,685) (574,352)
   State and local................................    1,500   (21,201)   85,515
                                                   --------  --------  --------
     Total........................................ $155,856  (132,666) (472,748)
                                                   ========  ========  ========

  Income tax expense (benefit) differed from the amounts computed by applying the federal income tax rate of 34% for the period ended April 3, 1996 and the year ended July 31, 1995 and 1994 to loss before income tax benefit as a result of the following:

                                                    1996       1995      1994
   Computed "expected" tax benefit..............  $(304,182)  (80,699) (625,089)
   Increase (reduction) in income taxes result-
    ing from:
     State and local income taxes, net of fed-
      eral income tax benefit (expense).........        990   (13,999)   56,440
     Non-deductible expenses....................     32,237    51,177    50,736
     Adjustment of prior year accrual...........    226,811   (89,145)   45,165
     Change in the beginning-of-the-year balance
      of the valuation allowance for deferred
      tax assets allocated to income tax ex-
      pense.....................................    200,000       --        --
                                                  ---------  --------  --------
                                                  $ 155,856  (132,666) (472,748)
                                                  =========  ========  ========

  The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at April 3, 1996 and July 31, 1995 are presented below:

                                                         1996         1995
Deferred tax assets:
  Net operating loss carryforwards................... $   323,001     364,257
  Alternative minimum tax credit carryforwards.......      22,479      23,664
  Deferred revenue, principally due to advertising
   leases............................................     117,700      49,528
  Deferred noncompete income.........................      70,267      88,400
  Accrued expenses, principally due to compensated
   absences, health care claims and sales discounts..      95,048      75,154
  Other..............................................      17,181      37,965
                                                      -----------  ----------
    Total gross deferred tax assets..................     645,676     638,968
    Less valuation allowance.........................     200,000         --
                                                      -----------  ----------
    Net deferred tax assets..........................     445,676     638,968
                                                      -----------  ----------
Deferred tax liabilities--property, plant, and
 equipment, principally due to differences in
 financial statement carrying amounts and tax bases..  (1,675,167) (1,712,385)
                                                      -----------  ----------
    Net deferred tax liabilities..................... $(1,229,491) (1,073,417)
                                                      ===========  ==========

                             OCI CORP. OF MICHIGAN
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The net change in the total valuation allowance for the period ended April 3, 1996 was an increase of $200,000, none for the year ended July 31, 1995.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred taxes, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $1,900,000 prior to the expiration of the net operating loss carryforwards in 2011. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at April 3, 1996. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

  At April 3, 1996, the Company had net operating loss carryforwards for federal income tax purposes of $950,003, which are available to offset future federal taxable income, if any, through 2011. The Company has an alternative minimum tax credit carryforward of $22,479, which is available to reduce future regular income taxes, if any, over an indefinite period.

(10) STOCKHOLDERS' EQUITY

  All general voting power is vested in the holders of Class A common stock. The holders of Class B common stock and preferred stock are not entitled to vote at any stockholders' meetings. Any share of Class B common stock can be converted, at the option of the holder, into Class A common stock at the rate of one share of Class A common stock for each share of Class B common stock, subject to certain approvals.

  No dividends will be declared or paid on the common stock during any year unless the full amount of dividends on the preferred stock accrued to the proposed date of declaration has been paid. Upon declaration, the holders of the preferred stock are entitled to receive an annual cumulative dividend at a rate of 12.5% of the liquidation value of the preferred stock, as defined below. Dividends, if declared, are payable in cash annually on each August 31. If any accrued and unpaid dividends exist as of August 31 of any year, the amount of the dividends payable in respect to the preferred stock will be increased at a rate of 12.5%, compounded annually as of August 31. Cumulative preferred stock dividend rights were unaccrued and unpaid at April 3, 1996 and July 31, 1995, in the amount of $1,060,185 and $907,665, respectively.

  In the event of liquidation or dissolution of the Company, the holders of the preferred stock are entitled to receive a preferential amount equal to $1,000 per share of the issued and outstanding preferred stock ("liquidation value") and a further preferential amount equal to all declared and unpaid dividends thereon. This liquidation value will be paid before the payment or distribution of any assets of the Company to the holders of common stock.

(11) LEASES

  The Company leases substantially all of the land presently used as sites for poster panels under various terms. The leases are classified as operating leases. These leases generally contain renewal options ranging from one to 15 years and require the Company to pay all executory costs such as maintenance and insurance. Rental

                             OCI CORP. OF MICHIGAN
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

expense for operating leases amounted to approximately $655,000, $922,000, and $911,000 during the period ended April 3, 1996 and the years ended July 31, 1995 and 1994, respectively.

  Future minimum lease payments under noncancelable operating leases with non-related parties (with initial or remaining lease terms in excess of one year) as of April 3, 1996 are:

   YEAR ENDING APRIL 3:
     1997............................................................ $  783,962
     1998............................................................    661,937
     1999............................................................    568,413
     2000............................................................    486,875
     2001............................................................    331,651
                                                                      ----------
                                                                      $2,832,838
                                                                      ==========

(12) RELATED PARTY TRANSACTIONS

  The Company has entered into an agreement with an affiliated entity that requires the Company to purchase specific employee benefits. The Company and certain affiliated entities are primarily self-insured for employee health care costs. Employee benefit payments, for costs incurred under this agreement, approximated $158,000, $206,000 and $230,000 during the period ended April 3, 1996 and the years ended July 31, 1995 and 1994, respectively. As a result of this arrangement, the consolidated balance sheets reflected $98,374 and $144,651 due from an affiliated entity at April 3, 1996 and July 31, 1995, respectively, resulting primarily from payments in excess of estimated employee benefit costs incurred.

  The Company receives management and accounting consultation services from certain stockholders and an affiliated entity related through common ownership. The affiliated entity and the Company have entered into a continuing agreement which may be canceled by either party upon 30 days written notice. Total management fee expense incurred under the above arrangements amounted to $68,649, $195,998 and $248,815 during the period ended April 3, 1996 and the years ended July 31, 1995 and 1994, respectively.

  The Company has several noncancelable operating leases with a stockholder for administrative offices, operating facilities, and land presently used as sites for billboard structures. The leases are classified as operating leases. These leases generally contain renewal options ranging from two to five years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases with the stockholder amounted to approximately $100,000, $146,000 and $153,000 during the period ended April 3, 1996 and the year ended July 31, 1995 and 1994, respectively.

  Future minimum lease payments under noncancelable operating leases with the stockholder (with initial or remaining lease terms in excess of one year) as of April 3, 1996 are:

   YEAR ENDING APRIL 3:
     1997.............................................................. $156,898
     1998..............................................................  163,579
     1999..............................................................  170,928
     2000..............................................................  118,951
     2001..............................................................   97,814
                                                                        --------
                                                                        $708,170
                                                                        ========

  As a result of all the above transactions, the consolidated balance sheet reflects $50,000 due to stockholder at July 31, 1995.

                             OCI CORP. OF MICHIGAN
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(13) RETIREMENT PROGRAM

  Retirement program expense with respect to the Company's defined contribution 401(k) plan approximated $29,000, $40,000 and $37,000 during the period ended April 3, 1996 and the years ended July 31, 1995 and 1994, respectively.

(14) SUPPLEMENTAL CASH FLOW INFORMATION

  The Company paid $8,250, $59,735 and $10,000 for income taxes during the period ended April 3, 1996 and the years ended July 31, 1995 and 1994, respectively. Cash payments for interest approximated $648,000, $865,000 and $967,000 during the period ended April 3, 1996 and the years ended July 31, 1995 and 1994, respectively.

(15) STOCK COMPENSATION

  The Company has a restricted stock award plan whereby the Company can issue restricted common stock to retain key employees, including officers. The shares are awarded in the name of the employee, who has all rights of a stockholder, subject to certain restrictions and forfeitures. Restrictions on awards to date lapsed on July 31, 1994. Such stock awarded is subject to an agreement requiring forfeiture by the employee in the event of termination of employment within five years of the date of grant other than as a result of death or disability.

  The market value of shares awarded under the plan is recorded as unearned restricted stock compensation on the date of award and is shown as a separate component of stockholders' deficit until earned. The compensation is charged to the consolidated statements of operations over the period in which the employees are expected to perform services and amounted to $12,081 for the year ended July 31, 1994. There were no such awards during the period August 1, 1995 through April 3, 1996 or for the year ended July 31, 1995.

  Under a written agreement dated August 9, 1994 between the Company and certain members of management, three shares of Class A common stock would be granted to them upon accomplishing certain goals. The terms of the agreement were met and the three shares of stock were issued during the period ended April 3, 1996 at $75,386 per share, which was determined to be the fair market value at the date of transaction. This transaction was treated as compensation expense.

(16) SALE OF MANSFIELD DIVISION

  During November 1993, the Company sold its Mansfield Division Outdoor Advertising Plant (the "Mansfield Division") located in Ohio under an asset purchase agreement. Through this transaction, the buyer acquired specific tangible and intangible assets from the Company for $1,600,000 cash proceeds. The sale resulted in a pretax loss of $446,299.

  The Company agreed not to engage in competition with the buyer in the Ohio area, for a period of five years from November 1993. In consideration for entering into this non-compete agreement, the Company received a cash payment of $400,000, of which $340,000 has been deferred and recognized at the rate of $6,667 per month over the five year agreement.

  The $2,000,000 cash proceeds from the sale of the Mansfield Division and non-compete agreement were used for principal payments on long-term debt.

  During fiscal 1994 and 1993, the Mansfield Division's revenues approximated $420,000 and $1,150,000, respectively, and operating income before depreciation approximated $50,000 and $240,000, respectively.

                             OCI CORP. OF MICHIGAN
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(17) SUBSEQUENT EVENT

  At the close of business on April 3, 1996, the Company's stockholders (the "Stockholders") entered into a plan of reorganization (the "Reorganization Plan") to restructure and merge the Company with an affiliated entity in the same line of business. Pursuant to the Reorganization Plan, the Stockholders agreed to sell and/or exchange their entire interests in the common and preferred stock of the Company. In conjunction with the Reorganization Plan, OCI Holdings Corp. ("Holdings") was incorporated for the purpose of effecting the reorganization and merger.

  Certain outside investors (the "Investors") purchased 24.67 shares and 60 shares of the Company's common and preferred stock, respectively, from the Stockholders. These same shares were subsequently assigned by the Investors to Holdings in exchange for Holdings' common stock. The remaining 75.33 shares and 840 shares of the Company's common and preferred stock, respectively, were purchased for cash by Holdings, which resulted in Holdings' being the sole stockholder of all the Company's outstanding common and preferred stock.

  Concurrent with the reorganization and merger, the Company, Holdings, and Outdoor Communications, Inc. (collectively the "Borrowers") entered into a Credit Agreement with Chase Manhattan Bank N.A. Under the Credit Agreement, the Company borrowed $20,000,000 under a term loan which was principally used to pay off the existing long-term debt, senior subordinated debt, and junior subordinated debt, including all accrued interest. In addition to the aforementioned term loan, the Credit Agreement also provides a revolving loan commitment to the Borrowers, collectively.

  The effects of the aforementioned transactions have not been included in the financial statements as they occurred subsequent to the closing balance sheet.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
 Mass Communications Corp.:

  We have audited the accompanying consolidated balance sheet of Mass Communications Corp. and subsidiary (the Company) as of April 3, 1996 and the related consolidated statements of income, stockholders' deficit, and cash flows for the period September 1, 1995 through April 3, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 3, 1996 and the results of their operations and their cash flows for the period September 1, 1995 through April 3, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

East Lansing, Michigan
May 31, 1996

                               October 18, 1995

                         INDEPENDENT AUDITOR'S REPORT

The Officers and Directors
Mass Communications Corp.
Corinth, Mississippi

  We have audited the accompanying consolidated balance sheets of Mass Communications Corp. and subsidiary as of August 31, 1995, and the related consolidated statements of income, stockholders' deficit, and cash flows for each of the years ended August 31, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mass Communications Corp. and subsidiary as of August 31, 1995, and the results of their operations and their cash flows for the years ended August 31, 1995 and 1994 in conformity with generally accepted accounting principles.

Moore & Gray
Corinth, Mississippi

                           MASS COMMUNICATIONS CORP.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                           APRIL 3,  AUGUST 31,
                                                             1996       1995
                         ASSETS
Current assets:
  Cash and cash equivalents.............................. $  453,202   476,636
  Trade accounts receivable, less allowance for doubtful
   accounts of $60,945 in 1996 and $88,817 in 1995.......    851,531   682,514
  Income taxes receivable................................     97,552       --
  Other receivables......................................     14,043   109,365
  Due from affiliated entity (note 9)....................     54,310       --
  Inventory--construction material.......................     92,557   106,670
  Prepaid rent expense...................................    205,019   223,762
  Other prepaid expenses.................................    131,118    61,448
  Deferred income taxes (note 6).........................     65,930   267,895
                                                          ---------- ---------
      Total current assets...............................  1,965,262 1,928,290
                                                          ---------- ---------
Property, plant, and equipment, net (note 3).............  3,439,990 3,238,981
Goodwill, less accumulated amortization..................  2,025,973 2,066,984
Deferred financing fees, less accumulated amortization...    468,914   523,799
Deferred income taxes (note 6)...........................    801,218   723,394
Other assets (notes 4 and 13)............................    152,315   108,564
                                                          ---------- ---------
      Total assets....................................... $8,853,672 8,590,012
                                                          ========== =========


                                                                     (Continued)

                           MASS COMMUNICATIONS CORP.
                                 AND SUBSIDIARY

                    CONSOLIDATED BALANCE SHEETS--(CONTINUED)

                       APRIL 3, 1996 AND AUGUST 31, 1995

                                                         APRIL 3,   AUGUST 31,
                                                           1996        1995
         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current installments of long-term debt (note 5)...... $2,121,600   1,050,000
  Trade accounts payable...............................    300,026     186,653
  Income taxes payable.................................        --      303,632
  Accrued expenses:
    Salaries and wages.................................    165,244     142,971
    Payroll and other taxes............................     32,766      39,812
    Employee benefits..................................     65,714         --
    Interest...........................................     97,229         --
    Other..............................................    170,509     163,665
                                                        ----------  ----------
      Total accrued expenses...........................    531,462     346,448
                                                        ----------  ----------
      Total current liabilities........................  2,953,088   1,886,733
Long-term debt, excluding current installments (note
 5)....................................................  8,628,400   9,700,000
                                                        ----------  ----------
      Total liabilities................................ 11,581,488  11,586,733
                                                        ----------  ----------
Stockholders' deficit (notes 7, 12 and 13):
  10% cumulative preferred stock, $1 par value.
   Authorized 5,000 shares; issued and outstanding
   1,000 shares........................................      1,000       1,000
  Class A common stock, no par value. Authorized 30,000
   shares; issued and outstanding 12,500 shares........      3,500       3,500
  Additional paid-in capital...........................    999,000     999,000
  Accumulated deficit.................................. (3,731,316) (4,000,221)
                                                        ----------  ----------
      Total stockholders' deficit...................... (2,727,816) (2,996,721)
                                                        ----------  ----------
Commitments and contingencies (notes 7, 8 and 12)
      Total liabilities and stockholders deficit....... $8,853,672   8,590,012
                                                        ==========  ==========


          See accompanying notes to consolidated financial statements.

                           MASS COMMUNICATIONS CORP.
                                 AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                        FOR THE PERIOD   FOR THE YEARS ENDED
                                       SEPTEMBER 1, 1995      AUGUST 31,
                                            THROUGH      ---------------------
                                         APRIL 3, 1996      1995       1994
Revenues:
  Poster..............................    $3,097,607      5,084,371  4,795,353
  Painted.............................     2,306,790      3,686,379  3,019,976
  Other...............................        98,142        263,905     95,036
                                          ----------     ----------  ---------
    Gross revenues....................     5,502,539      9,034,655  7,910,365
  Less commissions and discounts......       545,537        881,273    783,551
                                          ----------     ----------  ---------
    Net operating revenues............     4,957,002      8,153,382  7,126,814
                                          ----------     ----------  ---------
Operating expenses:
  Operations (note 9).................     1,166,765      1,879,777  1,616,015
  Selling, general, and administrative
   (note 9)...........................     2,039,476      2,908,412  2,912,833
  Depreciation........................       550,869        897,804    848,159
  Amortization of intangible assets...        41,011         70,304     70,304
  Amortization of deferred financing
   costs..............................        54,885         95,995     11,124
                                          ----------     ----------  ---------
    Total operating expenses..........     3,853,006      5,852,292  5,458,435
                                          ----------     ----------  ---------
    Operating income..................     1,103,996      2,301,090  1,668,379
Other income (deductions):
  Loss on disposal of property, plant,
   and equipment......................          (832)       (39,087)   (72,040)
  Interest expense....................      (644,606)    (1,172,645)  (852,415)
  Interest income.....................         3,876         11,392     16,483
  Management fee income (note 9)......        58,333        150,000    150,000
  Miscellaneous, net..................       (50,449)        56,878    (30,278)
                                          ----------     ----------  ---------
    Income before income tax expense..       470,318      1,307,628    880,129
Income tax expense (note 6)...........       201,413        523,620    339,773
                                          ----------     ----------  ---------
    Net income........................    $  268,905        784,008    540,356
                                          ==========     ==========  =========


          See accompanying notes to consolidated financial statements.

                           MASS COMMUNICATIONS CORP.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

             FOR THE PERIOD SEPTEMBER 1, 1995 THROUGH APRIL 3, 1996
                AND FOR THE YEARS ENDED AUGUST 31, 1995 AND 1994

                              5%          10%
                         NONCUMULATIVE CUMULATIVE         ADDITIONAL                  TOTAL
                           PREFERRED   PREFERRED  COMMON   PAID-IN   ACCUMULATED  STOCKHOLDERS'
                             STOCK       STOCK    STOCK    CAPITAL     DEFICIT       DEFICIT
Balances at August 31,
 1993...................    $ 5,000        --      5,000    495,000  (3,127,335)   (2,622,335)
Stock redemption........     (5,000)       --     (1,500)  (495,000) (2,097,250)   (2,598,750)
Issuance of 1,000
 shares.................        --       1,000       --     999,000         --      1,000,000
Net income..............        --         --        --         --      540,356       540,356
                            -------      -----    ------   --------  ----------    ----------
Balances at August 31,
 1994...................        --       1,000     3,500    999,000  (4,684,229)   (3,680,729)
Net income..............        --         --        --         --      784,008       784,008
Dividend................        --         --        --         --     (100,000)     (100,000)
                            -------      -----    ------   --------  ----------    ----------
Balances at August 31,
 1995...................        --       1,000     3,500    999,000  (4,000,221)   (2,996,721)
Net income..............        --         --        --         --      268,905       268,905
                            -------      -----    ------   --------  ----------    ----------
Balances at April 3,
 1996...................    $   --       1,000     3,500    999,000  (3,731,316)   (2,727,816)
                            =======      =====    ======   ========  ==========    ==========


          See accompanying notes to consolidated financial statements.

                           MASS COMMUNICATIONS CORP.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                     FOR THE PERIOD        FOR THE YEARS
                                    SEPTEMBER 1, 1995     ENDED AUGUST 31,
                                         THROUGH      -------------------------
                                      APRIL 3, 1996      1995          1994
CASH FLOWS FROM OPERATING ACTIVI-
 TIES:
Net income........................      $ 268,905         784,008       540,356
Adjustments to reconcile net in-
 come to net cash provided by op-
 erating activities:
  Depreciation of plant and equip-
   ment...........................        550,869         897,804       848,159
  Amortization of intangible as-
   sets...........................         41,011          70,304        70,304
  Amortization of deferred financ-
   ing costs......................         54,885          95,995        11,124
  Decrease in deferred income tax-
   es.............................        124,141         264,827       259,193
  Loss on disposal of plant and
   equipment......................            832          39,087        72,040
  Changes in assets and liabili-
   ties which increase (decrease)
   cash flows:
    Trade accounts receivable.....       (169,017)        (80,185)      (39,609)
    Income taxes receivable.......        (97,552)            --            --
    Due from affiliated entity....        (54,310)            --            --
    Inventory--construction mate-
     rial.........................            676         (42,414)       (5,110)
    Prepaid rent expense..........         18,743         (18,614)         (970)
    Other prepaid expenses........        (69,670)         52,315       (41,280)
    Other assets..................         51,571        (145,152)     (666,741)
    Trade accounts payable........        113,373         (10,234)       37,139
    Income taxes payable..........       (303,632)        246,590        39,206
    Accrued expenses..............        185,014         (31,768)     (845,220)
                                        ---------     -----------  ------------
      Net cash provided by operat-
       ing activities.............        715,839       2,122,563       278,591
                                        ---------     -----------  ------------
CASH FLOWS FROM INVESTING ACTIVI-
 TIES:
Capital expenditures..............       (745,996)     (1,313,239)     (642,283)
Proceeds from sale of plant and
 equipment........................          6,723          33,930        86,294
                                        ---------     -----------  ------------
      Net cash used in investing
       activities.................       (739,273)     (1,279,309)     (555,989)
                                        ---------     -----------  ------------
CASH FLOWS FROM FINANCING ACTIVI-
 TIES:
Principal payments on long-term
 debt.............................       (500,000)     (1,000,000)  (10,540,000)
Proceeds from issuance of long-
 term debt........................        500,000             --     12,000,000
Proceeds from assurance of stock..            --              --      1,000,000
Stock redemption..................            --              --     (2,598,750)
Dividends.........................            --         (100,000)          --
                                        ---------     -----------  ------------
      Net cash used in financing
       activities.................            --       (1,100,000)     (138,750)
                                        ---------     -----------  ------------
Net decrease in cash and cash
 equivalents......................        (23,434)       (256,746)     (416,148)
Cash and cash equivalents at be-
 ginning of the period............        476,636         733,382     1,149,530
                                        ---------     -----------  ------------
Cash and cash equivalents at end
 of the period....................      $ 453,202         476,636       733,382
                                        =========     ===========  ============
Supplemental schedule of noncash
 investing activities:
  Transfer of salvage materials
   from inventory to property,
   plant, and equipment...........      $  13,437          15,113        23,616
                                        =========     ===========  ============

          See accompanying notes to consolidated financial statements.

                           MASS COMMUNICATIONS CORP.
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              APRIL 3, 1996, AUGUST 31, 1995 AND AUGUST 31, 1994

(1) BUSINESS OPERATIONS

  The business operations of Mass Communications Corp. and subsidiary (the "Company") consist of outdoor billboard advertising in the states of Mississippi, Tennessee, Georgia, and Kentucky.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting policies of the Company, as summarized below, conform with generally accepted accounting principles and reflect practices appropriate to the business in which it operates.

 (a) PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the financial statements of Mass Communications Corp. and its wholly owned subsidiary, Outdoor Communications, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

 (b) CASH EQUIVALENTS

  Cash equivalents of $286,705 and $268,661 at April 3, 1996 and August 31, 1995, respectively, consist of money market funds. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with maturities of three months or less at the time of purchase to be cash equivalents.

 (c) INVENTORIES

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

 (d) PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment are stated at cost. Depreciation on plant and equipment is computed using straight-line and accelerated methods over the estimated useful lives of the assets.

 (e) GOODWILL

  Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is being amortized on a straight-line basis over a 40 year period.

  The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

 (f) DEFERRED FINANCING COST

  Debt financing costs incurred as a result of debt restructuring are recorded as deferred financing costs and amortized on a straight-line basis over the term of the related debt.

                           MASS COMMUNICATIONS CORP.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 (g) EMPLOYEE BENEFITS

  The Company participates in a self-insured employee health care plan as provided for in an agreement with an affiliated entity. The liability for self-insurance reflects the estimated cost for the uninsured portion of claims not paid prior to year end. The liability is based on estimates for losses reported prior to year end and estimates for incurred but not reported losses.

 (h) INCOME TAXES

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) RECLASSIFICATIONS

  Certain reclassifications have been made to the 1995 and 1994 amounts to conform to the current period presentation.

 (j) REVENUE RECOGNITION

  The Company recognizes revenue from advertising contracts on an accrual basis ratably over the term of the contracts, as advertising services are provided.

 (k) USE OF ESTIMATES

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (l) EARNINGS PER SHARE

  An earnings per share calculation has not been presented, because the Company is closely held and owned by a private investor group, and accordingly, earnings per share is not required or meaningful.

                           MASS COMMUNICATIONS CORP.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(3) PROPERTY, PLANT, AND EQUIPMENT

  Major categories of property, plant, and equipment at April 3, 1996 and August 31, 1995 were as follows:

                                            ESTIMATED
                                           LIFE (YEARS)    1996        1995
   Land...................................      --      $  228,878     228,878
   Building...............................    10-25        399,414     397,745
   Advertising structures.................        8     11,517,231  11,026,147
   Leasehold improvements.................      2-5        100,185     100,186
   Equipment..............................      3-5      1,004,635     957,019
   Construction in progress...............      --          35,617       2,080
                                                        ----------  ----------
                                                        13,285,960  12,712,055
   Less accumulated depreciation..........              (9,845,970) (9,473,074)
                                                        ----------  ----------
     Net property, plant, and equipment...              $3,439,990   3,238,981
                                                        ==========  ==========

(4) OTHER ASSETS

  Other assets consist principally of the cash surrender value of officer life insurance and deferred acquisition costs related to the acquisition of Georgia Outdoor Advertising as discussed in note 13.

(5) LONG-TERM DEBT

  Long-term debt at April 3, 1996 and August 31, 1995 consists of the following:

                                                            1996       1995
   Term loans payable in quarterly installments with
    the final payment due May 31, 2001; interest at
    prime plus 1.5%; secured by the outstanding stock
    and a first lien on all assets of the Company.
    Loans payable to:
     IBJ Schroder Bank and Trust Company, New York, New
      York.............................................  $5,125,000  5,375,000
     Shawmut Bank Connecticut, National Association,
      Hartford, Connecticut............................   5,125,000  5,375,000
   Revolving credit loans payable on demand with the
    final payment due upon termination of the
    agreement; interest at prime plus 1.5%; secured by
    the outstanding stock and a first lien on all
    assets of the Company. Loans payable to:
     IBJ Schroder Bank and Trust Company, New York, New
      York.............................................     250,000        --
     Shawmut Bank Connecticut, National Association,
      Hartford, Connecticut............................     250,000        --
                                                         ---------- ----------
       Total long-term debt............................  10,750,000 10,750,000
   Less current portion................................   2,121,600  1,050,000
                                                         ---------- ----------
       Long-term debt, excluding current installments..  $8,628,400  9,700,000
                                                         ========== ==========

  The revolving credit and term loan agreement (the "loan agreement") contains, among other things, restrictions with respect to payment of dividends, additional borrowings, current ratios, acquisitions or issuance of capital stock, capital expenditures, sale of assets, and mergers or consolidations or formation of subsidiaries. The loan agreement contains minimum requirements for current ratios, consolidated earnings before interest, taxes, depreciation and amortization, and fixed charge coverage.

                           MASS COMMUNICATIONS CORP.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The loan agreement limits the capital expenditures for the period ended April 3, 1996 to $550,000. Capital expenditures are defined as expenditures for property, plant and equipment, less salvage materials from billboards reused, and proceeds from the sale of billboards reinvested in new billboards. Any unspent portion of the limitation can be deposited to a capital expenditure account and used to increase the following year's capital expenditure limitation.

  On April 3, 1996, subsequent to the Company's closing balance sheet, the Company, along with related affiliates, entered into a Credit Agreement with Chase Manhattan Bank N.A. (see note 13). Funds from the Credit Agreement were used to pay off the existing term loans and revolving credit loans as of April 3, 1996. The current portion of long-term debt as of April 3, 1996 reflects the current portion due as noted in the new Credit Agreement. Maturities of long-term debt under the Credit Agreement during the next four years are:
1997, $2,121,600; 1998, $4,060,900; 1999, $4,391,875; and 2000, $175,625.

(6) INCOME TAXES

  Income tax expense attributable to income before income tax expense consists of:

                                                     CURRENT   DEFERRED  TOTAL
   Period ended April 3, 1996:
     Federal........................................ $ 80,043  108,321  188,364
     State and local................................   (2,771)  15,820   13,049
                                                     --------  -------  -------
       Total........................................ $ 77,272  124,141  201,413
                                                     ========  =======  =======
   Year ended August 31, 1995:
     Federal........................................ $237,390  165,198  402,588
     State and local................................   31,455   89,577  121,032
                                                     --------  -------  -------
       Total........................................ $268,845  254,775  523,620
                                                     ========  =======  =======
   Year ended August 31, 1994:
     Federal........................................ $ 44,050  254,391  298,441
     State and local................................   36,530    4,802   41,332
                                                     --------  -------  -------
       Total........................................ $ 80,580  259,193  339,773
                                                     ========  =======  =======

  Income tax expense differed from the amounts computed by applying the federal income tax rate of 34% for the period ended April 3, 1996 and the year ended August 31, 1995 to income before income tax expense as a result of the following:

                                                     1996     1995     1994
   Computed "expected" tax expense................ $159,908  444,593  299,244
   Increase (reduction) in income taxes resulting
    from:
     State and local income taxes, net of federal
      income tax expense..........................   (4,436) (41,151) (14,053)
     Non-deductible expenses......................   18,900   28,096   27,563
     Alternative minimum tax expense..............   59,693   68,866      --
     Other, net...................................  (32,652)  23,216   27,019
                                                   --------  -------  -------
                                                   $201,413  523,620  339,773
                                                   ========  =======  =======

                           MASS COMMUNICATIONS CORP.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at April 3, 1996 and August 31, 1995 are presented below:

                                                               1996     1995
   Deferred tax assets:
     Allowance for doubtful accounts....................... $   23,769  34,639
     Property, plant, and equipment, principally due to
      differences in depreciation..........................    779,270 734,165
     Net operating loss carryforwards......................     53,258 134,730
     Alternative minimum tax credit carryforwards..........    138,993  79,300
     Other.................................................     12,950   8,455
                                                            ---------- -------
       Total gross deferred tax assets.....................  1,008,240 991,289
   Deferred tax liabilities--accrued expenses..............    141,092     --
                                                            ---------- -------
       Net deferred tax assets............................. $  867,148 991,289
                                                            ========== =======

  The Company recorded no valuation allowance for deferred tax assets as of April 3, 1996 and August 31, 1995. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred taxes, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

  At April 3, 1996, the Company had net operating loss carryforwards for federal income tax purposes of approximately $156,600, which are available to offset future federal taxable income, if any, through 2006. The Company has an alternative minimum tax credit carryforward of approximately $139,000, which is available to reduce future regular income taxes, if any, over an indefinite period. The Company also has an investment tax credit carryforward of approximately $13,000, which is available to reduce future regular income taxes, if any, through 2001.

(7) STOCKHOLDERS' EQUITY

  All general voting power is vested in the holders of Class A common stock. The holders of preferred stock are not entitled to vote at any stockholders' meetings.

  No dividends will be declared or paid on the common stock during any year unless the full amount of dividends on the preferred stock accrued to the proposed date of declaration has been paid. Upon declaration, the holders of the preferred stock are entitled to receive an annual cumulative dividend at a rate of 10% per annum of the liquidation value of the preferred stock, as defined below. Dividends, if declared, are payable in cash annually on each April 30. Cumulative preferred stock dividend rights were unaccrued and unpaid at April 3, 1996 and August 31, 1995, in the amount of $92,500 and $33,333, respectively.

  In the event of liquidation or dissolution of the Company, the holders of the preferred stock are entitled to receive a preferential amount equal to $1,000 per share of the issued and outstanding preferred stock ("liquidation value") and a further preferential amount equal to all declared and unpaid dividends thereon. This liquidation value will be paid before the payment or distribution of any assets of the Company to the holders of common stock.

                           MASS COMMUNICATIONS CORP.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(8) LEASES

  The Company leases substantially all of the land presently used as sites for poster panels under various terms. The leases are classified as operating leases. These leases generally contain renewal options ranging from one to 15 years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases amounted to approximately $398,000, $607,000 and $689,000 during the period ended April 3, 1996 and the years ended August 31, 1995 and 1994, respectively.

  Future minimum lease payments under noncancelable operating leases with non-related parties (with initial or remaining lease terms in excess of one year) as of April 3, 1996 are:

   YEAR ENDING APRIL 3:
     1997............................................................ $  497,163
     1998............................................................    440,915
     1999............................................................    386,368
     2000............................................................    321,829
     2001............................................................    280,954
                                                                      ----------
                                                                      $1,927,229
                                                                      ==========

(9) RELATED PARTY TRANSACTIONS

  The Company leases real property from a trust for which the president, who is a major stockholder of the Company, serves as trustee. Rental expense to the trust amounted to approximately $18,000, $27,000, and $25,000 for the period ended April 3, 1996 and the years ended August 31, 1995 and 1994, respectively. The Company also leases a sign location from the president and vice president of the Company. The rental payment for the sign location amounted to approximately $600, $1,000 and $1,000 for the period ended April 3, 1996 and the years ended August 31, 1995 and 1994, respectively.

  Future minimum lease payments under noncancelable operating leases with the stockholder (with initial or remaining lease terms in excess of one year) as of April 3, 1996 are:

   YEAR ENDING APRIL 3:
     1997.............................................................. $ 27,320
     1998..............................................................   27,320
     1999..............................................................   27,320
     2000..............................................................   20,996
                                                                        --------
                                                                        $102,956
                                                                        ========

  The Company provides management and accounting consultation services to an affiliated entity related through common ownership. The affiliated entity and the Company have entered into a continuing agreement which may be canceled by either party upon 30 days written notice. Total management fee income incurred under the above arrangements have been included as a component of other income (deductions) in the accompanying consolidated statement of operations.

(10) SUPPLEMENTAL CASH FLOW INFORMATION

  The Company paid approximately $482,000, $65,500 and $43,000 for income taxes during the period ended April 3, 1996 and the years ended August 31, 1995 and 1994, respectively. Cash payments for interest

                           MASS COMMUNICATIONS CORP.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

approximated $547,000, $1,173,000 and $1,829,000 for the period ended April 3, 1996 and the years ended August 31, 1995 and 1994, respectively.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of the Company's financial instruments is made in accordance with the requirements of FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments" ("Statement 107"). Statement 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

  The carrying values of cash and cash equivalents, trade accounts receivable, due from affiliated entity, trade accounts payable, and accrued expenses approximate fair values due to the short-term maturities of these instruments. Long-term debt instruments are estimated to approximate fair values, as rates are tied to short-term indices.

(12) STOCK WARRANTS OUTSTANDING

  In accordance with the loan agreement, the Company issued common stock warrants to the lenders of the Company. The warrants can be exercised at any time or from time to time prior to April 30, 2004. The exercise price of the warrants shall be the current market price of the stock (as defined in the stock warrants) on the date the warrants are exercised. The common stock warrants outstanding as of April 3, 1996 and August 31, 1995 are as follows:

   IBJ Schroder Bank and Trust Company........................... 328.947 shares
   Shawmut Bank Connecticut, National Bank Association........... 328.947 shares

(13) SUBSEQUENT EVENT

  At the close of business on April 3, 1996, the Company's stockholders (the "Stockholders") entered into a plan of reorganization (the "Reorganization Plan") to restructure and merge the Company with an affiliated entity in the same line of business. Pursuant to the Reorganization Plan, the Stockholders agreed to sell their entire interests in the common and preferred stock of the Company. In conjunction with the Reorganization Plan, OCI Holdings Corp. ("Holdings") was incorporated for the purpose of effecting the reorganization and merger.

  The Stockholders of the Company exchanged 7,371.01 shares of common stock,
308.78 shares of preferred stock, and their Series A subordinated notes for 2,764.99 shares of Class A common stock of OCI Holdings Corp. The Stockholders of the Company also sold 657,895 warrants, 5,128.99 shares of common stock and
691.22 shares of preferred stock for cash and new subordinated notes totaling $6,692,500. This transaction resulted in Holdings ultimately owning all of the stock of the Company.

  Concurrent with the reorganization and merger, the Company, Holdings, and OCI North (collectively, the "Borrowers") entered into a Credit Agreement with Chase Manhattan Bank N.A. Under the Credit Agreement, the Company borrowed $40,000,000 under a term loan which was used to pay off the existing long-term debt, including all accrued interest, and the acquisitions discussed below. In addition to the aforementioned term loan, the Credit Agreement also provides a revolving loan commitment to the Borrowers, collectively.

  The effects of the aforementioned transactions have not been included in the financial statements as they occurred subsequent to the closing balance sheet.

                           MASS COMMUNICATIONS CORP.
                                AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Georgia Acquisition

  At the close of business on April 3, 1996, Outdoor Communications, Inc. completed the purchase of certain assets of Georgia Outdoor Advertising, pursuant to an Asset Purchase Agreement dated March 8, 1996, for cash of $11,650,000. The acquisition was accounted for by the purchase method.

 Alabama Acquisition

  On April 30, 1996, Outdoor Communications, Inc. completed the purchase of certain assets and assumed certain liabilities of AOA Acquisition, L.L.C., pursuant to an Asset Sale Agreement dated March 19, 1996, for cash of $32,000,000. The acquisition was accounted for by the purchase method.

                         INDEPENDENT AUDITORS' REPORT

The Stockholders
Georgia Outdoor Advertising Company, Inc.:

  We have audited the accompanying balance sheets of Georgia Outdoor Advertising Company, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Georgia Outdoor Advertising Company, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Atlanta, Georgia
May 16, 1997

                   GEORGIA OUTDOOR ADVERTISING COMPANY, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                         1995         1994
                   ASSETS (NOTE 2)
Current assets:
  Cash and cash equivalents.......................... $   468,168     298,197
  Receivables:
   Trade accounts....................................     317,068     294,512
   Other.............................................       1,106         175
  Prepaid rent expense...............................     131,986     133,294
  Other prepaid expenses.............................       3,995      15,511
                                                      -----------  ----------
    Total current assets.............................     922,323     741,689
                                                      -----------  ----------
Property and equipment:
  Land...............................................       8,108      39,123
  Buildings and improvements.........................     359,001     359,001
  Advertising structures.............................   5,556,489   5,613,786
  Equipment..........................................     370,702     337,617
                                                      -----------  ----------
                                                        6,294,300   6,349,527
  Less accumulated depreciation......................   5,407,871   4,980,816
                                                      -----------  ----------
    Net property and equipment.......................     886,429   1,368,711
                                                      -----------  ----------
Goodwill, net of accumulated amortization of $96,667
 and $86,667 in 1995 and 1994, respectively..........     153,333     163,333
Other assets.........................................      20,876      18,745
                                                      -----------  ----------
                                                      $ 1,982,961   2,292,478
                                                      ===========  ==========
        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current installments of long-term debt (note 2).... $   376,971     767,347
  Trade accounts payable.............................      63,104      53,444
  Accrued expenses:
   Salaries and wages................................      83,242      63,783
   Interest payable to related parties...............         --       25,820
   Other.............................................       1,264       1,394
                                                      -----------  ----------
    Total accrued expenses...........................      84,506      90,997
                                                      -----------  ----------
  Deferred advertising revenues......................      16,631      20,171
                                                      -----------  ----------
    Total current liabilities........................     541,212     931,959
Long-term debt, excluding current installments (note
 2)..................................................     555,081     588,078
Long-term debt to related parties (notes 2 and 3)....   3,500,000   3,335,732
Interest payable to related parties..................         --       62,843
                                                      -----------  ----------
    Total liabilities................................   4,596,293   4,918,612
                                                      -----------  ----------
Stockholders' deficit:
  Common stock, no par value. Authorized 100,000
   shares; issued and outstanding 1,320 shares.......         --          --
  Additional paid-in capital.........................     430,000     430,000
  Accumulated deficit................................  (3,043,332) (3,056,134)
                                                      -----------  ----------
    Total stockholders' deficit......................  (2,613,332) (2,626,134)
                                                      -----------  ----------
Commitments and contingencies (note 4)...............
                                                      $ 1,982,961   2,292,478
                                                      ===========  ==========

                See accompanying notes to financial statements.

                   GEORGIA OUTDOOR ADVERTISING COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                             1995       1994
Revenues:
  Poster and paint....................................... $3,512,944  3,209,740
  Other..................................................    210,096    202,239
                                                          ----------  ---------
    Gross revenues.......................................  3,723,040  3,411,979
  Less commissions and discounts.........................    575,648    496,479
                                                          ----------  ---------
    Net operating revenues...............................  3,147,392  2,915,500
                                                          ----------  ---------
Operating expenses:
  Operations.............................................    858,728    805,578
  Selling, general, and administrative...................    976,137    976,513
  Depreciation...........................................    529,652    546,283
  Amortization...........................................     20,750     13,583
                                                          ----------  ---------
    Total operating expenses.............................  2,385,267  2,341,957
                                                          ----------  ---------
    Operating income.....................................    762,125    573,543
Other income (expense):
  (Loss) gain on disposal of equipment...................    (15,480)     8,577
  Interest expense.......................................   (129,832)  (115,558)
  Interest expense to related parties....................   (303,433)  (297,844)
  Other income...........................................     11,360      7,330
                                                          ----------  ---------
    Net income........................................... $  324,740    176,048
                                                          ==========  =========


                See accompanying notes to financial statements.

                   GEORGIA OUTDOOR ADVERTISING COMPANY, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                          ADDITIONAL                  TOTAL
                                   COMMON  PAID-IN   ACCUMULATED  STOCKHOLDERS'
                                   STOCK   CAPITAL     DEFICIT       DEFICIT
Balances at December 31, 1993.....  $--    430,000   (3,016,388)   (2,586,388)
Net income........................   --        --       176,048       176,048
Distributions.....................   --        --      (215,794)     (215,794)
                                    ----   -------   ----------    ----------
Balances at December 31, 1994.....   --    430,000   (3,056,134)   (2,626,134)
Net income........................   --        --       324,740       324,740
Distributions.....................   --        --      (311,938)     (311,938)
                                    ----   -------   ----------    ----------
Balances at December 31, 1995.....  $--    430,000   (3,043,332)   (2,613,332)
                                    ====   =======   ==========    ==========



                See accompanying notes to financial statements.

                   GEORGIA OUTDOOR ADVERTISING COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                            1995       1994
Cash flows from operating activities:
  Net income............................................ $  324,740   176,048
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization........................    554,643   570,580
   Loss (gain) on disposal of equipment.................     15,488    (8,578)
   (Increase) decrease in:
    Receivables.........................................    (23,487)  (80,500)
    Prepaid rent expense................................      1,308   (18,493)
    Other prepaid expenses and other assets.............      9,385    39,250
   (Increase) decrease in:
    Trade accounts payable..............................      9,660   (23,879)
    Accrued expenses--salaries..........................     19,459     9,790
    Accrued expenses--interest payable to related par-
     ties...............................................    (88,663)   26,307
    Accrued expenses--other.............................       (130)   (1,764)
    Deferred advertising revenues.......................     (3,540)   11,657
                                                         ----------  --------
     Net cash provided by operating activities..........    818,863   700,418
                                                         ----------  --------
Cash flows from investing activities:
  Purchases of property and equipment...................   (130,889) (364,120)
  Proceeds from sale of property and equipment..........     53,040    31,278
                                                         ----------  --------
     Net cash used in investing activities..............    (77,849) (332,842)
                                                         ----------  --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..............  3,554,486   354,291
  Repayment of long-term debt........................... (3,813,591) (887,386)
  Distributions to stockholders.........................   (311,938) (215,794)
                                                         ----------  --------
     Net cash used in financing activities..............   (571,043) (748,889)
                                                         ----------  --------
     Net increase (decrease) in cash and cash equiva-
      lents.............................................    169,971  (381,313)
Cash and cash equivalents at beginning of year..........    298,197   679,510
                                                         ----------  --------
Cash and cash equivalents at end of year................ $  468,168   298,197
                                                         ==========  ========
Supplemental disclosure of cash flow information--cash
 paid during the year for interest...................... $  521,930   389,687
                                                         ==========  ========

                See accompanying notes to financial statements.

                   GEORGIA OUTDOOR ADVERTISING COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1994

(1) PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Presentation

  Georgia Outdoor Advertising Company, Inc. (the "Company") operates outdoor billboard advertising in the States of Georgia and South Carolina. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (b) Cash Equivalents

  Cash equivalents consist of money market funds. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with maturities of three months or less at the time of purchase to be cash equivalents.

 (c) Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation on property and equipment is provided using straight-line and accelerated methods over the estimated useful lives of the assets. The estimated useful lives for the major categories of property and equipment are summarized below:

   Buildings and improvements........................................ 31.5 years
   Advertising structures............................................ 7-15 years
   Equipment.........................................................  3-7 years

 (d) Goodwill

  Goodwill, which represents the excess purchase price over fair value of net assets acquired, is amortized using the straight-line basis over 25 years.

 (e) Deferred Advertising Revenues

  Amounts received from outdoor billboard advertising contracts in advance are deferred and amortized into revenue over the life of the related contracts.

 (f) Revenue Recognition

  The Company recognizes revenue from advertising contracts on the accrual basis ratably over the term of the contracts, as advertising services are provided.

 (g) Income Taxes

  The Company, with the consent of its stockholders, has elected to be taxed as an S Corporation under the Internal Revenue Code. As a result of this election, the Company has been taxed in a manner similar to a partnership and has not provided for any Federal or state income taxes in the financial statements as the results of operations are passed through to, and the related income taxes become the individual responsibility of the Company's stockholders.

 (h) Fair Value of Financial Instruments

  The carrying values of cash and cash equivalents, trade and other accounts receivable, trade accounts payable, accrued expenses, and interest payable approximate fair values due to the short-term maturities of these instruments. The carrying values of long-term debt instruments approximate fair value as they bear interest at rates which approximate market.

                   GEORGIA OUTDOOR ADVERTISING COMPANY, INC,

(2) LONG-TERM DEBT

  Long-term debt at December 31, 1995 and 1994 consists of the following:

                                                             1995       1994
   10.5% installment notes payable in monthly
    installments of $16,222, including interest.........  $  792,354    897,729
   Installment note payable to bank with interest at 80%
    of prime plus a margin rate factor (1.204 at
    December 31, 1995), payable in monthly installments
    of $1,666, plus accrued interest, secured by
    mortgage............................................      72,601     92,593
   Installment notes payable to stockholders with
    interest at prime plus .75%, payable in monthly
    installments, refinanced in 1995....................         --   3,156,250
   Installment notes payable to stockholders with
    interest at prime plus 1%, payable in monthly
    installments of $24,306, plus interest..............   3,500,000        --
   11.5% installment note payable to bank in monthly
    installments of $1,504, including interest, due
    January 1996........................................       1,499     18,304
   9.5% installment note payable to bank in monthly
    installments of $887, including interest, paid
    December 1995.......................................         --      10,000
   12% subordinated promissory note payable to
    stockholders, refinanced in 1995....................         --     179,482
   10% subordinated promissory note payable, refinanced
    in 1995.............................................         --     275,000
   Various installment notes payable in varying monthly
    installments, including interest....................      65,598     61,799
                                                          ----------  ---------
       Total long-term debt.............................   4,432,052  4,691,157
   Less current maturities..............................    (376,971)  (767,347)
                                                          ----------  ---------
       Long-term debt, excluding current maturities.....  $4,055,081  3,923,810
                                                          ==========  =========

  Substantially all of the assets of the Company are pledged as security on the debt outstanding. Certain of the debt agreements impose financial covenants which require, among other things, provisions for the maintenance of a minimum liquidation value and restrictions on the ability of the Company to incur additional indebtedness. Management of the Company has stated that these covenant restrictions have been met by the Company or waived by the creditors as of December 31, 1995 and 1994.

  The aggregate maturities of long-term debt based on amounts outstanding at December 31, 1995 are as follows:

   1996.............................................................. $  376,971
   1997..............................................................    463,039
   1998..............................................................    470,152
   1999..............................................................    470,510
   2000..............................................................  2,587,896
   Thereafter........................................................     63,484
                                                                      ----------
                                                                      $4,432,052
                                                                      ==========

(3) RELATED PARTY TRANSACTIONS

  In December 1995, the Company refinanced several loans (including balances outstanding at December 31, 1994 of $3,156,250 payable to stockholders and $179,482 payable to stockholders under "Keep Well" provisions of stockholder loan agreements) by executing a $3,500,000 loan with an entity related to the Company through partial common ownership. The $3,500,000 balance was outstanding as of December 31, 1995.

                   GEORGIA OUTDOOR ADVERTISING COMPANY, INC.

  The Company leases property from an entity related to the Company through common ownership. Total related party lease expense was $9,350 and $-0- during the years ended December 31, 1995 and 1994, respectively.

  The Company paid management fees to its stockholders of approximately $10,000 and $8,000 during the years ended December 31, 1995 and 1994, respectively.

  One of the stockholders of the Company received an annual salary for his position as President of the Company during the years ended December 31, 1995 and 1994.

(4) COMMITMENTS AND CONTINGENCIES

 (a) Leases

  The Company leases substantially all of the land presently used as sites for its advertising structures under operating leases. These leases generally contain renewal options ranging from 1 to 10 years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases was approximately $364,000 and $334,000 during the years ended December 31, 1995 and 1994, respectively.

  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1995 are summarized as follows:

   YEAR ENDING DECEMBER 31,
   1996............................................................ $  277,000
   1997............................................................    270,000
   1998............................................................    262,000
   1999............................................................    254,000
   2000............................................................     13,000
   Thereafter......................................................        --
                                                                    ----------
                                                                    $1,076,000
                                                                    ==========

 (b) Contingencies

  The Company is involved in various lawsuits arising in the normal course of its business. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

(5) SALE OF OPERATIONS

  On April 3, 1996, certain assets of the Company's operations were purchased by Outdoor Communications, Inc. for cash of $11,650,000, pursuant to an asset purchase agreement dated March 6, 1996. Substantially all of the Company's indebtedness was repaid as a result of this transaction.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Members
 AOA Holding, L.L.C.

  We have audited the accompanying consolidated balance sheet of AOA Holding, L.L.C. as of December 31, 1995, and the related consolidated statements of income, changes in members' equity and cash flows for the year then ended and for the two months ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AOA Holding, L.L.C. at December 31, 1995, and the consolidated results of its operations and its cash flows for the year then ended and for the two months ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

February 20, 1996
Birmingham, Alabama

                              AOA HOLDING, L.L.C.

                           CONSOLIDATED BALANCE SHEET

                                                                    DECEMBER 31
                                                                       1995
ASSETS
Current assets:
  Cash............................................................. $   255,755
  Accounts receivable, net of allowance of $72,800.................   1,595,288
  Receivable from officers.........................................     110,587
  Prepaid expenses.................................................     382,993
                                                                    -----------
Total current assets...............................................   2,344,623
Property, plant and equipment, net.................................  14,057,279
Debt issuance cost, net of accumulated amortization of $142,156....     467,094
Deposits and prepaid miscellaneous.................................     182,199
                                                                    -----------
Total assets....................................................... $17,051,195
                                                                    ===========
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable................................................. $   138,643
  Accrued interest.................................................     258,625
  Accrued and other liabilities....................................     612,913
                                                                    -----------
Total current liabilities..........................................   1,010,181
Long-term debt, net of debt discount of $182,499...................  11,780,647
Deferred compensation..............................................     158,858
Members' equity:
  Class A units, no par value; 498,240 units authorized, 255,007
   units issued and outstanding....................................     211,912
  Class B units, no par value; 8,466,743 units authorized,
   3,250,000 units issued and outstanding..........................   2,689,766
  Unit warrants subject to put option..............................   1,199,831
  Retained earnings................................................         --
                                                                    -----------
Total members' equity..............................................   4,101,509
                                                                    -----------
Total liabilities and members' equity.............................. $17,051,195
                                                                    ===========

                            See accompanying notes.

                              AOA HOLDING, L.L.C.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     TWO MONTHS
                                                         YEAR ENDED     ENDED
                                                         DECEMBER 31 DECEMBER 31
                                                            1995        1994
Advertising revenues.................................... $13,372,651 $2,185,119
Less commissions and discounts..........................   1,313,514    232,130
                                                         ----------- ----------
                                                          12,059,137  1,952,989
Expenses:
  Operating.............................................   2,562,678    377,085
  Real estate...........................................   2,122,395    360,907
  Selling...............................................   1,501,219    214,492
  General and administrative............................   1,854,792    340,366
  Depreciation and amortization.........................   1,829,947    153,344
  Deferred compensation.................................     368,858        --
                                                         ----------- ----------
                                                          10,239,889  1,446,194
                                                         ----------- ----------
Income from operations..................................   1,819,248    506,795
Other expense:
  Interest expense......................................   1,317,555    258,060
  Other expenses, net...................................      27,016      5,960
                                                         ----------- ----------
                                                           1,344,571    264,020
                                                         ----------- ----------
Net income.............................................. $   474,677 $  242,775
                                                         =========== ==========


                            See accompanying notes.

                              AOA HOLDING, L.L.C.

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

                                                                       TOTAL
                           CLASS      CLASS        UNIT    RETAINED   MEMBERS'
                          A UNITS    B UNITS     WARRANTS  EARNINGS    EQUITY
Members' contribution on
 October 28, 1994.......  $255,007  $3,250,000  $      --  $    --   $3,505,007
Issuance of unit
 warrants subject to put
 option.................       --          --      238,043      --      238,043
Net income..............       --          --          --   242,775     242,775
                          --------  ----------  ---------- --------  ----------
Balances at December 31,
 1994...................   255,007   3,250,000     238,043  242,775   3,985,825
Net income..............       --          --          --   474,677     474,677
Distributions to mem-
 bers...................       --          --          --  (358,993)   (358,993)
Increase in redemption
 price of unit warrants
 subject to put option..   (43,095)   (560,234)    961,788 (358,459)        --
                          --------  ----------  ---------- --------  ----------
Members' equity at De-
 cember 31, 1995........  $211,912  $2,689,766  $1,199,831 $    --   $4,101,509
                          ========  ==========  ========== ========  ==========



                            See accompanying notes.

                              AOA HOLDING, L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  TWO MONTHS
                                                    YEAR ENDED      ENDED
                                                    DECEMBER 31  DECEMBER 31
                                                       1995          1994
OPERATING ACTIVITIES:
Net income......................................... $   474,677  $    242,775
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization....................   1,829,947       153,344
  Amortization of debt discount....................      55,544           --
  Provision for bad debts..........................      59,936        19,465
  Changes in operating assets and liabilities:
   Accounts receivable.............................    (164,709)       12,026
   Prepaid expenses................................      10,501       (40,490)
   Other assets....................................     (86,479)          --
   Accounts payable................................      66,131       (56,138)
   Deferred compensation...........................     158,858           --
   Accrued interest................................      81,877       176,748
   Accrued and other liabilities...................    (357,299)        2,545
                                                    -----------  ------------
Net cash provided by operating activities..........   2,128,984       510,275
INVESTING ACTIVITIES:
Business acquisition...............................         --    (14,263,750)
Acquisition of property, plant and equipment.......    (479,822)      (23,157)
                                                    -----------  ------------
Net cash used in investing activities..............    (479,822)  (14,286,907)
FINANCING ACTIVITIES:
Proceeds from issuance of members' equity.......... $       --   $  3,505,007
Capital lease payments.............................         --        (48,890)
Buy-out capital lease obligation...................  (1,077,045)          --
Proceeds from issuance of debt, net of cost........         --     10,868,246
Net payments on revolving credit agreement.........    (200,000)     (305,100)
Distributions to members...........................    (358,993)          --
                                                    -----------  ------------
Net cash (used in) provided by financing activi-
 ties..............................................  (1,636,038)   14,019,263
                                                    -----------  ------------
Net increase in cash and cash equivalents..........      13,124       242,631
Cash and cash equivalents at beginning of period...     242,631           --
                                                    -----------  ------------
Cash and cash equivalents at end of period......... $   255,755  $    242,631
                                                    -----------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW:
Cash paid for interest.............................  $1,180,134  $     81,312
                                                    ===========  ============

                            See accompanying notes.

                              AOA HOLDING, L.L.C.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1994

(1) ORGANIZATION

  AOA Holding, L.L.C. (Holding) was formed on October 28, 1994 to acquire Alabama Outdoor Advertising, Inc. through its majority-owned subsidiary AOA Acquisition L.L.C. (Acquisition) (collectively referred to as the Company). The Company maintains and operates outdoor advertising displays throughout northern Alabama. The display structures are the property of the Company and the real estate on which the structures are built is leased by the Company under cancelable leases with terms ranging from one to twenty years. The Company's marketing department actively seeks out businesses and organizations to sell billboard space for defined periods of time. Sales are negotiated on term contracts. The Company's art department creates and assembles designs for the operations department to hang on billboard locations.

  The debts, obligations and liabilities of the Company will be solely the debts, obligations and liabilities of the Company, and no member of the Company is liable or will be obligated personally for any such debt, obligation or liability of the Company solely by reason of such status.

(2) ACCOUNTING POLICIES

 Consolidation

  The financial statements include the accounts of AOA Holding, L.L.C. and its majority-owned subsidiary, AOA Acquisition, L.L.C. All significant intercompany accounts and transactions have been eliminated.

PROPERTY, PLANT AND EQUIPMENT

  For income tax and financial reporting purposes, the Company uses the Modified Accelerated Cost Recovery System for fixed asset depreciation. The estimated useful lives of the various classes of assets are as follows:

      Buildings........................................................ 40 years
      Advertising structures........................................... 16 years
      Trucks and automobiles...........................................  5 years
      Furniture and equipment..........................................  5 years

  Replacement parts, grouped with work-in-progress (see Note 4) are not depreciated until placed in service.

ADVERTISING REVENUES

  Advertising revenues are recognized ratably on a monthly basis over the period in which advertisement displays are posted on the advertising structures. Discounts are granted to customers who contract for specified levels of advertising and longer term contracts, generally at least 12 months. Commissions represent the portion of revenues paid to the agency placing the advertisement.

REAL ESTATE LEASES

  Real estate lease payments are generally paid in advance and charged to expense over the life of the lease. For most lease agreements, the lease term renews if payment is accepted subsequent to the original lease term. Operating lease expense related to real estate totaled $2,000,315 and $336,301 for 1995 and the two months ended December 31, 1994, respectively.

INCOME TAXES

  The accompanying consolidated financial statements do not include provision for income taxes because the taxable income or loss of the Company is included in the tax returns of the members.

                              AOA HOLDING, L.L.C.

STATEMENT OF CASH FLOWS

  For purposes of the statement of cash flows, the Company considers all highly liquid securities with maturities of three months or less at the time of purchase to be cash equivalents.

RECENT ACCOUNTING PRONOUNCEMENTS

  In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

RISKS AND UNCERTAINTIES

  The use of estimates developed by management is inherent in the preparation of financial statements in conformity with generally accepted accounting principles.

(3) BUSINESS ACQUISITION

  The Company acquired substantially all of the assets and assumed certain liabilities of Alabama Outdoor Advertising, Inc. in October 1994. Funds for the acquisition were provided from a $1,600,000 seller note (see Note 6), proceeds from the issuance of 3,505,007 total Class A and Class B units at $1 per unit and from the Company's initial borrowing of approximately $11,000,000. The purchase price was allocated as follows:

   Assets:
     Accounts receivable........................................... $ 1,632,593
     Prepaid expenses..............................................     353,004
     Property, plant and equipment.................................  15,395,435
     Debt issue costs..............................................     609,250
     Other.........................................................      95,720
                                                                    -----------
                                                                     18,086,002
   Less:
     Liability assumed.............................................   2,222,252
                                                                    -----------
                                                                    $15,863,750
                                                                    ===========

  The acquisition was accounted for using the purchase method of accounting and is included in the Company's financial statements from the date of acquisition.

(4) PREPAID EXPENSES

  Prepaid expenses consist of the following at December 31:

                                                                          1995
                                                                        --------
   Real estate leases.................................................. $272,172
   Insurance...........................................................   83,023
   Other...............................................................   27,798
                                                                        --------
                                                                        $382,993
                                                                        ========

                              AOA HOLDING, L.L.C.

(5) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost and consist of the following at December 31:

                                                                       1995
                                                                    -----------
   Land............................................................ $   750,923
   Buildings.......................................................     271,846
   Advertising structures..........................................  13,751,018
   Trucks and automobiles..........................................     412,555
   Furniture and equipment.........................................     310,271
   Replacement parts and work-in-progress..........................     401,702
                                                                    -----------
                                                                     15,898,315
   Less accumulated depreciation...................................   1,841,036
                                                                    -----------
                                                                    $14,057,279
                                                                    ===========

(6) LONG-TERM DEBT

  Long-term debt at December 31, 1995 consisted of the following:

   Revolving credit facility, net of discount of $182,499........... $10,180,647
   Seller note......................................................   1,600,000
                                                                     -----------
                                                                     $11,780,647
   Less current portion.............................................         --
                                                                     $11,780,647
                                                                     ===========

  The revolving credit facility is provided under a financing agreement with a bank which expires October 28, 1999. Under the revolving credit facility, the Company may borrow up to $14,500,000. Borrowing limits under the revolving credit facility are reduced over the term of the agreement to the following:

   1996............................................................. $12,500,000
   1997.............................................................  10,500,000
   1998.............................................................   7,500,000
   1999.............................................................         --

  Borrowings under the facility bear interest, at the Company's option, at the bank's eurodollar rate, LIBOR plus 3.25%, or base rate, prime plus 2%. The eurodollar rate and base rate in effect at December 31, 1995 was 9.00% and 10.25%, respectively.

  The revolving credit facility agreement is collateralized with substantially all the assets of the Company and restricts distributions to its members to those necessary for payment of taxes. If the Company's cash balance exceeds $500,000 for three consecutive business days, the Company must pay down the revolving credit balance by the excess amount. The agreement also restricts the amount of capital expenditures and requires that the Company maintain certain financial performance measures and financial ratios related to EBITDA on a quarterly basis (as defined).

  The $1,600,000 seller note accrues interest at a rate equal to the six-month Treasury Bill (6% at December 31, 1995), and all accrued interest is due and payable upon maturity on October 28, 1999. Quarterly principal payments of $50,000 are due beginning January 15, 1997. The note is secured by a letter of credit issued in

                              AOA HOLDING, L.L.C.

conjunction with the revolving credit facility described above. The $1,600,000 seller note reduces the borrowing limits of the revolving credit facility.

  The fair value of the Company's financing arrangements approximates their carrying values.

(7) MEMBERS' EQUITY

  The members' interest in the Company is divided into Class A units and Class B units. The Company has reserved 17,175 Class A units and 297,825 Class B units for issuance upon exercise of the unit warrants related to the financing agreement (see unit warrants below). Each holder of Class A and Class B units shall have the right to one vote for each unit held.

DISTRIBUTIONS

  Prior to dissolution, liquidation or the occurrence of a sale transaction, the holders of the Class B units shall be entitled to receive distributions, when and if declared by the Management Committee. No periodic distributions may be paid on Class A units unless, simultaneously, an identical or greater amount is distributed with respect to each Class B unit then outstanding.

  Upon dissolution, either voluntary or involuntary, the holders of the Class B units shall be entitled to receive a distribution amount equal to $1 per unit (original Class B purchase price) in preference to any distributions to the Class A units. The remaining proceeds of such transaction shall be distributed to the holders of the Class A units in accordance with their respective holdings.

CLASS B UNIT REDEMPTION

  At any time after repayment in full of all obligations under the debt agreement, the holders of a majority of the outstanding Class B units may elect to have the Class B units redeemed, in whole or in part as indicated in the election, to the extent of funds legally available therefore, by paying in cash a price equal to the original Class B purchase price of $1 per unit.

CLASS B UNIT EXCHANGE

  At any time following repayment in full of the obligations under the debt agreement, the holders of the Class B units may, by affirmative vote of the holders of a majority of the Class B units then outstanding, require the Company to exchange their Class B units for subordinated, interest-only notes of the Company having other terms and conditions as follows:

  (a) an aggregate principal amount equal to the original Class B purchase price of such Class B units;

  (b) a variable interest rate equal to LIBOR plus five percent (5%);

  (c) a maturity of three years from the date of such exchange; and

  (d) such other reasonable and customary terms as the Management Committee shall determine.

CLASS B UNIT CONVERSION

  Each Class B unit shall be convertible to a Class A unit, at any time upon written notice by the Company of an impending sale transaction, pursuant to the vote of the holders of a majority of the Class B units. Such a conversion shall not actually take place until immediately prior to the consummation of such sale transaction and if such sale transaction shall not occur then no conversion shall occur.

                              AOA HOLDING, L.L.C.

UNIT WARRANTS

  In connection with the financing agreement discussed in Note 6, the Company issued 17,175 Class A unit warrants and 223,272 Class B unit warrants to an affiliate of the lending institution. Each warrant entitles the holder to purchase one unit at an exercise price of $.01 at any time after the warrants are issued until the earlier of October 14, 2004 or the sixth anniversary of the date in which all other units owned by the holder of the warrants have been repurchased by the Company. Pursuant to the Warrant Agreement, under certain circumstances the Company may in its sole discretion repurchase all outstanding warrants for cash, on a pro rata basis among the holders of all warrants. The Warrant Agreement contains a put option, exercisable after October 31, 1999, which allows the holder of the warrants to require the Company to purchase the warrants at fair market value.

  A portion of the proceeds from the financing agreement (see Note 6) were allocated to the warrants resulting in a debt discount of $238,043. The debt discount is amortized over the term of the debt. The warrants have been subsequently adjusted to their fair market value of $5 per warrant as determined at December 31, 1995.

UNIT OPTION AGREEMENTS

  The Company entered into unit option agreements with its President and CFO for Class A units. The options are granted based on the Company reaching certain performance measures in 1995 and 1996, with catch-up provisions in 1997 and 1998 if not previously reached. The options have an exercise price of $.005 and vest over three years (25%, 25% and 50%). Total Units of 14,630 are available to be awarded and the 1995 compensation expense related to these options was $18,125. The unit option agreements also contain provisions for substantially more options in the event a class B unit conversion occurs as described above, and upon a liquidity event, as defined, if the Company meets the stated internal rate of return.

(8) RELATED PARTY TRANSACTIONS

  An affiliate of the bank providing the financing agreement (see Note 6) owns approximately 41% of the total outstanding Class A and B units. The bank was paid fees of $25,000 and the bank's affiliate was paid a distribution of $146,190 during 1995.

(9) EMPLOYEE RETIREMENT PLAN

  The Company maintains a 401(k) retirement plan in which all employees are eligible upon reaching twenty one years of age and after providing one year of service. The Company matches a percentage of the employee's contributions up to certain limits. The Company incurred $13,527 of expense in 1995 relating to this retirement plan.

(10) DEFERRED COMPENSATION

  The Company maintains a deferred compensation award plan for employees in the management group as determined by the Management Committee. The President and CFO are not eligible for the plan. The award is based on a percentage of earnings in any plan year provided the Company meets certain financial performance measures as outlined in the plan document. Awards under the plan, effective January 1, 1995, accrue over the vesting period which is one to five years from the effective date of the plan or when the Company is sold, if sooner. After vesting, the Management Committee shall allocate such bonus awards to each participant in accordance with the plan document. Deferred compensation expense related to this plan totaled $140,733 for 1995.

                              AOA HOLDING, L.L.C.

  The Company maintains a deferred compensation award plan for the President and CFO as part of the acquisition agreement. The award is calculated as a percentage of the executives annual salary and is paid annually. The percentage paid is up to 100% based on the Company's EBITDA, as defined, at year end. Deferred compensation expense related to this agreement totaled $210,000 for the year ended December 31, 1995.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
 Skoglund Communications, Inc. and
 Skoglund Communications of St. Cloud, Inc.
 Duluth, Minnesota

  We have audited the accompanying combined balance sheet of Skoglund Communications, Inc. and Skoglund Communications of St. Cloud, Inc. as of December 31, 1995, and the related combined statements of operations, retained earnings (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Skoglund Communications, Inc. and Skoglund Communications of St. Cloud, Inc. as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN, LLP

Duluth, Minnesota
February 2, 1996

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Skoglund Communications, Inc. and
Skoglund Communications of St. Cloud, Inc.:

We have audited the accompanying combined balance sheet of Skoglund Communications, Inc. and Skoglund Communications of St. Cloud, Inc. (Minnesota corporations) as of December 31, 1994 and the related combined statements of operations and retained earnings (deficit) and cash flows for the year then ended. The combined financial statements referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on the combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Skoglund Communications, Inc. and Skoglund Communications of St. Cloud, Inc. as of December 31, 1994 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Minneapolis, Minnesota
March 24, 1995

                       SKOGLUND COMMUNICATIONS, INC. AND
                   SKOGLUND COMMUNICATIONS OF ST. CLOUD, INC.

                            COMBINED BALANCE SHEETS

                                  DECEMBER 31,

                                                           1995        1994
                    ASSETS (Note 3)
Current Assets:
  Cash and cash equivalents............................ $  239,629  $  406,553
  Trade receivables, less allowance for doubtful
   accounts of $141,000 in 1995 and $116,000 in 1994...    728,900     740,530
  Note receivable from shareholder (Note 6)............        --      300,000
  Note receivable, current maturities (Note 8).........      3,185         --
  Inventories, at cost.................................     63,882      74,671
  Prepaid rent expense.................................    202,103     217,091
  Other prepaid expenses...............................    109,889     176,432
                                                        ----------  ----------
      Total current assets.............................  1,347,588   1,915,277
                                                        ----------  ----------
Property and Equipment, at cost:
  Land.................................................    529,380     529,163
  Advertising display structures.......................  6,336,340   6,078,081
  Buildings............................................  1,122,984   1,112,349
  Equipment............................................  1,215,987   1,190,230
                                                        ----------  ----------
                                                         9,204,691   8,909,823
  Accumulated depreciation............................. (4,574,251) (4,218,413)
                                                        ----------  ----------
      Net property and equipment.......................  4,630,440   4,691,410
                                                        ----------  ----------
Other Assets:
  Investment in partnership............................    166,127     163,197
  Note receivable, less current maturities (Note 8)....    144,598         --
  Property held for resale.............................        --      140,888
  Other................................................    131,660     158,510
                                                        ----------  ----------
      Total other assets...............................    442,385     462,595
                                                        ----------  ----------
                                                        $6,420,413  $7,069,282
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Current maturities of long-term debt (Note 3)........ $  527,443  $  467,253
  Accounts payable.....................................     52,509      88,230
  Accrued expenses:
    Salaries and wages.................................    162,680     139,492
    Payroll and other taxes............................     74,021      63,861
    Employee benefits..................................     90,661     113,496
    Other..............................................     64,966      50,984
  Distributions payable (Note 6).......................    200,000     300,000
                                                        ----------  ----------
      Total current liabilities........................  1,172,280   1,223,316
  Long-Term Debt, less current maturities (Note 3).....  3,211,591   3,839,385
  Subordinated Note Payable to Stockholder (Note 6)....  1,100,000   1,100,000
                                                        ----------  ----------
      Total liabilities................................  5,483,871   6,162,701
                                                        ----------  ----------
  Stockholder's Equity (Note 6):
    Common stock.......................................    130,000     130,000
    Additional paid-in capital.........................  2,800,000   2,800,000
    Retained earnings (deficit)........................ (1,993,458) (2,023,419)
                                                        ----------  ----------
      Total stockholder's equity.......................    936,542     906,581
                                                        ----------  ----------
                                                        $6,420,413  $7,069,282
                                                        ==========  ==========

                  See Notes to Combined Financial Statements.

                       SKOGLUND COMMUNICATIONS, INC. AND
                   SKOGLUND COMMUNICATIONS OF ST. CLOUD, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                            YEARS ENDED DECEMBER 31,

                                                            1995        1994
REVENUES:
  Poster................................................ $2,558,572  $2,439,560
  Painted...............................................  3,363,323   3,126,131
  Other.................................................    192,865     225,786
                                                         ----------  ----------
    Gross revenues......................................  6,114,760   5,791,477
  Less commissions and discounts........................    623,542     638,890
                                                         ----------  ----------
    Net operating revenues..............................  5,491,218   5,152,587
                                                         ----------  ----------
OPERATING EXPENSES:
  Operations............................................  1,926,350   1,885,250
  Selling, general, and administrative..................  1,833,347   1,779,297
  Depreciation..........................................    435,240     433,337
  Amortization..........................................     50,835     106,117
                                                         ----------  ----------
    Total operating expenses............................  4,245,772   4,204,001
                                                         ----------  ----------
    Operating income....................................  1,245,446     948,586
                                                         ----------  ----------
OTHER INCOME (EXPENSE):
  Interest expense......................................   (509,483)   (453,357)
  Interest income.......................................     33,578      25,942
  Miscellaneous, net....................................      9,614      31,721
                                                         ----------  ----------
                                                           (466,291)   (395,694)
                                                         ----------  ----------
    Net income.......................................... $  779,155  $  552,892
                                                         ==========  ==========
PRO FORMA DATA (UNAUDITED):
  Net income, as reported............................... $  779,155  $  552,892
  Pro forma provision for income taxes..................    315,300     223,738
                                                         ----------  ----------
    Pro forma net income................................ $  463,855  $  329,154
                                                         ==========  ==========
  Pro forma net income per common share................. $   579.82  $   411.44
                                                         ==========  ==========
  Weighted average shares outstanding...................        800         800
                                                         ==========  ==========

COMBINED STATEMENTS OF RETAINED EARNINGS (DEFICIT)

YEARS ENDED DECEMBER 31,

                                                         1995         1994
(Deficit), beginning of year......................... $(2,023,419) $(2,276,311)
  Distributions to stockholder.......................    (749,194)    (300,000)
  Net income.........................................     779,155      552,892
                                                      -----------  -----------
(Deficit), end of year (Note 6)...................... $(1,993,458) $(2,023,419)
                                                      ===========  ===========

                  See Notes to Combined Financial Statements.

                       SKOGLUND COMMUNICATIONS, INC. AND
                   SKOGLUND COMMUNICATIONS OF ST. CLOUD, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31,

                                                             1995       1994
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.............................................. $  779,155  $552,892
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization..........................    486,075   539,454
  Gain on sale of property and equipment.................    (10,816)      --
  Equity in earnings of partnership......................     (2,930)  (18,137)
  Change in working capital components
   (Increase) decrease in:
    Trade receivables....................................    (33,965)  (74,089)
    Inventories..........................................     10,789   (27,818)
    Prepaid rent expense and other prepaid expenses......     81,531   (99,676)
   Increase (decrease) in:
    Accounts payable.....................................    (35,721) (125,561)
    Accrued expenses.....................................     20,896    97,194
                                                          ----------  --------
     Net cash provided by operating activities...........  1,295,014   844,259
                                                          ----------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.....................   (399,614) (301,458)
 Proceeds from sale of property and equipment............     23,426       --
 Payments received on notes receivable...................      2,217       --
 Increase in other assets................................    (33,097)      --
 Condemnation proceeds...................................     12,734    22,647
 Payment for asset acquisitions..........................        --   (154,773)
                                                          ----------  --------
     Net cash used for investing activities..............   (394,334) (433,584)
                                                          ----------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on term note.........................   (516,796) (381,737)
 Principal payments on other long-term debt..............    (50,808) (378,317)
 Proceeds from long-term debt............................        --    300,000
 Net payments on revolving credit note...................        --    (48,482)
 Distributions paid to stockholder.......................   (500,000)      --
                                                          ----------  --------
     Net cash used for financing activities.............. (1,067,604) (508,536)
                                                          ----------  --------
     Net decrease in cash and cash equivalents...........   (166,924)  (97,861)
CASH AND CASH EQUIVALENTS:
 Beginning of year ......................................    406,553   504,414
                                                          ----------  --------
 End of year............................................. $  239,629  $406,553
                                                          ==========  ========

                  See Notes to Combined Financial Statements.

                       SKOGLUND COMMUNICATIONS, INC. AND
                  SKOGLUND COMMUNICATIONS OF ST. CLOUD, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND PRESENTATION

  Nature of business: The Company is engaged in outdoor advertising through the display of posters and painted bulletins, principally in Duluth and St. Cloud, Minnesota, and Eau Claire, Wisconsin. The Company extends credit to its customers, all on an unsecured basis, on terms that it establishes for individual customers.

  Presentation: The accompanying combined financial statements include the accounts of Skoglund Communications, Inc. (SCI) and Skoglund Communications of St. Cloud, Inc. (SCSC), collectively referred to as the Company. Combined financial statements are being presented due to the common ownership and interdependence of SCI and SCSC. All significant intercompany accounts and transactions have been eliminated in combination. Both companies are wholly-owned by the same individual.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

  Cash and cash equivalents: The Company considers all investments with an original maturity of 90 days or less to be cash equivalents. The Company invests primarily in short-term money market instruments.

  Disclosures about fair value of financial instruments: The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    Cash and cash equivalents--The carrying amount approximates fair value because of the short maturity of those instruments.

    Note receivable--The carrying amount approximates fair value because the note was received in 1995 and no significant changes have occurred since that time.

    Long-term debt and note payable to shareholder--The carrying amount approximates fair value because the interest rate is at a variable rate corresponding to the prime rate.

  Property and equipment: Depreciation of advertising display structures, buildings and equipment was provided principally on a straight-line basis for financial reporting purposes, using the following estimated lives:

                                                                           YEARS
   Advertising display structures.........................................   15
   Buildings..............................................................   25
   Equipment.............................................................. 3-10

  The Company follows the composite method of depreciation for advertising display structures whereby the cost and related accumulated depreciation of advertising display structures retired or otherwise disposed of are eliminated from the respective accounts and the resulting gains or losses are credited or charged to the allowance for accumulated depreciation. In addition, proceeds received for the condemnation of advertising display structures are credited to accumulated depreciation to the extent such proceeds exceed the direct legal and other related costs incurred during the condemnation proceedings.

  Accumulated depreciation included in the accompanying combined balance sheets consists of the following:

                                                             1995       1994
   Advertising display structures........................ $3,018,310 $2,736,202
   Buildings.............................................    504,166    457,817
   Equipment.............................................  1,051,775  1,024,394
                                                          ---------- ----------
                                                          $4,574,251 $4,218,413
                                                          ========== ==========

                       SKOGLUND COMMUNICATIONS, INC. AND
                  SKOGLUND COMMUNICATIONS OF ST. CLOUD, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Investment in partnership: The Company owns a 1% general and 41.5% limited partnership interest in a partnership that engages in outdoor advertising activities in Florida. These partnership interests are accounted for by the equity method of accounting under which the Company's share of the income or loss of the partnership is recognized as income in the Company's income statement and added to the investment account and distributions received are deducted from the investment account.

  Revenue recognition: The Company recognizes revenue from advertising contracts on an accrual basis ratably over the term of the contract, as advertising services are provided.

  Amortization: Deferred financing costs are amortized on a straight-line basis over the term of the related debt. The cost of noncompete agreements are amortized on a straight-line basis over the term of the agreements, generally three to five years.

  Income taxes: SCI and SCSC have elected to be taxed as S corporations. As such, the taxable income of SCI and SCSC is includable in the individual returns of the shareholder for federal and state tax purposes. The Company reports certain income and expense items, principally depreciation methods and lives, for income tax purposes on a basis different from that reflected in the combined financial statements. Total accumulated taxable temporary differences amounted to $2,100,000 as of December 31, 1995. The Company also has federal investment tax credit carryforwards of $152,000 and net operating loss carryforwards of $1,816,000 as of December 31, 1995 which relate to years prior to the S corporation election and expire in varying amounts from 1998 to 2003. These carryforwards will only be available for use if the Company reverts to a C corporation during the carryforward period and generates taxable income.

  Use of estimates in the preparation of financial statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Pro forma net income per common share (unaudited): Pro forma net income per common share is computed based upon the total weighted average number of common shares outstanding during the period of Skoglund Communications, Inc. and Skoglund Communications of St. Cloud, Inc.

  Pro forma income taxes (unaudited): The unaudited pro forma adjustment to reflect income taxes in the accompanying statement of operations is for informational purposes only and has been calculated based on the estimated effective tax rate in each year, assuming the Company had been subject to corporate income taxes.

                       SKOGLUND COMMUNICATIONS, INC. AND
                  SKOGLUND COMMUNICATIONS OF ST. CLOUD, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 3. LONG-TERM DEBT

                                                          1995        1994
Term note, interest at 0.75% over bank's base rate
 (base rate 8.5% at December 31, 1995 and 1994), due
 in monthly installments of $65,000 including
 interest, through December 1997 when the remaining
 balance of the note is due........................... $3,501,841  $4,018,263
Industrial development revenue note, interest at 85%
 of the bank's base rate (base rate 9.5% at December
 31, 1995 and 1994), due in monthly installments of
 $3,944, plus interest, through March 2000,
 collateralized by certain property and equipment and
 personally guaranteed by the shareholder.............    198,191     245,519
Other.................................................     39,002      42,856
                                                       ----------  ----------
                                                        3,739,034   4,306,638
    Current maturities................................   (527,443)   (467,253)
                                                       ----------  ----------
                                                       $3,211,591  $3,839,385
                                                       ==========  ==========

  The Company has a credit agreement with a bank which provides the Company with a revolving credit note and a term note. Under the revolving credit note the amount of funds available to the Company ($368,000 as of December 31, 1995) is based on the Company's qualified trade receivables, as defined in the agreement, with a maximum borrowing level of $500,000. In addition, the Company may borrow any amounts which have been prepaid on the term note ($100,000 as of December 31, 1995) up to an additional $500,000. The credit agreement is collateralized by substantially all the Company's assets and is guaranteed by the shareholder.

  The credit agreement and the industrial development revenue note contain restrictive covenants which require, among other matters, that the Company maintain a defined level of combined tangible net worth and meet other financial performance measures. The covenants also restrict additional indebtedness and certain payments, including dividends (except for distribution of current year profits) and officers' compensation. As of December 31, 1995 the Company was in compliance with the terms of these agreements.

  Aggregate annual maturities required on long-term debt as of December 31, 1995 are approximately as follows:

   YEAR ENDING DECEMBER 31,
     1996............................................................ $  527,000
     1997............................................................  3,078,000
     1998............................................................     52,000
     1999............................................................     53,000
     2000............................................................     15,000
   Thereafter........................................................     14,000
                                                                      ----------
                                                                      $3,739,000
                                                                      ==========

NOTE 4. RETIREMENT PLANS

  The Company has an employee retirement savings 401(k) plan for employees not covered by a collective bargaining agreement. Employees become eligible for participation in the plan upon completion of one year of service and attainment of age 21. Under the terms of the plan, participants may elect to contribute up to 10% of their salaries to the plan. The Company matches 50% of all participant contributions until the participant's

                       SKOGLUND COMMUNICATIONS, INC. AND
                  SKOGLUND COMMUNICATIONS OF ST. CLOUD, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

contribution reaches 6% of eligible wages. Company contributions to an individual participant's account vest after three years of service; forfeitures are reallocated among the remaining plan participants. The Company's contributions totaled approximately $29,000 in 1995 and $26,000 in 1994.

  The Company also contributes to a multiemployer defined benefit pension plan covering union employees. These contributions are determined in accordance with the provisions of a negotiated labor contract and are based on the number of employee hours worked. The Company's contributions totaled approximately $26,000 in 1995 and $23,000 in 1994.

NOTE 5. OPERATING LEASES

  The Company leases certain facilities, equipment and vehicles under operating leases which expire at various dates through 2000. Rent expense related to these operating leases was approximately $162,000 in 1995 and $128,000 in 1994. Future minimum lease commitments for all noncancelable operating leases with initial or remaining terms in excess of one year are approximately as follows:

   YEAR ENDING DECEMBER 31,
     1996.............................................................. $101,000
     1997..............................................................   76,000
     1998..............................................................   76,000
     1999..............................................................   78,000
     2000..............................................................   46,000
                                                                        --------
                                                                        $377,000
                                                                        ========

  A number of the Company's advertising display structures are located on leased property. Total expense applicable to these leases was approximately $682,000 in 1995 and $611,000 in 1994.

NOTE 6. RELATED PARTY AND INTERCOMPANY TRANSACTIONS

STOCKHOLDER'S EQUITY:

                                                        1995         1994
SCI common stock, no par value, 2,500 shares autho-
 rized; 300 shares issued and outstanding........... $    30,000  $    30,000
SCSC common stock, no par value, 25,000 shares
 authorized; 500 shares issued and outstanding......     100,000      100,000
                                                     -----------  -----------
                                                         130,000      130,000
                                                     -----------  -----------
SCI additional paid-in capital......................         --           --
SCSC additional paid-in capital.....................   2,800,000    2,800,000
                                                     -----------  -----------
                                                       2,800,000    2,800,000
                                                     -----------  -----------
SCI retained earnings...............................      82,357      200,742
SCSC retained earnings (deficit)....................  (2,075,815)  (2,224,161)
                                                     -----------  -----------
                                                      (1,993,458)  (2,023,419)
                                                     -----------  -----------
                                                     $   936,542  $   906,581
                                                     ===========  ===========

                       SKOGLUND COMMUNICATIONS, INC. AND
                  SKOGLUND COMMUNICATIONS OF ST. CLOUD, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Stockholder transactions: SCI declared a $300,000 distribution to the stockholder in 1994 that was paid in 1995. During 1995 SCI declared distributions to the stockholder of $749,194 of which $200,000 was paid in 1995, $349,194 was distributed in the form of cancellation of a note receivable and accrued interest from the stockholder in 1995 and $200,000 was paid in January 1996.

  The note receivable from the stockholder was collected in the form of a distribution to the stockholder during 1995. Interest income on the note receivable was approximately $23,000 and $26,000 for the years ended December 31, 1995 and 1994, respectively.

  The subordinated note payable to the stockholder of $1,100,000 at December 31, 1995 and 1994 bears interest at prime rate plus 1% (prime 8.5% at December 31, 1995 and 1994). The note is due on demand after January 1, 1997 and is subordinated to the revolving credit note and the term note. Interest expense on the note payable was approximately $108,000 and $90,000 for the years ended December 31, 1995 and 1994, respectively.

  Management agreement: SIC has an agreement with SCSC to provide management, accounting, advertising, maintenance and other services as required for the day-to-day operations of the business. All direct costs incurred on behalf of SCI or SCSC are charged directly to the respective company. The indirect costs of these services are allocated between SCI and SCSC based on their pro-rata share of revenues. Total allocated expenses to SCSC were approximately $272,000 and $272,000 for the years ended December 31, 1995 and 1994, respectively, and have been eliminated in the combination.

NOTE 7. SUPPLEMENTARY CASH FLOW INFORMATION

YEARS ENDED DECEMBER 31,                                        1995     1994
Supplemental Disclosures of Cash Flow Information:
 Cash paid for interest.....................................  $509,485 $463,966
                                                              ======== ========
Supplemental Schedule of Noncash Investing and Financing Ac-
 tivity:
 Note receivable............................................  $150,000 $    --
                                                              ======== ========
 Note receivable and accrued interest distributed to stock-
  holder....................................................  $349,194 $    --
                                                              ======== ========

NOTE 8. NOTE RECEIVABLE

  The note requires monthly installments of $1,302, including interest at 8.5%, through March 2000 when the remaining balance of the note is due.

NOTE 9. EVENT SUBSEQUENT TO DECEMBER 31, 1995 (UNAUDITED)

  On October 31, 1996, OCI (N) Corp. acquired substantially all of the assets of Skoglund Communications, Inc. and Skoglund Communications of St. Cloud, Inc. (the Companies). The Companies ceased operations in the outdoor advertising industry at that time.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors
Outdoor West, Inc. of Tennessee
Atlanta, Georgia

  We have audited the accompanying balance sheets of Outdoor West, Inc. of Tennessee as of June 30, 1996 and 1995 and the related statements of operations and retained earnings (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Outdoor West, Inc. of Tennessee as of June 30, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          MORRISON AND SMITH
                                          Certified Public Accountants

Tuscaloosa, Alabama
August 22, 1996
(Except for Note 14, as to which the date is February 7, 1997, and Note 15, as to which the date is May 26, 1997)

                        OUTDOOR WEST, INC. OF TENNESSEE

                                 BALANCE SHEETS

                               JUNE 30,     JUNE 30,     MARCH 31,    MARCH 31,
                                 1996         1995         1997         1996
                                                        (UNAUDITED)  (UNAUDITED)
           ASSETS
Current Assets
  Cash in Banks.............. $   207,137  $    96,971  $4,142,342   $  128,779
  Receivables, Net of
   Allowance for Doubtful
   Accounts..................     507,722      367,279       2,444      429,512
  Materials Inventory........      17,802        5,743                    5,743
  Prepayments................      59,206       54,424                   65,871
  Insurance Escrow Deposits..                   24,376                   31,680
                              -----------  -----------  ----------   ----------
                                  791,867      548,793   4,144,786      661,585
                              -----------  -----------  ----------   ----------
Properties and Facilities--
 Cost........................   4,336,972    4,198,697     470,521    4,360,755
Less: Accumulated Deprecia-
 tion and Amortization.......  (3,549,183)  (3,546,803)   (172,500)  (3,572,706)
                              -----------  -----------  ----------   ----------
                                  787,789      651,894     298,021      788,049
                              -----------  -----------  ----------   ----------
Other Assets
  Cash Held in Escrow........                            4,480,383
  Receivables, Affiliates....     587,903                               612,254
  Intangible Assets..........      63,778      115,472                   66,927
  Deposits...................       1,555        1,555       1,755        1,555
  Deferred Tax Benefit.......      97,820      999,935                   97,820
                              -----------  -----------  ----------   ----------
                                  751,056    1,116,962   4,482,138      778,556
                              -----------  -----------  ----------   ----------
    TOTAL ASSETS............. $ 2,330,712  $ 2,317,649  $8,924,945   $2,228,190
                              ===========  ===========  ==========   ==========

   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
  Accounts Payable........... $   106,893  $    94,291  $  197,156   $  100,808
  Long-term Debt, Current
   Portion...................     241,534    1,453,577      37,748      216,338
  Net Obligations under
   Capital Leases--Current
   Portion...................       7,208        6,606       7,864        6,606
  Accrued Expenses...........      98,748      120,913      83,852       15,537
  Unearned Income............     177,107       98,544                  161,282
  Income Taxes Payable.......      70,099                1,684,039       40,195
                              -----------  -----------  ----------   ----------
                                  701,589    1,773,931   2,010,659      540,766
                              -----------  -----------  ----------   ----------
Long-Term Liabilities
  Notes Payable..............   1,095,618    1,178,754     180,456    1,130,233
  Notes Payable, Affiliates..   2,560,282    1,067,402   2,244,420    2,802,915
  Net Obligations Under Capi-
   tal Leases................      77,284       84,491      71,892       79,591
  Deferred Income Tax Pay-
   able......................                            1,350,121
                              -----------  -----------  ----------   ----------
                                3,733,184    2,330,647   3,846,889    4,012,739
                              -----------  -----------  ----------   ----------
    TOTAL LIABILITIES........   4,434,773    4,104,578   5,857,548    4,553,505
                              -----------  -----------  ----------   ----------
Stockholders' Equity (Defi-
 cit)
  Common Stock ($1 par value,
   250,000 shares authorized;
   1,000 shares issued and
   outstanding)..............       1,000        1,000       1,000        1,000
  Retained Earnings (Defi-
   cit)......................  (2,105,061)  (1,787,929)  3,066,397   (2,326,315)
                              -----------  -----------  ----------   ----------
    Total Stockholders' Eq-
     uity (Deficit)..........  (2,104,061)  (1,786,929)  3,067,397   (2,325,315)
                              -----------  -----------  ----------   ----------
    TOTAL LIABILITIES AND
     STOCKHOLDERS EQUITY
     (DEFICIT)............... $ 2,330,712  $ 2,317,649  $8,924,945   $2,228,190
                              ===========  ===========  ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                        OUTDOOR WEST, INC. OF TENNESSEE

            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                                                        NINE MONTHS  NINE MONTHS
                              YEAR ENDED   YEAR ENDED      ENDED        ENDED
                               JUNE 30,     JUNE 30,     MARCH 31,    MARCH 31,
                                 1996         1995          1997        1996
                                                        (UNAUDITED)  (UNAUDITED)
Revenues:
 Outdoor Advertising........  $ 3,982,830  $ 3,706,759  $3,219,089   $ 2,951,323
 Less: Agency Commissions...     (383,611)    (367,214)   (269,224)     (280,328)
                              -----------  -----------  ----------   -----------
                                3,599,219    3,339,545   2,949,865     2,670,995
Other Income................       38,275       (7,100)      2,259        37,709
                              -----------  -----------  ----------   -----------
  Net Revenues..............    3,637,494    3,332,445   2,952,124     2,708,704
                              -----------  -----------  ----------   -----------
Operating Expenses:
 Direct Advertising.........    1,263,620    1,083,245   1,068,156       896,543
 General and
  Administrative............    1,424,764    1,476,097   1,371,035     1,176,417
 Depreciation and
  Amortization..............      138,338      153,838     107,309       114,921
                              -----------  -----------  ----------   -----------
  Total Operating Expenses..    2,826,722    2,713,180   2,546,500     2,187,881
                              -----------  -----------  ----------   -----------
Operating Income............      810,772      619,265     405,624       520,823
Gain on Sale of
 Substantially all Operating
 Assets.....................                             8,072,220
Interest expense............     (172,048)    (279,167)    (95,451)     (142,768)
Net loss on sale of fixed
 assets.....................       (9,511)        (319)        (71)
                              -----------  -----------  ----------   -----------
Net income before income
 taxes and extraordinary
 item.......................      629,213      339,779   8,382,322       378,055
                              -----------  -----------  ----------   -----------
Provision for income tax
 expense:
 Current....................       60,427          981   1,762,923        30,523
 Deferred...................      902,115      132,691   1,447,941       902,115
                              -----------  -----------  ----------   -----------
Total provision for income
 taxes......................      962,542      133,672   3,210,864       932,638
                              -----------  -----------  ----------   -----------
Net income before
 extraordinary items........     (333,329)     206,107   5,171,458      (554,583)
Extraordinary item--gain on
 early extinguishment of
 debt (net of income taxes
 of $9,671).................       16,197                                 16,197
                              -----------  -----------  ----------   -----------
Net income (loss)...........     (317,132)     206,107   5,171,458      (538,386)
Retained earnings
 (deficit)--beginning.......   (1,787,929)  (1,994,036) (2,105,061)   (1,787,929)
                              -----------  -----------  ----------   -----------
Retained earnings
 (deficit)--ending..........  $(2,105,061) $(1,787,929) $3,066,397   $(2,326,315)
                              ===========  ===========  ==========   ===========


   The accompanying notes are an integral part of these financial statements.

                        OUTDOOR WEST, INC. OF TENNESSEE

                            STATEMENTS OF CASH FLOWS

                              YEAR ENDED  YEAR ENDED     ENDED        ENDED
                               JUNE 30,    JUNE 30,    MARCH 31,    MARCH 31,
                                 1996        1995        1997         1996
                                                      (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Cash received from
   customers & affiliates.... $3,537,339  $3,290,228  $2,842,136   $2,671,500
  Cash paid for direct
   advertising............... (1,275,679) (1,086,654) (1,050,354)    (896,543)
  Cash paid for general &
   administrative............ (1,372,937) (1,390,195) (1,312,974)  (1,270,217)
  Interest expense...........   (188,013)   (286,943)    (96,295)    (159,577)
  Income taxes paid..........                   (981)   (148,983)
  Interest & dividends
   received..................      1,685         390       2,220          515
  Other income (expense).....     62,459      (7,490)         39       63,063
                              ----------  ----------  ----------   ----------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES........    764,854     518,355     235,789      408,741
                              ----------  ----------  ----------   ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Proceeds from sale of
   property & equipment......      6,499         526   9,150,000
  Proceeds from sale placed
   in escrow.................                         (4,480,383)
  Payments for purchase of
   property & equipment......   (245,052)   (162,900)   (118,358)    (209,532)
  Payments from deposits.....                   (125)       (200)
  Payments (to) from
   employees for advances....                    109
  Payments (to) from
   affiliates for advances...    898,023     (95,403)    278,995    1,123,259
  Payments (for) from
   investments &
   intangibles...............    (19,328)     16,602
                              ----------  ----------  ----------   ----------
NET CASH PROVIDED (USED) BY
 INVESTING ACTIVITIES........    640,142    (241,191)  4,830,054      913,727
                              ----------  ----------  ----------   ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from borrowings...  1,421,511      64,464     163,973    1,421,511
  Repayment of debt.......... (2,716,341)   (323,330) (1,294,611)  (2,712,171)
                              ----------  ----------  ----------   ----------
NET CASH USED BY FINANCING
 ACTIVITIES.................. (1,294,830)   (258,866) (1,130,638)  (1,290,660)
                              ----------  ----------  ----------   ----------
NET CHANGE IN CASH AND CASH
 EQUIVALENTS.................    110,166      18,298   3,935,205       31,808
CASH AND CASH EQUIVALENTS--
 BEGINNING...................     96,971      78,673     207,137       96,971
                              ----------  ----------  ----------   ----------
CASH AND CASH EQUIVALENTS--
 ENDING...................... $  207,137  $   96,971  $4,142,342   $  128,779
                              ==========  ==========  ==========   ==========
Reconciliation of net income
 to net cash provided by
 operating activities:
  Net income (loss).......... $ (317,132) $  206,107  $5,171,458   $ (554,583)
  Depreciation and
   Amortization..............    138,338     153,838     107,309      114,921
  (Gain) loss on sale of
   property & equipment......      9,511         319  (8,072,149)
  (Gain) loss on early
   extinguishment of debt....     25,831                               25,831
  (Increase) decrease in
   accounts receivable.......   (140,443)    (28,693)     55,659      (62,233)
  (Increase) decrease in
   inventory.................    (12,059)     (3,409)      9,827
  (Increase) decrease in
   prepayments & escrow......     19,594     (31,484)      3,544      (18,751)
  Increase (decrease) in
   accounts payable, accrued
   expenses & unearned
   income....................    139,099      88,986   1,512,200        1,441
  Increase (decrease) in
   deferred taxes ...........    902,115     132,691   1,447,941      902,115
                              ----------  ----------  ----------   ----------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES........ $  764,854  $  518,355  $  235,789   $  408,741
                              ==========  ==========  ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                        OUTDOOR WEST, INC. OF TENNESSEE

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1996

NOTE 1: ORGANIZATIONAL HISTORY OF THE COMPANY

  Outdoor West, Inc. of Tennessee ("the Company"), organized in 1980, operates an outdoor advertising business in the east Tennessee market. The Company currently has 958 displays.

  The Company is a wholly owned subsidiary of Outdoor West, Inc., a management and holding company. Outdoor West, Inc. also owns one other subsidiary which operates in the outdoor advertising business, Outdoor West, Inc. of Georgia, and Data Management Business Records Storage, Inc., a subsidiary formerly in the data management and storage service business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Method of Accounting

  The Company's financial statements are presented on the accrual basis.

 Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include money market accounts and highly liquid debt instruments purchased with a maturity of three months or less.

  The Company maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances held in accounts aggregate to $55,843 at June 30, 1996.

 Allowance for Doubtful Trade Receivables

  Bad debts are accounted for on the reserve method. The allowances for doubtful accounts at June 30, 1996 and 1995 were $640 and $1,860, respectively.

 Materials Inventory

  Materials inventory is construction and maintenance materials on hand, new and used. New materials are valued at original cost. Used materials are priced at cost when purchased or one-half estimated new cost, when original cost is not available.

 Billboard Capitalization and Depreciation Policy

  Billboards are capitalized at materials cost, freight, subcontract fees, direct labor and related overhead. Depreciation on billboards is calculated using the straight-line method at estimated useful lives ranging from five to twenty years, depending on the tax law in effect at the time of capitalization.

 Property and Depreciation

  Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

                        OUTDOOR WEST, INC. OF TENNESSEE

 Intangible Assets

  In acquisitions of billboard businesses, agreements not to compete were part of the purchase price. Non-compete agreements are amortized over the lives of the agreements. Loan costs are amortized over the lives of the loans.

 Income Taxes

  The Company is included in a consolidated federal income tax return of an affiliated group. Income tax expense in the Company's statement of operations has been allocated based on the ratio that each member's separate taxable income bears to the sum of the separate taxable incomes of all members having taxable income for the year. Unused net operating losses and tax credits available for carryforward to future years are detailed in Note 4.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 3: INTANGIBLE ASSETS

  Intangible assets as of June 30, 1996 and 1995 consist of:

                                                                 1996     1995
   Non-compete agreements...................................... $45,834 $ 58,335
   Loan costs..................................................  17,944   57,137
                                                                ------- --------
     Total..................................................... $63,778 $115,472
                                                                ======= ========

NOTE 4: INCOME TAXES

  The Company accounts for income taxes in accordance with the provisions of Statements of Financial Accounting Standards Number 109, "Accounting for Income Taxes". Under the provisions of Statement 109, a current tax liability or asset should be recognized for the estimated taxes currently payable or refundable for the current year and a deferred tax liability or asset should be recognized for the estimated future tax effects attributable to temporary differences and carryforwards. Temporary differences represent the difference between the book and tax bases of assets or liabilities that will result in taxable or deductible amounts in future years when the asset or liability is recovered or settled.

  Summaries of the provision for income tax expense for the years ended June 30, 1996 and 1995 are as follows:

                                                                1996     1995
  Currently payable.......................................... $ 60,427 $    981
  Deferred...................................................   26,948    4,605
  Utilization of operating loss carryforward.................  875,167  128,086
                                                              -------- --------
    Provision for income tax expense......................... $962,542 $133,672
                                                              ======== ========

                        OUTDOOR WEST, INC. OF TENNESSEE

  A reconciliation of income tax at the statutory rate to the Company's effective rate for the years ended June 30, 1996 and 1995 is as follows:

                                                                    1996   1995
Computed at the expected statutory rate............................  38.0% 38.0%
Utilization of deferred tax asset by affiliate..................... 114.0
Other differences..................................................   1.0   1.3
                                                                    -----  ----
Effective rate..................................................... 153.0% 39.3%
                                                                    =====  ====

  During the fiscal year ended June 30, 1996, a member of the Company's affiliated group recognized a significant gain on the sale of substantially all operating assets. As a result, a significant portion of net operating loss carryforwards generated by the Company and recorded as a deferred tax asset was utilized by the affiliate.

  For the year ended June 30, 1996, the Company was included in a consolidated federal income tax return. The Company has carryovers as follows:

                        CARRYOVER                            AMOUNT   EXPIRATION
Net operating loss--state only............................ $1,739,537 1999-2008

  The deferred tax benefit comprised the following at June 30, 1996:

Deferred tax benefit:
  Net operating loss carryforward..................................... $104,372
  Other temporary differences.........................................   (6,552)
  Valuation Allowance.................................................      -0-
                                                                       --------
Net deferred tax benefit.............................................. $ 97,820
                                                                       ========

  Management believes it is more likely than not that it will generate taxable income sufficient to realize the tax benefit associated with state net operating loss carryforwards. This belief is based upon, among other factors, expectations of continued growth in sales, changes in operations, and the significant reduction of notes payable which occurred during the fiscal year ended June 30, 1996. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to income tax expense.

NOTE 5: CAPITAL STOCK

  The par value of the common stock of the Company is $1. 250,000 shares are authorized, 1,000 shares are issued and outstanding.

NOTE 6: PROPERTIES AND FACILITIES

                                                                      ESTIMATED
                                                 JUNE 30,   JUNE 30,    LIVES
                                                   1996       1995    (IN YEARS)
Leasehold improvements......................... $   96,985 $   96,985    5-40
Billboards and vinyl...........................  3,633,028  3,578,053   15-20
Autos and trucks...............................    315,208    224,943     3-6
Equipment......................................     25,963     32,407    5-12
Computer equipment.............................     92,639     92,639       5
Office furniture and fixtures..................     54,999     55,520    5-10
Leased assets..................................    118,150    118,150    7-25
                                                ---------- ----------
                                                 4,336,972  4,198,697
Less accumulated depreciation..................  3,549,183  3,546,803
                                                ---------- ----------
                                                $  787,789 $  651,894
                                                ========== ==========

                        OUTDOOR WEST, INC. OF TENNESSEE

NOTE 7: NOTES PAYABLE

                                                                     BALANCE
                                                                     JUNE 30,
  MATURITY                 COLLATERAL                INTEREST RATE     1996
 12/00-12/02 Substantially all assets of the
             Company except those subject to prior
             liens.................................  8.125%-8.375%  $1,141,324
 8/97-10/02  Rolling stock and equipment...........       Various      195,828

  Principal maturities of notes payable for the five years ending after June 30, 1996 are:

   6/30/97.......................................................... $  241,534
   6/30/98..........................................................    242,849
   6/30/99..........................................................    217,339
   6/30/00..........................................................    235,174
   6/30/01..........................................................    190,132
   Maturities after 5 years.........................................    210,124
                                                                     ----------
     Total Maturities...............................................  1,337,152
   Less: current maturities.........................................    241,534
                                                                     ----------
     Long-Term Maturities........................................... $1,095,618
                                                                     ==========

 Additional Restrictions Required by Long-Term Debt

  The Company entered into loan agreements with First American National Bank. The Company is required to comply with certain restrictive covenants which require, among other things, minimum net worth and a maximum debt to net worth ratio. While the Company was in violation of these two covenants, the lender has issued a waiver for these violations as of June 30, 1996.

NOTE 8: TRANSACTIONS WITH RELATED PARTIES

  The Company has various lease and management agreements with affiliates. Amounts included in the statement of income with respect to transactions with affiliates for June 30, 1996 and 1995 are:

                                                           1996
                                              ---------------------------------
                                               OUTDOOR    THE EAGLE  PEACHTREE
                                              WEST, INC.    GROUP    PROPERTIES
Expenses
  Land lease................................. $           $ 74,520    $ 27,650
  Interest...................................                1,033
  Management fees............................   275,000
                                              ---------   --------    --------
Net transactions with related parties........ $(275,000)  $(75,553)   $(27,650)
                                              =========   ========    ========
                                                           1995
                                              ---------------------------------
                                               OUTDOOR    THE EAGLE  PEACHTREE
                                              WEST, INC.    GROUP    PROPERTIES
Expenses
  Land lease................................. $           $ 34,800    $ 25,500
  Management fees............................   275,000
                                              ---------   --------    --------
Net transactions with related parties........ $(275,000)  $(34,800)   $(25,500)
                                              =========   ========    ========

                        OUTDOOR WEST, INC. OF TENNESSEE

  Receivables from and payables to affiliates as of June 30, 1996 and 1995 are:

                                                             1996       1995
   RECEIVABLES FROM:
     Outdoor West, Inc. of Georgia....................... $  587,903 $
                                                          ========== ==========
   NOTES PAYABLE TO:
     The Eagle Group..................................... $   18,774 $
     Outdoor West, Inc...................................    753,234    995,358
     Data Management Business Records Storage, Inc.......  1,788,274
     Outdoor West, Inc. of Georgia.......................                72,044
                                                          ---------- ----------
                                                          $2,560,282 $1,067,402
                                                          ========== ==========

  Charles H. Renfroe is the Chairman of the Board of Directors of Outdoor West, Inc. The Eagle Group is a sole proprietorship, owned by Mr. Renfroe, which operates a mini-warehouse project and leases office and warehouse space to Outdoor West, Inc. of Georgia. In addition, The Eagle Group owns 19 parcels of land leased to Outdoor West, Inc. of Georgia and the Company.

  Peachtree Properties, a general partnership, was created by Charles H. Renfroe to allow key personnel to participate in acquiring parcels of land to be leased to the outdoor advertising companies for billboard sites. Ten billboard sites were leased to Outdoor West, Inc. of Georgia and Tennessee. Peachtree Properties was liquidated effective April 1, 1996.

  In the opinion of management, all of the transactions with related parties are at rates and terms equivalent to those that prevail in arm's-length transactions.

NOTE 9: UNEARNED INCOME

  Unearned income represents primarily income billed one month in advance for billboard advertising. Most of this was recognized as income in July, 1996.

NOTE 10: OBLIGATIONS UNDER CAPITAL LEASE

  The Company is the lessee of property under capital leases with expirations as disclosed in the following table. Assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for 1996 and 1995.

  Interest rates on capitalized leases are imputed based on the lower of the Company's incremental borrowing rate at the inception of the lease or the lessor's implicit rate of return.

                        OUTDOOR WEST, INC. OF TENNESSEE

 General Description of Capital Leases

                                                  JUNE 30, 1996
                 LEASED PROPERTY                     BALANCE    TERMINATION DATE
Land and building................................    $84,492        11/01/04
                                                     =======

 Net Obligations Under Capital Leases

  at June 30, 1996:

                                                       CAPITAL   LESS:   BALANCE
                                                        LEASE   IMPUTED   SHEET
                                                       BALANCE  INTEREST VALUES
  Current liabilities................................. $ 14,316 $ 7,108  $ 7,208
                                                       ======== =======  =======
  Long-term liabilities............................... $106,177 $28,893  $77,284
                                                       ======== =======  =======

 Gross Assets and Accumulated Depreciation

                                                                   JUNE 30, 1996
  Land and office building........................................   $118,150
  Less accumulated depreciation...................................    (59,990)
                                                                     --------
                                                                     $ 58,160
                                                                     ========

 Minimum Future Lease Payments

   YEARS ENDED JUNE 30
     1997.............................................................. $14,316
     1998..............................................................  14,316
     1999..............................................................  14,316
     2000..............................................................  14,316
     2001..............................................................  14,316
     After 2001........................................................  48,913
                                                                        -------
     Total Minimum Lease Payments...................................... 120,493
     Less imputed interest.............................................  36,001
                                                                        -------
     Present value of net minimum lease payments....................... $84,492
                                                                        =======

NOTE 11: OPERATING LEASES

  The Company leases equipment and ground space for billboard sites under cancelable operating leases. Rental expense under operating leases for the fiscal years ended June 30, 1996 and 1995 was $380,853 and $335,196, respectively.

NOTE 12: PROFIT SHARING PLAN

  Effective January 1, 1994, the Company implemented a profit sharing plan described in Internal Revenue Code Section 401(k). All employees of the Company are eligible to participate once they meet the eligibility and participation requirements of the plan. Employees become eligible for participation in the plan after attaining age 21 and completed 12 months of service.

                        OUTDOOR WEST, INC. OF TENNESSEE

  Under the terms of the plan, participants may contribute a portion of their compensation to the plan on a tax deferred basis. Employee contributions may not exceed the annual limitations established by the Treasury. The Company matches 10% of the first 6% of compensation contributed by each participant. During the years ended June 30, 1996 and 1995, the cost of the plan to the Company totaled $7,165 and $3,777, respectively.

NOTE 13: EXTRAORDINARY ITEM

  At June 30, 1995, the Company was obligated to pay its major lenders an amendment fee of $79,599 at such time that all debts with the major lenders are repaid. The entire amendment fee of $79,599 is included in notes payable due within one year as of June 30, 1995. However, the major lenders agreed to forgive $59,199 of the amendment fee if all debts were repaid by December 31, 1995. In December, 1995, the Company repaid all debts to the major lenders and amendment fee was forgiven. The debt forgiveness of $59,199 less $33,331 unamortized loan costs and $9,671 income taxes resulted in an extraordinary gain of $16,197 which was recognized during the fiscal year ended June 30, 1996.

NOTE 14: SUBSEQUENT EVENTS

  On February 7, 1997, the Company entered into an agreement to sell substantially all of its operating assets. The sale is expected to result in a gain of approximately $8,000,000.


NOTE 15: UNAUDITED NOTES TO INTERIM FINANCIAL STATEMENTS

  The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of normal recurring nature. Operating results for the nine months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending June 30, 1997.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
The Ragan Outdoor Advertising Company
Rock Island, Illinois

  We have audited the accompanying balance sheets of The Ragan Outdoor Advertising Company as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ragan Outdoor Advertising Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          McGladrey & Pullen, LLP
Moline, Illinois
January 10, 1997

                     THE RAGAN OUTDOOR ADVERTISING COMPANY

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                             1996       1995
                     ASSETS (NOTE 2)
Current Assets:
  Cash................................................... $  219,418 $  151,159
  Receivables:
   Trade accounts, less allowance for doubtful accounts
    1996 and 1995 none...................................    417,525    260,225
   Other.................................................      8,667      4,787
  Inventories............................................     16,247     13,877
  Prepaid expenses.......................................     78,066     82,159
                                                          ---------- ----------
    Total current assets.................................    739,923    512,207
                                                          ---------- ----------
Long-Term Officer-Stockholder Receivable, unsecured......     16,000     18,703
                                                          ---------- ----------
Property and Equipment:
  Land...................................................    174,966    174,966
  Buildings and improvements.............................    301,191    302,454
  Advertising display structures.........................  2,344,844  2,348,811
  Office furniture and equipment.........................    169,187    160,734
  Leasehold improvements.................................      1,972      1,972
  Transportation equipment...............................    122,529    118,738
                                                          ---------- ----------
                                                           3,114,689  3,107,675
  Less accumulated depreciation..........................  1,468,366  1,400,114
                                                          ---------- ----------
                                                           1,646,323  1,707,561
                                                          ---------- ----------
Intangibles:
  Goodwill, net of accumulated amortization 1996
   $100,000; 1995 $91,667................................     35,000     43,333
  Covenants not-to-compete, net of accumulated
   amortization 1996 $59,488; 1995 $29,739 (Note 3)......     59,512     89,261
                                                          ---------- ----------
                                                              94,512    132,594
                                                          ---------- ----------
                                                          $2,496,758 $2,371,065
                                                          ========== ==========

                       See Notes to Financial Statements.

                     THE RAGAN OUTDOOR ADVERTISING COMPANY

                           DECEMBER 31, 1996 AND 1995

                                                               1996        1995
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt (Note 2):
   Related party........................................... $  215,396  $  162,708
   Other...................................................     23,538     114,707
  Accounts payable.........................................     11,914      11,013
  Accrued expenses:
   Property taxes..........................................     31,700      36,613
   Salaries and wages......................................     30,376      39,600
   Payroll and other taxes.................................      8,749       5,753
   Interest................................................     12,540       2,272
   Other...................................................      7,229         --
  Dividends payable........................................      8,531         --
                                                            ----------  ----------
    Total current liabilities..............................    349,973     372,666
                                                            ----------  ----------
Long-Term Debt, Less Current Maturities (Note 2):
  Related parties..........................................  1,132,740   1,330,785
  Other....................................................    220,628     121,489
                                                            ----------  ----------
                                                             1,353,368   1,452,274
                                                            ----------  ----------
Commitment and Contingencies (Notes 2 and 4)
Stockholders' Equity:
  Common stock, par value $1 per share; authorized and
   issued 1,000 shares.....................................      1,000       1,000
  Additional paid-in capital...............................  1,658,077   1,658,077
  Retained earnings (deficit)..............................   (731,382)   (978,674)
                                                            ----------  ----------
                                                               927,695     680,403
  Less cost of treasury stock 1996 and 1995 100 shares.....    134,278     134,278
                                                            ----------  ----------
                                                               793,417     546,125
                                                            ----------  ----------
                                                            $2,496,758  $2,371,065
                                                            ==========  ==========


                       See Notes to Financial Statements.

                     THE RAGAN OUTDOOR ADVERTISING COMPANY

                              STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                            1996        1995
Revenue, advertising display rentals.................... $2,810,369  $2,437,288
Less commissions........................................    266,842     228,790
                                                         ----------  ----------
    Net operating revenue...............................  2,543,527   2,208,498
                                                         ----------  ----------
Operating expenses:
  Operations............................................    729,039     708,225
  Selling, general and administrative...................    873,722     768,762
  Depreciation and amortization.........................    204,190     284,489
                                                         ----------  ----------
                                                          1,806,951   1,761,476
                                                         ----------  ----------
    Operating income....................................    736,576     447,022
                                                         ----------  ----------
Nonoperating income (expense):
  Interest expense......................................   (157,032)   (179,885)
  Miscellaneous, net....................................      3,015         295
  (Loss) on disposal of property and equipment..........    (30,735)    (25,056)
                                                         ----------  ----------
                                                           (184,752)   (204,646)
                                                         ----------  ----------
    Net income.......................................... $  551,824  $  242,376
                                                         ==========  ==========
Pro forma data (unaudited):
  Net income as reported................................ $  551,824  $  242,376
  Pro forma provision for income taxes..................    224,060     100,550
                                                         ----------  ----------
    Pro forma net income................................ $  327,764  $  141,826
                                                         ==========  ==========
Pro forma net income per common share................... $   364.18  $   157.58
                                                         ==========  ==========
Weighted average shares outstanding.....................        900         900
                                                         ==========  ==========


                       See Notes to Financial Statements.

                     THE RAGAN OUTDOOR ADVERTISING COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                     ADDITIONAL  RETAINED
                              COMMON  PAID-IN    EARNINGS  TREASURY
                              STOCK   CAPITAL   (DEFICIT)    STOCK     TOTAL
Balance, December 31, 1994... $1,000 $1,658,077 $(964,355) $(134,278) $560,444
  Net income.................    --         --     242,376       --    242,376
  Dividends ($285.22 per
   share)....................    --         --   (256,695)       --   (256,695)
                              ------ ---------- ---------- ---------  --------
Balance, December 31, 1995...  1,000  1,658,077  (978,674)  (134,278)  546,125
  Net income.................    --         --     551,824       --    551,824
  Dividends ($338.37 per
   share)....................    --         --   (304,532)       --   (304,532)
                              ------ ---------- ---------- ---------  --------
Balance, December 31, 1996... $1,000 $1,658,077 $(731,382) $(134,278) $793,417
                              ====== ========== ========== =========  ========



                       See Notes to Financial Statements.

                     THE RAGAN OUTDOOR ADVERTISING COMPANY

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                          1996        1995
Cash Flows From Operating Activities:
  Net income........................................... $ 551,824  $   242,376
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation........................................   166,108      166,469
   Amortization........................................    38,082      118,020
   Loss on sale of property and equipment..............    30,735       25,056
   (Increase) decrease in:
    Trade accounts and other receivables...............  (161,180)      (8,415)
    Inventories........................................    (2,370)       2,188
    Prepaid expenses...................................     4,093       (1,390)
   Increase in accounts payable and accrued expenses...     7,257        4,995
                                                        ---------  -----------
     Net cash provided by operating activities.........   634,549      549,299
                                                        ---------  -----------
Cash Flows From Investing Activities:
  Purchase of property and equipment...................  (162,525)     (86,704)
  Proceeds from sale of property and equipment.........    26,920        5,000
  Principal collections on note receivable.............     2,703          341
                                                        ---------  -----------
     Net cash (used in) investing activities...........  (132,902)     (81,363)
                                                        ---------  -----------
Cash Flows From Financing Activities:
  Proceeds from long-term borrowings...................    25,000    1,429,000
  Principal payments on debt...........................  (162,387)  (1,629,144)
  Cash dividends paid..................................  (296,001)    (256,695)
                                                        ---------  -----------
     Net cash (used in) financing activities...........  (433,388)    (456,839)
                                                        ---------  -----------
     Net increase in cash..............................    68,259       11,097
Cash, beginning........................................   151,159      140,062
                                                        ---------  -----------
Cash, ending........................................... $ 219,418  $   151,159
                                                        =========  ===========
Supplemental Disclosure of Cash Flow Information, cash
 payments for interest................................. $ 146,764  $   180,028
Supplemental Disclosure of Noncash Financing
 Activities, dividend payable..........................     8,531          --

                       See Notes to Financial Statements.

                     THE RAGAN OUTDOOR ADVERTISING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 NATURE OF BUSINESS:

  The operations of the Company are in outdoor advertising in the Quad Cities area of Illinois and Iowa. Revenue is derived primarily from poster panel and painted bulletin rentals on credit terms that the Company establishes for individual customers. A significant portion of the Company's customers are local businesses.

  The Company has used the trade name of "Schwab Advertising Systems, Inc." for certain of its operations.

 SIGNIFICANT ACCOUNTING POLICIES:

  Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property and equipment: Property and equipment is carried at cost. Depreciation is computed by the straight-line method over the following estimated useful lives of the related assets:

      Buildings and improvements..................................... 7-20 years
      Advertising display structures.................................   15 years
      Office furniture and equipment................................. 3-10 years
      Leasehold improvements.........................................    5 years
      Transportation equipment.......................................    5 years

  Intangibles: Goodwill represents the cost of a business combination in excess of the fair value of the net assets acquired and is being amortized over a period of fifteen years by the straight-line method. The covenants not-to-compete are being amortized over the life of the agreements by the straight-line method.

  Revenue recognition: The Company recognizes revenue from advertising contracts on an accrual basis ratably over the term of the contract, as advertising services are provided.

  Income taxes: The Company, with the consent of its stockholders, has elected to be taxed as an S-Corporation which provides that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deductions and losses. Therefore, these statements do not include any provision for corporation income taxes.

  The Company pays dividends to assist the individual stockholders in paying their federal and state income tax liabilities resulting from the taxation of their proportionate share of the Company's S-Corporation income and deductions. Total dividends paid in 1996 include $203,590 for expected 1996 taxes.

  Pro forma net income per common share (unaudited): Pro forma net income per common share is computed based upon the total weighted average number of common shares outstanding during the period.

  Pro forma income taxes (unaudited): The unaudited pro forma adjustment to reflect income taxes in the accompanying statement of operations is for informational purposes only and has been calculated based on the estimated effective tax rate in each year, assuming the Company had been subject to corporate income taxes.

                     THE RAGAN OUTDOOR ADVERTISING COMPANY

  Fair value of financial instruments: The carrying amount of cash, receivables, accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments. The carrying amount of long-term debt which carries current interest rates, approximates fair value.

NOTE 2. LONG-TERM DEBT

  Long-term debt as of December 31, 1996 is as follows:

   Notes payable, stockholders, subordinated, due in monthly
    principal installments of $17,361 with interest payable monthly at prime rate plus 1.0%, (9.25% at December 31, 1996) balance due December 31, 2000.(A).......................................  $1,290,111
   Contract payable, individual, due in monthly installments of
    $1,621 including 8.75% interest with the balance due May 1,
    2001.(B)........................................................     121,488
   Note payable, individual, due in monthly installments of $1,305
    including 9.5% interest, balance due May 1, 2001.(B)............     100,472
   Note payable, stockholder, unsecured, due in monthly installments
    of $1,000 including 9% interest, balance due December 31, 2001..      58,025
   Note payable, bank, due in monthly installments of $472,
    including 8.25% interest, balance due April 4, 1999.............      12,451
   Note payable, bank, due in monthly installments of $314,
    including 8.25% interest, balance due October 23, 1999..........       9,755
                                                                      ----------
                                                                       1,592,302
   Less current maturities..........................................     238,934
                                                                      ----------
   Long-term portion................................................  $1,353,368
                                                                      ==========

(A) The notes payable are subject to the terms of a loan agreement between the Company, its stockholders and a third-party lender. The loan agreement provides for up to $2,500,000 of stockholder debt of which $2,361,111 is currently outstanding. The Company intends to pay dividends to assist the stockholders for the purpose of making required principal and interest payments on their personal debt. The loan agreement prohibits payment of dividends in excess of these amounts and the distributions for income taxes described in Note 1.

  The loan agreement also has various requirements and restrictions which include a minimum net worth level. As of December 31, 1996, the Company was in compliance with these covenants.

  Substantially all assets of the Company are pledged as collateral under this agreement, which covers the corporate and stockholder debt.

  The stockholders of the Company have also pledged their stock in the Company as security for the stockholder debt and the Company has guaranteed the stockholder debt.

(B) The note and contract payable are both collateralized by land and buildings with a carrying value of approximately $105,000.

  Future annual maturities of the long-term debt are as follows:

   Years ending December 31:
     1997........................................................... $  238,934
     1998...........................................................    241,750
     1999...........................................................    241,051
     2000...........................................................    694,779
     2001...........................................................    175,788
                                                                     ----------
                                                                     $1,592,302
                                                                     ==========

                     THE RAGAN OUTDOOR ADVERTISING COMPANY

NOTE 3. COVENANTS NOT-TO-COMPETE

  During 1991, the Company entered into a noncompetition agreement with the purchaser of certain assets located in the Galesburg, Illinois market area. Under this agreement, the Company had agreed not to directly or indirectly compete with the purchaser in outdoor advertising in the Galesburg market for a period of five years from the date of sale and had received $2,365 per month in exchange through October 1996.

  The Company entered into an agreement in the amount of $119,000 with a former stockholder not to compete in the Quad Cities market for a period of four years commencing January 1, 1995. This covenant is being amortized over the life of the agreement.

NOTE 4. LEASE COMMITMENTS AND RENT EXPENSE

  The Company leases, primarily on a short-term basis, the land on which it may erect advertising display structures. The total rent expense applicable to these display structures for the years ended December 31, 1996 and 1995 was $189,136 and $164,902, respectively.

  Certain transportation equipment and office space are also being leased under agreements which require monthly cash rentals and monthly trade-out rentals. These leases expire on various dates between July 1997 and March 2000. The total rent expense applicable to these leases for the years ended December 31, 1996 and 1995 was $40,894 and $30,865, respectively.

  As of December 31, 1996, future minimum lease payments due under these operating leases are as follows:

                                                  NONCASH
                                                 TRADE-OUT
   YEARS ENDING DECEMBER 31:                      RENTALS  CASH RENTALS  TOTAL
     1997.......................................  $21,510    $ 6,825    $28,335
     1998.......................................      --       7,125      7,125
     1999.......................................      --       7,425      7,425
     2000.......................................      --       1,875      1,875
                                                  -------    -------    -------
     Total......................................  $21,510    $23,250    $44,760
                                                  =======    =======    =======

NOTE 5. RELATED PARTIES AND RESTRICTIONS ON TRANSFER OF SHARES

  The Company is affiliated through common ownership with The Ragan Outdoor Advertising Company of Rockford and The Ragan Outdoor Advertising Company of Cedar Rapids, Inc. There were no material transactions with these affiliates during the years ended December 31, 1996 and 1995.

  The Company's bylaws grant the Company the first option to purchase, in whole but not in part, any shares of its common stock which a stockholder proposes to sell, transfer or otherwise dispose of. The price per share to be paid by the Company upon the exercise of its option shall be an amount established by the unanimous vote of the entire Board of Directors applicable to all outstanding shares of the Company.

NOTE 6. PROFIT-SHARING PLAN

  Effective August 1, 1995, the Company has a profit-sharing plan under
Section 401(k) of the Internal Revenue Code for eligible employees. The Plan provides for both employee and company contributions. Contributions to the Plan are determined at the discretion of the Board of Directors. The Company did not make contributions to the Plan for the years ended December 31, 1996 and 1995.

                     THE RAGAN OUTDOOR ADVERTISING COMPANY

NOTE 7. EVENT SUBSEQUENT TO DECEMBER 31, 1996 (UNAUDITED)

  In May 1997 the Company entered into an agreement to sell substantially all of its assets to OCI Holdings Corp. Upon consummation of the sale, the Company will cease operations in the outdoor advertising industry.

                         INDEPENDENT AUDITOR'S REPORT

To the Board of Governors
The Ragan Outdoor Advertising Company of Rockford, L.L.C.
d/b/a Robbinswood Outdoor Advertising
(A Limited Liability Company)
Rockford, Illinois

  We have audited the accompanying balance sheets of The Ragan Outdoor Advertising Company of Rockford, L.L.C. d/b/a Robbinswood Outdoor Advertising (A Limited Liability Company) as of December 31, 1996 and 1995, and the related statements of income, members' (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ragan Outdoor Advertising Company of Rockford, L.L.C. d/b/a Robbinswood Outdoor Advertising (A Limited Liability Company) as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          McGladrey & Pullen, LLP
Rockford, Illinois
February 27, 1997

           THE RAGAN OUTDOOR ADVERTISING COMPANY OF ROCKFORD, L.L.C.
                     D/B/A ROBBINSWOOD OUTDOOR ADVERTISING
                         (A LIMITED LIABILITY COMPANY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                             1996         1995
                         ASSETS
Current Assets
  Cash................................................... $   281,923  $   153,277
  Trade accounts receivable, less allowance for doubtful
   accounts 1996 $25,000; 1995 $10,000...................     267,514      306,538
  Prepaid rent expenses..................................      80,021       74,932
  Other prepaid expenses.................................      61,806       55,629
                                                          -----------  -----------
    Total current assets.................................     691,264      590,376
                                                          -----------  -----------
Property and Equipment
  Land...................................................     268,100      255,100
  Building...............................................     394,312      382,582
  Advertising structures.................................   3,955,263    3,848,388
  Leasehold improvements.................................         --        14,079
  Equipment..............................................     251,509      245,678
                                                          -----------  -----------
                                                            4,869,184    4,745,827
  Less accumulated depreciation and amortization.........   2,418,109    2,240,842
                                                          -----------  -----------
    Net property and equipment...........................   2,451,075    2,504,985
Intangible and Other Assets
  Goodwill, less accumulated amortization 1996 $131,822;
   1995 $110,932.........................................     232,178       39,068
  Deferred financing costs, less accumulated amortization
   1996 $13,852; 1995 $11,234............................       6,877        1,266
                                                          -----------  -----------
                                                          $ 3,381,394  $ 3,135,695
                                                          ===========  ===========
           LIABILITIES AND MEMBERS' (DEFICIT)
Current Liabilities
  Current maturities of long-term debt:
   Notes payable, other.................................. $   489,499  $    28,288
   Note payable, affiliated corporation..................     226,083      149,375
   Note payable, member..................................      47,626       43,541
  Trade accounts payable.................................      68,581       32,327
  Accrued expenses:
   Salaries and wages....................................      18,059       41,080
   Payroll and other taxes...............................       1,240          555
   Interest..............................................      34,176       14,273
   Other.................................................      19,787       17,898
  Deferred advertising revenues..........................      37,812       19,181
                                                          -----------  -----------
    Total current liabilities............................     942,863      346,518
Long-Term Debt, less current maturities
  Notes payable, other...................................     297,285      486,787
  Note payable, affiliated corporation...................   2,336,195    2,540,625
  Note payable, member...................................   1,181,787    1,229,089
                                                          -----------  -----------
    Total liabilities....................................   4,758,130    4,603,019
Members' (Deficit).......................................  (1,376,736)  (1,467,324)
                                                          -----------  -----------
                                                          $ 3,381,394  $ 3,135,695
                                                          ===========  ===========

                       See Notes to Financial Statements.

           THE RAGAN OUTDOOR ADVERTISING COMPANY OF ROCKFORD, L.L.C.
                     D/B/A ROBBINSWOOD OUTDOOR ADVERTISING
                         (A LIMITED LIABILITY COMPANY)

                              STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                            1996        1995
Revenues:
  Poster................................................ $1,352,333  $1,291,174
  Painted...............................................  1,044,741   1,045,620
  Other.................................................     23,885      19,122
                                                         ----------  ----------
                                                          2,420,959   2,355,916
  Less commissions......................................    237,266     225,321
                                                         ----------  ----------
    Net operating revenues..............................  2,183,693   2,130,595
                                                         ----------  ----------
Operating expenses:
  Operations............................................    723,014     703,437
  Selling, general and administrative...................    626,168     620,069
  Depreciation..........................................    245,021     244,041
  Amortization..........................................     23,508      10,308
                                                         ----------  ----------
    Total operating expenses............................  1,617,711   1,577,855
                                                         ----------  ----------
    Operating income....................................    565,982     552,740
Other income (expense):
  (Loss) on disposal of property and equipment..........    (41,205)    (42,246)
  Interest expense......................................   (440,001)   (416,595)
  Interest income.......................................      5,812
                                                         ----------  ----------
    Net income.......................................... $   90,588  $   93,899
                                                         ==========  ==========
Pro forma data (unaudited):
  Net income, as reported............................... $   90,588  $   93,899
  Pro forma provision for income taxes..................     23,300      24,600
                                                         ----------  ----------
  Pro forma net income.................................. $   67,288  $   69,299
                                                         ==========  ==========


                       See Notes to Financial Statements.

           THE RAGAN OUTDOOR ADVERTISING COMPANY OF ROCKFORD, L.L.C.
                     D/B/A ROBBINSWOOD OUTDOOR ADVERTISING
                         (A LIMITED LIABILITY COMPANY)

                        STATEMENTS OF MEMBERS' (DEFICIT)

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                         1996         1995
Balance, beginning................................... $(1,467,324) $(1,498,123)
  Net income.........................................      90,588       93,899
  Distributions to members...........................         --       (63,100)
                                                      -----------  -----------
Balance, ending...................................... $(1,376,736) $(1,467,324)
                                                      ===========  ===========



                       See Notes to Financial Statements.

           THE RAGAN OUTDOOR ADVERTISING COMPANY OF ROCKFORD, L.L.C.
                     D/B/A ROBBINSWOOD OUTDOOR ADVERTISING
                         (A LIMITED LIABILITY COMPANY)

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                            1996       1995
Cash Flows From Operating Activities
  Net income............................................. $  90,588  $  93,899
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization.........................   245,021    244,041
   Amortization of intangibles and other assets..........    23,508     10,308
   Loss on disposal of property and equipment............    41,205     42,246
   Change in operating assets and liabilities, net of
    effects from purchase of Stan-Mor Outdoor
    Advertising, Inc.
   Decrease (increase) in receivables....................    39,024     (4,701)
   (Increase) in prepaid expenses........................   (11,266)    (1,765)
   Increase in accounts payable and accrued expenses.....    35,710      1,504
   Increase in deferred advertising revenues.............    18,631     11,606
                                                          ---------  ---------
    Net cash provided by operating activities............   482,421    397,138
                                                          ---------  ---------
Cash Flows From Investing Activities
  Purchase of property and equipment.....................  (134,176)  (479,173)
  Purchase of certain assets of Stan-Mor Outdoor
   Advertising, Inc......................................  (323,000)       --
  Proceeds from sale of property and equipment...........    10,860      1,800
                                                          ---------  ---------
    Net cash (used in) investing activities..............  (446,316)  (477,373)
                                                          ---------  ---------
Cash Flows From Financing Activities
  Proceeds from long-term borrowings.....................   323,000    355,360
  Principal payments on long-term borrowings.............  (222,230)  (237,419)
  Loan origination costs incurred........................    (8,229)       --
  Cash distributions paid................................       --     (63,100)
                                                          ---------  ---------
    Net cash provided by financing activities............    92,541     54,841
                                                          ---------  ---------
    Net increase (decrease) in cash......................   128,646    (25,394)
Cash:
  Beginning..............................................   153,277    178,671
                                                          ---------  ---------
  Ending................................................. $ 281,923  $ 153,277
                                                          =========  =========
Supplemental Disclosures of Cash Flow Information
  Cash payments for interest............................. $ 420,098  $ 447,065
                                                          =========  =========
Supplemental Schedule of Noncash Investing and Financing
 Activities:
  Notes payable refinanced as long-term debt............. $     --   $ 452,000
                                                          =========  =========
Acquisition of certain assets of Stan-Mor Outdoor Adver-
 tising, Inc.:
  Cash purchase price.................................... $ 323,000  $     --
                                                          =========  =========
  Composition of assets purchased:
   Land, property and equipment.......................... $ 109,000  $     --
   Excess of purchase price over net assets acquired.....   214,000        --
                                                          ---------  ---------
   Cash paid............................................. $ 323,000  $     --
                                                          =========  =========

                       See Notes to Financial Statements.

           THE RAGAN OUTDOOR ADVERTISING COMPANY OF ROCKFORD, L.L.C.
                     D/B/A ROBBINSWOOD OUTDOOR ADVERTISING
                         (A LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS, ORGANIZATIONAL CHANGE AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of business: The Company's operations are in outdoor advertising with revenue derived primarily from poster and paint board rentals throughout Northern Illinois and Southern Wisconsin. The Company extends credit on terms established on an individual customer basis.

  On December 20, 1995 the Company changed from a partnership to a limited liability company and changed its name from The Ragan Outdoor Advertising Company of Rockford to The Ragan Outdoor Advertising Company of Rockford, L.L.C. All assets and liabilities of the partnership were transferred to the Company at historical cost. This had no effect on the amounts reported on the financial statements. The organizational change had the effect of limiting the member's liability and limited the life of the Company to December, 2045.

  A summary of significant accounting policies follows:

  Accounting estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fair value of financial instruments: Financial instruments include cash, trade accounts receivables and trade accounts payables, and long-term debt. For each class of financial instruments, the carrying amount approximates fair value.

  Personal assets and liabilities and members' compensation: In accordance with the generally accepted method of presenting limited liability company financial statements, the financial statements do not include the personal assets and liabilities of the members, including their obligations for income taxes on its net income or their rights to income tax refunds on its net
(loss), nor any provision for income tax expense or refunds.

  The expenses shown in the income statement include $50,200 and $72,230 of salary expense paid to the managing member for the years ended December 31, 1996 and 1995, respectively.

  Cash: The Company maintains all of its cash in one financial institution. The Company does not believe this exposes the Company to any significant risks.

  Property and equipment: Property and equipment is carried at cost. Depreciation and amortization is computed primarily by the straight-line method over the following estimated useful lives:

                                                                          YEARS
      Building...........................................................    40
      Advertising structures............................................. 16-20
      Equipment..........................................................   3-8
      Leasehold improvements.............................................     5

  Intangible: Goodwill represents the cost of the assets acquired in excess of their fair values at the date of purchase of Robbinswood, Inc. and certain assets of Stan-Mor Outdoor Advertising, Inc. and is being amortized over a period of sixteen years and fifteen years, respectively, by the straight-line method.

  Other assets: Deferred financing costs are being amortized over the life of the loan by the straight-line method.

  Revenue Recognition: The Company recognizes revenue from advertising contracts on an accrual basis ratebly over the term of the contract, as advertising services are provided.

  Barter transactions: Revenue from barter transactions (advertising provided in exchange for goods and services) is recognized as income when the outdoor advertisements are run and merchandise or services received

           THE RAGAN OUTDOOR ADVERTISING COMPANY OF ROCKFORD, L.L.C.
                     D/B/A ROBBINSWOOD OUTDOOR ADVERTISING
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

are charged to expense (or capitalized as appropriate) when received or used. The transactions are recorded at the fair market value of the asset or service received.

  Pro forma income taxes (unaudited): The unaudited pro forma adjustment to reflect income taxes in the accompanying statements of income is for informational purposes only and has been calculated based on the estimated effective tax rate in each year, assuming the Company had been subject to corporate income taxes.

  Reclassification: Certain items in the financial statements for the year ended December 31, 1995 have been reclassified to conform with the classifications adopted for the year ended December 31, 1996.

NOTE 2. PLEDGED ASSETS, RELATED PARTY DEBT AND LONG-TERM DEBT

  Long-term debt is as follows:

   Notes payable related parties:
     Affiliated Corporation through common ownership, due in monthly principal payments of $18,840 plus interest at prime rate plus
      1% with final payment due December 31, 2000, collateralized by all assets of the Company and personally guaranteed by the members.......................................................  $2,562,278
     Member, due in monthly installments of $13,000, including
      interest at 9% with the final payment due December 31, 2001, collateralized by a secondary lien on substantially all assets of the Company except those acquired in the purchase of the
      Cherry Valley Company and guaranteed by the other members for
      70% of the balance............................................   1,229,413
                                                                      ----------
                                                                       3,791,691
     Less current maturities........................................     273,709
                                                                      ----------
     Long-term portion..............................................  $3,517,982
                                                                      ==========
   Notes payable other:
     Cherry Valley Company and related parties of the Cherry Valley
      Company, interest due monthly at 10%, principal due September
      15, 1997, collateralized by a secondary lien on all assets acquired in the purchase of the Cherry Valley Company and
      guaranteed by the members.....................................  $  464,404
     Bank, due in monthly installments of $318, including interest at 8.75%, maturing in 1997, collateralized by equipment with a
      depreciated cost of $884                                             1,472
     Individual, due in monthly installments of $2,860, including interest at 9.75%, maturing April 3, 2000, collateralized by land and commercial property with a depreciated cost of
      $364,712......................................................     255,594
     Bank, due in monthly installments of $1,017, including interest at 10.5%, maturing April 3, 2000, collateralized by
      substantially all assets of the Company.......................      49,309
     Bank, due in monthly installments of $643, including interest at 9.9%, maturing April 1, 1999, collateralized by
      transportation equipment with a depreciated cost of $16,484...      16,005
                                                                      ----------
                                                                         786,784
     Less current maturities........................................     489,499
                                                                      ----------
     Long-term portion..............................................  $  297,285
                                                                      ==========

           THE RAGAN OUTDOOR ADVERTISING COMPANY OF ROCKFORD, L.L.C.
                     D/B/A ROBBINSWOOD OUTDOOR ADVERTISING
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  At December 31, 1996, the prime rate was 8.25%.

  Aggregate maturities of the long-term debt as of December 31, 1996 are due as follows:

   YEAR ENDING DECEMBER 31,
   1997............................................................ $  763,208
   1998............................................................    304,278
   1999............................................................    306,599
   2000............................................................  2,194,002
   2001............................................................  1,010,388
                                                                    ----------
                                                                    $4,578,475
                                                                    ==========

NOTE 3. LEASE COMMITMENTS AND RENT EXPENSE

  The Partnership has leased properties on which it builds advertising displays under various agreements which expire between 1997 and 2011 and require various minimum rentals.

  The total minimum rental commitment at December 31, 1996 is as follows:

   YEAR ENDING DECEMBER 31,
   1997................................................................ $186,923
   1998................................................................  139,992
   1999................................................................  119,277
   2000................................................................   95,544
   2001................................................................   79,510
   During the remaining term of the leases.............................  365,836
                                                                        --------
                                                                        $987,082
                                                                        ========

  Total rental expense for the years ended December 31, 1996 and 1995 was approximately $228,000 and $222,000, respectively.

NOTE 4. EMPLOYEE BENEFIT PLAN

  On August 1, 1995, the Company established a profit-sharing plan under
Section 401(k) of the Internal Revenue Code, covering all employees who have completed at least one year of full-time service and are at least 21 years of age. Eligible employees may contribute compensation up to the maximum amount allowed in accordance with Internal Revenue Service regulations ($9,500 for 1996). The Company's contribution is determined annually on a discretionary basis. There was no Company contribution for the years ended December 31, 1996 and 1995.

NOTE 5. INCOME TAX MATTERS

  The Company is taxed in a manner similar to a partnership. For income tax purposes the Company had income of approximately $72,800 and $133,000 for the years ended December 31, 1996 and 1995, respectively. The difference between the net income for financial reporting purposes and for income tax purposes is due primarily to the use of accelerated depreciation methods and basis differences in the allowance for doubtful

           THE RAGAN OUTDOOR ADVERTISING COMPANY OF ROCKFORD, L.L.C.
                     D/B/A ROBBINSWOOD OUTDOOR ADVERTISING
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

accounts and accrued expenses for income tax purposes. At December 31, 1996, accumulated depreciation for income tax purposes is approximately $385,000 greater than for financial reporting purposes and the total accumulated taxable temporary difference amounted to approximately $351,000.

NOTE 6. ACQUISITION OF BUSINESS

  On January 30, 1996, the Company purchased certain assets and the operations of Stan-Mor Outdoor Advertising, Inc., an outdoor advertising company that sells billboard space to customers in the Rockford, Illinois area, for a cash purchase price of $323,000. A summary of the assets acquired follows:

   Assets acquired:
     Land, property and equipment.................................... $109,000
      Excess of purchase price over net assets acquired (amortized over 15 years on the straight-line method)....................  214,000
                                                                      --------
   Net assets acquired............................................... $323,000
                                                                      ========

  The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased based upon the fair values at the date of acquisition. The results of operations of the acquired business since the date of acquisition are being included in these financial statements.

  Pro forma supplemental information on the results of operations assuming the acquisition had occurred at the beginning of 1996 and 1995 has not been provided as the effect would not be material.

NOTE 7. EVENT SUBSEQUENT TO DECEMBER 31, 1996 (UNAUDITED)

  In May 1997, the Company entered into an agreement to sell substantially all of its assets to OCI Holdings Corp. Upon consummation of the sale, the Company will cease operations in the outdoor advertising industry.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO BE GIVEN ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

-------------------------------------------------------------------------------
TABLE OF CONTENTS

Prospectus Summary........................................................    3
Risk Factors..............................................................   10
Use of Proceeds...........................................................   14
Capitalization............................................................   15
Unaudited Pro Forma Consolidated Financial Statements.....................   16
Selected Historical Consolidated Financial and Other Information..........   24
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   27
Business..................................................................   34
Management................................................................   46
Principal Stockholders....................................................   50
Certain Relationships and Related Transactions............................   52
Description of New Credit Facility........................................   53
Description of Notes......................................................   55
Underwriting..............................................................   77
Certain Legal Matters.....................................................   78
Experts...................................................................   78
Additional Information....................................................   79
Index to Financial Statements.............................................  F-1

UNTIL     , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
PROSPECTUS

$125,000,000

OCI HOLDINGS CORP.

 % SENIOR SUBORDINATED
NOTES DUE 2007

[LOGO APPEARS HERE]


CHASE SECURITIES INC.

DONALDSON, LUFKIN & JENRETTE
  Securities Corporation

SALOMON BROTHERS INC


    , 1997

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Set forth below is an estimate of the fees and expenses payable by the Company in connection with the issuance and distribution of the shares of Common Stock:

   Securities and Exchange Commission registration fee................... $
   NASD filing fees......................................................
   Blue Sky fees and expenses............................................
   Printing expenses.....................................................
   Legal fees and expenses...............................................
   Accounting fees and expenses..........................................
   Indenture Trustee fees................................................
   Miscellaneous.........................................................
                                                                          -----
     Total............................................................... $
                                                                          =====

  ---------------------
  * To be completed by Amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Reference is made to Article V of the Amended and Restated By-laws of the Company which provides for indemnification by the Company of its directors and officers under certain circumstances against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was a director or officer of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe that his or her conduct was unlawful.

  Reference is made to the form of Underwriters Agreement (to be attached as Exhibit 1 to this Registration Statement) which provides for indemnification by the Underwriters of the directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act.

  The Company carries directors' and officers' liability insurance covering its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  During the past three years, the Company has issued unregistered securities to a limited number of persons, as described below. No underwriters or underwriting discounts or commissions were involved. There was no public offering in any such transaction, and the Company believes that each transaction was exempt from registration requirements of the Securities Act, by reason of Section 4(2) thereof, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning the Company and acquired the securities for investment and not with a view to the distribution thereof.

  On April 3, 1996, under the terms of a Securities Purchase Agreement (the "Holdings Agreement"), (i) Mr. A.B. Isbell purchased from the Company 1,050 shares of Class A Common Stock, par value $.01 per share, of the Registrant ("Class A Common Stock") and $1,950,000 principal amount of Series A 10% Subordinated Notes ("Series A Notes") in exchange for 2,923.98 shares of Common Stock of Mass Communication Corp. ("OCI South Common Stock"); (ii) Mr. John C Stanley IV purchased from the Company 1,204.16 shares of Class A Common Stock and $2,236,304.68 principal amount of Series A Notes in exchange for 3,353.28 shares of OCI South Common Stock; (iii) Mr. Norman Isbell purchased from the Company 51.95 shares of Class A Common Stock and $96,481.04 principal amount of Series A Notes in exchange for 78.12 shares of OCI South

Common Stock and 62.50 shares of 10% Cumulative Preferred Stock, par value $1 per share, of Mass Communication Corp. ("OCI South Preferred Stock"); (iv) Ms. Priscilla S. Denton purchased from the Company 87.50 shares of Class A Common Stock and $162,500 principal amount of Series A Notes in exchange for 156.25 shares of OCI South Common Stock and 82.09 shares of OCI South Preferred Stock; (v) Mr. William Hull Davis purchased from the Company 87.50 shares of Class A Common Stock and $162,500 principal amount of Series A Notes in exchange for 156.25 shares of OCI South Common Stock and 82.09 shares of OCI South Preferred Stock; (vi) Mr. Douglas W. Ferris, Jr. purchased from the Company 87.50 shares of Class A Common Stock and $162,500 principal amount of Series A Notes in exchange for 156.25 shares of OCI South Common Stock and
82.09 shares of OCI South Preferred Stock; (vii) Mr. Richard W. Ebersole purchased from the Company 35.00 shares of Class A Common Stock and $65,000 principal amount of Series A Notes in exchange for $100,000 cash; (viii) John C Stanley IV, as trustee of the JCS Trust, purchased from the Company 98.19 shares of Class A Common Stock and $182,357.14 principal amount of Series A Notes in exchange for 273.44 shares of OCI South Common Stock; (ix) John C Stanley, as trustee of the LWS Trust, purchased from the Company 98.19 shares of Class A Common Stock and $182,357.14 principal amount of Series A Notes in exchange for 273.44 shares of OCI South Common Stock; (x) Media/Communications Partners II Limited Partnership ("M/C II") purchased from the Company 3,227.67 shares of Common Stock and $5,994,236.05 principal amount of Series B 10% Subordinated Notes of the Registrant ("Series B Notes") in exchange for 23.68 shares of common stock of OCI (N) Corp. ("OCI North Common Stock"), 57.60 shares of 12.5% Cumulative Preferred Stock of OCI (N) Corp. ("OCI North Preferred Stock"), and $7,389,455.47 cash; (xi) Media/Communications Investors Limited Partnership ("M/C Investors") purchased from the Company 134.49 shares of Class A Common Stock and $249,759.99 principal amount of Series B Notes in exchange for 0.99 shares of OCI North Common Stock, 2.40 shares of OCI North Preferred Stock, and $307,894.21 cash; and (xii) Chase Venture Capital Associates, L.P. ("CVCA") purchased from the Company 2,048.57 shares of Class A Common Stock, 189.28 shares of Class B Common Stock, par value $.01 per share, of the Registrant ("Class B Common Stock"), and $4,156,003.96 principal amount of Series B Notes in exchange for $6,393,852.24 cash.

  On April 30, 1996, pursuant to the terms of the OCI Agreement, and in connection with the acquisition of Alabama Outdoor: (i) M/C II purchased from the Company 2,017.29 shares of Class B Common Stock and $3,746,397.53 principal amount of Series B Notes from the Company in exchange for $5,763,687.53 cash; (ii) M/C Investors purchased from the Company 84.05 shares of Class B Common Stock and $156,100 principal amount of Series B Notes in exchange for $240,150 cash; (iii) CVCA purchased from the Company 1,398.66 shares of Class B Common Stock and $2,597,502.47 principal amount of Series B Notes in exchange for $3,996,162.47 cash.

  On September 10, 1996, each of Mr. Gerald P. Scott and Mr. G. Robert Joiner, pursuant to an amendment to the OCI Agreement, purchased from the Company
52.50 shares of Common Stock and $97,500 principal amount of Series A Notes of the Company in exchange for a payment of $150,000 cash.

  On January 27, 1997, each of Mr. John Andrews and Mr. Mark Sherwood, pursuant to an amendment to the OCI Agreement, purchased from the Company 35 shares of Common Stock and $65,000 principal amount of Series A Notes in exchange for a cash payment of $100,000 cash.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.

 EXHIBIT NO.                            DESCRIPTION
      1      Form of Underwriting Agreement among the Underwriters named therein and the Company
     *3.1    Second Amended and Restated Certificate of Incorporation of the
              Company
     *3.2    Amended and Restated By-laws of the Company
     *4.1    Form of Indenture among the Company the Guarantors named therein and the Trustee

 EXHIBIT NO.                            DESCRIPTION
    *4.2     Form of Note
    *4.3     Form T-1
    *5       Opinion of Goodwin, Procter & Hoar LLP as to the legality of the shares of the Company's Class Common Stock
    10.1     Registration Rights Agreement dated as of April 3, 1996 among the
              Registrant, certain management investors and certain venture investors
   *10.2     OCI Holdings Corp. 1997 Stock Option and Grant Plan
   *10.3     OCI Holdings Corp. Employee Stock Purchase Plan
   *11.1     Statement regarding computation of earnings per share
    12.1     Computation of Ratio of Earnings to Fixed Charges
    21.1     Subsidiaries of the Company
   *23.1     Consent of Goodwin, Procter & Hoar LLP (included in their opinion filed as Exhibit 5 hereto)
    23.2     Consent of KPMG Peat Marwick LLP
    23.3     Consent of KPMG Peat Marwick LLP
    23.4     Consent of KPMG Peat Marwick LLP
    23.5     Consent of Moore & Gray
    23.6     Consent of KPMG Peat Marwick LLP
    23.7     Consent of Ernst & Young LLP
    23.8     Consent of McGladrey & Pullen, LLP
    23.9     Consent of Arthur Andersen LLP
    23.10    Consent of Morrison and Smith
    23.11    Consent of McGladrey & Pullen, LLP
    23.12    Consent of McGladrey & Pullen, LLP
    24       Power of Attorney (included on signature page of Registration
              Statement as filed)
    27       Financial Data Schedule

---------------------
* To be filed by amendment.

  (b) Financial Statement Schedules.

 SCHEDULE NO.                                   DESCRIPTION

  Other financial schedules have not been included because they are not applicable.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CORINTH, STATE OF MISSISSIPPI ON THE 4TH DAY OF JUNE, 1997.

                                          OCI Holdings Corp.

                                                  /s/ John C Stanley IV
                                          By: _________________________________
                                                     JOHN C STANLEY IV
                                               CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of OCI Holdings Corp. hereby severally constitute John C Stanley IV and Richard W. Ebersole and each of them singly, our true and lawful attorneys with full power to them, and each of the singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments (including any post-effective amendments) to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and generally to do all such things in our names and in our capacities as officers and directors to enable OCI Holdings Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments (including any post-effective amendments) thereto (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act).

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

        /s/ John C Stanley IV          Director, Chief           June 4, 1997
-------------------------------------   Executive Officer
          JOHN C STANLEY IV             and Chairman
                                        (Principal
                                        Executive Officer)

           /s/ A.B. Isbell             Director, Chief           June 4, 1997
-------------------------------------   Operating Officer
             A.B. ISBELL                and President

       /s/ Richard W. Ebersole         Treasurer and Chief       June 4, 1997
-------------------------------------   Financial Officer
         RICHARD W. EBERSOLE            (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

              SIGNATURE                         TITLE                DATE

         /s/ Steven B. Dodge            Director                 June 4, 1997
-------------------------------------
           STEVEN B. DODGE

     /s/ Douglas W. Ferris, Jr.         Director                 June 4, 1997
-------------------------------------
       DOUGLAS W. FERRIS, JR.

       /s/ Stephen F. Gormley           Director                 June 4, 1997
-------------------------------------
         STEPHEN F. GORMLEY

          /s/ John G. Hayes             Director                 June 4, 1997
-------------------------------------
            JOHN G. HAYES

        /s/ Brian J. Richmand           Director                 June 4, 1997
-------------------------------------
          BRIAN J. RICHMAND

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CORINTH, STATE OF MISSISSIPPI ON THE 4TH DAY OF JUNE, 1997.

                                          Outdoor Communications, Inc.

                                                  /s/ John C Stanley IV
                                          By: _________________________________
                                                     JOHN C STANLEY IV
                                               CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Outdoor Communications, Inc. hereby severally constitute John C Stanley IV and Richard W. Ebersole and each of them singly, our true and lawful attorneys with full power to them, and each of the singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments (including any post-effective amendments) to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and generally to do all such things in our names and in our capacities as officers and directors to enable OCI Holdings Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments (including any post-effective amendments) thereto (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act).

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

        /s/ John C Stanley IV          Director, Chief           June 4, 1997
-------------------------------------   Executive Officer
          JOHN C STANLEY IV             and Chairman
                                        (Principal
                                        Executive Officer)

       /s/ Richard W. Ebersole         Director, Treasurer       June 4, 1997
-------------------------------------   and Chief Financial
         RICHARD W. EBERSOLE            Officer (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CORINTH, STATE OF MISSISSIPPI ON THE 4TH DAY OF JUNE, 1997.

                                         Mass Communications Corp.

                                         By: /s/ John C Stanley IV
                                           ----------------------------------
                                                   JOHN C STANLEY IV
                                              CHAIRMAN AND CHIEF EXECUTIVE
                                                        OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Mass Communications Corp. hereby severally constitute John C Stanley IV and Richard W. Ebersole and each of them singly, our true and lawful attorneys with full power to them, and each of the singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments (including any post-effective amendments) to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and generally to do all such things in our names and in our capacities as officers and directors to enable OCI Holdings Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments (including any post-effective amendments) thereto (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act).

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                       TITLE                 DATE

       /s/ John C Stanley IV          Director, Chief          June 4, 1997
------------------------------------   Executive Officer
         JOHN C STANLEY IV             and Chairman
                                       (Principal
                                       Executive Officer)

      /s/ Richard W. Ebersole         Director, Treasurer      June 4, 1997
------------------------------------   and Chief
        RICHARD W. EBERSOLE            Financial Officer
                                       (Principal
                                       Financial Officer
                                       and Principal
                                       Accounting
                                       Officer)

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CORINTH, STATE OF MISSISSIPPI ON THE 4TH DAY OF JUNE, 1997.

                                          OCI (N) Corp.

                                          By: /s/ John C Stanley IV
                                            -----------------------------------
                                                     JOHN C STANLEY IV
                                               CHAIRMAN AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of OCI (N) Corp. hereby severally constitute John C Stanley IV and Richard W. Ebersole and each of them singly, our true and lawful attorneys with full power to them, and each of the singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments (including any post-effective amendments) to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and generally to do all such things in our names and in our capacities as officers and directors to enable OCI Holdings Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments (including any post-effective amendments) thereto (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act).

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

          John C Stanley IV            Director, Chief           June 4, 1997
-------------------------------------   Executive Officer
          JOHN C STANLEY IV             and Chairman
                                        (Principal
                                        Executive Officer)

         Richard W. Ebersole           Director, Treasurer       June 4, 1997
-------------------------------------   and Chief Financial
         RICHARD W. EBERSOLE            Officer (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

                                 EXHIBIT INDEX

 EXHIBIT NO.                            DESCRIPTION
     1       Form of Underwriting Agreement among the Underwriters named therein and the Company
    *3.1     Second Amended and Restated Certificate of Incorporation of the
              Company
    *3.2     Amended and Restated By-laws of the Company
    *4.1     Form of Indenture among the Company, the Guarantors named therein and the Trustee
    *4.2     Form of Note
    *4.3     Form T-1
    *5       Opinion of Goodwin, Procter & Hoar LLP as to the legality of the shares of the Company's Class Common Stock
    10.1     Registration Rights Agreement dated as of April 3, 1996 among the
             Registrant, certain management investors and certain venture investors
   *10.2     OCI Holdings Corp. 1997 Stock Option and Grant Plan
   *10.3     OCI Holdings Corp. Employee Stock Purchase Plan
   *11.1     Statement regarding computation of earnings per share
    12.1     Computation of Ratio of Earnings to Fixed Charges
    21.1     Subsidiaries of the Company
   *23.1     Consent of Goodwin, Procter & Hoar LLP (included in their opinion filed as Exhibit 5 hereto)
    23.2     Consent of KPMG Peat Marwick LLP
    23.3     Consent of KPMG Peat Marwick LLP
    23.4     Consent of KPMG Peat Marwick LLP
    23.5     Consent of Moore & Gray
    23.6     Consent of KPMG Peat Marwick LLP
    23.7     Consent of Ernst & Young LLP
    23.8     Consent of McGladrey & Pullen, LLP
    23.9     Consent of Arthur Andersen LLP
    23.10    Consent of Morrison and Smith
    23.11    Consent of McGladrey & Pullen, LLP
    23.12    Consent of McGladrey & Pullen, LLP
    24       Power of Attorney (included on signature page of Registration
              Statement as filed)
    27       Financial Data Schedule

---------------------
* To be filed by amendment.